                         [LETTERHEAD OF RISCORP, INC.]

                                                                  April   , 2000

TO THE SHAREHOLDERS OF RISCORP, INC.:

     You are cordially invited to attend a special meeting of the shareholders
of RISCORP, Inc. to be held on June   , 2000 at 10:00 a.m., Eastern Standard
Time, at the Sheraton Colony Square, 188 14th Street, N.E., Atlanta, Georgia 30361.

     At the special meeting, we will ask you to consider and vote upon the approval and adoption of a Plan and Agreement of Merger, dated as of November 3, 1999, as amended, by and among Griffin Acquisition Corp., a Florida corporation, William D. Griffin and RISCORP pursuant to which Acquisition Corp. will be merged with and into RISCORP. Mr. Griffin is the founder of RISCORP and beneficially owns a majority of the outstanding capital stock of RISCORP. Because Mr. Griffin indirectly controls over 90% of the Class B Common Stock and, therefore, over 86% of all votes entitled to be cast by RISCORP's shareholders, RISCORP cannot liquidate, merge or otherwise be acquired without his consent.

     If the merger agreement is approved and adopted and the merger becomes effective, each share of RISCORP Class A Common Stock, par value $.01 per share, outstanding immediately prior to the merger (except for shares as to which appraisal rights have been perfected) will be converted into the right to receive $2.85 in cash, without interest thereon and less any required withholding taxes, subject to adjustment as provided in the merger agreement, plus a contingent right to receive a pro rata cash amount if RISCORP recovers any amounts from Zenith Insurance Company or other specified parties. On January 5, 2000, RISCORP filed suit against Zenith and Arthur Andersen LLP seeking a recovery with respect to this contingent right; however, given the uncertainties inherent in the litigation process, RISCORP is unable to predict the ultimate outcome of this litigation and, accordingly, it is possible that holders of Class A Common Stock will only receive the $2.85 cash portion of the merger consideration in connection with the merger.

     The $2.85 per share purchase price in the merger represents a premium of approximately $1.35 over the amount that would be immediately distributable to holders of Class A Common Stock if RISCORP were presently liquidated given the substantial amount of cash that would need to be placed in a liquidating trust for an indefinite period of time, $1.04 over the highest "bid" price of a share of Class A Common Stock on the day before the announcement of the merger, $0.56 over the net book value per share as of December 31, 1999, on a fully-diluted basis, and $0.22 over the highest "bid" price of a share of Class A Common Stock during the fourth quarter of 1999. The cash portion of the merger consideration is also greater than the highest "bid" price of the Class A Common Stock at any time since such shares were delisted by NASDAQ in July 1997.

     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

     Your Board of Directors has voted unanimously to approve the merger agreement and the merger. Each member of your Board of Directors is an independent outside director. To ensure the Board's independence from Mr. Griffin, each current member of the Board entered into an agreement with Mr. Griffin in 1997 that requires Mr. Griffin to vote his shares in favor of the election of the current directors and Frederick M. Dawson (now deceased) to the Board, and prohibits Mr. Griffin from taking any action to remove any of them from the Board. Accordingly, in voting to approve the merger agreement, the Board carefully reviewed and considered the terms and conditions of the proposed merger as described in the enclosed Proxy Statement and unanimously concluded that the merger is in the best interests of the holders of Class A Common Stock. If shareholder approval is obtained and the merger is consummated, each current member of the Board will resign. For a discussion of events that may occur as a consequence of the failure of the shareholders to approve the merger see "Special Factors -- Consequences to Shareholders if the Merger is Not Approved."

     YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING THE MERGER. A FAILURE TO VOTE YOUR SHARES WILL HAVE THE SAME EFFECT AS VOTING YOUR SHARES AGAINST THE MERGER.

     Only holders of record of RISCORP's Class A Common Stock and Class B Common Stock, par value $.01 per share, at the close of business on March 31, 2000, the record date for the special meeting, will be entitled to notice of, and to vote at, the special meeting.

     The attached Notice of Special Meeting and Proxy Statement explain the proposed merger and provide specific information concerning the special meeting. Please read these materials (including the appendices thereto) carefully. In addition, you may obtain information about RISCORP from documents that RISCORP, The RISCORP Group Holding Company, Limited Partnership, William D. Griffin Family Limited Partnership, Gryphus Company I, Gryphus Company II, Acquisition Corp. and Mr. Griffin have filed with the Securities and Exchange Commission, including the Schedule 13E-3 Transaction Statement.

     This Letter, the Notice of Special Meeting, the Proxy Statement and accompanying Form of Proxy are first being mailed to RISCORP's shareholders on
or about April   , 2000.

     If you have any questions about the Proxy Statement, please let us hear from you. We look forward to seeing you at the meeting.

                                          Sincerely,

                                          Walter E. Riehemann
                                          President

                                 RISCORP, INC.
                        2 NORTH TAMIAMI TRAIL, SUITE 608
                          SARASOTA, FLORIDA 34236-5642
                             ---------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                            TO BE HELD JUNE   , 2000
                             ---------------------

To the Shareholders of RISCORP, Inc.:

     NOTICE IS HEREBY GIVEN that a special meeting of the shareholders of RISCORP, Inc. will be held at the Sheraton Colony Square, 188 14th Street, N.E.,
Atlanta, Georgia 30361, on June   , 2000 at 10:00 a.m., Eastern Standard Time
for the following purposes:

        1. To consider and vote upon a proposal to approve and adopt the Plan and Agreement of Merger, dated November 3, 1999, as amended, by and among Griffin Acquisition Corp., a Florida corporation, William D. Griffin and RISCORP, and to approve the consummation of the transactions contemplated therein, pursuant to which, among other things: (a) Acquisition Corp. will be merged with and into RISCORP; (b) each outstanding share of Class A Common Stock, par value $.01 per share, of RISCORP, except shares as to which appraisal rights have been perfected, will be converted into the right to receive $2.85 in cash, without interest thereon and less any required withholding taxes, subject to adjustment as provided in the merger agreement, plus a contingent right to receive an additional pro rata cash amount if RISCORP recovers any amounts from Zenith Insurance Company or other specified parties; and (c) each outstanding share of RISCORP's Class B Common Stock, par value $.01 per share, will remain outstanding. A copy of the merger agreement is attached as Appendix A to the accompanying Proxy Statement.

        2. To consider and vote upon a proposal to approve an adjournment or postponement of the special meeting for a period of not more than 60 days for the purpose of soliciting additional proxies in the event RISCORP fails to receive a sufficient number of votes to approve the merger agreement and the merger described in Item 1 above.

        3. To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

     Only those persons who were holders of record of the Class A Common Stock and Class B Common Stock of RISCORP at the close of business on March 31, 2000 are entitled to notice of and to vote at the special meeting or any adjournment or postponement thereof.

     It is a condition precedent to the merger that the merger agreement be adopted and approved by at least (a) 80% of the votes entitled to be cast by the holders of all issued and outstanding shares of Class A Common Stock and Class B Common Stock, voting together as a single class, and (b) two-thirds of the votes entitled to be cast by the holders of all issued and outstanding shares of Class A Common Stock.

     ANY SHAREHOLDER OF RISCORP HAS THE RIGHT TO DISSENT FROM THE MERGER AND TO OBTAIN THE "FAIR VALUE" OF SUCH SHAREHOLDER'S SHARES OF CLASS A COMMON STOCK, PROVIDED THAT SUCH SHAREHOLDER PERFECTS HIS, HER OR ITS APPRAISAL RIGHTS IN ACCORDANCE WITH SECTION 607.1320 OF THE FLORIDA BUSINESS CORPORATION ACT. PLEASE SEE THE DISCUSSION OF APPRAISAL RIGHTS IN THE ACCOMPANYING PROXY STATEMENT AND SECTIONS 607.1301, 607.1302 AND 607.1320 OF THE FLORIDA BUSINESS CORPORATION ACT, COPIES OF WHICH ARE ATTACHED AS APPENDIX B TO THE PROXY STATEMENT.

     Your attention is directed to the accompanying Proxy Statement and its appendices for more complete information regarding the matters to be acted upon at the special meeting.

     THE BOARD OF DIRECTORS OF RISCORP UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING THE MERGER. SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON.

                                          By Order of the Board of Directors,

                                          WALTER E. RIEHEMANN
                                          President

                                   IMPORTANT

     WHETHER YOU PLAN TO ATTEND THE SPECIAL MEETING OR NOT, PLEASE BE SURE THAT THE ENCLOSED PROXY IS PROPERLY COMPLETED, DATED, SIGNED, AND RETURNED WITHOUT DELAY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

Sarasota, Florida
April   , 2000

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
INTRODUCTION................................................    1
  General...................................................    1
  Matters to be Considered at the Special Meeting...........    1
AVAILABLE INFORMATION.......................................    2
QUESTIONS AND ANSWERS ABOUT THE PROPOSED TRANSACTION........    3
A WARNING ABOUT FORWARD-LOOKING STATEMENTS..................    9
SUMMARY.....................................................   10
SELECTED FINANCIAL DATA.....................................   16
THE MEETING.................................................   18
  Date, Time and Place......................................   18
  Matters to be Considered..................................   18
  Record Date; Shares Outstanding and Entitled to Vote......   18
  Required Vote; Voting Agreement...........................   18
  Revocability of Proxies...................................   20
  Proxy Solicitation........................................   20
  Independent Auditors......................................   20
THE PARTIES.................................................   21
  RISCORP...................................................   21
  William D. Griffin and Acquisition Corp...................   22
  Certain Transactions......................................   23
  History of RISCORP and Reasons for the Merger.............   23
SPECIAL FACTORS.............................................   29
  Background of the Merger..................................   29
  Recommendation of the Board of Directors..................   38
  Consequences to Shareholders if the Merger is Not
     Approved...............................................   41
  Recommendation of Mr. Griffin, Acquisition Corp., Gryphus
     Company I, Gryphus Company II, The RISCORP Group
     Holding Company, Limited Partnership and William D.
     Griffin Family Limited Partnership.....................   42
  Certain Effects of the Merger.............................   42
  Operations of RISCORP Following the Merger................   44
  Interests of Certain Persons in the Merger................   44
  Financing and Expenses of the Merger......................   45
  Federal Income Tax Consequences...........................   46
  Regulatory Approval.......................................   47
  Accounting Treatment......................................   48
  Amendment to Shareholder Protection Rights Agreement......   48
  Litigation Regarding the Merger...........................   48
PROPOSAL 1 -- THE MERGER....................................   49
  Terms of the Merger.......................................   49
  Merger Consideration......................................   50
  Exchange and Payment Procedures...........................   51
  Transfers of Class A Common Stock.........................   52
  Representations and Warranties............................   52
  Conduct and Transactions Prior to the Effective Time......   53
  Non-Solicitation..........................................   55
  Indemnification of Officers and Directors; Escrow
     Agreement; Fee Advancement Agreement...................   56
  Conditions to the Merger..................................   57
  Termination of the Merger Agreement.......................   58

                                                              PAGE
                                                              ----
  Waiver and Amendment......................................   59
  Guaranty..................................................   59
  General Release...........................................   59
  Dissenters' Rights of Appraisal...........................   60
PROPOSAL 2 -- POSSIBLE ADJOURNMENT OR POSTPONEMENT OF
  SPECIAL MEETING...........................................   62
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................   63
MARKET FOR RISCORP'S CLASS A COMMON STOCK AND RELATED
  SHAREHOLDER MATTERS.......................................   65
PROPOSALS OF SHAREHOLDERS FOR THE NEXT ANNUAL MEETING.......   66
INCORPORATION BY REFERENCE..................................   67

                                   APPENDICES

Appendix A --  Plan and Agreement of Merger, dated November 3, 1999, by and among Griffin Acquisition Corp., William D. Griffin and RISCORP, Inc.

Appendix B --  First Amendment to Plan and Agreement of Merger, dated April 20,
               2000, by and among Griffin Acquisition Corp., William D. Griffin and RISCORP, Inc.

Appendix C --  Florida Statutes Describing Shareholder Appraisal Rights.

Appendix D --  RISCORP, Inc. Annual Report on Form 10-K/A for the year ended
               December 31, 1999, as filed with the Securities and Exchange Commission on April 20, 2000.

                                 RISCORP, INC.
                        2 NORTH TAMIAMI TRAIL, SUITE 608
                          SARASOTA, FLORIDA 34236-5642
                             ---------------------

                                PROXY STATEMENT
                    FOR THE SPECIAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE   , 2000
                             ---------------------

                                  INTRODUCTION

GENERAL

     This Proxy Statement is being sent to the holders of shares of Class A Common Stock and Class B Common Stock, par value $.01 per share, of RISCORP, Inc. in connection with the solicitation of proxies by the Board of Directors of RISCORP. Those proxies will be used at a special meeting of shareholders to be
held on June   , 2000, at 10:00 a.m., Eastern Standard Time, at the Sheraton
Colony Square, 188 14th Street, N.E., Atlanta, Georgia 30361, and at any adjournments or postponements thereof. The principal executive offices of RISCORP are located at 2 North Tamiami Trail, Suite 608, Sarasota, Florida 34236-5642. RISCORP's telephone number is (941)366-5015. This Proxy Statement
and attached Proxy are first being sent to shareholders on or about April   ,
2000.

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

     At the special meeting, the shareholders will be asked to consider and vote upon a proposal to approve and adopt the Plan and Agreement of Merger, dated November 3, 1999, as amended, by and among Griffin Acquisition Corp., a Florida corporation, William D. Griffin and RISCORP. Pursuant to the merger agreement, Acquisition Corp. will merge with and into RISCORP. Upon consummation of the merger, each share of RISCORP's Class A Common Stock outstanding immediately prior to the effective time of the merger, except shares as to which appraisal rights have been perfected, will be converted into the right to receive $2.85 in cash, without interest thereon and less any required withholding taxes, subject to adjustment as provided in the merger agreement, plus a contingent right to receive an additional pro rata cash amount if RISCORP recovers any amounts from Zenith Insurance Company or other specified parties in connection with its sale of assets to Zenith in 1998. On January 5, 2000, RISCORP filed suit against Zenith and Arthur Andersen LLP seeking to recover either $18,057,000 or $5,872,000, plus interest, depending on the findings of the court as to the nature of the neutral auditors' alleged errors; however, given the uncertainties inherent in the litigation process, RISCORP is unable to predict the ultimate outcome of this litigation and, accordingly, it is possible that holders of Class A Common Stock will only receive the $2.85 cash portion of the merger consideration in connection with the merger. The cash portion of the merger consideration will be paid out of Riscorp's existing cash assets. See "The Merger -- Merger Consideration" and "History of RISCORP and Reasons for the Merger -- Sale to Zenith Insurance Company and the Contingent Right to any Future Recovery from Zenith." Copies of the merger agreement and the amendment thereto are attached hereto as Appendix A and Appendix B, respectively, and the description of the merger contained in this Proxy Statement is qualified in its entirety by reference to such appendices. See "The Merger."

     The shareholders will also be asked to consider and vote upon a proposal to approve an adjournment or postponement of the special meeting for a period of not more than 60 days for the purpose of soliciting additional proxies in the event RISCORP fails to receive a sufficient number of votes to approve the merger agreement and the merger.

     The Board of Directors knows of no business that will be presented for consideration at the special meeting other than the matters described in this Proxy Statement. If any other matters properly come before the special meeting, the persons named in the enclosed form of proxy or their substitutes will vote in accordance with their best judgment on such matters.

     THE BOARD OF DIRECTORS OF RISCORP UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING THE MERGER.

                             AVAILABLE INFORMATION

     RISCORP is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission, including the Rule 13e-3 Transaction Statement on Schedule 13E-3 filed by RISCORP, The RISCORP Group Holding Company, Limited Partnership, Gryphus Company I, Gryphus Company II, William D. Griffin Family Limited Partnership, Acquisition Corp. and Mr. Griffin in connection with the merger. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Securities and Exchange Commission's regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 75 Park Place, New York, New York 10007. Copies of such material can also be obtained at prescribed rates by writing to the Public Reference Section of the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Such information may also be accessed electronically by means of the Securities and Exchange Commission's home page on the Internet (http://www.sec.gov).

     The Annual Report on Form 10-K/A for the year ended December 31, 1999, as filed with the Securities and Exchange Commission on April 20, 2000, has been included at Appendix C to this Proxy Statement. Such appendix (excluding any documents incorporated by reference therein or exhibits thereto) constitutes a part of this Proxy Statement and should be carefully reviewed for the information contained therein.

              QUESTIONS AND ANSWERS ABOUT THE PROPOSED TRANSACTION

Q: WHAT IS THE PROPOSED TRANSACTION?

A: William D. Griffin and certain irrevocable trusts created by Mr. Griffin for the benefit of his children collectively own, directly and indirectly, all of the outstanding shares of Class B Common Stock of RISCORP. In the proposed transaction, a company controlled by Mr. Griffin will merge with and into RISCORP, with RISCORP being the surviving corporation. As a result of the merger, Mr. Griffin and such irrevocable trusts will be the owners of 100% of the outstanding capital stock of RISCORP, and the holders of Class A Common Stock, none of which is owned by Mr. Griffin or his affiliates, will receive cash for their shares. In consideration of the amount payable to the holders of Class A Common Stock, Mr. Griffin and each of the holders of Class B Common Stock will also be released from any potential claims or causes of action that may be asserted against them by or on behalf of RISCORP. Because Mr. Griffin indirectly controls over 90% of the Class B Common Stock and, therefore, over 86% of all votes entitled to be cast by RISCORP's shareholders, RISCORP cannot liquidate, merge or otherwise be acquired without his consent.

Q: WHAT WILL I RECEIVE IN THE MERGER?

A: Each holder of Class A Common Stock (other than holders of Class A Common
   Stock who properly perfect their appraisal rights under Florida law) will receive $2.85 in cash, without interest thereon and less any required withholding taxes, for each share owned at the effective time of the merger (subject to a downward adjustment as provided in the merger agreement if the legal and accounting expenses incurred by RISCORP in connection with the merger after November 3, 1999 exceed $1.5 million), plus the contingent right to receive an additional pro rata cash amount if RISCORP recovers any amounts from Zenith Insurance Company or other specified parties. On January 5, 2000, RISCORP filed suit against Zenith and Arthur Andersen LLP seeking to recover either $18,057,000 or $5,872,000, plus interest, depending on the findings of the court as to the nature of the neutral auditors' alleged errors; however, given the uncertainties inherent in the litigation process, RISCORP is unable to predict the ultimate outcome of this litigation and, accordingly, it is possible that holders of Class A Common Stock will only receive the $2.85 cash portion of the merger consideration in connection with the merger. See "The Merger -- Merger Consideration." Each share of Class B Common Stock issued and outstanding immediately prior to the effective time of the merger will continue to remain issued and outstanding.

Q: ARE THE MEMBERS OF THE BOARD OF DIRECTORS INDEPENDENT OF MR. GRIFFIN?

A: Yes. Each member of the Board of Directors is an independent outside director. To ensure the Board's independence from Mr. Griffin, each current member of the Board entered into an agreement with Mr. Griffin in 1997 that requires Mr. Griffin to vote his shares in favor of the election of the current directors and Frederick M. Dawson (now deceased) to the Board, and prohibits Mr. Griffin from taking any action to remove any of them from the Board. In evaluating and negotiating the terms of the merger, the Board sought to maximize the value of the merger consideration to be received by the holders of Class A Common Stock in connection with this transaction and to structure a transaction that is in the best interests of such holders.

Q: WHY DIDN'T THE BOARD OF DIRECTORS HIRE AN INVESTMENT BANKING FIRM TO RENDER A
   FAIRNESS OPINION WITH RESPECT TO THE MERGER CONSIDERATION?

A: The Board of Directors considered, and rejected, the idea of engaging an investment banking firm to render an opinion to RISCORP as to the fairness of the merger consideration to the holders of Class A Common Stock from a financial point of view. In making its decision not to seek such an opinion, the Board considered the fact that substantially all of the assets of RISCORP consist of cash, investment grade securities, and contingent claims that may be asserted by RISCORP, and the liabilities of RISCORP consist primarily of contingent liabilities related to pending litigation or contingent liabilities that may arise in the future as a result of RISCORP's prior operations. Given the fact that the valuation of these contingencies is principally a function of the probability of recovery or loss based on the legal theories supporting the claims, and a quantification of the likely damages attributable to such contingencies, the Board concluded that legal counsel, not investment bankers, would be in the best position to assist the members of the Board in their determination of the relative merits and the reasonable range in values attributable to each of these contingencies. This conclusion, combined with the fact that the tangible assets of RISCORP are substantially all cash and investment grade securities with values that are readily ascertainable, led the Board to ultimately conclude that a fairness opinion from a financial advisor would not be meaningful to the holders of Class A Common Stock in their evaluation of the terms of the merger. For a description of the material claims and contingencies considered by the Board, see "Special Factors -- Background of the Merger."

Q: WHAT ARE THE ADVANTAGES AND DISADVANTAGES OF THE MERGER TO ME?

A: The Board believes that the principal advantages of the merger to you are:

     - receiving a fixed price of $2.85 per share for each share of Class A Common Stock you own, which amount exceeds the liquidation value and net book value of such shares and will not be reduced by operating expenses or liabilities incurred by RISCORP prior to closing. The net book value per share of Class A Common Stock on a fully-diluted basis at December 31, 1999 was $2.29. As required by generally accepted accounting principles, the calculation of net book value does not include any valuation of the contingent assets, including potential claims against the Florida Department of Labor and Employment Security or Mr. Griffin;

     - receiving a contingent right to your pro rata share of any future recovery from Zenith Insurance Company or other specified parties with respect to alleged errors in the determination of the final purchase price paid by Zenith in the asset sale;

     - receiving the cash portion of the merger consideration promptly following the consummation of the merger; and

     - avoiding the costs, expenses and any liability associated with the defense and resolution of the various material contingent liabilities currently pending against RISCORP including, but not limited, to the claims asserted by the Occupational Safety Association of Alabama's Workers' Compensation Fund, the claims asserted by the Alabama Department of Revenue and the putative class action suits currently pending against RISCORP.

     The Board believes that the principal disadvantages of the merger to you are:

     - in the event the value of the contingent assets of RISCORP, including any potential claims against Mr. Griffin were to exceed the value of the contingent liabilities by an amount greater than the premium reflected in the $2.85 cash portion of the merger consideration and RISCORP ultimately were liquidated, you would not be entitled to participate in the value of any such recovery;

     - in the event RISCORP ultimately prevails in the pending litigation against the Florida Department of Labor and Employment Security, in which RISCORP is seeking a refund of approximately $34.8 million, you would not be entitled to participate in the net amount recovered by RISCORP after any required payments to Zenith;

     - the fact that the merger will include the release of all potential claims or causes of action against Mr. Griffin which, as considered by the Board, have a range of potential recovery from $9 million to $48 million; and

     - the fact that following the merger you will not derive any direct or indirect benefit from RISCORP's utilization of the net operating loss carry-forwards available to RISCORP which could provide up to approximately $22 million in federal benefits and up to approximately $4.2 million in state benefits to offset RISCORP's future taxable income, if any.

Q: WHAT ARE THE ADVANTAGES AND DISADVANTAGES OF THE MERGER TO MR. GRIFFIN?

A: The Board believes the principal advantages of the merger to Mr. Griffin are:

     - his ability to assume control over the remaining assets of RISCORP and the dispositive power with respect to such assets;

     - the possibility that he may be able to delay, possibly indefinitely, a liquidation of or a distribution from RISCORP allowing him to potentially avoid taxes that may be imposed on any such liquidation or distribution;

     - the possibility that RISCORP may be able to utilize some or all of its net operating loss carry-forwards following the merger which could provide up to approximately $22 million in federal benefits and up to approximately $4.2 million in state benefits provided that the actual benefits of such net operating loss carry-forwards to RISCORP are likely substantially less than such amounts and are dependent upon, among other things, RISCORP's ability to acquire business activities that generate taxable income that can be offset against the net operating loss carry-forwards;

     - the possibility that RISCORP ultimately prevails in the pending litigation against the Florida Department of Labor and Employment Security in which RISCORP is seeking a refund of approximately $34.8 million, and that Mr. Griffin will directly or indirectly receive the economic benefit of the net amount recovered after any required payments to Zenith;

     - the possibility that he may be able to avoid or delay the repayment of approximately $245,000 in indebtedness, plus interest, owed to RISCORP pursuant to a promissory note that matures on the earlier of (i) January 1, 2001; or (ii) the date RISCORP makes a substantial distribution to the holders of Class A Common Stock;

     - his ability to pay the cash portion of the merger consideration using the existing assets of RISCORP without the need to borrow funds or otherwise finance the transaction; and

     - the fact that Mr. Griffin will avoid the costs associated with defending the potential claims that may be asserted by RISCORP against him and will bring finality to such potential claims. For a discussion of the claims against Mr. Griffin see "Special Factors -- Background of the Merger".

     The Board believes that the principal disadvantages of the merger to Mr. Griffin are:

     - the fact that he is paying a substantial premium to the holders of Class A Common Stock over the amount that would ultimately be distributed to such holders in a liquidation of RISCORP;

     - the fact that he is paying the holders of Class A Common Stock approximately $0.56 per share over the per share net book value of their stock at December 31, 1999 on a fully-diluted basis which represents an aggregate payment to all holders of Class A Common Stock of approximately $7.98 million over the net book value of such shares; and

     - the assumption by Mr. Griffin of all of the contingent liabilities of RISCORP, whether known or unknown, and the inherent risks associated therewith.

Q: HOW DID THE BOARD OF DIRECTORS ASSESS RISCORP'S POTENTIAL LITIGATION CLAIMS
   AGAINST MR. GRIFFIN?

A: In late 1997, the Board of Directors appointed a Claims Committee to evaluate potential claims against various third parties. The Claims Committee was represented by independent legal counsel in its evaluation of the nature of, and probabilities associated with, litigation claims that might be asserted by RISCORP, including potential litigation claims against Mr. Griffin. With the assistance of independent counsel to the Claims Committee, the Board analyzed the potential claims against Mr. Griffin and the potential range of recoveries. The low and high ends of the range considered by the Board were $9 million and $48 million, respectively, with the probability of recovery at the high end of the range being characterized by independent counsel to the Claims Committee as remote. The Board used the information developed by independent counsel to the Claims Committee in its negotiation of the terms of the merger agreement, including the premium reflected in the cash portion of the merger consideration. For a discussion of the claims against Mr. Griffin and to review the background and reasons for the merger in greater detail, see "Special Factors -- Background of the Merger."

   In analyzing these claims, it is important to note that the Claims Committee concluded, after consulting with independent counsel to the committee, that any judgment against Mr. Griffin would be payable to RISCORP and, therefore, the economic benefit of such judgment would be allocated on a per share basis between the holders of Class A Common Stock and Class B Common Stock. There are currently 38,593,114 shares of RISCORP common stock issued and outstanding, of which 14,258,671 are shares of Class A Common Stock held by the public shareholders and 24,334,443 are shares of Class B Common Stock held by various family partnerships controlled by Mr. Griffin and trusts created for the benefit of his children. Accordingly, the holders of Class A Common Stock should only expect to receive their pro rata share equal to 37% of the amount actually received by RISCORP, net of expenses, in connection with any judgment in favor of RISCORP against Mr. Griffin or in connection with the recovery of any other contingent assets that RISCORP might pursue.

   If the merger is consummated, Mr. Griffin and each of the holders of Class B Common Stock will be released from any potential claims or causes of action that may be asserted against them by or on behalf of RISCORP. See "The Merger -- General Release."

Q: WHY IS THE BOARD OF DIRECTORS RECOMMENDING THAT I VOTE FOR THE MERGER?

A: After considering each of the alternatives available to RISCORP and evaluating the structure and terms of this transaction, the Board determined that the merger is fair to, and in the best interests of, RISCORP and the unaffiliated security holders. The $2.85 per share cash portion of the merger consideration represents a premium of (a) approximately $1.35 over the amount that would be immediately distributable to holders of Class A Common Stock if RISCORP were presently liquidated given the substantial amount of cash that would need to be placed in a liquidating trust for an indefinite period of time; (b) $1.04 over the highest "bid" price of a share of Class A Common Stock on the day before the announcement of the merger and $0.22 over the highest "bid" price of a share of Class A Common Stock in the fourth quarter of 1999; (c) and $0.56 over the net book value per share as of December 31, 1999, on a fully-diluted basis. The cash portion of the merger consideration is also greater than the highest bid price of the Class A Common Stock at any time since such shares were delisted by NASDAQ in July 1997. In addition, because RISCORP has no operating activities, the Board of Directors believes that Mr. Griffin is the only person who could be reasonably expected to pay any premium for shares of the Class A Common Stock. Moreover, after considering all of the factors set forth under the section entitled "Recommendation of the Board of Directors," the Board concluded that the inherent risks associated with litigation, as well as the time, expense and speculative nature of a significant recovery against Mr. Griffin, could result in the holders of Class A Common Stock receiving significantly less per share if litigation were initiated against Mr. Griffin. The Board also concluded that the terms of the merger were more favorable to the holders of Class A Common Stock than the prospect of continuing to resolve the contingencies pending against RISCORP given the likelihood that the net assets of RISCORP would be reduced during this process and the fact that Mr. Griffin's consent would be required to effect a final liquidation of RISCORP. See "Special Factors -- Recommendation of the Board of Directors."

Q: WHAT SHAREHOLDER APPROVALS DOES THE MERGER REQUIRE?

A: Under RISCORP's Amended and Restated Articles of Incorporation, approval of the merger agreement and the consummation of the transactions contemplated therein requires (a) the affirmative vote of at least eighty percent (80%) of the votes entitled to be cast by the holders of all issued and outstanding shares of Class A Common Stock and Class B Common Stock, voting as a single class; and (b) the affirmative vote of a majority of the votes entitled to be cast by the holders of all issued and outstanding shares of Class A Common Stock and Class B Common Stock, voting as a single class, who are not affiliates of Mr. Griffin. In addition, pursuant to Section 607.0901 of the Florida Business Corporation Act, approval of the merger agreement and the merger requires the affirmative vote of the holders of two-
thirds of the votes entitled to be cast by the holders of the issued and outstanding shares of Class A Common Stock and Class B Common Stock, voting as a single class, who are not affiliates of Mr. Griffin. As a condition to the consummation of the merger, the merger agreement requires the affirmative vote of the holders of two-thirds of the outstanding shares of Class A Common Stock.

   William D. Griffin, The RISCORP Group Holding Company, Limited Partnership, William D. Griffin Family Limited Partnership, Charlotte K. Griffin Trust Number 3, Anna F. Griffin Trust Number 3 and John Ford Griffin Trust Number 3 collectively own, beneficially and of record, all of the outstanding shares of Class B Common stock. Mr. Griffin disclaims beneficial ownership of the shares of Class B Common Stock held by the trusts created for the benefit of his children. These shareholders, representing in the aggregate over 94% of the votes entitled to be cast by holders of Class A Common Stock and Class B Common Stock, voting as a single class, have entered into a voting agreement insuring that all of their shares will be voted in favor of the merger agreement and the transactions contemplated therein. Because these shareholders are not record holders or beneficial owners of any shares of Class A Common Stock, the voting agreement will have no impact on the vote required of the holders of Class A Common Stock pursuant to the terms of the merger agreement.

   Pursuant to the terms of a management agreement between The Phoenix Management Company, Ltd. and RISCORP and its subsidiaries, Phoenix was granted a restricted stock award for 1,725,000 shares of Class A Common Stock, subject to vesting provisions contained in a restricted stock award agreement. Walter E. Riehemann, who controls the operations of Phoenix as the president and sole shareholder of its general partner, has indicated that he intends to vote all of Phoenix's shares in favor of the merger agreement and the transactions contemplated therein and that he agrees with the recommendations and reasons of the Board of Directors as set forth under the heading "Special Factors -- Recommendation of the Board of Directors."

   Under RISCORP's Amended and Restated Bylaws, approval of the proposal to adjourn or postpone the special meeting for a period of not more than 60 days for the purpose of soliciting additional proxies requires a majority of the votes entitled to be cast by holders of all outstanding shares of Class A Common Stock and Class B Common Stock, voting as a single class. Mr. Griffin controls the votes necessary to unilaterally approve this proposal.

Q: WHAT HAPPENS IF RISCORP FAILS TO RECEIVE SHAREHOLDER APPROVAL OF THE MERGER?

A: The Board of Directors has negotiated a transaction it believes is in the best interests of the holders of the Class A Common Stock. The merger consideration includes an immediate cash distribution to such shareholders and represents a substantial premium over the anticipated liquidation value per share. In the event the holders of Class A Common Stock fail to approve the merger, the members of the Board will consider all of the facts and circumstances that exist at that time and evaluate the alternatives available to RISCORP for maximizing shareholder value. Given RISCORP's inability to liquidate without Mr. Griffin's consent, the members of the Board believe they will have only two viable alternatives: (a) resign from the Board and allow the shareholders to elect new directors of RISCORP, or (b) continue the monetization of all of the contingent assets of RISCORP and the resolution of all contingent liabilities of RISCORP. Pending the resolution of all such contingent claims, RISCORP will continue to invest a substantial portion of its existing assets in cash and government securities. A failure to do so could subject it to the registration requirements under the Investment Company Act of 1940. If the members of the Board elect to resign, Mr. Griffin, as the majority shareholder of RISCORP, would control the votes necessary to elect new directors.

   In addition, because of the fact that more than 60% of RISCORP's income comes from passive sources and more than 50% of its outstanding capital stock is held by five or fewer persons, if RISCORP earns taxable income and fails to distribute such income, RISCORP will be subject to a tax of 39.6% on its undistributed personal holding company income, in addition to its regular income tax. These factors, coupled with the costs to be incurred in connection with maintaining RISCORP's status as a public company and the continued pursuit and defense of contingent claims, may reduce the amount ultimately distributable to the shareholders in a liquidation. Also, because Mr. Griffin has indicated he has no intention to approve a plan of liquidation, the shareholders are not likely to receive any funds for their shares for an indefinite period of time. Finally, if the merger is not approved, there can be no assurance that the market price of the shares of Class A Common Stock will remain at its current level.

Q: WHAT DO I NEED TO DO NOW?

A: Please sign and mail your proxy card in the enclosed return envelope as soon as possible so that your shares can be represented at the special meeting, even if you plan to attend the special meeting in person.

Q: WHAT RIGHTS DO I HAVE TO DISSENT FROM THE MERGER AND SEEK AN APPRAISAL OF THE
   FAIR VALUE OF MY SHARES?

A: If you wish, you may dissent from the merger and seek an appraisal of the fair value of your shares, but only if you comply with all requirements of Florida law summarized under the heading "The Merger -- Dissenters' Rights of Appraisal." The appraised fair value of your shares may be more or less than the consideration to be paid in the merger.

Q: WHO CAN VOTE ON THE MERGER?

A: All holders of record of Class A Common Stock and Class B Common Stock as of the close of business on March 31, 2000 will be entitled to notice of and to vote, either in person or by proxy, at the special meeting called to consider the merger agreement and the merger.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. If the merger is completed, we will promptly send you written instructions for exchanging your stock certificates for cash. Please do not include your stock certificates with your proxy card.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY
   SHARES FOR ME?

A: Your broker will vote your shares only if you provide written instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. If you do not provide instructions to your broker, your shares will not be voted. This will have the same effect as voting your shares against the proposal to approve and adopt the merger agreement.

Q: MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. Just send in a later-dated, signed proxy card or a written notice of revocation before the special meeting, or attend the special meeting and give oral notice of your intention to vote in person. However, attendance at the special meeting by a shareholder who has executed and delivered a proxy to RISCORP will not in and of itself constitute a revocation of such proxy.

Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are working toward completing the merger as quickly as possible. If the merger agreement is approved and other conditions to the merger are satisfied, we expect to complete the merger promptly following the special meeting.

Q: WHAT ARE THE TAX CONSEQUENCES OF THE MERGER?

A: The merger will be a taxable transaction to you for federal income tax purposes. A brief review of the possible tax consequences to shareholders is set forth under the heading "Special Factors -- Federal Income Tax Consequences." You should also consult your tax advisor as to the tax effect in your particular circumstances.

Q: WHAT OTHER MATTERS WILL BE VOTED ON AT THE SPECIAL MEETING?

A: In addition to voting on the merger agreement and the merger, you will be asked to vote upon a proposal to approve an adjournment or postponement of the special meeting if RISCORP fails to receive enough votes to approve the merger agreement and the merger. Approval of this proposal requires a majority of the votes entitled to be cast by holders of all outstanding shares of Class A Common Stock and Class B Common Stock, voting as a single class. Accordingly, Mr. Griffin controls the votes necessary to approve this proposal and he has indicated his intent to vote his shares in favor of this proposal, if such vote becomes necessary. Otherwise, we are not aware of any other matters that will be voted upon at the special meeting.

Q: WHO CAN HELP ANSWER MY QUESTIONS?

A: The information provided above in "question and answer" format is for your convenience only and is merely a summary of the information contained in this Proxy Statement. YOU SHOULD CAREFULLY READ THIS PROXY STATEMENT (INCLUDING THE APPENDICES ATTACHED HERETO) IN ITS ENTIRETY. If you have any questions concerning the merger or would like additional copies of this Proxy Statement, you should contact Walter E. Riehemann, President, RISCORP, Inc., 2 North Tamiami Trail, Suite 608, Sarasota, Florida 34236-5642; telephone number (941) 366-5015.

                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS

     The statements contained or incorporated by reference in this Proxy Statement which are not historical facts are forward-looking statements that involve risks and uncertainties. We wish to caution you that these forward-looking statements, particularly in the text under "Summary" and "The Merger" and the information in Appendix C attached hereto, are based on the beliefs and assumptions of the management of RISCORP and on information currently available to such management. Such forward-looking statements involve both known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of RISCORP to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements.

                                    SUMMARY

     This summary highlights selected information from this Proxy Statement. It may not contain all of the information that you may consider to be important. In order to understand the merger more fully and for a more complete description of the terms and conditions of the merger, you should read carefully this entire Proxy Statement (including the Appendices attached hereto) and the other documents referred to herein. The actual terms and conditions of the merger are contained in the merger agreement, which is included in this Proxy Statement as Appendix A.

PARTIES

  RISCORP

     RISCORP, Inc. is a Florida corporation that currently has no operating activities. On April 1, 1998, RISCORP and its subsidiaries sold substantially all of their assets and transferred certain liabilities to Zenith Insurance Company pursuant to the terms of an Asset Purchase Agreement among the parties dated June 17, 1997, as amended. In connection with the sale to Zenith, RISCORP ceased substantially all of its former business operations. Since April 1, 1998, the operations of RISCORP have consisted primarily of the administration of the day-to-day activities of its surviving corporate entities, compliance with the provisions of the asset purchase agreement with Zenith, the resolution of various contingencies pending against RISCORP or its subsidiaries, and the investment, protection, and maximization of the remaining assets of RISCORP. See "The Parties -- RISCORP."

  William D. Griffin

     William D. Griffin is a resident of the State of Florida and is the founder and majority shareholder of RISCORP. Mr. Griffin and certain irrevocable trusts created for the benefit of his children own, directly or indirectly, all of the issued and outstanding shares of Class B Common Stock of RISCORP and after the merger will directly and indirectly own 100% of the outstanding capital stock of RISCORP. Because Mr. Griffin indirectly owns and controls over 90% of the Class B Common Stock and, therefore, over 86% of all votes entitled to be cast by RISCORP's shareholders, RISCORP cannot liquidate, merge or otherwise be acquired without his consent. See "The Parties -- William D. Griffin and Acquisition Corp."

  Acquisition Corp.

     Griffin Acquisition Corp. is a Florida corporation owned and controlled by Mr. Griffin. Acquisition Corp. was organized by Mr. Griffin solely for purposes of effecting the merger. See "The Parties -- William D. Griffin and Acquisition Corp."

DATE, TIME AND PLACE OF THE SPECIAL MEETING

     The special meeting will be held on June   , 2000 at 10:00 a.m., Eastern
Standard Time, at the Sheraton Colony Square, 188 14th Street, N.E., Atlanta, Georgia 30361.

PURPOSE OF THE SPECIAL MEETING

     At the special meeting, the shareholders will be asked:

     - to consider and vote upon a proposal to approve and adopt the merger agreement and the transactions contemplated therein;

     - if necessary, to consider and vote upon a proposal to approve an adjournment or postponement of the special meeting in order to solicit additional proxies; and

     - to transact such other business as may properly come before the special meeting.

VOTING

     The Board of Directors has set the close of business on March 31, 2000 as the record date for determining shareholders entitled to vote at the special meeting. At the special meeting, in accordance with RISCORP's Amended and Restated Articles of Incorporation, each share of Class A Common Stock will be entitled to one vote and each share of Class B Common Stock will be entitled to ten votes. As of the record date, there were 14,258,671 shares of Class A Common Stock outstanding and entitled to vote and 24,334,443 shares of Class B Common Stock outstanding and entitled to vote. As of such date, there were
approximately                holders of record. See "The Meeting -- Record Date;
Shares Outstanding and Entitled to Vote" and "-- Required Vote; Voting
Agreement."

     You may revoke your proxy at any time before it is voted by delivering a written notice of revocation to the President of RISCORP, by executing and delivering a later-dated proxy or by attending the special meeting and giving oral notice of your intention to vote in person. Your attendance at the special meeting will not in and of itself constitute a revocation of an executed and delivered proxy. See "The Meeting -- Revocability of Proxies."

REQUIRED VOTE; VOTING AGREEMENT

     Under RISCORP's Amended and Restated Articles of Incorporation, approval of the merger agreement and the consummation of the transactions contemplated therein requires (a) the affirmative vote of at least eighty percent (80%) of the votes entitled to be cast by the holders of all issued and outstanding shares of Class A Common Stock and Class B Common Stock, voting as a single class; and (b) the affirmative vote of a majority of the votes entitled to be cast by the holders of all issued and outstanding shares of Class A Common Stock and Class B Common Stock, voting as a single class, who are not affiliates of Mr. Griffin. In addition, pursuant to Section 607.0901 of the Florida Business Corporation Act, approval of the merger agreement and the merger requires the affirmative vote of two-thirds of the votes entitled to be cast by the holders of the issued and outstanding shares of Class A Common Stock and Class B Common Stock, voting as a single class, who are not affiliates of Mr. Griffin. As a condition to the consummation of the merger, the merger agreement requires the affirmative vote of the holders of two-thirds of the outstanding shares of Class A Common Stock.

     William D. Griffin, The RISCORP Group Holding Company, Limited Partnership, William D. Griffin Family Limited Partnership, Charlotte K. Griffin Trust Number 3, Anna F. Griffin Trust Number 3 and John Ford Griffin Trust Number 3 collectively own, beneficially and of record, all of the outstanding shares of Class B Common Stock. Mr. Griffin disclaims beneficial ownership of the shares of Class B Common Stock held by the trusts created for the benefit of his children. These shareholders, representing in the aggregate over 94% of the votes entitled to be cast by holders of Class A Common Stock and Class B Common Stock, voting as a single class, have entered into a voting agreement insuring that all of their shares will be voted in favor of the merger agreement and the transactions contemplated therein. Because these shareholders are not record holders or beneficial owners of any shares of Class A Common Stock, the voting agreement will have no impact on the vote required by the holders of Class A Common Stock pursuant to the terms of the merger agreement.

     Pursuant to the terms of a management agreement between The Phoenix Management Company, Ltd. and RISCORP and its subsidiaries, Phoenix was granted a restricted stock award for 1,725,000 shares of Class A Common Stock, subject to vesting provisions contained in a restricted stock award agreement. Walter E. Riehemann, who controls the operations of Phoenix as the president and sole shareholder of its general partner, has indicated that he intends to vote all of Phoenix's shares in favor of the merger agreement and the transactions contemplated therein and that he agrees with the recommendations and reasons of the Board of Directors as set forth under the heading "Special
Factors -- Recommendation of the Board of Directors."

     Under RISCORP's Amended and Restated Bylaws, approval of the proposal to adjourn or postpone the special meeting for a period of not more than 60 days for the purpose of soliciting additional proxies requires a majority of the votes entitled to be cast by holders of all outstanding shares of Class A Common Stock and

Class B Common Stock, voting as a single class. Mr. Griffin controls the vote necessary to unilaterally approve this proposal.

MERGER CONSIDERATION

     Each holder of Class A Common Stock (other than holders of Class A Common Stock who properly perfect their appraisal rights under Florida law) will receive $2.85 in cash, without interest thereon and less any required withholding taxes, for each share of Class A Common Stock that he, she or it owns as of the effective time of the merger (subject to a downward adjustment as provided in the merger agreement if the legal and accounting expenses incurred by RISCORP in connection with the merger after November 3, 1999 exceed $1.5 million), plus the contingent right to receive an additional pro rata cash amount if RISCORP recovers any amounts from Zenith, Arthur Andersen LLP, the neutral auditors and neutral actuaries engaged to resolve the purchase price dispute between Zenith and RISCORP, or their respective insurers, in settlement and final discharge of all alleged errors made in the determination of the Final Business Balance Sheet (as defined in the Asset Purchase Agreement by and among RISCORP, its subsidiaries and Zenith dated June 17, 1997, as amended). On January 5, 2000, RISCORP filed suit against Zenith and Arthur Andersen LLP seeking to recover either $18,057,000 or $5,872,000, plus interest, depending on the findings of the court as to the nature of the neutral auditors' alleged errors; however, given the uncertainties inherent in the litigation process, RISCORP is unable to predict the ultimate outcome of this litigation and, accordingly, it is possible that holders of Class A Common Stock will only receive the $2.85 cash portion of the merger consideration in connection with the merger. The cash portion of the merger consideration will be paid out of RISCORP's existing cash assets. See "The Merger -- Merger Consideration" and "History of RISCORP and Reasons for the Merger -- Sale to Zenith Insurance Company and the Contingent Right to any Future Recovery from Zenith." Each share of Class B Common Stock issued and outstanding immediately prior to the effective time of the merger will continue to remain issued and outstanding.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors has determined that the merger is fair to, and in the best interests of, RISCORP and the unaffiliated security holders and unanimously recommends that you vote FOR approval and adoption of the merger agreement and the transactions contemplated thereby. Each member of the Board of Directors is an independent outside director. To ensure the Board's independence from Mr. Griffin, each current member of the Board entered into an agreement with Mr. Griffin in 1997 that requires Mr. Griffin to vote his shares in favor of the election of the current directors and Frederick M. Dawson (now deceased) to the Board, and prohibits Mr. Griffin from taking any action to remove them from the Board. Accordingly, in voting to approve the merger agreement, the Board carefully reviewed and considered the terms and conditions of the proposed merger and unanimously concluded that the merger is in the best interests of the holders of Class A Common Stock. The $2.85 per share purchase price in the merger represents a premium of approximately $1.35 over the amount that would be immediately distributable to holders of Class A Common Stock if RISCORP were presently liquidated given the substantial amount of cash that would need to be placed in a liquidating trust for an indefinite period of time, $1.04 over the highest "bid" price of a share of Class A Common Stock on the day before the announcement of the merger and $0.22 over the highest "bid" price of a share of Class A Common Stock in the fourth quarter of 1999, and $0.56 over the net book value per share as of December 31, 1999, on a fully-diluted basis. The cash portion of the merger consideration is also greater than the highest "bid" price of the Class A Common Stock at any time since such shares were delisted by NASDAQ in July 1997. In addition, because RISCORP has no operating activities, the Board of Directors believes that Mr. Griffin is the only person who could be reasonably expected to pay any premium for shares of the Class A Common Stock. See "Special Factors -- Recommendation of the Board of Directors."

CONFLICTS OF INTEREST

     In considering the recommendation of the Board of Directors with respect to the merger, you should be aware of certain inherent conflicts of interest. William D. Griffin, the sole shareholder of Acquisition Corp., is the beneficial owner of 22,176,052 shares of Class B Common Stock. The other 2,158,391 outstanding shares of Class B Common Stock are held by various irrevocable trusts that Mr. Griffin created for the benefit of his children. If the merger is consummated, the only outstanding capital stock of RISCORP will be Class B Common Stock, all of which will be held by Mr. Griffin and such irrevocable trusts. Pursuant to the terms of a voting agreement, Mr. Griffin and each of the irrevocable trusts owning shares of Class B Common Stock have agreed to vote their shares in favor of the merger.

     Prior to the asset sale to Zenith, the Board of Directors decided that it would be in the best interests of RISCORP to outsource its day-to-day management functions following the consummation of the sale. The Board of Directors also decided that in order to retain qualified management and to more closely align the interests of management with the shareholders of RISCORP, it would be in the best interests of RISCORP to grant management an equity interest in RISCORP. Accordingly, RISCORP entered into a management agreement with The Phoenix Management Company, Ltd. on February 18, 1998, pursuant to which Phoenix was granted a restricted stock award for 1,725,000 shares of Class A Common Stock which vests 1/36 per month commencing May 1, 1998 over the three year term of the management agreement. Walter E. Riehemann, the President of RISCORP, beneficially owns a majority interest in Phoenix, a Florida limited partnership, and controls its operations as president and the sole shareholder of its general partner, Dawson Managers, Inc. As of April 1, 2000, approximately 1,150,000 shares had vested under the terms of the restricted stock award to Phoenix. Immediately prior to the consummation of the merger, the Board of Directors will cause all remaining unvested shares of restricted stock to vest. The cash portion of the merger consideration payable to Phoenix in exchange for its shares in connection with the consummation of the merger is approximately $4.9 million.

     Effective December 1, 1999, the Phoenix management agreement was amended and assigned to Dawson Managers. The amendment to the management agreement reduced the management fee from $100,000 to $70,000 per month and reduced the termination fee payable to the management company. At the request of the general partner, the agreement was assigned to Dawson Managers following Mr. Dawson's death since all of the expenses incurred in connection with providing the services to RISCORP were being paid by the general partner. Under the original management agreement, a termination fee was payable to Phoenix in an amount equal to the unpaid management fees, calculated at $100,000 per month, that would have been payable to Phoenix during the initial three year term of the agreement upon either (i) the complete liquidation, dissolution and winding up of all of the business and affairs of RISCORP including, without limitation, the final distribution to all shareholders of Riscorp; or (ii) the final distribution to the holders of the Class A Common Stock. The amendment to the management agreement reduced the termination fee payable to Dawson Managers to reflect the reduction in the management fee from $100,000 to $70,000 per month. Accordingly, if the merger were consummated on May 31, 2000, the aggregate termination fees payable to Dawson Managers would be $700,000.

     The merger agreement and additional agreements also contain provisions to release and indemnify the current and former officers and directors of RISCORP and to pay or reimburse the reasonable fees and expenses incurred by the current officers and directors of RISCORP and Stephen C. Rece, a former chief financial officer of RISCORP, in connection with any litigation initiated by Mr. Griffin or a related party after the merger. See "Special Factors -- Interests of Certain Persons in the Merger."

CERTAIN EFFECTS OF THE MERGER

     Upon consummation of the merger, holders of Class A Common Stock will have no ownership interest in RISCORP. As a consequence, after the merger the holders of Class A Common Stock will not share in the future earnings and growth of RISCORP or the risks associated with such earnings and growth. The holders of Class A Common Stock will, however, receive an immediate cash payment of $2.85 per share which reflects a premium over (a) the amount immediately distributable to shareholders assuming a present liquidation of RISCORP; (b) the highest "bid" price of a share of Class A Common Stock on the day before the announcement of the merger or at any time during the fourth quarter of 1999; and (c) the net book value per share of Class A Common Stock as of December 31, 1999. Such cash amount may not be otherwise available to holders of Class A Common Stock in the future given the costs that may be incurred by

RISCORP in maintaining its status as a public company and in resolving the contingencies currently pending against the company, and other costs that may arise prior to any such liquidation. Additionally, RISCORP believes it has potential claims it may assert against Mr. Griffin for the damages it incurred as a result of Mr. Griffin's actions while he was an officer and director of the company. However, Mr. Griffin has indicated that he has meritorious defenses against such claims and intends to assert such defenses vigorously should RISCORP initiate any action against him. See "Special Factors -- Background of the Merger." If the merger is completed, Mr. Griffin would be released from any such potential claims. See "The Merger -- General Release."

     After the merger, William D. Griffin and certain trusts established for the benefit of his children will be the sole direct or indirect beneficial owners of RISCORP and will be the beneficiaries of all of the earnings, growth and corporate opportunities of RISCORP in the future, if any. Mr. Griffin has informed RISCORP that he has no present intention to reorganize, liquidate, change the dividend rate of, or change the corporate structure of RISCORP. After the merger, RISCORP will deregister its Class A Common Stock under the Securities Exchange Act of 1934 and accordingly RISCORP and its officers, directors and 10% shareholders will no longer be required to make the filings required by such Act. See "Special Factors -- Certain Effects of the Merger."

CONDITIONS TO THE MERGER

     Consummation of the merger is subject to various conditions, including:

     - the approval and adoption of the merger agreement and the merger by the affirmative vote or consent of at least (a) 80% of the votes entitled to be cast by the holders of all issued and outstanding shares of Class A Common Stock and Class B Common Stock, voting together as a single class, and (b) two-thirds of the votes entitled to be cast by the holders of all issued and outstanding shares of Class A Common Stock voting separately as a class;

     - the divestiture or surrender of RISCORP's insurance licenses; and

     - satisfaction of other conditions customary to transactions of this type. See "The Merger -- Conditions to the Merger."

TERMINATION OF THE MERGER AGREEMENT

     Acquisition Corp. and RISCORP may agree at any time (including any time after the special meeting) to terminate the merger agreement. In addition, either Acquisition Corp. or RISCORP may terminate the merger agreement without the agreement of the other party under specified circumstances. See "The Merger -- Termination of the Merger Agreement."

DISSENTERS' RIGHTS OF APPRAISAL

     Any holders of Class A Common Stock who do not wish to accept the consideration set forth in the merger agreement have the right under Section
607.1302 of the Florida Business Corporation Act to dissent from the merger and obtain the "fair value" of their shares. This "right of appraisal" is subject to a number of restrictions and technical requirements. Generally, in order to exercise appraisal rights:

     - before the shareholder vote is taken on the proposed merger, the shareholder must deliver written notice of the shareholder's intent to demand payment for his, her or its shares if the proposed merger is consummated; and

     - the shareholder must not vote his, her or its shares in favor of the proposed merger.

     A PROXY OR A VOTE AGAINST THE MERGER AGREEMENT AND THE MERGER DOES NOT CONSTITUTE A NOTICE OF INTENT TO DEMAND PAYMENT AND, THEREFORE, WILL NOT PROTECT YOUR RIGHT OF APPRAISAL UNDER FLORIDA LAW. Appendix B to this Proxy Statement contains the Florida statutes relating to your right of appraisal. Failure to follow all of the steps required by these statutes will result in the loss of your right of appraisal. See "The Merger -- Dissenters' Rights of Appraisal" and Appendix B.

FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The receipt of consideration in the merger will be a taxable transaction to the holders of Class A Common Stock for U.S. federal income tax purposes under the Internal Revenue Code and may be a taxable transaction for foreign, state and local income tax purposes as well. Holders of Class A Common Stock will recognize a gain or loss measured by the difference between the amount of consideration they receive and their tax basis in the shares of Class A Common Stock exchanged therefor. Holders of Class A Common Stock should consult their own tax advisors regarding the U.S. federal income tax consequences of the merger, as well as any tax consequences under state, local or foreign laws. See "Special Factors -- Federal Income Tax Consequences."

FINANCING OF THE MERGER

     The aggregate merger consideration will be provided out of the assets of RISCORP. At the closing of the merger, assuming no holders of Class A Common Stock exercise and perfect their appraisal rights in connection with the merger, holders of Class A Common Stock will receive aggregate merger consideration of approximately $40.6 million for their shares minus the amount by which the legal and accounting expenses of RISCORP incurred in connection with the merger after the date of the merger agreement exceed $1.5 million. We do not currently anticipate that such legal and accounting expenses will exceed this amount. In addition to the foregoing cash consideration, pursuant to the terms of the merger agreement, the holders of Class A Common Stock shall also have a contingent right to receive an additional pro rata cash amount if RISCORP recovers any amounts from Zenith or other specified parties. See "Special Factors -- Financing and Expenses of the Merger."

ACCOUNTING TREATMENT

     The assets and liabilities of Acquisition Corp. will be recorded at their historical cost by RISCORP as of the date of the merger. See "Special
Factors -- Accounting Treatment."

LITIGATION REGARDING THE MERGER

     On or about February 15, 2000, a putative shareholder class action lawsuit was filed in the Circuit Court of the 12th Judicial Circuit, in and for Sarasota County, Florida by Harris Blackman, an alleged holder of Class A Common Stock of RISCORP purporting to act individually and on behalf of all holders of Class A Common Stock who are similarly situated. The defendants named in the case are RISCORP, William D. Griffin, Seddon Goode, Jr., George E. Greene III and Walter
L. Revell. The plaintiff alleges that the defendants breached their fiduciary duties in connection with the proposed merger and that the cash merger consideration of $2.85 per share is unfair and inadequate. The plaintiff seeks to have the court certify the complaint as a class action and either to enjoin the consummation of the merger until such time as the defendants adopt and implement procedures designed to obtain the highest possible price for RISCORP.

     The Board of Directors of RISCORP has evaluated the allegations of the complaint and notwithstanding such allegations, the Board has determined that the terms of the merger agreement are fair to, and in the best interests of, RISCORP and the holders of Class A Common Stock. RISCORP denies the plaintiffs' allegations and intends to vigorously defend the action.

                            SELECTED FINANCIAL DATA

     The selected consolidated financial data presented below as of and for the years ended December 31, 1995, 1996, 1997, 1998 and 1999 has been derived from audited consolidated financial statements of RISCORP. No separate financial information is provided for Acquisition Corp. since it is a special purpose entity formed in connection with the proposed merger and has no operations and no assets or liabilities. No pro forma data giving effect to the proposed merger is provided because we do not believe that such information is material to the shareholders in evaluating the proposed merger and merger agreement. We reached this conclusion because (a) the proposed merger consideration is cash and a contingent right to receive a pro rata cash amount in the event of a future recovery against Zenith or other specified parties and (b) any pro forma financial information about the combined results of operations of RISCORP and of Acquisition Corp. would not provide meaningful or relevant information in evaluating the cash merger consideration. The selected consolidated financial data set forth below should be read in conjunction with the financial statements of RISCORP contained in Appendices C and D.

                                                                       YEAR ENDED DECEMBER 31,
                                                       -------------------------------------------------------
                                                          1999
                                                       RESTATED(1)     1998       1997       1996       1995
                                                       -----------   --------   --------   --------   --------
                                                              (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
INCOME STATEMENT DATA:
Revenues:
  Premiums earned....................................   $     --     $ 25,819   $179,729   $173,557   $135,887
  Fees and other income..............................        778        5,906     20,369     31,733     23,413
  Net realized gains.................................        150        4,280      1,546        105      1,016
  Net investment income..............................      5,473        7,103     16,447     12,194      5,692
                                                        --------     --------   --------   --------   --------
         Total revenues..............................      6,401       43,108    218,091    217,589    166,008
                                                        --------     --------   --------   --------   --------
Expenses:
  Losses and loss adjustment expenses................         --       24,016    104,052    114,093     82,532
  Unallocated loss adjustment expenses...............         --        2,561     19,311     12,916     10,133
  Commissions, general and administrative expenses        11,083       34,191     70,800     65,685     48,244
  Interest expense...................................      1,349          676      1,919      2,795      4,634
  Depreciation and amortization......................        142        2,736      7,423     11,500      1,683
                                                        --------     --------   --------   --------   --------
         Total expenses..............................     12,574       64,180    203,505    206,989    147,226
                                                        --------     --------   --------   --------   --------
Income (loss) from operations........................     (6,173)     (21,072)    14,586     10,600     18,782
Loss on sale of net assets to Zenith.................     (5,170)     (47,747)        --         --         --
                                                        --------     --------   --------   --------   --------
Income (loss) before taxes...........................    (11,343)     (68,819)    14,586     10,600     18,782
Income tax (benefit) expense(2)......................     (2,417)       2,056      7,300      8,202      5,099
                                                        --------     --------   --------   --------   --------
         Net income (loss)...........................   $ (8,926)    $(70,875)  $  7,826   $  2,398   $ 13,683
                                                        ========     ========   ========   ========   ========
Net income (loss) per share(3).......................   $  (0.24)    $  (1.91)  $   0.20   $   0.07   $   0.49
                                                        ========     ========   ========   ========   ========
Net income (loss) per share assuming dilution(3).....   $  (0.24)    $  (1.91)  $   0.20   $   0.07   $   0.45
                                                        ========     ========   ========   ========   ========
Weighted average common shares outstanding...........     37,563       37,012     36,892     34,648     28,100
                                                        ========     ========   ========   ========   ========
Weighted average common shares and common share
  equivalents outstanding(4)(5)......................     37,563       37,012     37,116     36,406     30,093
                                                        ========     ========   ========   ========   ========
Ratio of earnings to fixed charges...................      (6.57)      (96.99)      3.15       0.77       2.84
Dividends per share..................................          0            0          0          0          0

                                                                  DECEMBER 31,
                                             -------------------------------------------------------
                                                1999
                                             RESTATED(1)     1998       1997       1996       1995
                                             -----------   --------   --------   --------   --------
BALANCE SHEET DATA:
Cash and investments.......................   $ 85,574     $ 37,868   $253,634   $281,963   $ 92,713
          Total assets.....................     95,076      123,393    749,650    828,442    443,242
Long-term debt.............................         --           --     15,609     16,303     46,417
Shareholders' equity.......................     88,420       95,566    163,533    157,308     16,157
Book value per share(6)....................       2.34         2.58       4.41       4.32       0.54

---------------

(1) In April 2000, following a review of the contractual terms of the sale of business referred to in note 1(c) to RISCORP's consolidated financial statements contained in Appendix D, RISCORP determined that the "loss on sale of net assets to Zenith" recorded in the second quarter of 1999 should be increased from $3,292,000 to $5,170,000. The increase in loss is attributable to the resolution of disputed ownership rights concerning certain securities held in trust at July 7, 1999. Consequently, all of the information presented in the consolidated financial statements and related notes has been restated to give effect to this determination. The increase in loss has the effect of decreasing the book value of RISCORP and, therefore, increasing the premium over book value reflected in the $2.85 cash portion of the merger consideration payable to the holders of Class A Common Stock. The decrease in book value on a per share basis as a result of this change is approximately $0.05. See note 20 to RISCORP's consolidated financial statements contained in Appendix D.
(2) Certain subsidiaries of RISCORP were S Corporations prior to the Reorganization (as referred to in note 1(a) to RISCORP's consolidated financial statements contained in Appendix D) and were not subject to corporate income taxes.
(3) RISCORP has adopted Statement of Financial Accounting Standards No. 128, "Earnings Per Share." As required by that pronouncement, these amounts have, for all years presented, been recalculated in accordance with its provisions.
(4) The 1995 shares exclude 2,556,557 shares of Class A Common Stock reserved for issuance pursuant to the exercise of stock options outstanding as of December 31, 1995, having a weighted average exercise price of $3.96 per share.
(5) The 1997 and 1996 shares include 790,336 and 225,503 shares, respectively, of Class A Common Stock pursuant to the contingency clause in the acquisition agreement with IAA. See Note 4 to RISCORP's consolidated financial statements contained in Appendix D).
(6) Book value per share at December 31, 1999 on a fully-diluted basis was $2.29. All of the additional shares deemed outstanding for purposes of the fully-diluted calculation are unvested shares granted to The Phoenix Management Company, Ltd. that the Board of Directors shall cause to vest immediately prior to the effective time of the merger. See "Special
    Factors -- Interests of Certain Persons in the Merger."

                                  THE MEETING

DATE, TIME AND PLACE

     The special meeting will be held on June   , 2000, at 10:00 a.m., Eastern
Standard Time, at the Sheraton Colony Square, 188 14th Street, N.E., Atlanta, Georgia 30361.

MATTERS TO BE CONSIDERED

     At the special meeting, the shareholders will be asked to consider and vote upon a proposal to approve and adopt the Plan and Agreement of Merger, dated November 3, 1999, as amended, by and among Griffin Acquisition Corp., a Florida corporation, William D. Griffin and RISCORP, and to approve the consummation of the transactions contemplated therein, including the merger of Acquisition Corp. with and into RISCORP. Copies of the merger agreement and the amendment thereto are attached hereto as Appendix A and Appendix B, respectively, and the description of the merger contained in this Proxy Statement is qualified in its entirety by reference to such appendices. See "The Merger."

     The shareholders will also be asked to consider and vote upon a proposal to approve an adjournment or postponement of the special meeting for a period of not more than 60 days for the purpose of soliciting additional proxies in the event RISCORP fails to receive a sufficient number of votes to approve the merger agreement and the merger.

     The Board of Directors knows of no business that will be presented for consideration at the special meeting other than the matters described in this Proxy Statement. If any other matters properly come before the special meeting, the persons named in the enclosed form of proxy or their substitutes will vote in accordance with their best judgment on such matters.

RECORD DATE; SHARES OUTSTANDING AND ENTITLED TO VOTE

     The Board of Directors of RISCORP has fixed the close of business on March 31, 2000 as the record date for the determination of holders of shares of Class A Common Stock and Class B Common Stock entitled to notice of and to vote on each matter submitted to a vote at the special meeting and any adjournment(s) or postponement(s) thereof. On the record date, RISCORP had outstanding 14,258,671 shares of $.01 par value Class A Common Stock, entitled to one vote per share,
held by        holders of record, and 24,334,443 shares of $.01 par value Class
B Common Stock, entitled to ten votes per share.

     The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock of RISCORP entitled to vote is necessary to constitute a quorum at the special meeting. Shares represented by proxies will be counted as shares present for purposes of establishing a quorum. Shares represented by proxies that are marked "abstain" also will be counted as shares present for purposes of establishing a quorum. If RISCORP determines that additional time is needed for the solicitation of proxies to approve the merger, RISCORP may adjourn or postpone the special meeting with a vote of shareholders present at the special meeting.

REQUIRED VOTE; VOTING AGREEMENT

     If shareholders specify in the accompanying proxy a choice with respect to any matter to be acted upon, the shares represented by such proxies will be voted as specified.

     Under RISCORP's Amended and Restated Articles of Incorporation, approval of the merger agreement and the consummation of the transactions contemplated therein requires (a) the affirmative vote of at least eighty percent (80%) of the votes entitled to be cast by the holders of all issued and outstanding shares of Class A Common Stock and Class B Common Stock, voting as a single class; and (b) the affirmative vote of a majority of the votes entitled to be cast by the holders of all issued and outstanding shares of Class A Common Stock and Class B Common Stock, voting as a single class, who are not affiliates of Mr. Griffin. In addition, pursuant to Section 607.0901 of the Florida Business Corporation Act, approval of the merger agreement and the merger requires the affirmative vote of the holders of two-thirds of the votes entitled to be cast by the holders of the issued and outstanding shares of Class A Common Stock and Class B Common Stock, voting as a single class, who are not affiliates of Mr. Griffin. As a condition to the consummation of the merger, the merger agreement requires the affirmative vote of the holders of two-thirds of the outstanding shares of Class A Common Stock.

     William D. Griffin, The RISCORP Group Holding Company, Limited Partnership, William D. Griffin Family Limited Partnership, Charlotte K. Griffin Trust Number 3, Anna F. Griffin Trust Number 3 and John Ford Griffin Trust Number 3 collectively own, beneficially and of record, all of the outstanding shares of Class B Common stock. Mr. Griffin disclaims beneficial ownership of the shares of Class B Common Stock held by the trusts created for the benefit of his children. These shareholders, representing in the aggregate over 94% of the votes entitled to be cast by holders of Class A Common Stock and Class B Common Stock, voting as a single class, have entered into a voting agreement insuring that all of their shares will be voted in favor of the merger agreement and the transactions contemplated therein. Because these shareholders are not record holders or beneficial owners of any shares of Class A Common Stock, the voting agreement will have no impact on the vote required by the holders of Class A Common Stock pursuant to the terms of the merger agreement.

     Pursuant to the terms of a management agreement between The Phoenix Management Company, Ltd. and RISCORP, Phoenix was granted a restricted stock award for 1,725,000 shares of Class A Common Stock, subject to vesting provisions contained in a restricted stock award agreement. Walter E. Riehemann, who controls the operations of Phoenix as the president and sole shareholder of its general partner, has indicated that he intends to vote all of Phoenix's shares in favor of the merger agreement and the transactions contemplated therein and that he agrees with the recommendations and reasons of the Board of Directors as set forth under the heading "Special Factors -- Recommendation of the Board of Directors."

     Under RISCORP's Amended and Restated Bylaws, approval of the proposal to adjourn or postpone the special meeting for a period of not more than 60 days for the purpose of soliciting additional proxies requires a majority of the votes entitled to be cast by holders of all outstanding shares of Class A Common Stock and Class B Common Stock, voting as a single class. Mr. Griffin controls the votes necessary to unilaterally approve this proposal.

     Proxies which indicate abstentions will have the same effect as votes against the merger agreement and the transactions contemplated therein and against the proposal to adjourn or postpone the special meeting. IF NO INSTRUCTIONS ARE INDICATED IN THE PROXIES RETURNED TO RISCORP, SUCH PROXIES WILL BE VOTED FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREIN AND FOR THE PROPOSED ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING TO SOLICIT ADDITIONAL PROXIES.

     With respect to all matters to be voted on by the shareholders, holders of shares of Class A Common Stock are entitled to one vote per share and holders of shares of Class B Common Stock are entitled to ten votes per share.

     At the special meeting, broker "non-votes" may occur. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Broker "non-votes" will be treated as votes against the relevant proposals. Broker "non-votes" will be counted as present for purposes of determining the existence of a quorum.

     SHAREHOLDERS HAVE THE RIGHT TO DISSENT FROM APPROVAL OF THE MERGER AND OBTAIN PAYMENT OF THE FAIR VALUE OF THEIR SHARES OF CLASS A COMMON STOCK BY FOLLOWING THE PROCEDURES DESCRIBED IN SECTION 607.1320 OF THE FLORIDA BUSINESS CORPORATION ACT. SEE APPENDIX B HERETO AND "THE MERGER -- DISSENTERS' RIGHTS OF APPRAISAL."

REVOCABILITY OF PROXIES

     A shareholder who signs and returns a proxy may revoke it at any time before it is voted by taking one of the following three actions: (1) giving written notice of revocation to Walter E. Riehemann, President of RISCORP; (2) executing and delivering a proxy with a later date; or (3) voting in person at the special meeting.

     Votes cast by proxy or in person at the special meeting will be tabulated by one or more inspectors of election appointed at the special meeting, who also will determine whether a quorum is present for the transaction of business. The expense of preparing, printing, and mailing proxy materials to the shareholders will be borne by RISCORP.

PROXY SOLICITATION

     RISCORP will bear the costs of solicitation of proxies for the special meeting. In addition to solicitation by mail, directors and officers of RISCORP may solicit proxies from shareholders by telephone, telegram, personal interview or otherwise. Such directors and officers will not receive additional compensation but may be reimbursed for out-of-pocket expenses in connection with such solicitation. In addition to solicitation by directors and officers of RISCORP, RISCORP has engaged Georgeson Shareholder Communications Inc. to act as solicitation agent in connection with the solicitation of proxies for the special meeting. RISCORP will pay the fees and expenses of such solicitation agent, which fees consist of a base fee of $9,000 and a fee of $5.00 per direct telephone solicitation, exclusive of any expenses. Such fees and expenses will not reduce the merger consideration payable to holders of Class A Common Stock in connection with this merger. Brokers, nominees, fiduciaries and other custodians have been requested to forward soliciting material to the beneficial owners of Class A Common Stock held of record by them, and such custodians will be reimbursed for their reasonable expenses. To date, RISCORP has spent approximately $7,000 in connection with retaining its proxy solicitation agent.

INDEPENDENT AUDITORS

     RISCORP has been advised that representatives of KPMG, LLP, RISCORP's independent auditors for 1999, will attend the special meeting, make a statement if they desire to do so and will be available to respond to appropriate questions.

                                  THE PARTIES

RISCORP

     Prior to April 1, 1998, RISCORP, Inc. offered managed care workers' compensation insurance and services designed to lower the overall costs of work-related claims, while providing quality cost-effective care to injured employees. As of March 31, 1998, RISCORP provided workers' compensation insurance and services to approximately 18,000 policyholders, principally in Florida and the southeastern United States.

     On April 1, 1998, RISCORP and certain of its subsidiaries sold substantially all of their assets and transferred certain liabilities to Zenith Insurance Company. In connection with the sale, RISCORP ceased substantially all of its former business operations, including its insurance operations, effective April 1, 1998. Thereafter, the operations of RISCORP consisted primarily of the administration of the day-to-day activities of the surviving corporate entities, compliance with the provisions of its agreement with Zenith, and the investment, protection, and maximization of the remaining assets of RISCORP. At the present time, RISCORP has no plans to resume any operating activities.

     RISCORP is a Florida corporation with its principal executive offices located at 2 North Tamiami Trail, Suite 608, Sarasota, Florida 34236-5642. The telephone number of RISCORP is (941) 366-5015.

     Officers and Directors. The following summaries set forth the name of each director and executive officer of RISCORP and a description of his positions and offices with RISCORP; a brief description of his principal occupations and business experience during the last five years; and certain directorships held by him in companies other than RISCORP. Unless otherwise indicated, the business address of each director and executive officer of RISCORP is 2 North Tamiami Trail, Suite 608, Sarasota, Florida 34236-5642. Each officer and director is a citizen of the United States. The information provided in this Proxy Statement concerning directors and executive officers of RISCORP is based upon statements made or confirmed to RISCORP by or on behalf of such individuals, except to the extent such information is contained in the records of RISCORP.

     Walter E. Riehemann has served as RISCORP's President since November 3, 1999, and as its Senior Vice President, General Counsel and Secretary since October 1997. Mr. Riehemann joined RISCORP as Associate General Counsel in August 1995 and was promoted to Vice President, General Counsel and Secretary in June 1997. Prior to joining RISCORP, Mr. Riehemann had been associated with the law firm of Powell, Goldstein, Frazer & Murphy, Atlanta, Georgia since 1993.

     Edward W. Buttner, IV has served as RISCORP's Chief Accounting Officer since April 1, 1998. Since 1976, Mr. Buttner has practiced as a certified public accountant in Jacksonville, Florida, where he is currently a principal of Buttner Hammock & Company, a public accounting firm. Prior to founding Buttner Hammock, Mr. Buttner was employed in various capacities with Ernst & Young LLP from June 1, 1976, including as a partner from October 1, 1988 to April 3, 1992.

     Seddon Goode, Jr. has served as a director of RISCORP since November 9, 1996. Mr. Goode has served as President and as a director of University Research Park, Inc. since 1981. Mr. Goode is also a director and chairman of Canal Industries, Inc.

     George E. Greene III has served as a director of RISCORP since 1995. Mr. Greene has been a private consultant since 1994. Mr. Greene served in various management positions with Florida Power Corporation and other subsidiaries of Florida Progress Corporation from 1962 to 1993. Mr. Greene retired from Florida Power Corporation as a Senior Vice President on January 1, 1994.

     Walter L. Revell has served as a director of RISCORP since 1995. Mr. Revell has been Chairman and Chief Executive Officer of H.J. Ross Associates, Inc., a consulting engineering, architectural and planning firm, since 1991 and Chairman and Chief Executive Officer of Revell Investments International, Inc. since 1984. Mr. Revell is also a director of The St. Joe Company, Dycom Industries, Inc. and NCL Cruises, Ltd.

     Criminal Proceedings. On September 18, 1997, the United States Attorney's office in Pensacola, Florida announced that a United States grand jury had indicted RISCORP Management Services, Inc., a wholly owned subsidiary of RISCORP, and five former officers, including Mr. Griffin, for various charges stemming from alleged illegal political campaign contributions. On September 18, 1997, the Board of Directors of RISCORP approved a guilty plea by RISCORP Management Services to a single count of conspiracy to commit mail fraud. The guilty plea was entered by RISCORP Management Services and accepted by the court on October 9, 1997. As a result of an agreement negotiated with the United States Attorney, the court dismissed an indictment against RISCORP on the same day.

     On August 10, 1998, the U.S. District Court for the Northern District of Florida, Tallahassee Division, sentenced RISCORP Management Services to pay:

     - a fine of $300,000;

     - a special assessment fee of $400;

     - the Florida Department of Law Enforcement $75,000 for the costs of the investigation; and

     - the State of Florida $50,000 in restitution.

All of these amounts have been paid in full. The defendants other than Mr. Griffin received sentences varying from fines of $10,000 to $25,000, probation from one to three years, and, in some cases, community service. See "Special Factors -- Background of the Merger."

WILLIAM D. GRIFFIN AND ACQUISITION CORP.

     The RISCORP Group Holding Company, Limited Partnership is the holder of record of 17,268,841 shares of Class B Common Stock and William D. Griffin Family Limited Partnership is the holder of record of 4,907,211 shares of Class B Common Stock. The general partner of The RISCORP Group Holding Company, Limited Partnership and William D. Griffin Family Limited Partnership is Gryphus Company I and Gryphus Company II, respectively. The president, director and controlling shareholder of each of Gryphus Company I and Gryphus Company II is William D. Griffin. Mr. Griffin is a citizen of the United States.

     Griffin Acquisition Corp. is a Florida corporation that is owned and controlled by Mr. Griffin. Acquisition Corp. was formed solely for the purpose of effecting the merger. The principal business purpose of Gryphus Company I and Gryphus Company II is to act as the general partner of each of The RISCORP Group Holding Company, Limited Partnership and William D. Griffin Family Limited Partnership, respectively. The principal business office address and telephone number for each of The RISCORP Group Holding Company, Limited Partnership, William D. Griffin Family Limited Partnership, Gryphus Company I and Gryphus Company II are Bank of America Center, Suite 850, 101 Convention Center Drive, Las Vegas, Nevada 89109, and (702) 598-3738. The address and telephone number for each of Mr. Griffin and Acquisition Corp. are P.O. Box 728, Sarasota, Florida 34236, and (941) 316-6800.

     Mr. Griffin served as Chairman and Chief Executive Officer of RISCORP from 1988 until 1997. Mr. Griffin also served on the Board of Directors of the Florida Workers' Compensation Joint Underwriting Association, Inc. from 1993 to 1994. Since 1997, Mr. Griffin's principal business occupation has been serving as Chairman of Griffin Company I, Inc. (d/b/a Griffin Holdings) and its affiliates. The address and telephone number for Griffin Company I, Inc. are P.O. Box 728, Sarasota, Florida 34236, and (941) 316-6800.

     Criminal Proceedings. Mr. Griffin was convicted (following his entry of a plea of guilty) to one count of an indictment charging him with the violation of Title 18 U.S.C. Section 371 (conspiracy to defraud the United States) in the U.S. District Court for the Northern District of Florida, Tallahassee Division, on August 10, 1998. He paid a civil penalty of $1,500,000, was fined $75,000, which was satisfied by payment of the civil penalty, and was committed to the U.S. Bureau of Prisons to be imprisoned for a total of five months and upon release therefrom to be on supervised release for a term of three years (with the initial five months thereof on home detention).

CERTAIN TRANSACTIONS

     Promissory Note. In 1997 and 1998, RISCORP advanced pre-indictment legal expenses to five former officers in connection with criminal charges instituted against them by the federal government. The advancement of these expenses was subject to an undertaking that each such officer would reimburse RISCORP in the event it was subsequently determined that he was not entitled to be indemnified by RISCORP for such expenses. Following the conviction of each former officer, RISCORP sought repayment of the advanced legal fees. Mr. Griffin promptly reimbursed RISCORP for the expenses advanced on his behalf. When three of these former officers refused to reimburse RISCORP, RISCORP filed suit against each. In December 1998, RISCORP reached an agreement with Mr. Griffin whereby each of these suits was dismissed without prejudice in exchange for Mr. Griffin's agreement to reimburse RISCORP for the pre-indictment legal expenses advanced to them. This obligation is evidenced by a promissory note in the amount of $245,000. The promissory note is payable to RISCORP on the earlier of January 1, 2001 or the date on which RISCORP makes a substantial distribution to the holders of Class A Common Stock. In the event that the promissory note is not paid in accordance with its terms, RISCORP is entitled to re-file and prosecute any or all of the three actions that it dismissed against these former officers.

     Directors Agreement. Mr. Griffin is currently a party to a directors agreement with the current members of the Board of Directors of RISCORP. Pursuant to this agreement, Mr. Griffin has agreed to refrain from taking any action to remove any director of RISCORP so long as any shares of Class A Common Stock remain outstanding. See "Special Factors -- Consequences to Shareholders if the Merger is Not Approved."

     Tolling Agreement. On September 29, 1999, RISCORP and its subsidiaries entered into a Tolling and Standstill Agreement with Mr. Griffin (the "Tolling Agreement"). The Tolling Agreement preserves the rights of RISCORP, its subsidiaries and Mr. Griffin, as such rights existed on September 29, 1999, through ten days after the termination of the Tolling Agreement. The original termination date was October 8, 1999. The parties subsequently amended the Tolling Agreement to set the termination date as the earliest of (i) June 1, 2000 or (ii) the closing of the merger.

HISTORY OF RISCORP AND REASONS FOR THE MERGER

     On April 1, 1998, RISCORP sold substantially all of its assets to Zenith Insurance Company for approximately $92 million in cash and the assumption by Zenith of $15 million in debt. In connection with the sale to Zenith, RISCORP ceased substantially all of its former business operations, including its insurance operations, effective April 1, 1998. Since that time, RISCORP's operations have consisted principally of the administration of the day-to-day activities of the surviving corporate entities, compliance with the provisions of the asset purchase agreement with Zenith, the resolution of remaining liabilities, and the investment, protection, and maximization of the remaining assets of RISCORP.

     The sale to Zenith followed a number of material adverse developments that impaired RISCORP's ability to continue as a going concern. To understand the basis for the proposed merger with Acquisition Corp. and the other alternatives considered by RISCORP in evaluating the terms of this transaction, an understanding of the numerous adverse developments experienced by RISCORP since its initial public offering is necessary. These adverse developments included:

           Delay in Preparation of 1996 Audited Financial
        Statements. Following the initial public offering of Class A Common Stock in February 1996, RISCORP experienced significant personnel turnover in its finance and treasury areas. The rapid growth of RISCORP, its multiple acquisitions, and the loss of key personnel impaired the ability of its internal accounting staff to prepare auditable financial statements. On March 25, 1997, RISCORP announced that it would delay the release of its previously scheduled 1996 fourth quarter and year-end earnings reports.

           On May 27, 1997, RISCORP informed the Florida Department of
        Insurance that it would be unable to timely file the audited statutory financial statements required by state insurance laws. RISCORP's audited financial statements for the year ended December
        31, 1996 were not
        made available until October 23, 1997. The amended audited statutory financial statements of RISCORP's insurance subsidiaries were filed with the Missouri Department of Insurance on August 30, 1997 and with the Florida Department of Insurance on September 16, 1997.

           Loss of Future Specialty Disability Trust Fund Claims with Accident Dates after December 31, 1997. In March 1997, the Florida legislature passed a bill substantially changing the Florida Special Disability Trust Fund. While this legislative action did not preclude RISCORP from being able to collect prior claims against the Special Disability Trust Fund, it resulted in the loss of recovery from the Special Disability Trust Fund of funds relating to future claims occurring on or after January 1, 1998 and required certain other claims to be refiled to be considered for reimbursement. This legislative change created substantial uncertainty in the marketplace regarding the ultimate financial impact it would have on the workers' compensation insurance carriers operating in Florida, with RISCORP being one of the largest.

           Legal Proceedings. At the time RISCORP negotiated the sale to Zenith, RISCORP and certain of its former executive officers and directors were parties to or implicated in a number of suits and investigations that significantly impaired its ability to find a buyer. These legal proceedings included:

           - a purported class action lawsuit arising out of RISCORP's acquisition of Commerce Mutual Insurance Company;

           - nine shareholder class action lawsuits that were consolidated into a single complaint seeking the recovery of damages related to alleged violations of federal securities laws; and

           - a federal grand jury investigation that ultimately led to the issuance of indictments which charged RISCORP, one of its subsidiaries, and five former officers of RISCORP, including Mr. Griffin, with violating federal laws arising from alleged illegal political campaign contributions.

           Regulatory Deadlines and Possible Administrative Action. On May 19, 1997, the Florida Department of Insurance issued a letter informing RISCORP of the Florida Department of Insurance's inability to complete 1995 and 1996 financial examinations of RISCORP's Florida-domiciled insurance subsidiaries. The Florida Department of Insurance imposed a deadline of June 9, 1997, after which it would take what it deemed "appropriate administrative action" unless RISCORP provided information requested by the Florida Department of Insurance for completion of its financial examinations of RISCORP. Following considerable negotiation between the Florida Department of Insurance and RISCORP representatives, on June 13, 1997, the Florida Department of Insurance agreed to a third extension of the deadline for taking administrative action until June 17, 1997. In granting this extension, representatives of the Florida Department of Insurance stated that if RISCORP failed to deliver a definitive purchase agreement, along with a cut-through endorsement, by noon on June 17, RISCORP's Florida-domiciled insurance subsidiaries would be placed under administrative supervision. The Board of Directors believed that any such action by the Florida Department of Insurance would likely result in a complete loss of shareholder value.

     A New Board and New Management. At the time of RISCORP's initial public offering of shares of Class A Common Stock, the Board of Directors consisted of five members, two of whom were outside directors and three of whom were executive officers of RISCORP. In October 1996, RISCORP initiated a search for a third outside director. On November 9, 1996, the size of the Board was increased to seven members and Seddon Goode, Jr. was elected as a director, together with
L. Scott Merritt, the Senior Vice President, Chief Investment Officer and Treasurer of RISCORP.

     In April 1997, Mr. Griffin recommended to the Board of Directors that RISCORP consider new leadership at the chief executive officer level to help restore RISCORP's credibility and integrity with the investing public, the regulatory authorities, and the rating agencies. Mr. Griffin recommended Frederick M.

Dawson, an executive with substantial insurance industry expertise, to the Board. The Board approved the recommendation and, on May 20, 1997, Mr. Griffin agreed to take a leave of absence as Chief Executive Officer and to be relieved of all of his duties as such until May 31, 1999. Also, Mr. Griffin agreed that during such period he would forego receiving the salary and incentives set forth in his Employment and Severance Agreement, dated January 1, 1995, that totaled approximately $1.5 million annually.

     Mr. Dawson was elected as Chief Executive Officer of RISCORP and elected as a director on May 20, 1997. As part of this management restructuring, James A. Malone, Richard Halloy, and L. Scott Merritt, each an executive officer and director of RISCORP, were requested by the Board to resign as directors. Each did so on May 20, 1997. Mr. Halloy also resigned as an officer on May 20, 1997.

     Additionally, Mr. Griffin entered into a directors agreement with Mr. Dawson and the three outside directors, Messrs. Goode, Greene and Revell, providing, in part, that: (a) so long as Mr. Griffin was a director, that he would be Chairman of the Board of RISCORP; (b) Mr. Griffin would vote all of his shares for each member of that Board at the 1997 Annual Shareholders Meeting; and (c) until the Annual Shareholders Meeting in 1998, no directors would be elected without the unanimous vote of all of the directors; and (d) Mr. Griffin agreed not to take any action in his capacity as the controlling shareholder of RISCORP to remove any of the directors.

     Collectively, these actions resulted in RISCORP having a new Chief Executive Officer, a Board of Directors consisting of five members, three of whom were outside directors, and an agreement by the controlling shareholder, Mr. Griffin, to keep that Board in place. On June 5, 1997, RISCORP's Chief Financial Officer, Treasurer, and President and Chief Operating Officer each resigned. The Board elected a new Chief Financial Officer, a new General Counsel, and a new Treasurer on June 10, 1997 and also elected Mr. Dawson to serve as President of RISCORP. Following Mr. Griffin's indictment and the issuance of an order by the Florida Insurance Commission prohibiting him from having any affiliation with an insurance company, the directors agreement was amended and, on September 18, 1997, Mr. Griffin resigned as a director of RISCORP and all other positions with RISCORP and its subsidiaries. Under the amended directors agreement, Mr. Griffin agreed to vote his shares as required to re-elect Messrs. Dawson, Revell, Greene and Goode as directors of RISCORP until such time as no shares of Class A Common Stock remained outstanding.

     On June 17, 1997, RISCORP entered into the definitive agreement with Zenith for the sale of substantially all of the assets of RISCORP. A copy of the purchase agreement was sent via facsimile to the Florida Department of Insurance immediately prior to the noon deadline it had imposed. Following shareholder approval, the transaction with Zenith closed on April 1, 1998. The purchase agreement contemplated a post-closing determination of the net book value of RISCORP and, therefore, the purchase price payable by Zenith for the assets. On March 15, 1999, almost a year after the transaction had closed, the independent auditors engaged to resolve the purchase price dispute between the parties rendered its decision as to the net book value of the assets transferred to Zenith as of April 1, 1998.

     The purchase agreement with Zenith had been negotiated by the Strategic Alternatives Committee of the Board of Directors and representatives of Alston & Bird LLP, the independent law firm engaged by the committee to assist it in evaluating the strategic alternatives available to RISCORP. Following the successful negotiation of the definitive agreement with Zenith within the time period imposed by the Florida Department of Insurance, RISCORP terminated the engagement (as to corporate legal matters) of the law firm that had represented it in the initial public offering and retained Alston & Bird to serve as its principal outside law firm with respect to corporate and securities issues.

     Sale to Zenith Insurance Company and the Contingent Right to any Future Recovery from Zenith. On April 1, 1998, RISCORP sold substantially all of its assets to Zenith and received, on the closing date, $35 million in cash, of which $10 million was placed in escrow to secure its indemnification obligations to Zenith. Pursuant to the terms of the asset purchase agreement, the final purchase price to be paid by Zenith was the amount by which the book value of the transferred assets exceeded the book value of the transferred liabilities assumed by Zenith on the closing date. On June 9, 1998, RISCORP delivered to Zenith a closing date balance sheet (the "Proposed Business Balance Sheet") representing the audited statement of transferred assets and transferred liabilities as of April 1, 1998. The Proposed Business Balance Sheet indicated RISCORP's proposal as to the final purchase price of approximately $141 million, less the $35 million previously paid by Zenith.

     Subsequent to June 9, 1998, Zenith suggested adjustments to the Proposed Business Balance Sheet that totaled approximately $211 million. These suggested adjustments principally related to differences in the estimation of loss and loss adjustment expense reserves and the estimate of the allowance for uncollectible receivables. The adjustments proposed by Zenith reflected Zenith's position that the aggregate value of the liabilities assumed by Zenith exceeded the value of the assets transferred by approximately $70 million. Zenith's proposal would have resulted in Zenith making no additional payments in connection with its purchase of the assets.

     On July 10, 1998, RISCORP and Zenith engaged a nationally recognized independent accounting firm to serve as neutral auditors and neutral actuaries to resolve the items in dispute between the parties and to determine the Final Business Balance Sheet for this transaction. On March 19, 1999, the neutral auditors delivered its determination of the Final Business Balance Sheet and, as such, its conclusion that the book value of the transferred assets exceeded the book value of the transferred liabilities assumed by Zenith at closing by $92.3 million. Therefore, pursuant to the terms of the asset purchase agreement and given the $35 million previously paid by Zenith at closing, Zenith was required to pay an additional $57.3 million in immediately available funds on or before March 26, 1999, plus interest thereon at 6.13% per annum from April 1, 1998 through the final payment date. On March 26, 1999, Zenith paid RISCORP $50.8 million (including $3.1 million in interest), deposited $2.8 million into escrow to secure RISCORP's indemnification obligations to Zenith, and RISCORP retained, with Zenith's approval, $6.8 million of cash, certificates of deposit and securities that were identified as transferred assets, but had not been physically transferred to Zenith by such date.

     While the asset purchase agreement provides that the decision of the neutral auditors is final, binding and conclusive, RISCORP believes that the neutral auditors made certain errors in calculating the amount by which the book value of the transferred assets exceeded the book value of the transferred liabilities in connection with its determination of the Final Business Balance Sheet. In addition to this discrepancy as to the purchase price, following the closing of this transaction other disputes arose between the parties regarding, among other things, Zenith's assumption of certain operating liabilities of the business and each party's indemnification obligations under the asset purchase agreement. On July 7, 1999, RISCORP and Zenith settled, with certain limited exceptions, the claims arising out of the sale. The terms of the settlement preserved RISCORP's right to seek correction of alleged errors made by the neutral auditors in connection with its determination of certain reinsurance recoverable adjustments contained in the Final Business Balance Sheet.

     On October 7, 1999, the neutral auditors denied RISCORP's request for correction of these errors. As a result, on January 5, 2000, RISCORP filed an action against Zenith and the neutral auditors seeking a declaration from the court, and an award of specific performance, correcting the neutral auditors' alleged errors. In this suit, RISCORP is seeking an increase in the net book value of RISCORP as reflected on the Final Business Balance Sheet of either $18,057,000 or $5,872,000, plus interest, depending upon the findings of the court as to the nature of the neutral auditors' alleged errors. RISCORP is seeking to recover this sum from Zenith as additional purchase price in connection with the asset sale. On March 16, 2000 Zenith submitted a demand for arbitration seeking declaratory relief and a dismissal of the two counts contained in the complaint related to the $18,057,000 decrease to the reinsurance recoverables line item on the Final Business Balance Sheet. In the alternative, Zenith is seeking a determination from the arbitrator that it was fraudulently induced to enter into the settlement agreement. RISCORP is preparing its response to the arbitrator and intends to vigorously prosecute this litigation.

     Pursuant to the terms of the merger agreement, the merger consideration payable to the holders of Class A Common Stock includes the contingent right to receive the pro rata net cash amount, if any, of the value of any recovery obtained by RISCORP from Zenith in settlement and final discharge of alleged errors made in the determination of the Final Business Balance Sheet. Given the uncertainties inherent in the litigation process, RISCORP is unable to predict the ultimate outcome of this litigation and, accordingly, it is possible that the only consideration to be received by holders of Class A Common Stock in connection with the merger will be $2.85 in cash.

     The Claims Committee. As a result of the many adverse developments experienced by RISCORP following its initial public offering, the Board of Directors appointed a Claims Committee in late 1997 to evaluate and, where appropriate, make recommendations to the Board of Directors with respect to claims and contingencies pending against RISCORP or instituting claims on behalf of RISCORP against third parties. The original members of the Claims Committee were Messrs. Dawson, Goode, Greene and Revell. Following the sale to Zenith, the Claims Committee accelerated its efforts to identify and evaluate potential claims to be asserted by RISCORP. As part of this process, upon the advice of Alston & Bird, the Claims Committee interviewed a number of independent law firms to assist the committee in evaluating various claims that might be asserted by RISCORP and to provide independent legal representation to the committee. The Claims Committee retained Kilpatrick Stockton LLP, a 440-lawyer law firm based in Atlanta, Georgia, for this purpose. In connection with the investigation of claims against Mr. Griffin and the other former officers and directors of RISCORP, upon the advice of Kilpatrick Stockton, in January 1998, the Claims Committee was reconstituted with two members, Messrs. Dawson and Goode. Because Messrs. Greene and Revell were both members of the Board of Directors at the time of RISCORP's initial public offering, this change was suggested to avoid any potential conflict of interest or the appearance of a conflict of interest with respect to the activities of the Claims Committee. The Claims Committee met 11 times in 1998 and 16 times in 1999.

     The Claims Committee, with the assistance of its independent counsel, evaluated the basis and merits for asserting various claims against entities or individuals that might have been responsible for or contributed to the adverse developments experienced by RISCORP. Mr. Griffin's actions while an officer and director of RISCORP were a principal focus of the Claims Committee process. In evaluating potential claims against Mr. Griffin, the Claims Committee and its independent counsel investigated the factual basis for any potential cause of action against him, the legal theories upon which to assert a right of recovery, the potential recoverable damages attributable to his actions, and the time and cost of pursuing an action against him. In assessing the potential recoverable damages attributable to Mr. Griffin's actions, the Claims Committee considered the range of potential recoveries in connection with any such litigation. The low and high ends of the range considered by the Claims Committee were $9 million and $48 million, respectively, with the probability of recovery at the high end of the range being characterized by independent counsel to the committee as remote. The information developed by the committee in this process was used by the Board of Directors and its representatives in the subsequent negotiation of the terms of the merger agreement, including the premium reflected in the $2.85 cash portion of the merger consideration.

     Evaluation of Strategic Alternatives Following the Sale to Zenith. As previously mentioned, following the sale to Zenith, RISCORP's operations consisted principally of the administration of the day-to-day activities of the surviving corporate entities, investing the proceeds from the sale to Zenith, complying with the provisions of the asset purchase agreement, identifying, evaluating, and pursuing the recovery of contingent assets and claims available to RISCORP, and resolving contingent liabilities pending against RISCORP. As part of this process, the Board of Directors considered the alternatives available to it in order to maximize the cash distributable to the Class A shareholders as quickly as possible. The Board concluded that the following were the only two viable alternatives:

           Effect an Orderly Winding-Up of the Operations of RISCORP. The winding-up of RISCORP's operations would principally require the continued monetization of all of the contingent assets of RISCORP and the resolution of all contingent liabilities to effect, at an indefinite time in the future, an orderly liquidation of RISCORP. Because the contingent assets and liabilities known to exist were principally claims or potential claims involving litigation, the winding-up process could reasonably be expected to continue for a period of years and require RISCORP to institute and defend itself in litigation against various parties during this process. In evaluating this alternative, the Board considered the time value of money to the shareholders of RISCORP, as well as the drain on corporate assets that could reasonably be expected in connection with any such litigation. Proceeding on this basis would eventually require the adoption of a plan of liquidation which, under Florida law, would require shareholder approval

        (i.e., Mr. Griffin's consent) and would ultimately result in a distribution of the remaining assets of RISCORP to the shareholders on a pro rata basis with Mr. Griffin receiving approximately $0.63 of every $1.00 distributed. Mr. Griffin has indicated that he has no present intention to approve a plan of liquidation.

           Negotiate a Sale of RISCORP to Mr. Griffin. Given the unique circumstances facing RISCORP, Mr. Griffin is the only person who would have an interest in acquiring all of the outstanding shares of Class A Common Stock at a premium over its anticipated liquidation value. Accordingly, assuming the per share purchase price to be paid by Mr. Griffin includes an acceptable premium over the liquidation value otherwise payable to the holders of Class A Common Stock in a future liquidation, such a transaction could achieve the Board's desire to maximize the amount to be paid for each outstanding share of Class A Common Stock and permit such payment to be made much sooner than would otherwise be possible in connection with a liquidation of RISCORP. The premium to be paid by Mr. Griffin would, in essence, reflect the negotiated amount by which the anticipated net recovery for all contingent assets, including contingent claims against Mr. Griffin, exceeds the anticipated costs in resolving all contingent liabilities.

                              SPECIAL FACTORS

BACKGROUND OF THE MERGER

     Preliminary Negotiations with Representatives of Mr. Griffin. In April 1999, following the sale of RISCORP's assets to Zenith, counsel to Mr. Griffin with respect to his corporate interests contacted counsel to RISCORP to discuss the possibility of Mr. Griffin acquiring the outstanding shares of Class A Common Stock. On April 19, 1999, the parties entered into a confidentiality agreement permitting Mr. Griffin's representatives access to RISCORP's books and records for due diligence purposes.

     On May 25, 1999, counsel to RISCORP and counsel to Mr. Griffin met to discuss a proposed acquisition. At this meeting, counsel to Mr. Griffin was advised that the Claims Committee was completing its investigation of the actions of Mr. Griffin while serving as an officer and director of RISCORP and that any purchase price to be proposed by Mr. Griffin would have to reflect a substantial premium over the anticipated liquidation value of RISCORP as compensation for the damages RISCORP believed it sustained as a result of Mr. Griffin's conduct. Accordingly, it was suggested that counsel to Mr. Griffin meet with independent counsel to the Claims Committee to discuss the claims RISCORP believed it had a basis to assert against Mr. Griffin and the damages attributable to such claims.

     On June 9, 1999, counsel to Mr. Griffin met with independent counsel to the Claims Committee to discuss these issues. At this meeting, independent counsel to the Claims Committee delivered a draft of a civil complaint against Mr. Griffin. The draft civil complaint set forth various alleged damages suffered by RISCORP and attributable to the allegations contained in the draft complaint. The alleged damages included, but were not limited to, the amounts paid by RISCORP in connection with the payment of illegal campaign contributions, the amounts paid by RISCORP to settle the consolidated securities class action lawsuit filed against the company following its initial public offering, and the legal fees and expenses and other out-of-pocket fees and expenses incurred by RISCORP in connection with such matters. These alleged damages ranged from a low of approximately $400 to a high of approximately $16.7 million and aggregated to approximately $21 million. These amounts included the fines and assessments paid by RISCORP in connection with the criminal proceedings stemming from the illegal political campaign contributions, as well as approximately $640,000 in RISCORP funds that may have been used to make the illegal contributions. In addition, the draft complaint set forth certain alleged damages of at least $50 million arising out of the asset sale to Zenith. Counsel to the Claims Committee also delivered to counsel to Mr. Griffin a letter required by Section 772.11 of the Florida statutes demanding that Mr. Griffin repay treble the damages suffered by RISCORP as a result of the improper use of RISCORP funds for an illegal purpose. Counsel to Mr. Griffin subsequently requested the opportunity to make a presentation to the Board of Directors of RISCORP regarding Mr. Griffin's acquisition offer and the various defenses of Mr. Griffin to the alleged claims set forth in the draft civil complaint.

     On July 13, 1999, counsel to RISCORP and counsel to Mr. Griffin met to discuss the terms of the proposed transaction. At this meeting, counsel to Mr. Griffin delivered a draft term sheet, a draft merger agreement (without specifying a purchase price), and its analysis of the size of the judgment that would have to be recovered by RISCORP against Mr. Griffin for a distribution to the holders of Class A Common Stock to equal or exceed the purchase price per share to be proposed to the Board by Mr. Griffin. The parties at the meeting discussed the structure being proposed by Mr. Griffin, contingencies with respect to the payment of the merger consideration to the holders of Class A Common Stock, and the assumptions used in developing the comparative analysis of the financial terms of Mr. Griffin's offer. The draft term sheet contemplated a merger in which each share of Class A Common Stock would be converted into a cash amount equal to the net book value per share of RISCORP as computed as of the close of business on the last day of the month immediately preceding the month of closing, plus an unspecified premium per share over such net book value. In determining net book value, Mr. Griffin's proposal contemplated the establishment of agreed upon reserves for several of the contingent liabilities then pending against RISCORP. These reserves would have the effect of reducing net book value and, therefore, reducing the amount ultimately payable to the holders of Class A Common Stock upon closing the merger. Mr. Griffin's proposal also provided for the exclusion of up to

$500,000 in transaction expenses from the determination of net book value to, in effect, have these expenses paid by Mr. Griffin.

     On July 14, 1999, the Board met with representatives of management and counsel to RISCORP to discuss the structure of the transaction being proposed and the terms contained in the draft merger agreement.

     On July 15, 1999, counsel to Mr. Griffin made a presentation to the Board of Directors regarding the proposed transaction and the various defenses of Mr. Griffin to the alleged claims. Also present at this meeting were the General Counsel and Principal Accounting Officer of RISCORP and counsel to RISCORP. During the presentation, counsel to Mr. Griffin outlined the proposed structure of the transaction, the benefits Mr. Griffin perceived to the holders of Class A Common Stock in proceeding expeditiously, and an analysis of the time and expense that would be incurred by RISCORP in pursuing any litigation against Mr. Griffin for events that occurred while he was an officer and director and the defenses which Mr. Griffin possessed with respect to such potential claims. Counsel to Mr. Griffin also presented an analysis of the value expected to be received by the holders of Class A Common Stock under various alternatives available to RISCORP, and compared each alternative to Mr. Griffin's privatization offer. This analysis focused on the size of the judgment that RISCORP would have to recover against Mr. Griffin for the amount ultimately distributable to the holders of Class A Common Stock to equal or exceed the merger consideration being offered. Mr. Griffin's proposal contemplated that each share of Class A Common Stock would receive a cash amount equal to the net book value per share of RISCORP as of the last day of the month immediately proceeding the closing, plus a premium of $0.10 per share. The net book value calculation proposed by Mr. Griffin would include reserve adjustments for several known contingent liabilities, as well as the exclusion of up to $500,000 in transaction expenses. The proposal did not contemplate any post-closing adjustment that would give the holders of Class A Common Stock the benefit of any contingent assets recovered by RISCORP following the determination of net book value per share. Following the presentation and questions, Mr. Griffin's representatives were excused from the meeting.

     The Board, members of management, and counsel to RISCORP discussed the proposal and recommendations for proceeding. As part of this discussion, the Board acknowledged the inadequacy of the premium and the fact that the proposed adjustments to net book value could substantially reduce the merger consideration to be received by the holders of Class A Common Stock. The Board agreed that the premium proposed by Mr. Griffin did not reflect (a) any value for the contingent assets of RISCORP that may be realized after the closing of this transaction; (b) the tax benefit associated with the historical operating losses of RISCORP; or (c) adequate compensation to RISCORP for the damages the Board believed could be attributed to Mr. Griffin's conduct while an officer and director of RISCORP. Given the probability that other contingent liabilities would arise between the execution of the merger agreement and the closing of this transaction, the Board concluded that if an acceptable premium could be negotiated, establishing a fixed purchase price per share would be beneficial to the holders of Class A Common Stock and could potentially be structured to shift the risk of unknown liabilities to Mr. Griffin.

     Following further discussion, the Board authorized management to negotiate an agreement in principle with Mr. Griffin, subject to the approval of the Board of Directors. The Board instructed management that any agreement in principle would have to include a substantial improvement in the price per share Mr. Griffin was willing to pay. Management was also instructed to continue to pursue a resolution of the contingencies pending against RISCORP in the event terms acceptable to the Board could not be reached.

     On July 27, 1999, counsel to RISCORP and counsel to Mr. Griffin met with independent counsel to the Claims Committee to discuss RISCORP's potential claims against Mr. Griffin and other former officers and directors of RISCORP. The claims being considered by RISCORP included: (a) breach of fiduciary duty, fraud and civil theft claims arising out of the payment of illegal political campaign contributions; (b) contribution and indemnification claims with respect to RISCORP's settlement of the consolidated shareholder securities class action lawsuit; and (c) claims under federal and state Racketeer Influenced and Corrupt Organization Acts related to the payment of illegal political campaign contributions. Independent counsel to the Claims Committee was still investigating the merits of, and factual basis for, these claims, possible remedies to be asserted by RISCORP, and a quantification of the damages attributable to such

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

claims. In addition, counsel to Mr. Griffin advised RISCORP and counsel to the Claims Committee that it believes Mr. Griffin has meritorious defenses to such potential claims, including, but not limited to defenses based upon: (a) Mr. Griffin's conduct as an officer and director of RISCORP; (b) the applicable standards for such conduct under Florida law; (c) the applicable provisions of RISCORP's bylaws; (d) Mr. Griffin's resignation as an officer and director and execution of the directors agreement; (e) the settlement of the securities class action relating to RISCORP's initial public offering and the releases executed by the parties in connection therewith; and (f) the numerous and varied factors that contributed to or were associated with RISCORP's adverse developments following its initial public offering and the difficulties associated with assessing the damages that are attributable to each such factor and the speculative nature of any such undertaking. Counsel to Mr. Griffin has indicated that Mr. Griffin would vigorously assert such defenses and others in any action initiated by RISCORP against Mr. Griffin. In addition, counsel to Mr. Griffin noted that any proceeds from any claim against Mr. Griffin would be payable to RISCORP and would inure to the benefit of all shareholders of RISCORP, including Mr. Griffin and the various trusts created for the benefit of his children. Finally, Mr. Griffin's counsel advised RISCORP that it would take RISCORP in excess of 6 years to finally resolve potential claims against Mr. Griffin. Counsel to RISCORP and independent counsel to the Claims Committee later briefed management and members of the Board on the issues discussed at this meeting.

     On August 3, 1999, the Claims Committee met with its independent counsel and counsel to RISCORP to discuss the valuation issues related to the claims against Mr. Griffin and the issues raised by counsel to Mr. Griffin in its presentation to the Board and subsequent meetings with counsel.

     On August 4, 1999, the Board met to, among other things, receive a presentation from management and counsel regarding the status of the negotiations with Mr. Griffin. As part of this presentation, management described the status of the material contingencies that were pending and the valuation issues related to the ongoing negotiations. These material contingencies included (a) possible claims to be asserted against Zenith and the neutral auditors in connection with the determination of the Final Business Balance Sheet in connection with the asset sale to Zenith; (b) possible claims to be asserted against the Florida Department of Labor seeking refunds related to prior assessments paid by RISCORP; (c) contingent liabilities related to ongoing litigation being defended by RISCORP; and (d) the potential for additional claims which could be asserted against RISCORP but which were unknown at that date. The Board also received a presentation from independent counsel to the Claims Committee regarding the potential claims against Mr. Griffin. Following a discussion of these issues, the Board authorized management to communicate a counter offer to Mr. Griffin's initial proposal in the amount of $3.65 per share. On August 6, 1999, counsel to RISCORP communicated RISCORP's counter offer to Mr. Griffin's representatives.

     For several weeks following the communication of the counter offer, counsel to RISCORP and Mr. Griffin periodically conferred regarding the status of various contingent assets or liabilities and the terms of the proposed transaction. During this period, each party prepared a valuation analysis of the known claims and contingencies to support its respective position. On September 9, 1999, counsel to Mr. Griffin presented a counter proposal to RISCORP increasing the proposed premium per share to be paid over the adjusted net book value of RISCORP from $0.10 per share to approximately $0.40 per share. This counter proposal was still unacceptable to the Board of Directors.

     On September 14, 1999, RISCORP countered Mr. Griffin's most recent proposal. RISCORP proposed that each share of Class A Common Stock receive cash in an amount equal to the greater of (a) $3.10 per share, or (b) net book value per share plus $0.50.

     On September 20, 1999, a board meeting was convened to discuss, among other things, the status of the negotiations. Management and counsel to RISCORP briefed the Board on the issues and the respective positions of the parties. No formal action was taken by the Board during this meeting.

     On September 22, 1999, independent counsel to the Claims Committee advised management and counsel to RISCORP that on September 30, 1999, the statute of limitations might expire as to certain claims against Mr. Griffin if litigation was not initiated. Counsel to RISCORP contacted Mr. Griffin's counsel to discuss this issue and RISCORP's decision to file suit absent an agreement that would toll the running of the statute of limitations. On September 30, 1999, the parties entered into a tolling agreement.

     On September 30, 1999, counsel to RISCORP and counsel to Mr. Griffin met to discuss the status of various contingencies material to price. Following considerable discussion of the issues, an agreement in principle was reached as to the price per share to be paid to the holders of Class A Common Stock, subject to the approval of the Board of Directors of RISCORP and Mr. Griffin. The agreement in principle contemplated that a fixed price would be payable to the holders of Class A Common Stock in the amount of $2.95 per share. Based on a liquidation value per share of RISCORP common stock of approximately $2.23 at June 30, 1999, the $2.95 purchase price reflected a premium of $0.72 per share. On October 2, 1999, a special board meeting was convened and counsel to RISCORP briefed management and the Board on the terms of the agreement in principle and the proposed resolution of various issues regarding the structure of the transaction. Following discussion, the Board approved the agreement in principle and authorized management to negotiate the definitive terms of the merger agreement, subject to final approval by the Board. During the following week, counsel to RISCORP and counsel to Mr. Griffin had several telephone conversations regarding the terms of the transaction.

     On October 7, 1999, the Alabama Department of Insurance unexpectedly asserted that RISCORP owed it an additional $1.7 million in premium taxes for the 1996 tax year. This potential liability was unknown to the parties at the time the agreement in principle was reached.

     On or about October 11, 1999, RISCORP received from Arthur Andersen, the neutral auditors, the decision that it had denied RISCORP's request for correction of certain errors contained in the determination of the final purchase price to be paid by Zenith. Based on the nature of the error and the submissions to the neutral auditors from both RISCORP and Zenith on this issue, RISCORP had believed that there was a significant likelihood that the neutral auditors would render a decision in its favor as to at least $5.8 million, plus accrued interest since April 1, 1998. This expectation formed a material component of the agreement in principle reached as to price.

     On October 14, 1999, counsel to RISCORP and counsel to Mr. Griffin met to discuss these and other adverse developments recently experienced by RISCORP. Several days following this meeting, RISCORP was advised by Mr. Griffin's representatives that it would be necessary to conduct further due diligence to determine whether and on what basis Mr. Griffin would be prepared to proceed given these recent developments. During the following two weeks, representatives of Mr. Griffin continued their due diligence into these issues in an effort to assess the effect on the purchase price previously negotiated. Also during this period, counsel for RISCORP and counsel for Mr. Griffin continued to negotiate the terms of the merger agreement and exchanged comments on several revised drafts of the documents. On October 24, 1999, Mr. Dawson died of complications from colon cancer.

     On October 29, 1999, counsel to RISCORP was advised that Mr. Griffin was no longer willing to proceed with this transaction at the price previously negotiated given the recent adverse developments experienced by RISCORP.

     Final Negotiations. Later, on October 29, 1999, counsel to RISCORP briefed management and discussed various alternatives available to RISCORP. These alternatives included initiating suit against Mr. Griffin, renegotiating the price payable by Mr. Griffin in connection with this transaction given the recent adverse developments experienced by RISCORP, or continuing to resolve the contingencies pending against RISCORP in contemplation of a future liquidation. A meeting of the Board of Directors was convened that afternoon. Counsel to RISCORP described the status of the negotiations to the Board and the issues raised at the meeting with counsel to Mr. Griffin. A discussion of the issues ensued, including the valuation issues created by the recent adverse developments. Given the fact that the denial by the neutral auditors appeared to be the principal basis upon which Mr. Griffin was attempting to renegotiate price and given RISCORP's view as to the merits of its claim against Zenith, the Board discussed the advisability of making a concession as to price, but retaining for the benefit of the holders of Class A Common Stock the contingent right to receive the pro rata amount of any recovery from Zenith. If RISCORP were successful in its efforts to recover at least $5.8 million, plus interest, from Zenith, such recovery would result in an additional payment of approximately $0.16 per share of Class A Common Stock, less a pro rata share of the expenses incurred in prosecuting the claim. Counsel suggested that such proposal be combined with revisions to the merger agreement that would effectively shift the risk of loss to Acquisition Corp. for any additional adverse developments experienced by RISCORP between the signing of the merger agreement and closing the merger or, at a minimum, limiting the circumstances upon which Mr. Griffin could refuse to close the transaction. Given the Board's view that it was likely that additional liabilities could arise prior to closing, the Board agreed with this proposal and authorized management and counsel to RISCORP to continue to negotiate these points with representatives of Mr. Griffin.

     Over the course of the next two days, the parties negotiated these issues and, on October 31, 1999, the parties agreed, subject to Board approval, to a resolution of the final terms of the merger agreement. On November 1, 1999, a board meeting was convened. Counsel to RISCORP described the proposed resolution of the issues to the Board. After considering all of the factors set forth under the section entitled "Recommendation of the Board of Directors" below, the Board concluded that the inherent risks associated with litigation, as well as the time, expense and speculative nature of significant damages against Mr. Griffin, could result in the holders of Class A Common Stock receiving significantly less per share if litigation were initiated against Mr. Griffin. The Board also concluded that the terms of the merger were more favorable to the holders of Class A Common Stock than the prospect of continuing to resolve the contingencies pending against RISCORP given the likelihood that the net assets of RISCORP would be reduced during this process and the fact that Mr. Griffin's consent would be required to effect a final liquidation of RISCORP. As a result, the Board concluded that the merger was in the best interests of the holders of Class A Common Stock and counsel advised the Board that the final documents would be distributed to them on November 2, 1999 for review and, if in acceptable form, approval.

     Decision of the Board of Directors. On November 3, 1999, a board meeting was convened to consider the terms of the merger agreement and the merger. Also participating in the meeting were members of management, counsel to RISCORP, and independent counsel to the Claims Committee. In connection with its consideration of the terms of the merger agreement, the Board received the verbal report from independent counsel to the Claims Committee summarizing the value of potential claims that may be asserted by RISCORP against Mr. Griffin, and a financial analysis from the Principal Accounting Officer of RISCORP addressing the size of the gross judgment that would have to be awarded to RISCORP in litigation against Mr. Griffin to equal the premium included in the $2.85 cash portion of the merger consideration. Following discussion and consideration of their fiduciary duties to RISCORP and its shareholders, on November 3, 1999, the members of the Board unanimously approved the merger agreement and the merger. See "The Merger -- Recommendation of the Board of Directors."

     Decision Not to Engage a Financial Advisor. The Board of Directors considered, and rejected, the idea of engaging an investment banking firm or other financial advisor to render an opinion to RISCORP as to the fairness of the merger consideration to the holders of Class A Common Stock from a financial point of view. In making its decision not to seek such an opinion, the Board considered the fact that substantially all of the assets of RISCORP consist of cash, investment grade securities and contingent claims that may be asserted by RISCORP. Similarly, a substantial portion of the liabilities of RISCORP consist of contingent liabilities related to pending litigation or contingent liabilities that may arise in the future as a result of RISCORP's prior operations. With the assistance of both counsel to RISCORP and, where appropriate, independent counsel to the Claims Committee, the Board quantified the range of values it reasonably expected to be recovered by RISCORP with respect to the contingent assets and the costs reasonably expected to be incurred by RISCORP with respect to the contingent liabilities. Given the fact that the valuation of these contingencies is principally a function of the probability of recovery or loss based on the legal theories supporting the claims, and a quantification of the likely damages attributable to such contingencies, the Board concluded that counsel to RISCORP and independent counsel to the Claims Committee were in the best position to assist the members of the Board in their determination of the relative merits and the reasonable range in values attributable to each of these contingencies. This conclusion, combined with the fact that the tangible assets of RISCORP are substantially all cash and investment grade securities with values that are readily ascertainable, led the Board to ultimately conclude that a fairness opinion from a financial advisor would not be meaningful to the holders of Class A Common Stock in their evaluation of the terms of the merger.

     Absence of an Unaffiliated Representative. The Board of Directors did not retain an unaffiliated representative to act solely on behalf of the holders of RISCORP's common stock who are not affiliates of Mr. Griffin in negotiating the terms of the merger. Given the fact that all the members of the Board are independent outside directors, the fact that the Claims Committee had the assistance of independent outside counsel in assessing the potential claims against Mr. Griffin, and the fact that the merger requires the approval of the holders of two-thirds of the outstanding shares of the Class A Common Stock, the Board does not believe that the absence of an unaffiliated representative adversely impacted (1) the procedures the Board employed to evaluate and approve the merger; or (2) the fairness of the transaction to the holders of Class A Common Stock.

     Potential Claims Against Mr. Griffin. The Board, with the assistance of independent counsel to the Claims Committee, evaluated various potential claims against Mr. Griffin and other former officers and directors of RISCORP. The potential claims evaluated included (a) breaches of fiduciary duty, fraud and civil theft claims arising out of the payment of illegal political campaign contributions; (b) contribution and indemnification claims with respect to RISCORP's settlement of the consolidated securities class action lawsuit; and
(c) claims under federal and state Racketeer Influenced and Corrupt Organization Acts related to the payment of illegal political campaign contributions. In assessing the potential claims against Mr. Griffin, the Board considered the range of potential recoveries in connection with any such litigation. The low and high ends of the range considered by the Board were $9 million and $48 million, respectively, with the probability of recovery at the high end of the range being characterized by independent counsel to the Claims Committee as remote. In assessing the potential claims against Mr. Griffin, the Board was advised of and also considered the fact that Mr. Griffin's counsel believed that Mr. Griffin had meritorious defenses to such potential claims and that Mr. Griffin intended to assert such defenses vigorously in any action instituted by RISCORP against him. Such defenses include, but are not limited to, defenses based on: (a) Mr. Griffin's conduct as an officer and director of RISCORP; (b) the applicable standards for such conduct under Florida law; (c) the applicable provisions of RISCORP's bylaws; (d) Mr. Griffin's resignation as an officer and director and execution of the directors agreement; (e) the settlement of the consolidated securities class action lawsuit relating to RISCORP's initial public offering and the releases executed by the parties in connection therewith; (f) the numerous and varied factors that contributed to or were associated with RISCORP's adverse developments following its initial public offering; (g) the difficulties associated with assessing the damages that are properly attributable to each such factor; and (h) the highly speculative nature of any undertaking to assess any such damages, particularly any damages beyond the out-of-pocket fees, costs and expenses incurred by RISCORP in connection with such matters.

     In assessing these claims, independent counsel to the Claims Committee advised the Board that it could anticipate that the liquidation of these potential claims could take 2 to 4 years, at best, with RISCORP incurring legal fees of approximately $2 million per year during the pendency of such a suit. For purposes of analyzing the claims, the Board further estimated that the total expenses to be incurred by RISCORP in pursuing the claims against Mr. Griffin would be $5 million.

     In analyzing these claims, it is important to note that the Claims Committee concluded, after consulting with independent counsel to the committee, that any judgment against Mr. Griffin would be payable to RISCORP and, therefore, the economic benefit of such judgment would be allocated on a per share basis between the holders of Class A Common Stock and Class B Common Stock. There are currently 38,593,114 shares of RISCORP common stock issued and outstanding, of which 14,258,671 are shares of Class A Common Stock held by the public shareholders and 24,334,443 are shares of Class B Common Stock held by various family partnerships controlled by Mr. Griffin and trusts created for the benefit of his children. Accordingly, the holders of Class A Common Stock should only expect to receive their pro rata share equal to 37% of the amount actually received by RISCORP, net of expenses, in connection with any judgment in favor of RISCORP against Mr. Griffin or in connection with the recovery of any other contingent assets that RISCORP might pursue.

     In evaluating the terms of the merger, the Board considered the $2.85 cash portion of the merger consideration in relation to: (a) $1.50, which represents the amount the Board believes would be the approximate amount immediately distributable to holders of Class A Common Stock assuming a liquidation of RISCORP; (b) $1.81, which represents the highest "bid" price per share of Class A Common Stock immediately prior to the announcement of the merger; and (c) $2.29, which represents the net book value per share as of December 31, 1999, on a fully-diluted basis. In doing so, the Board concluded that while net book value per share and the highest bid price per share may be relevant, for purposes of evaluating the premium reflected in the $2.85 cash portion of the merger consideration, it is more appropriate to compare the $2.85 to the amount distributable to the holders of Class A Common Stock if RISCORP were liquidated. In connection with this analysis, the Board considered RISCORP's liquidation value of approximately $2.25 per share at September 30, 1999, and concluded that any immediate liquidating distribution to RISCORP shareholders would have to be reduced by as much as one-third to fund a liquidating trust pending the resolution of all claims and contingencies that presently exist or may be asserted against RISCORP in the future. The balance, if any, of the amount placed in the liquidating trust would ultimately be distributable to the shareholders upon the final resolution of all such claims and contingencies.

     As a result, after considering the potential claims against Mr. Griffin, the range of potential recoveries, as well as the inherent risks and uncertainties associated with the litigation process, including the risks that
(a) RISCORP may not prevail in such litigation or that a jury could consider that the damages attributable to Mr. Griffin's conduct were substantially less than the amount sought to be recovered by RISCORP; (b) the litigation of claims against Mr. Griffin could take substantially longer than 4 years; and (c) the expenses to be incurred by RISCORP in pursuing such claims could substantially exceed the $5 million in estimated fees and expenses, the Board concluded that proceeding with the merger was in the best interest of the holders of Class A Common Stock and maximizes the value of the Class A Common Stock. In reaching such conclusion, the Board also considered the likelihood that, if RISCORP was not successful in a suit against Mr. Griffin, the holders of Class A Common Stock would receive significantly less per share than the $2.85 cash portion of the merger consideration in any future liquidation, assuming Mr. Griffin would consent to any such liquidation.

     Analysis of the Other Material Contingent Assets and Liabilities. In addition to analyzing potential claims against Mr. Griffin and Zenith, the Board, with the assistance of counsel, also analyzed the other material contingent assets and liabilities related to RISCORP's former business activities and attempted to quantify the value of each in evaluating whether the merger is in the best interests of the holders of Class A Common Stock. The contingent assets considered by the Board to be both material and potentially available to RISCORP were:

     - Claims Against the Florida Department of Labor. On September 10, 1999 RISCORP Insurance Company and RISCORP Property & Casualty Insurance Company filed suit against the Florida Department of Labor and Employment Security. In this suit, RISCORP is seeking to recover certain assessments paid to the Florida DOL from 1995 to 1997 that were allegedly paid in error. Prior to RISCORP filing this suit, RISCORP received notice from the Florida DOL that it had approved RISCORP's request for refunds based upon excess reported premiums through the inclusion of commissions and broker fees in the amount of approximately $4.58 million. Because the balance of the refund request related to the erroneous inclusion of premiums on insurance ceded to reinsurers, the Florida DOL, at that time, indicated it was "researching the issue" and that it had not decided whether to approve the balance of RISCORP's refund request totaling approximately $30.22 million. However, the Florida DOL subsequently reversed course and denied RISCORP's refund request in its entirety. In subsequent conversations with the Florida DOL, a representative of the department indicated that the department would approve refund requests to the extent consistent with its allowance of refunds or credits in the past, without stating any specifics as to its past practice. Notwithstanding this representation, the Florida DOL subsequently denied liability for the requested refunds and further alleged entitlement to a dollar for dollar set-off against any judgment awarded RISCORP in the case for premium tax credits previously claimed by RISCORP with respect to such assessments. Accordingly, RISCORP filed this suit seeking a judgment against the Florida DOL. RISCORP has estimated the total amount of its overpayments to be approximately $34.8 million. The case is in the early stages of discovery.

Any recovery by RISCORP from the Florida DOL will be disbursed in accordance with the settlement agreement entered into between RISCORP and Zenith on July 7, 1999. The settlement agreement provides that RISCORP will be entitled to (1) any amount recovered in connection with its request for a $5.3 million refund related to deductions for commissions against gross premiums; (2) the first $10 million of additional refunds related to deduction for premiums ceded to others (the "Reinsurance Refunds"); and (3) one-half of any additional Reinsurance Refunds recovered in excess of $10 million, net of RISCORP's allocated portion of the expenses incurred in pursuing such recovery. Based on the settlement agreement and the estimated total amount of RISCORP's overpayments, the maximum amount RISCORP could receive from the Florida DOL, after payments to Zenith, is approximately $25.05 million or $0.65 per share. Pursuant to the terms of the merger agreement, Mr. Griffin would receive the benefit of any recovery from the Florida DOL and will bear RISCORP's portion of the expenses incurred in pursuing such recovery. The Board assessed RISCORP's likelihood of prevailing on the merits, as well as its anticipated range of recovery in evaluating the terms of the merger and recommending its approval to the unaffiliated security holders.

     - Net Operating Loss Carry-Forward. In valuing this contingent asset, the Board considered the potential value of these NOLs to the holders of Class A Common Stock and to Mr. Griffin. In 1998, RISCORP had approximately $43.5 million in NOLs and, at the time the Board was negotiating the terms of the merger, RISCORP anticipated that its NOLs would increase to approximately $48 million due to its anticipated losses in 1999. Based upon RISCORP's settlement of the consolidated securities class-action lawsuit in 1999 and the other tax losses incurred during such period, it is currently anticipated that RISCORP will record an additional $22 million in NOLs for 1999 for an aggregate of approximately $65 million in NOLs that may be available to RISCORP to offset future taxable income, if any. These NOLs could provide up to $22 million in federal benefits and $4.2 million in state benefits and may be carried forward for up to a 20 year period. However, given the limitations on RISCORP's or any other party's ability to utilize these NOLs, the Board concluded that the monetization of this contingent asset was unlikely. The Board also considered the fact that upon liquidation of RISCORP the holders of Class A Common Stock would not receive any value for these NOLs. Notwithstanding the limitations on use of these NOLs, in the negotiation of the merger consideration the Board recognized and considered the fact that Mr. Griffin may be able to indirectly derive value from the NOLs following the consummation of the merger if he were successful in acquiring, developing, or transferring to RISCORP business activities that generate taxable income against which these NOLs may be offset. In evaluating these issues, the Board assumed that Mr. Griffin would have the ability to derive at least some, and possibly substantial, value with respect to these NOLs, as well as the fact that the shareholders of RISCORP would receive no value for the NOLs in connection with a liquidation of the company. The value that could be derived by Mr. Griffin was specifically raised in the negotiation of the merger consideration and considered by the Board in concluding that the terms of this transaction are fair to, and in the best interest of, the unaffiliated security holders.

     The material contingent liabilities considered by the Board were:

     - OSAA Litigation. In August 1997, the Occupational Safety Association of Alabama Workers' Compensation Fund (the "Fund"), an Alabama self-insured workers' compensation fund, filed a breach of contract and fraud action against Riscorp National Insurance Company ("RNIC"), a wholly owned subsidiary of RISCORP, and others, in the Circuit Court of Montgomery County, Alabama. The Fund entered into a Loss Portfolio Transfer and Assumption Reinsurance Agreement effective September 1, 1996 with RNIC. Under the terms of the agreement, RNIC assumed 100 percent of the outstanding loss reserves (including incurred but not reported losses) as of September 1, 1996. Co-defendant Peter D. Norman was a principal and officer of Independent Association Administrators, Inc. ("IAA") prior to its acquisition by RISCORP in September 1996. The complaint alleges that Norman and IAA breached certain fiduciary duties owed to the Fund in connection with the subject agreement and transfer. The complaint alleges that RISCORP has breached certain provisions of the agreement and owes the Fund monies under the terms of the agreement. The Fund claims, per a Loss Portfolio Evaluation dated February 26, 1998, that the Fund overpaid RNIC by $6 million in the subject transaction. The court has granted RNIC's Motion to Compel Arbitration per the terms and provisions of the agreement. On December 1, 1998, the trial court issued an order prohibiting the American Arbitration Association from administering the arbitration between RNIC and the Fund, and RNIC has appealed the trial court's ruling. The Alabama Supreme Court has stayed the current arbitration. Despite the Alabama Supreme Court's stay, the dispute between the Fund and RNIC is expected to be resolved through arbitration. The other defendants, including IAA, have appealed to the Supreme Court of Alabama the trial court's denial of their motions to compel arbitration. This case is still pending.

     - Alabama Department of Revenue. On February 25, 2000, the State of Alabama, on behalf of D. David Parsons (as Acting Commissioner of Insurance of the State of Alabama), filed a lawsuit against RNIC in the Circuit Court of Montgomery County, Alabama. The complaint alleges that RNIC owes an additional $2.5 million in premium taxes for the 1996 tax year. RNIC entered into a Loss Portfolio Transfer Agreement effective September 1, 1996 with the Occupational Safety Association of Alabama Workmen's Compensation Fund (the "Fund"). According to the complaint, pursuant to the terms of the agreement, RNIC assumed workers' compensation risks that were in the Fund and became the insurer of those risks. The State claims that premium tax is due on the consideration received by RNIC for insuring those risks. The complaint seeks compensatory damages. RNIC intends to vigorously defend this suit.

     - Bristol Hotel Litigation. On March 31, 1998, RISCORP Insurance Company ("RIC") and RISCORP Property & Casualty Insurance Company ("RPC"), each a wholly owned subsidiary of RISCORP, were added as defendants in a purported class action lawsuit filed in the United States District Court for the Southern District Florida, styled Bristol Hotel Management Corporation, et. al., v. Aetna Casualty & Surety Company, a/k/a Aetna Group, et. al. The plaintiffs purport to bring this action on behalf of themselves and a class consisting of all employers in the State of Florida who purchased or renewed retrospectively rated or adjusted workers' compensation policies in the voluntary market since 1985. The suit was originally filed on July 17, 1997 against approximately 174 workers' compensation insurers as defendants. The complaint was subsequently amended to add the RISCORP defendants. The amended complaint named a total of approximately 161 insurer defendants. The suit claims that the defendant insurance companies violated the Sherman Antitrust Act, the Racketeer Influenced and Corrupt Organizations Act ("RICO"), and the Florida Antitrust Act, committed breach of contract and civil conspiracy, and were unjustly enriched by unlawfully adding improper and illegal charges and fees onto retrospectively rated premiums and otherwise charging more for those policies than allowed by law. The suit seeks compensatory and punitive damages, treble damages under the Antitrust and RICO claims, and equitable relief. RIC and RPC moved to dismiss the amended complaint and have also filed certain motions to dismiss the amended complaint filed by various other defendants.

       On August 26, 1998, the district court issued an order dismissing the entire suit against all defendants on one of the grounds identified in the various motions to dismiss filed by the defendants. The district court indicated that all other grounds and motions to dismiss that were pending at that time were mooted by the dismissal. On September 13, 1998, the plaintiffs filed a Notice of Appeal. On February 9, 1999, the district court issued, sua sponte, an Order of Reconsideration in which the court indicated its desire to vacate the dismissal of the RICO claims and pendant state claims based on a recent decision of the United States Supreme Court. On June 9, 1999, the Eleventh Circuit remanded the case to the district court, and the district court has assigned the case to a magistrate for handling pre-trial matters. At a status conference held in October 1999, the magistrate established deadlines for the filing of a motion for leave to amend the complaint, for supplemental briefing on pending motions, and set a hearing for March 7, 2000. Subsequent to entering into the merger agreement, plaintiffs' counsel agreed to dismiss all claims against the RISCORP defendants without prejudice, and has filed a proposed Second Amended Class Action Complaint and Amended RICO Statement that does not state claims against the RISCORP defendants. On February 25, 2000, the magistrate granted a consent motion with respect to the RISCORP defendants and ordered the dismissal of RIC and RPC without prejudice.

     - Chap-Cap Litigation. On July 9, 1999, Chap-Cap Partners, L.P., a shareholder of RISCORP, filed a putative class action in the United States District Court for the Middle District of Florida against RISCORP and four of its present or former officers: William D. Griffin, Frederick
       M. Dawson, Walter E. Riehemann, and Stephen C. Rece. Chap-Cap seeks to represent a class of all RISCORP shareholders during the period November 19, 1997 through July 20, 1998. Chap-Cap contends that during the class period RISCORP published materially false financial statements, resulting in harm to the class. Chap-Cap asserts claims against the defendants under Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 thereunder, as well as under Section 20(a) of the Exchange Act. Chap-Cap requests that the Court certify a class and award the class compensatory damages and expenses in unspecified amounts. Defendants Dawson (now deceased), Riehemann and Rece sought indemnification from RISCORP. On or about February 9, 2000 the plaintiff filed an amended complaint that purported to substitute the Estate of Frederick M. Dawson for Mr. Dawson as a party defendant. On March 31, 2000 the defendants filed a motion to dismiss the suit. The amended complaint also dropped Mr. Griffin as a party. RISCORP and the indemnified defendants deny liability to the plaintiff or to the putative class, and intend to defend this action vigorously. Upon service of the complaint, RISCORP promptly notified its D&O insurance carrier. The insurance carrier subsequently sent a letter to RISCORP denying coverage of this claim. RISCORP has disputed the insurance company's position, and has insisted on coverage. Since this case is in the early stages and no discovery has been conducted, RISCORP is unable to predict the ultimate outcome of this litigation.

     - Salomon Smith Barney, Inc. In April 1999, RISCORP received an invoice from Salomon Smith Barney for approximately $2,000,000 for financial advisory services rendered in connection with the sale to Zenith. While RISCORP disputes any liability for the payment of such fees and intends to vigorously defend any cause of action instituted by Salomon Smith Barney seeking payment, this demand was also considered by the Board in evaluating the terms of the merger.

     In evaluating whether the merger is in the best interests of the unaffiliated security holders, the Board considered each of the foregoing contingent assets and liabilities, including RISCORP's claim against the Florida DOL, as well as the potential costs and expenses to be incurred by RISCORP in pursuing or defending these claims. In doing so, the Board considered the merits of each, the anticipated range of recovery and the uncertainties inherent in the litigation process. The Board concluded that structuring the merger to provide that the holders of Class A Common Stock would receive a fixed price per share in connection with the merger would effectively shift the risk of loss related to the resolution of these contingencies, as well as any other unknown liabilities that exist or that may arise prior to closing, to Mr. Griffin and give him the benefit of any potential recovery from the Florida DOL or any other contingent assets that may arise prior to closing. Accordingly, the merger will have no effect on these contingencies other than shifting control of the resolution of these claims to Mr. Griffin and making him solely responsible for the costs associated therewith.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     At the meeting of the Board of Directors held on November 3, 1999, after consultation with RISCORP's legal counsel, independent counsel to the Claims Committee, and RISCORP's Principal Accounting Officer, and after analyzing the consideration to be received by the holders of Class A Common Stock from a financial point of view, the Board of Directors approved the merger agreement and the merger, authorized the execution, delivery, and performance of the merger agreement and adopted a resolution recommending to the shareholders the approval of the merger agreement and the consummation of the merger. The Board of Directors believes the merger agreement and the consideration to be received by the unaffiliated security holders are fair to, and in the best interests of, such shareholders. Each member of the Board of Directors is an independent outside director. To ensure the Board's independence from Mr. Griffin, each current member of the Board entered into an agreement with Mr. Griffin in 1997 that requires Mr. Griffin to vote his shares in favor of the election of the current directors and Mr. Dawson (now deceased) to the Board, and prohibits him from taking any action to remove any of them from the Board. Accordingly, in voting to approve the merger agreement, the Board carefully reviewed and considered the terms of the proposed merger and unanimously concluded that the merger is in the best interests of the unaffiliated security holders.

     Substantive Fairness In reaching its conclusion that the terms of the merger agreement are substantively fair to, and in the best interests of, RISCORP and the unaffiliated security holders, the following are all material positive factors considered by the Board of Directors:

     - the cash portion of the purchase price in the merger includes a premium of (1) approximately $1.35 over the amount that would be immediately distributable to the holders of Class A Common Stock if RISCORP were presently liquidated, given the substantial amount of cash that would need to be placed in a liquidating trust for an indefinite period of time to resolve contingent claims and liabilities; (2) $1.04 over the highest "bid" price per share of the Class A Common Stock in the over-the-counter market on the day immediately prior to the announcement of the merger, $0.22 over the highest "bid" price per share of the Class A Common Stock during the fourth quarter of 1999, and greater than the highest "bid" price of the Class A Common Stock at any time since the delisting of such shares; and (3) $0.56 over the net book value per share as of December 31, 1999, on a fully-diluted basis;

     - the merger consideration payable to the unaffiliated security holders includes a contingent right to a pro rata amount of any recovery from Zenith or other specified parties with respect to any alleged errors in the determination of the final purchase price paid by Zenith in connection with the asset sale;

     - the terms of the merger agreement provide for, among other things, the assumption by the surviving corporation of all liabilities of RISCORP, whether known or unknown, without recourse to the shareholders;

     - the terms of the merger agreement provide for, among other things, that liabilities which may arise between November 3, 1999 and the closing will not affect the purchase price payable to holders of Class A Common Stock;

     - the fact that RISCORP has no business operations and no other person or entity has expressed any interest in acquiring all of the outstanding shares of Class A Common Stock of RISCORP at any price, much less at a premium over the current liquidation value per share;

     - the fact that, under Florida law, the liquidation of RISCORP would require the adoption of a plan of liquidation by the shareholders of RISCORP and, accordingly, any such plan of liquidation would require the approval of holders of the Class B Common Stock;

     - the likelihood that the resolution of all known claims and contingencies would take years and, accordingly, even assuming that shareholder approval of a plan of liquidation could be obtained, the final distribution to shareholders would be delayed indefinitely;

     - the possibility that the costs to be incurred by RISCORP in resolving the contingent liabilities and maintaining its status as a public company could exceed the value of the contingent assets thereby further reducing the amount ultimately distributable to the holders of Class A Common Stock;

     - the fact that operating expenses currently exceed investment income, as well as the likelihood that the costs to be incurred in resolving the claims and contingencies available to and pending against RISCORP may further reduce the assets ultimately distributable to shareholders;

     - the terms of the merger agreement provide for, among other things, an escrow of $2,500,000 as security for RISCORP's indemnification obligations to its officers and directors to be funded without any reduction in the consideration payable to the holders of Class A Common Stock through a liquidating trust or otherwise;

     - the terms of the merger agreement provide for, among other things, general cross-releases which should minimize the risk that the parties will be engaged in potentially protracted litigation following the consummation of the merger; and

     - under Florida law, the sale of RISCORP to a third party would require the approval of holders of the Class B Common Stock.

     The Board also considered the following factors which it viewed as all of the material negative factors bearing on its conclusion that the merger is substantively fair to and in the best interest of the unaffiliated security holders:

     - the possibility that the value of the contingent assets could exceed the value of the contingent liabilities, thereby reducing or eliminating the premium reflected in the $2.85 cash portion of the merger consideration;

     - the possibility that RISCORP could ultimately prevail in the pending litigation against the Florida Department of Labor and Employment Security and that, pursuant to the terms of the merger, the unaffiliated security holders would not be entitled to participate in any such recovery;

     - the possibility that RISCORP may be able to utilize some or all of its existing net operating loss carry-forwards which could provide up to approximately $22 million in federal benefits and up to approximately $4.2 million in state benefits to offset future taxable income, if any, and that, pursuant to the terms of the merger agreement, the unaffiliated security holders would not derive any direct or indirect benefit from RISCORP's utilization of such tax benefits; and

     - the possibility that RISCORP could receive a judgment against Mr. Griffin that would exceed the value of the premium reflected in the $2.85 cash portion of the merger consideration.

     In reaching its conclusion as to the substantive fairness of the proposed merger, the Board considered each of the foregoing factors assigning the greatest weight to the premium which the proposed merger consideration reflects over the anticipated liquidation value of RISCORP and, accordingly, the size of the judgment that RISCORP would have to be awarded against Mr. Griffin to obtain a higher price per share to holders of Class A Common Stock. The Board also specifically considered and assigned significant weight to the premium reflected in the cash portion of the merger consideration relative to the per share net book value of RISCORP as of December 31, 1999, the current market price of the shares of Class A Common Stock and, to a lesser extent, the historical market prices of Class A Common Stock since such shares were delisted. Finally, as part of its analysis, the Board also considered and assigned significant weight to the fact that no other person or entity has expressed any interest in acquiring the outstanding shares of Class A Common Stock at any price, and that a liquidation of RISCORP would require the consent of Mr. Griffin, which the Board concluded would not likely be obtained.

     In light of the number of other factors it considered in approving the merger agreement and the merger, the Board did not assign a relative weight to any of the other factors considered in reaching its decision. Rather, the Board viewed its recommendations as being based on its judgment, in light of the totality of the information presented and considered, of the benefits of the merger to the holders of Class A Common Stock compared to the alternatives available to RISCORP absent a negotiated transaction with Mr. Griffin.

     Procedural Fairness. The Board believes that it adopted procedures designed to enhance the protection of unaffiliated security holders and as a consequence that the proposed merger is procedurally fair because:

     - the merger agreement has been unanimously approved by the Board, which is comprised solely of independent outside directors;

     - the closing of the merger is conditioned upon obtaining the approval of the merger agreement by the vote of two-thirds of the outstanding shares of Class A Common Stock entitled to vote at the special meeting.

     - the evaluation of the potential claims against Mr. Griffin was performed by the Claims Committee;

     - the Claims Committee was represented by independent legal counsel in connection with its evaluation of these claims;

     - the terms and conditions of the merger agreement, including the merger consideration, resulted from arms length negotiations between the Board and Mr. Griffin through their respective counsel and advisors;

     - independent legal counsel to the Claims Committee presented to the Board of Directors an analysis as to the value of potential claims that may be asserted by RISCORP against Mr. Griffin and an estimate of the time and legal fees and expenses to be incurred by RISCORP in pursuing such claims; and

     - the Principal Accounting Officer of RISCORP presented to the Board of Directors an analysis regarding the size of the gross judgment that would have to be awarded to RISCORP in any litigation against Mr. Griffin to equal the premium reflected in the $2.85 cash portion of the merger consideration.

     In reaching the conclusion that the Board adopted procedures designed to enhance the protection of the unaffiliated security holders and that the merger is procedurally fair, the Board considered each of the foregoing factors but assigned the greatest weight to the procedures implemented by the Claims Committee and the Board in connection with the investigation and evaluation of the potential claims and causes of action against Mr. Griffin, the fact that the merger agreement was adopted unanimously by the members of the Board all of whom are independent outside directors and independent from Mr. Griffin, and the fact that consummation of the merger requires the approval of the holders of two-thirds of the outstanding shares of Class A Common Stock.

     As disclosed earlier, the Board did not engage an unaffiliated representative to act solely on behalf of the holders of RISCORP's common stock who are not affiliates of Mr. Griffin. However, given the fact that the Board is comprised solely of independent outside directors, the fact that the Claims Committee had the assistance of independent outside counsel in assessing the potential claims against Mr. Griffin, and the fact that the merger requires the approval of the holders of two-thirds of the outstanding shares of Class A Common Stock, the Board does not believe that the absence of an unaffiliated representative adversely impacted (1) the procedures the Board employed to evaluate and approve the merger; or (2) the procedural fairness of the transaction to the holders of Class A Common Stock.

     Recommendation The Board took special note of the treatment of certain affiliates of RISCORP as described under "-- Interests of Certain Persons in the Merger." The Board also considered the other alternatives available to RISCORP in light of all the other information available to it and concluded, based on the reasons cited above, that the merger agreement and the merger provide the greatest opportunity to maximize value to the shareholders. ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS APPROVE AND ADOPT THE MERGER AGREEMENT AND APPROVE THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREIN.

CONSEQUENCES TO SHAREHOLDERS IF THE MERGER IS NOT APPROVED

     In the event RISCORP fails to receive shareholder approval for the merger at the special meeting or any adjournment of the special meeting, or if for any other reason the merger fails to close, the Board of Directors will once again evaluate the alternatives available to RISCORP to maximize shareholder value.

     The members of the Board believe they will have only two viable alternatives:

     - resign from the Board of Directors and allow the shareholders and, therefore, Mr. Griffin, to elect new directors of RISCORP; or

     - continue the monetization of all of the contingent assets of RISCORP and the resolution of all contingent liabilities.

     The current members of the Board are parties to a directors agreement with Mr. Griffin dated May 19, 1997, as amended. Under the terms of the directors agreement, until such time as RISCORP has no shares of Class A Common Stock outstanding (at which time the agreement will terminate), Mr. Griffin agreed to cause all of his shares of capital stock of RISCORP to be voted in favor of the election of Messrs. Dawson

(now deceased), Goode, Greene and Revell as directors and to refrain from taking any action to remove any director of RISCORP. Upon the resignation of the current directors, the directors agreement would be voided and Mr. Griffin would control the votes necessary to elect a new Board of Directors. Mr. Griffin has informed the Board that, if the merger is not approved, he has no present intention to vote in favor of or cause the liquidation of RISCORP or the distribution of RISCORP's assets to its shareholders.

     If the merger is not consummated, RISCORP will continue to be subject to the personal holding company provisions of the Internal Revenue Code of 1986, as amended, that govern corporations that have 60% or more of their income from various passive sources and that have 50% or more of their outstanding stock held by five or fewer individuals. Such corporations are subject to a tax of 39.6% of their undistributed personal holding company income, as defined in the tax code, in addition to their regular income tax. If RISCORP fails to distribute its taxable income in accordance with the tax code, such failure would reduce the amount, if any, that would otherwise be distributable to RISCORP's shareholders upon liquidation. To date, RISCORP has not needed to distribute any taxable income given the manner in which this additional tax is calculated. The Board intends to make any necessary distribution of taxable income to avoid this additional tax.

     In addition, the continued monetization of the assets of RISCORP will either require it to continue to invest its assets in a manner that allows it to avoid registration as an investment company under the Investment Company Act of 1940, as amended, or to register as an investment company. Registration by RISCORP under the Investment Company Act would require RISCORP to comply with various reporting and other requirements under the Investment Company Act, would subject RISCORP to additional expense and could limit RISCORP's options for future operations. In the alternative, to avoid the registration requirements under the Investment Company Act, RISCORP will have to continue to invest 60% or more of its assets in government securities, or cash equivalents. Such investments could yield a significantly lower rate of return than other investments which RISCORP could make if it chose to register as an investment company.

RECOMMENDATION OF MR. GRIFFIN, ACQUISITION CORP., GRYPHUS COMPANY I, GRYPHUS COMPANY II, THE RISCORP GROUP HOLDING COMPANY, LIMITED PARTNERSHIP AND WILLIAM
D. GRIFFIN FAMILY LIMITED PARTNERSHIP

     Each of Mr. Griffin, Acquisition Corp., Gryphus Company I, Gryphus Company II, The RISCORP Group Holding Company, Limited Partnership and William D. Griffin Family Limited Partnership (the "Acquisition Group") has considered the analyses and findings of the Board of Directors (described in detail in sections "Special Factors -- Background of Reasons for the Merger" and "-- Recommendation of the Board of Directors") with respect to the fairness of the merger to the unaffiliated security holders. As of the date of this Proxy Statement, based on
(1) the reasons set forth under the section "Special Factors -- Recommendation of the Board of Directors," which were made known to the Acquisition Group subsequent to the Board of Directors' determination that the merger and the merger agreement are fair to and in the best interest of the unaffiliated security holders, (2) the Acquisition Group's review of publicly available information regarding RISCORP, and (3) the Acquisition Group's due diligence investigation of RISCORP, the Acquisition Group has adopted the reasons set forth under the section "Special Factors -- Recommendation of the Board of Directors," and believes that the merger, the merger agreement, and the transactions contemplated thereby are fair to the unaffiliated security holders.

     In reaching this conclusion, the Acquisition Group primarily considered the fact that the cash purchase price of the merger constituted a premium over the amount of cash that would be immediately distributable to the unaffiliated security holders if RISCORP were immediately liquidated, over the highest "bid" price per share of the Class A Common Stock on the trading date immediately preceding the day the merger was announced and over the book value per share. In addition, the Acquisition Group notes that the merger will require approval of the holders of two-thirds of the Class A Common Stock and that all of RISCORP's directors are independent outside directors. The Acquisition Group did not participate in any of the Board's discussions concerning the merger and did not consider whether or not the Board should engage an unaffiliated representative to represent the unaffiliated security holders. However, the Acquisition Group does not believe that the absence of an unaffiliated representative adversely impacted (1) the procedures the Board employed to evaluate and approve the merger, or (2) the fairness of the transaction to the unaffiliated security holders.

     None of the Acquisition Group makes any recommendation as to how RISCORP's shareholders should vote on the merger agreement. The Acquisition Group has a financial interest in the merger.

CERTAIN EFFECTS OF THE MERGER

     Upon consummation of the merger, holders of Class A Common Stock will have no ownership interest in RISCORP. Accordingly, after the merger the holders of Class A Common Stock will not share in the future earnings and growth of RISCORP or the risks associated with such earnings and growth. Instead, each holder will be entitled to receive for each share of Class A Common Stock $2.85 in cash, without interest thereon and less any required withholding taxes, for each share owned at the effective time of the merger (subject to downward adjustment as provided in the merger agreement if the legal and accounting expenses incurred by RISCORP in connection with the merger after November 3, 1999 exceed $1.5 million), plus the contingent right to receive an additional pro rata cash amount if RISCORP recovers any amounts from Zenith or other specified parties. On January 5, 2000, RISCORP filed suit against Zenith and Arthur Andersen LLP seeking to monetize this contingent right; however, given the uncertainties inherent in the litigation process, RISCORP is unable to predict the ultimate outcome of this litigation and, accordingly, it is possible that holders of Class A Common Stock will only receive the $2.85 cash portion of the merger consideration in connection with the merger. See "The Merger -- Merger Consideration." The $2.85 cash amount that the holders of Class A Common Stock would be entitled to receive reflects a premium over (a) the amount immediately distributable to shareholders assuming a present liquidation of RISCORP; (b) the highest "bid" price of a share of Class A Common Stock on the day before the announcement of the merger; and (c) the net book value per share of Class A Common Stock as of September 30, 1999. Such cash amount may not be otherwise available to the holders of Class A Common Stock in the future given the costs that may be incurred by RISCORP in resolving the contingencies currently pending against the company or that may arise prior to any such liquidation.

     Additionally, RISCORP believes it has potential claims against Mr. Griffin for the damages it incurred as a result of Mr. Griffin's actions while he was a director and officer of the company. In addition, counsel to Mr. Griffin has indicated that it believes Mr. Griffin has meritorious defenses to such potential claims and that Mr. Griffin would assert such defenses vigorously in any action instituted by RISCORP against him. See "Special Factors -- Background of the Merger." If the merger is completed, Mr. Griffin would be released from any such claims. See "The Merger -- General Release."

     Upon completion of the merger, trading in Class A Common Stock will cease and, as a result, RISCORP is expected to deregister the Class A Common Stock under the Securities Exchange Act of 1934. Upon such deregistration:

     - RISCORP will be relieved of its obligation to comply with the proxy rules of the Securities and Exchange Commission;

     - RISCORP's officers, directors and 10% shareholders will be relieved of the reporting requirements under Section 16 of the Securities Exchange Act of 1934; and

     - RISCORP will no longer be subject to the periodic reporting requirements of the Securities Exchange Act of 1934, and will, therefore, no longer file quarterly reports on Form 10-Q or annual reports on Form 10-K.

     The holders of the Class A Common Stock have invested approximately $208 million in RISCORP primarily as part of RISCORP's initial public offering. Prior to RISCORP's initial public offering, holders of Class B Common Stock invested approximately $36 million in RISCORP but retained approximately 63% of RISCORP's capital following the initial public offering.

     As of December 31, 1999, the aggregate book value per share for the holders of Class A Common Stock on a fully-diluted basis was $32,652,357. In the merger, holders of Class A Common Stock will receive cash consideration of $2.85 per share or an aggregate of $40,637,212. Had the merger been consummated as of December 31, 1999, after payment of the consideration and expenses of the merger (as currently estimated by RISCORP), the book value per share of Class B Common Stock would have been approximately $1.85 or an aggregate of $44,914,660. As of December 31, 1999, the actual aggregate book value per share for the holders of the Class B Common Stock was $55,725,874.

     Following the merger, Mr. Griffin, Acquisition Corp. and certain trusts established for the benefit of Mr. Griffin's children, as owners of all of the issued and outstanding Class B Common Stock and as the sole remaining direct or indirect beneficial owners of RISCORP after the merger, will be the beneficiaries of all of the future earnings, growth and corporate opportunities of RISCORP, if any. Concurrent with the consummation of the merger, the current members of RISCORP's Board of Directors will resign and, following the merger, new directors will be elected by the holders of Class B Common Stock.

OPERATIONS OF RISCORP FOLLOWING THE MERGER

     Mr. Griffin has informed RISCORP that after the merger, he intends to cause RISCORP and its subsidiaries to comply with the terms of the merger agreement and the asset purchase agreement with Zenith, and to invest, protect, and maximize the remaining assets of RISCORP. Mr. Griffin has informed RISCORP that he has no present intention to reorganize, liquidate, change the dividend rate of, or change the corporate structure of RISCORP after the merger. Following the merger, Mr. Griffin intends to operate RISCORP as a privately held company through which Mr. Griffin and the family trusts and partnerships will pursue business opportunities in a variety of different industries. Mr. Griffin intends to utilize RISCORP's net operating loss carry-forwards to offset taxes due with respect to the income realized from such future business operations; however, utilization of such NOLs is subject to various limitations.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the Board of Directors of RISCORP with respect to the merger, you should be aware of certain inherent conflicts of interest. Mr. Griffin, the sole shareholder of Acquisition Corp., is the beneficial owner of 22,176,052 shares of Class B Common Stock. The other 2,158,391 outstanding shares of Class B Common Stock are held by various irrevocable trusts created by Mr. Griffin for the benefit of his children. See "Security Ownership of Certain Beneficial Owners and Management." If the merger is consummated, the only capital stock of RISCORP that will remain outstanding will be Class B Common Stock, all of which will be held, directly or indirectly, by Mr. Griffin and these various irrevocable trusts. As a consequence of the merger, Mr. Griffin will indirectly own and control approximately 91% of the then outstanding stock of RISCORP and the various trusts will own the remaining 9%. Had the merger been consummated as of December 31, 1999, after payment of the consideration and expenses of the merger (as currently estimated by RISCORP), the book value per share of Class B Common Stock would have been approximately $1.85.

     Prior to the asset sale with Zenith, the Board of Directors decided that it would be in the best interests of RISCORP to outsource RISCORP's management functions. RISCORP entered into a management agreement as of February 18, 1998 with The Phoenix Management Company, Ltd. for the provision of various management services to RISCORP following the consummation of the asset sale with Zenith. Mr. Dawson, the former President of RISCORP, owned a majority interest in Phoenix, a Florida limited partnership, and controlled its operations as president and beneficial owner of its general partner, Dawson Managers, Inc. Following Mr. Dawson's death, Walter E. Riehemann, the current President of RISCORP, exercised an option to purchase all of the capital stock of Dawson Managers, Inc. and all of its interest in Phoenix. Accordingly, Mr. Riehemann owns a majority interest in Phoenix and controls its operations as president and sole shareholder of Dawson Managers. The Board of Directors also decided that in order to retain qualified management and to more closely align the interests of management with the shareholders of RISCORP, it would be in the best interests of RISCORP to offer management an equity interest in RISCORP. Accordingly, pursuant to the terms of the management agreement, Phoenix was granted a restricted stock award for 1,725,000 shares of Class A Common Stock, subject to vesting provisions contained in a restricted stock award agreement. As of April 1, 2000, 1,150,000 shares had vested under the terms of the restricted stock award to Phoenix. Under the terms of the restricted stock award agreement, the remaining unvested shares will vest at the rate of 47,917 shares per month. Immediately prior to the consummation of the merger, the Board of Directors will cause all unvested shares of restricted stock to vest. The cash portion of the merger consideration payable to Phoenix in exchange for its shares in connection with the consummation of the merger is approximately $4.9 million.

     In addition, under the terms of the management agreement, Phoenix was entitled to a monthly fee for services it performed of $100,000, plus expenses, and a termination fee payable upon the occurrence of specified events, equal to the management fees that would have been payable until the end of the initial term of the management agreement. Effective December 1, 1999, the management agreement was assigned to Dawson Managers and amended to reduce the monthly fee to $70,000, which will result in a reduced termination payment of approximately $700,000 to Dawson Managers assuming the closing of the merger occurs on May 31, 2000.

     Acquisition Corp. has agreed to maintain the current policies of directors' and officers' liability insurance maintained by RISCORP with respect to claims arising from facts or events which occurred prior to the effective time of the merger until such policies either expire by their own terms or are canceled by the insurer. Additionally, RISCORP has agreed to indemnify each present or former director or officer of RISCORP and its subsidiaries to the same extent such person was indemnified immediately prior to the merger. In order to secure this latter indemnification obligation, RISCORP will enter into an escrow agreement at the closing of the merger with First Union National Bank, as escrow agent, pursuant to which RISCORP will transfer $2,500,000 to First Union. Also, RISCORP has agreed to maintain a minimum net book value (as defined in the merger agreement) for four and one-half years following the closing to secure these indemnification obligations. See "The Merger -- Indemnification of Officers and Directors; Escrow Agreement; Fee Advancement Agreement."

     Pursuant to a fee advancement agreement, Acquisition Corp. has agreed that if, following the consummation of the merger, RISCORP or any of the holders of Class B Common Stock initiates or causes to be initiated any suit or proceeding which directly or indirectly results in the participation of the estate of Frederick M. Dawson, Seddon Goode, Jr., George E. Greene III, Walter L. Revell, Walter E. Riehemann, Edward W. Buttner, IV or Stephen C. Rece as a witness, RISCORP will advance funds or reimburse such witness for all reasonable fees and expenses incurred in connection with the participation in such suit or proceeding. See "The Merger -- Indemnification of Officers and Directors; Escrow Agreement; Fee Advancement Agreement."

     The Board of Directors was aware of the foregoing interests and considered them, along with other matters, in approving and adopting the merger agreement and the merger.

FINANCING AND EXPENSES OF THE MERGER

     The total amount of funds required to consummate the merger and other transactions contemplated by the merger agreement is estimated to be approximately $44.3 million, consisting of:

     - approximately $40.6 million to pay for outstanding shares of Class A Common Stock, and

     - approximately $3.6 million in legal, accounting and other fees and expenses payable by RISCORP, Acquisition Corp. and Mr. Griffin (which are described in more detail below).

     The funds necessary to pay for the outstanding shares of Class A Common Stock will be provided from the assets of RISCORP as provided in the merger agreement. Pursuant to the terms of the merger agreement, the holders of Class A Common Stock will have the right to receive merger consideration of an amount in cash equal to $2.85. This $2.85 cash amount remains fixed so long as the legal and accounting fees incurred by RISCORP after November 3, 1999 in connection with the merger do not exceed $1,500,000. To the extent that RISCORP's legal and accounting fees incurred after November 3, 1999 do not exceed this amount, these fees will essentially be borne by Acquisition Corp. because RISCORP's net worth will have decreased by the amount owed by RISCORP for such services. However, if RISCORP's legal and accounting fees incurred after November 3, 1999 in connection with the merger exceed $1,500,000, the excess shall be deducted pro rata from the amounts to be paid the holders of Class A Common Stock. See "The Merger -- The Merger Consideration." Otherwise, each party to the merger agreement is responsible for its own costs and expenses. The Board of Directors does not anticipate that the legal and accounting expenses incurred by RISCORP in connection with the merger following November 3, 1999 will exceed $1,500,000.

     Estimated fees and expenses to be incurred by RISCORP, Acquisition Corp. and Mr. Griffin in connection with the merger are as follows:

Legal, accounting and professional fees of RISCORP incurred
  after November 3, 1999....................................  $1,500,000
Legal, accounting and professional fees of RISCORP incurred
  prior to, and including, November 3, 1999.................     500,000
Legal, accounting and professional fees of Griffin and
  Acquisition Corp. ........................................     750,000
Filing fees (paid by RISCORP)...............................       8,128
Printing and mailing costs (paid by RISCORP)................      60,000
Fee associated with the termination of the management
  agreement with Phoenix....................................     700,000
Miscellaneous (paid by RISCORP).............................     100,000
                                                              ----------
          Total.............................................  $3,618,128
                                                              ==========

     Pursuant to the terms of the merger agreement, the holders of Class A Common Stock shall also have a contingent right to receive an additional pro rata cash amount if RISCORP recovers any amounts from Zenith or other specified parties. It is not expected that any such amounts will be recovered prior to the consummation of the merger. The funds necessary to pay such amounts will be provided from the assets of RISCORP. See "The Merger -- The Merger Consideration."

FEDERAL INCOME TAX CONSEQUENCES

     Receipt of the merger consideration by the holders of Class A Common Stock is a taxable event. The merger consideration consists of cash and the contingent right to receive an additional pro rata cash amount if RISCORP recovers any amounts based on alleged errors in the determination of the purchase price paid by Zenith for RISCORP's assets. While there are inherent uncertainties associated with the litigation process which make it difficult to value such contingent right, a fair market value of the aggregate consideration to be received in the exchange may be established based on the public trading price of the Class A Common Stock. Accordingly, if the trading price for the Class A Common Stock at or about the time of the merger exceeds the cash to be received for each share in the merger, holders of the shares of Class A Common Stock may determine the fair market value of the contingent right based upon the trading price for the stock less the amount of cash received on a per share basis. On the other hand, if the trading price of the Class A Common Stock at or about the time of the merger is less than the amount of cash per share payable in the merger ($2.85), a shareholder may determine that the contingent right has no fair market value.

     A shareholder's gain or loss will be measured by the difference between the fair market value of the consideration received for the Class A Common Stock exchanged, including the amount of cash received and the fair market value of the contingent right, and the shareholder's tax basis in those shares. If a shareholder holds shares of Class A Common Stock as capital assets, the gain or loss will be capital gain or loss (which will be long term if the shares are held for more than 12 months at the time of the merger). Since the Class A Common Stock is traded on an established securities market within applicable Internal Revenue Code definitions, no holder of Class A Common Stock is eligible to use the installment method to report any gain from the merger. Nonetheless, if the market for the Class A Common Stock at or about the time of the merger does not reasonably permit a determination of the fair market value of the contingent right (for example, if the trading price does not exceed $2.85 per share, which is the amount of cash per share payable in the merger), a shareholder might take the position that the transaction remains "open" for income tax purposes. Under the "open transaction" reporting method, a shareholder would treat the contingent right as having no value and would determine gain or loss in the merger based upon the difference between the cash received at the time of the merger and the tax basis in the shareholder's shares, and then would report any subsequent payment with respect to the contingent right as described in the following paragraph.

     The federal income tax treatment of the receipt of payments with respect to the contingent right is uncertain and may vary depending upon whether the transaction is treated as "closed" with a specific value attributed to the contingent right or whether it is considered "open" with no value attributed to the contingent right at the time of the merger. Due to this lack of certainty, it is not possible to give a definitive description of the tax results of receipt of payments under the contingent right. Holders of the Class A Common Stock receiving the merger consideration, however, should realize that some or all of any cash proceeds received with respect to the contingent right may be treated as ordinary interest income rather than as generating additional capital gain or loss. In addition, it is possible that if the transaction is treated as "closed" and a value is placed on the contingent right at the time of the merger, holders of the Class A Common Stock may be required to report interest income under the original issue discount rules before all of the contingencies concerning the contingent right have been resolved.

     Shareholders should consult with their own tax advisors concerning the proper reporting of the merger for federal income tax purposes, including the valuation of the contingent right, possible use of the open transaction reporting method and implications for reporting of interest income arising from the contingent right.

     Any dissenting shareholder who objects to the merger and perfects such shareholder's rights of appraisal under Florida law generally will recognize capital gain or loss in an amount equal to the difference between the shareholder's adjusted tax basis in such shareholder's Class A Common Stock and the amount of cash received in exchange therefor.

     In general, the maximum rate of federal income tax on net capital gain recognized by individuals, trusts and estates from the sale or exchange of capital assets held for more than 12 months is 20% (as compared with a maximum rate of 39.6% on ordinary income). For 15% bracket taxpayers, the maximum federal income tax rate on net capital gains is 10%. Corporate shareholders generally are subject to tax at a maximum federal income tax rate of 35% on both capital gains and ordinary income. The distinction between capital gain and ordinary income may be relevant for certain other purposes, including a taxpayer's ability to utilize capital loss carryovers to offset any gain recognized.

     The foregoing summary is based on current law and only applies to shareholders who hold their Class A Common Stock as a capital asset within the meaning of federal income tax laws. This summary does not discuss all of the tax consequences that may be relevant to certain types of holders of Class A Common Stock subject to special treatment under the federal income tax laws (such as individual retirement accounts and other tax-deferred annuities, life insurance companies, tax-exempt organizations, dealers in securities and foreign persons), and does not consider the effect of any applicable foreign, state, local or other tax laws. ACCORDINGLY, HOLDERS OF CLASS A COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE PARTICULAR CONSEQUENCES TO THEM OF THE RECEIPT OF THE MERGER CONSIDERATION, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS TO WHICH THEY MAY BE SUBJECT AND OF ANY LEGISLATIVE OR ADMINISTRATIVE CHANGE IN LAW.

REGULATORY APPROVAL

     Under the terms of the merger agreement, the obligations of RISCORP, Acquisition Corp., and Mr. Griffin to consummate the transactions contemplated therein are subject to, among other things, RISCORP either:

     - divesting itself of its insurance licenses, which would require the consent or approval of the departments of insurance of the states of Florida and Missouri; or

     - effecting the surrender of certificates of authority or insurance licenses in each of the following states: Alabama, Arkansas, Florida, Georgia, Illinois, Indiana, Iowa, Kansas, Louisiana, Maryland, Minnesota, Mississippi, Missouri, North Carolina, Oklahoma, South Carolina, Tennessee, Virginia, and Wisconsin.

     RISCORP is also considering the divestiture of its insurance licenses through the sale of its three insurance subsidiaries with any such sale to close immediately prior to the consummation of the merger.

     RISCORP's insurance subsidiaries have filed applications with each of the foregoing states seeking the surrender of its licenses; however, such applications have been suspended pending a determination by RISCORP with respect to the sale of its insurance subsidiaries.

ACCOUNTING TREATMENT

     The assets and liabilities of Acquisition Corp. will be recorded at their historical cost by RISCORP as of the date of the merger.

AMENDMENT TO SHAREHOLDER PROTECTION RIGHTS AGREEMENT

     On November 3, 1999, RISCORP entered into a First Amendment to Shareholder Protection Rights Agreement between RISCORP and First Union National Bank, as rights agent. This amendment amended the Shareholder Protection Rights Agreement, dated as of May 13, 1999, to ensure that neither the execution of the merger agreement nor the consummation of the merger triggers the operative provisions of the rights agreement.

LITIGATION REGARDING THE MERGER

     On or about February 15, 2000, a putative shareholder class action lawsuit was filed in the Circuit Court of the 12th Judicial Circuit, in and for Sarasota County, Florida by Harris Blackman, an alleged holder of Class A Common Stock of RISCORP purporting to act individually and on behalf of all holders of Class A Common Stock who are similarly situated. The defendants named in the case are RISCORP, William D. Griffin, Seddon Goode, Jr., George E. Greene III and Walter
L. Revell. The plaintiff alleges that the defendants breached their fiduciary duties in connection with the proposed merger and that the cash merger consideration of $2.85 per share is unfair and inadequate. The plaintiff seeks to have the court certify the complaint as a class action and either to enjoin the consummation of the merger until such time as the defendants adopt and implement procedures designed to obtain the highest possible price for the company. Defendants have moved to dismiss the complaint.

     The Board of Directors of RISCORP has evaluated the allegations of the complaint and notwithstanding such allegations, the Board has determined that the terms of the merger agreement are fair to, and in the best interests of, RISCORP and the holders of Class A Common Stock. RISCORP denies the plaintiffs' allegations and intends to vigorously defend the action.

                                   PROPOSAL 1

                                   THE MERGER

     This section of the Proxy Statement describes certain aspects of the proposed merger. To the extent that the description relates to the merger agreement, the following description does not purport to be complete and is qualified in its entirety by reference to the merger agreement and the amendment thereto, which are attached as Appendix A and Appendix B, respectively, to this Proxy Statement and are incorporated herein by reference. All shareholders are urged to read the merger agreement, as amended, as well as the other appendices in their entirety.

TERMS OF THE MERGER

     At the effective time of the merger, Acquisition Corp. will be merged with and into RISCORP, Acquisition Corp. will cease to exist and RISCORP will continue as the surviving corporation. The articles of incorporation and bylaws of RISCORP in effect immediately prior to the effective time of the merger will remain the articles of incorporation and bylaws of the surviving corporation following the merger. The officers and directors of Acquisition Corp. immediately prior to the effective time of the merger will be the officers and directors of the surviving corporation following the merger.

     As of the effective time of the merger, by virtue of the merger and without any action on the part of the shareholders, Acquisition Corp. or RISCORP:

     - each share of common stock, par value $.01 per share, of Acquisition Corp. that is outstanding immediately prior to the effective time of the merger shall be converted into and become one fully paid and nonassessable share of Class B Common Stock;

     - each share of Class A Common Stock that is outstanding immediately prior to the effective time of the merger (other than shares of Class A Common Stock held by shareholders who properly perfect their appraisal rights under Florida law) shall be canceled and automatically converted into a right to receive $2.85 in cash, without interest thereon and less any required withholding taxes, subject to adjustment as provided in the merger agreement if the legal and accounting expenses incurred by RISCORP after November 3, 1999 in connection with the merger exceed $1.5 million, plus a contingent right to receive an additional pro rata cash amount, if RISCORP recovers any amounts from Zenith or other specified parties as provided in the merger agreement; and

     - each share of Class B Common Stock that is outstanding immediately prior to the effective time of the merger shall remain outstanding.

     Shares of Class A Common Stock outstanding immediately prior to the effective time of the merger held by a shareholder who has demanded and perfected his, her or its right of appraisal will not be converted as provided above. Any such holder of Class A Common Stock will instead be entitled to such rights as are afforded under the Florida Business Corporation Act. See
"-- Dissenters' Rights of Appraisal."

     The merger agreement provides that the merger will become effective upon the filing of articles of merger with the Secretary of State of the State of Florida or at such other time as the parties may agree and specify in the articles of merger. If the merger receives the approval of (a) 80% of the votes entitled to be cast by the holders of all issued and outstanding shares of Class A Common Stock and Class B Common Stock, voting together as a single class, and
(b) two-thirds of the votes entitled to be cast by the holders of all issued and outstanding shares of Class A Common Stock, and the other conditions to the merger are either satisfied or waived, it is currently anticipated that the merger will become effective as soon as practicable after the special meeting.

MERGER CONSIDERATION

     Not less than two days prior to the date of the special meeting of shareholders, RISCORP must deliver to Acquisition Corp. a certificate executed by a duly authorized officer of RISCORP that sets forth the sum of the following professional fees, costs and expenses:

     - the estimated fees, costs and expenses for legal services rendered to RISCORP after November 3, 1999, in connection with the consummation of the transactions contemplated by the merger agreement, exclusive of any fees, costs or expenses incurred in connection with obtaining any consents or approvals from any state department of insurance; and

     - the estimated fees, costs and expenses of RISCORP with respect to services provided to RISCORP by KPMG (or any successor thereto) in connection with the consummation of the transactions contemplated by the merger agreement after November 3, 1999.

     As of the effective time of the merger, the holders of Class A Common Stock (other than holders of Class A Common Stock who properly perfect their appraisal rights under Florida law) will have the right to receive merger consideration of an amount in cash equal to $2.85, without interest thereon and less any required withholding taxes, less (a) the excess of the professional fees, costs and expenses set forth in such certificate over $1.5 million divided by (b) the number of issued and outstanding shares of Class A Common Stock.

     In addition to the $2.85 per share, as part of the merger consideration, the holders of Class A Common Stock will also have the right to receive a continent right to an additional pro rata cash amount if RISCORP obtains any recovery from Zenith, Arthur Andersen LLP, the neutral auditors and neutral actuaries engaged to resolve the purchase price dispute between Zenith and RISCORP, or their respective insurers in settlement and final discharge of all alleged errors made in the determination of the Final Business Balance Sheet (as defined in the asset purchase agreement with Zenith). The additional pro rata cash amount, if any, distributable to each holder of Class A Common Stock (other than holders of Class A Common Stock who properly perfect their appraisal rights under Florida law) shall be determined by taking (a) the total value of any such recovery less the aggregate of all fees, costs and expenses incurred by RISCORP in obtaining recovery for the alleged errors, hiring and engaging an independent expert to determine the value of any recovery not paid in cash or cash equivalents, and distributing any such recovery to shareholders of RISCORP, divided by (b) the aggregate number of shares of Class A Common Stock and Class B Common Stock issued and outstanding on the record date for the special meeting. To the extent that RISCORP obtains any recovery and fails to distribute any such recovery to the shareholders, the shareholders would have a cause of action against RISCORP.

     Following the closing of the merger, RISCORP will have all right and authority to manage, pursue and prosecute this contingent claim against Zenith, Arthur Andersen or their respective insurers in such manner as RISCORP deems necessary or appropriate within the exercise of RISCORP's sole, absolute and unfettered discretion, including the right to elect not to pursue such contingent claim, the right to settle, compromise or dismiss such contingent claim for such consideration as RISCORP shall determine, and to select and appoint counsel and to determine the means used to prosecute or pursue or settle, resolve or dismiss such contingent claim. However, any recovery obtained after the consummation of the merger will be shared pro rata by the former holders of Class A Common Stock and the holders of Class B Common Stock. Given the fact that this would entitle the holders of Class B Common Stock to approximately 63% of any recovery, the interests of each are aligned with respect to the desire to maximize the value of any recovery from Zenith in prosecuting this contingent claim. NEVERTHELESS, THE HOLDERS OF CLASS A COMMON STOCK SHOULD BE AWARE THAT RISCORP MAY ELECT NOT TO PURSUE SUCH CONTINGENT CLAIM, AND EVEN IF IT DOES, RISCORP MAY NEVER OBTAIN ANY RECOVERY AGAINST ANY OF THESE PARTIES. ACCORDINGLY, IT IS POSSIBLE THAT THE ONLY CONSIDERATION HOLDERS OF CLASS A COMMON STOCK WILL BE ENTITLED TO RECEIVE IN CONNECTION WITH THIS TRANSACTION IS THE $2.85 CASH PORTION OF THE MERGER CONSIDERATION.

EXCHANGE AND PAYMENT PROCEDURES

     Prior to the effective time of the merger, RISCORP will designate a bank or trust company reasonably satisfactory to Acquisition Corp. to serve as a disbursing agent. At the effective time of the merger, RISCORP will deposit or cause to be deposited with the disbursing agent cash in the amount equal to the aggregate merger consideration for the benefit of the holders of Class A Common Stock (other than those holders of Class A Common Stock who have perfected their rights of appraisal under Florida law).

     Immediately following the effective time, the surviving corporation shall cause a letter of transmittal and other documents and materials for use in surrendering certificates representing shares of Class A Common Stock to be distributed to each holder of record of shares of Class A Common Stock that have been converted pursuant to the merger agreement into the right to receive the merger consideration. No holder of Class A Common Stock should surrender any certificate for such shares until such shareholder receives the letter of transmittal and other materials for such surrender. Upon surrender of a certificate for cancellation to the disbursing agent, together with a letter of transmittal, duly executed, and such other customary documents as may be required, the holder of such certificate will be entitled to receive the merger consideration into which the number of shares of Class A Common Stock previously represented by such certificate shall have been converted pursuant to the merger agreement, without any interest thereon, and the certificate so surrendered will be canceled.

     If payment of the merger consideration is to be made to a person other than the person in whose name the surrendered certificate is registered, it will be a condition of payment that the certificate so surrendered will be properly endorsed or otherwise be in proper form for transfer, and that the person requesting such payment shall have paid any transfer or other taxes required by reason of the payment of the merger consideration in a name other than that of the registered holder thereof or establish to the satisfaction of the surviving corporation or the disbursing agent that such tax either has been paid or is not applicable.

     HOLDERS OF CLASS A COMMON STOCK SHOULD NOT SEND THEIR CERTIFICATES NOW AND SHOULD SEND THEM ONLY PURSUANT TO INSTRUCTIONS SET FORTH IN THE LETTERS OF TRANSMITTAL TO BE MAILED TO HOLDERS OF CLASS A COMMON STOCK PROMPTLY AFTER THE EFFECTIVE TIME. IN ALL CASES, THE MERGER CONSIDERATION WILL BE PROVIDED ONLY IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THIS PROXY STATEMENT AND SUCH LETTERS OF TRANSMITTAL.

     Six months after the effective time of the merger, the disbursing agent will deliver to the surviving corporation any portion of the merger consideration that remains undistributed to or unclaimed by the holders of certificates representing shares of Class A Common Stock (including the proceeds of any investments thereof), and any holders of certificates who have not theretofore complied with the above-described procedures to receive payment of the merger consideration may look only to the surviving corporation for payment of the merger consideration to which they are entitled. The surviving corporation or the disbursing agent shall be authorized to pay the cash attributable to any certificate theretofore issued that has been lost or destroyed only upon the receipt of evidence reasonably satisfactory to the surviving corporation of ownership of the shares of Class A Common Stock represented by the certificate and of appropriate indemnification. If any certificate shall not have been surrendered prior to three years after the effective time, any such cash, dividends or distributions in respect of such certificate shall, to the extent permitted by applicable law, become the property of the surviving corporation, free and clear of all claims or interest of any person previously entitled thereto.

     On the closing date of the merger, RISCORP will deliver to Acquisition Corp. a listing of each holder of Class A Common Stock indicating such holder's name and address. If RISCORP recovers any items of value from Zenith, Arthur Andersen or their respective insurers in settlement and final discharge of all alleged errors made in the determination of the Final Business Balance Sheet, no later than 45 days following the final settlement of such contingent claim, RISCORP shall distribute to each holder of Class A Common Stock such holder's pro rata portion of the recovery amount to the address shown on the Class A Common Stock listing or such other address as any shareholder may from time to time provide in writing to RISCORP. To the extent that any recovery obtained by RISCORP on such contingent claim is other than cash or a cash equivalent, RISCORP, within the exercise of its reasonable discretion, may pay the pro rata portion of the recovery amount to the holders of Class A Common Stock in cash or by distribution of any securities or other instruments received by RISCORP in settlement of such contingent claim.

TRANSFERS OF CLASS A COMMON STOCK

     No transfer of shares of Class A Common Stock will be made on the stock transfer books of RISCORP after the effective time of the merger. If, after the effective time, certificates representing shares of Class A Common Stock are presented to the disbursing agent or the surviving corporation, they will be canceled and exchanged for the merger consideration as provided above and subject to the terms of the merger agreement.

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains various representations and warranties of RISCORP to Acquisition Corp., including with respect to the following matters:

     - the due incorporation and valid existence of RISCORP and similar corporate matters;

     - capitalization;

     - subsidiaries of RISCORP;

     - the due authorization, execution and delivery of the merger agreement and the binding effect on RISCORP;

     - required consents and approvals of governmental entities and absence of conflict with RISCORP's governing documents and agreements;

     - the making and accuracy of Securities and Exchange Commission filings (including RISCORP's financial statements);

     - the absence of specified changes or events;

     - taxes and tax returns;

     - the absence of material litigation;

     - contracts and commitments;

     - the accuracy of this Proxy Statement and any other document to be filed with the Securities and Exchange Commission in connection with the merger;

     - employee benefit plans;

     - labor matters;

     - that there are no brokers or finders employed by RISCORP or any of its subsidiaries with the respect to the merger;

     - compliance with all applicable laws and regulations in connection with the conduct of the business operations of RISCORP and its subsidiaries;

     - voting requirements for approval of the merger agreement and the merger;

     - properties;

     - that RISCORP's shareholder rights agreement has been amended such that the transactions contemplated by the merger agreement do not trigger the provisions of such agreement; and

     - the accuracy of the representations, warranties and covenants of RISCORP contained in the merger agreement.

     Such representations and warranties are subject, in certain cases, to specified exceptions and qualifications.

     The merger agreement also contains representations and warranties of Acquisition Corp. and William D. Griffin to RISCORP, including with respect to the following matters:

     - the due incorporation and valid existence of Acquisition Corp. and similar corporate matters;

     - the due authorization, execution and delivery of the merger agreement and the binding effect on each of Acquisition Corp. and Mr. Griffin;

     - required consents and approvals of governmental entities and absence of conflict with Acquisition Corp.'s governing documents and agreements entered into by each of Acquisition Corp. and Mr. Griffin;

     - the accuracy of information provided by Acquisition Corp. and Mr. Griffin for inclusion in this Proxy Statement and any other document to be filed with the Securities and Exchange Commission in connection with the merger;

     - that there are no brokers or finders employed by either Acquisition Corp. or Mr. Griffin with the respect to the merger;

     - capitalization of Acquisition Corp.;

     - the accuracy of the representations, warranties and covenants of Acquisition Corp. contained in the merger agreement; and

     - the independent review and analysis of RISCORP and its subsidiaries by Acquisition Corp. and Mr. Griffin.

     Such representations and warranties are subject, in certain cases, to specified exceptions and qualifications.

     The representations and warranties in the merger agreement are complicated and not easily summarized. The merger agreement is attached to this Proxy Statement as Appendix A and we urge you to read it carefully, including the sections of the merger agreement entitled, "REPRESENTATIONS AND WARRANTIES OF RISCORP" and "REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND GUARANTOR."

CONDUCT AND TRANSACTIONS PRIOR TO THE EFFECTIVE TIME

     In the merger agreement, RISCORP has agreed prior to the effective time of the merger:

     - to afford Acquisition Corp. and Mr. Griffin reasonable access to information concerning the business and properties of RISCORP and its subsidiaries;

     - to operate its business and the businesses of its subsidiaries only in the ordinary course and consistent with their past business practices since April 1, 1998;

     - that neither it nor any of its subsidiaries will (a) change any provisions of its articles of incorporation or bylaws or similar governing documents, (b) make, declare or pay any dividend, or (c) issue or redeem any securities;

     - that neither it nor any of its subsidiaries will take specified actions relating to:

      - borrowing additional funds;

      - selling or encumbering any of its properties or assets;

      - employee benefit plans and employee compensation;

      - collective bargaining agreements;

      - changes in accounting methods;

      - transactions with any of its officers or directors or any "affiliate" or "associate" of any of its officers or directors (as such terms are defined under Rule 405 of the Securities Act of 1933, as amended);

      - tax elections or settlement of tax liabilities;

      - splitting, combining, or reclassifying any capital stock;

      - business acquisitions or joint ventures;

      - restructuring, recapitalization, reorganization, dissolution or liquidation;

      - the investment of assets;

      - amending, terminating, modifying or accelerating any material contract or agreement;

      - modifying, amending or terminating RISCORP's written investment policy,

      - modifying or accelerating the provisions of, or terminating or amending, any contract with The Phoenix Management Company, Ltd. or Buttner Hammock & Company, P.A., provided that RISCORP may take any action necessary to (a) accelerate the vesting of the Class A Common Stock issued to Phoenix pursuant to a restricted stock award agreement by and between Phoenix and RISCORP, (b) amend the provisions of the management agreement by and between Phoenix and RISCORP to reduce the fees paid to Phoenix, or (c) terminate such management agreement; or

      - entering into any agreement to take any action prohibited by the merger agreement;

     - to consult with and keep Acquisition Corp. and Mr. Griffin informed with respect to the status of any litigation to which RISCORP, any of its subsidiaries, or any officer, director or employee of RISCORP or any of its subsidiaries is a party and shall not take any action to settle or compromise such litigation without the consent of Acquisition Corp.; provided that RISCORP may enter into any settlement agreement for any litigation to which it or any of its subsidiaries is a defendant and in which it or any of its subsidiaries has no claims for recovery if the amount paid for such settlement does not exceed $100,000 for any such litigation claim and does not exceed $250,000 in the aggregate for all such litigation claims;

     - to use all commercially reasonable efforts to solicit proxies in favor of the merger from the holders of Class A Common Stock and to take all other action necessary or advisable to secure any vote or consent of the holders of Class A Common Stock required by the Florida Business Corporation Act; and

     - to notify Acquisition Corp. and keep Acquisition Corp. informed of (a) any material change in the normal course of RISCORP's or its subsidiaries' businesses or in the operation of its or their properties,
       (b) the receipt by RISCORP or any of its subsidiaries of notice of any governmental complaints, investigations or hearings, or (c) the receipt by RISCORP or any of its subsidiaries of a notice of the institution or the threat of litigation involving RISCORP or any of its subsidiaries.

     In the merger agreement, RISCORP and Acquisition Corp. have each agreed prior to the effective time of the merger:

     - to grant such approvals and take such commercially reasonable actions to eliminate or minimize the effect of state anti-takeover statutes or regulations applicable to the merger or any of the other transactions contemplated by the merger agreement;

     - to use commercially reasonable efforts to obtain the written consent or approval of the necessary governmental authorities, and to promptly file and prosecute diligently the applications and related documents required to be filed with the applicable authorities, in connection with the consummation of the transactions contemplated by the merger agreement;

     - to defend vigorously against any actions, suits or proceedings in which such party is named as a defendant which seeks to enjoin, restrain or prohibit the transactions contemplated by the merger agreement;

     - to use all commercially reasonable efforts to (a) surrender or cause to be surrendered or sell or cause to be sold at or prior to the closing of the merger all certificates of authority or insurance licenses held by RISCORP or by any of its subsidiaries, and (b) receive or have released by any state insurance commissioner or any other appropriate state authority any and all restricted funds, minimum capital requirements or deposits or any other funds;

     - to promptly give notice to the other parties to the merger agreement upon becoming aware of any event that would cause or constitute a breach of any of the representations, warranties or covenants of such party contained in the merger agreement and to use all commercially reasonable efforts to prevent or remedy such breach; and

     - not to issue any press release or make any public announcement with regard to the merger agreement or the merger without the consent of the other parties to the merger agreement except as required by law.

     The provisions in the merger agreement regarding the conduct of the parties prior to the effective time of the merger are complicated and not easily summarized. The merger agreement is attached to this Proxy Statement as Appendix A and we urge you to read it carefully, including the section of the merger agreement entitled "Conduct and Transactions Prior to the Effective Time; Certain Covenants."

NON-SOLICITATION

     Under the merger agreement, RISCORP agreed not to:

     - solicit, initiate or encourage the submission of any bona fide proposal with respect to a merger, consolidation, share exchange or similar transaction involving RISCORP or any of its subsidiaries, or any purchase of all or any significant portion of its assets other than the transactions contemplated by the merger agreement;

     - furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably expected to lead to, any such bona fide proposal;

     - withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Acquisition Corp., the approval or recommendation of its Board of Directors with respect to the merger and the merger agreement;

     - approve or recommend, or propose publicly to approve or recommend, any transaction involving a bona fide proposal from a third party; or

     - cause RISCORP to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any alternative transaction.

     Notwithstanding the foregoing, RISCORP's Board of Directors may furnish non-public information to or enter into discussions or negotiations with any person or entity in connection with an unsolicited bona fide alternative transaction, or recommend such an unsolicited bona fide alternative transaction to the shareholders of RISCORP, if and only to the extent that the Board of Directors determines in good faith (after receiving advice from outside counsel as to its fiduciary duties under applicable law) that it has received a "superior proposal" (as defined in the merger agreement). If the Board of Directors believes it has received a superior proposal, it may inform the shareholders that it no longer believes that the merger is advisable and no longer recommends approval of the merger and may enter into an acquisition agreement with respect to such superior proposal, but only at a time that is after the third business day following Acquisition Corp.'s receipt of written notice from RISCORP advising Acquisition Corp. that the Board of Directors has received such superior proposal. During such three-day period, RISCORP shall provide an opportunity for Acquisition

Corp. to propose such adjustments to the terms and conditions of the merger agreement as would enable the Board of Directors to proceed with its recommendation to the shareholders. The acceptance of any such proposed adjustment shall be at the sole discretion of the Board of Directors, exercised in good faith; provided, however, that any such proposed adjustment, the sole effect of which is to increase the amount of the merger consideration, waive one or more conditions to the obligations of Acquisition Corp. to effect the merger, or modify the terms and conditions of the merger agreement to reflect identical terms and conditions contained in such superior proposal, shall be automatically accepted by RISCORP, and the merger agreement shall be amended to reflect any such automatically accepted adjustments.

INDEMNIFICATION OF OFFICERS AND DIRECTORS; ESCROW AGREEMENT; FEE ADVANCEMENT AGREEMENT

     Under the terms of the merger agreement, Acquisition Corp. agreed to maintain the current policies of directors' and officers' liability insurance maintained by RISCORP or any of its subsidiaries with respect to claims arising from facts or events which occur prior to the effective time of the merger until such policies either expire by their own terms or are canceled by the insurer.

     Additionally, until the expiration of the applicable statute of limitations period, the surviving corporation has agreed to indemnify each present or former director or officer of RISCORP and its subsidiaries to the same extent such person was indemnified immediately prior to the merger, whether under the Florida Business Corporation Act, the indemnity agreement to which each present director of RISCORP is a party or the articles of incorporation or the bylaws of RISCORP or such subsidiary. In order to secure this indemnification obligation, RISCORP will enter into an escrow agreement at the closing of the merger with First Union National Bank, as escrow agent, pursuant to which RISCORP will transfer $2,500,000 to First Union to be held in accordance with the terms of such escrow agreement.

     If, on the fifth business day following the second anniversary of the date of the escrow agreement, no indemnity claim has been submitted to the escrow agent pursuant to the terms of the escrow agreement and no claims are pending or threatened against any director or officer, then the escrow agent has to disburse to RISCORP an amount equal to one-half of the total escrow amount then held by the escrow agent. The escrow provided by the escrow agreement terminates upon the earlier of: (a) the disbursement of the total escrow amount to indemnified officers and directors or (b) if no investigation or proceeding which has formed the basis of an indemnity claim is then pending, the date that is four and one-half years following the effective date of the merger. Following the termination of the escrow agreement, any portion of the escrow amount not paid to officers and directors will be paid to RISCORP. The foregoing description of the escrow agreement does not purport to be complete and is qualified in its entirety by reference to the form of escrow agreement that is attached as an exhibit to the merger agreement in Appendix A to this Proxy Statement and is incorporated herein by reference. All shareholders are urged to read the escrow agreement in its entirety.

     RISCORP has also agreed to maintain a minimum net book value (as defined in the merger agreement) for a period of four and one-half years following the closing date of the merger in order to secure its indemnification obligations.

     In connection with the merger agreement, Acquisition Corp. executed and delivered a fee advancement agreement by and among Acquisition Corp., RISCORP, the estate of Frederick M. Dawson, Seddon Goode, Jr., George E. Greene III, Walter L. Revell, Walter E. Riehemann, Edward W. Buttner, IV and Stephen C. Rece. The fee advancement agreement provides that if, following the consummation of the merger, RISCORP, William D. Griffin, The RISCORP Group Holding Company, Limited Partnership, William D. Griffin Family Limited Partnership, Charlotte K. Griffin Trust Number 3, Anna F. Griffin Trust Number 3, John Ford Griffin Trust Number 3, any person or entity controlled by RISCORP or Mr. Griffin, or any of their respective officers, directors, trustees, beneficiaries, employees, agents, representatives, heirs, successors or assigns initiates or causes to be initiated any suit or proceeding which directly or indirectly results in the participation of any of the estate of Mr. Dawson, Mr. Goode, Mr. Greene, Mr. Revell, Mr. Riehemann, Mr. Buttner or Mr. Rece as a witness, RISCORP agrees to advance funds or reimburse such witness for all reasonable fees and expenses including, without limitation, all reasonable attorneys' fees, costs, travel expenses, and such other fees and expenses incurred in connection with the participation in any suit or proceeding. The foregoing description of the fee advancement agreement does not purport to be complete and is qualified in its entirety by reference to the fee advancement agreement that is attached as an exhibit to the merger agreement in Appendix A to this Proxy Statement and is incorporated herein by reference. All shareholders are urged to read the fee advancement agreement in its entirety.

CONDITIONS TO THE MERGER

     The respective obligations of RISCORP and Acquisition Corp. to consummate the merger are subject to the following conditions:

     - the approval and adoption of the merger agreement and the merger by (a) 80% of the votes entitled to be cast by the holders of all issued and outstanding shares of Class A Common Stock and Class B Common Stock, voting together as a single class, and (b) two-thirds of the votes entitled to be cast by the holders of all issued and outstanding shares of Class A Common Stock, voting separately as a class;

     - obtaining all consents, authorizations, orders and approvals required in connection with the merger agreement, of which the failure to obtain (or conditions required to obtain) would prevent the consummation of the merger or have a material adverse effect on either RISCORP or Acquisition Corp.;

     - the absence of any law, rule, regulation, executive order, decree, injunction or other order from a governmental authority which prevents or prohibits the merger or the transactions contemplated by the merger agreement; and

     - this Proxy Statement, at the date of its mailing and the date of the special meeting, shall not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements herein not misleading.

     The obligations of RISCORP to effect the merger are subject to the following additional conditions:

     - the following representations and warranties of Acquisition Corp. and Mr. Griffin being true and correct in all material respects as of the date of the merger agreement and as of the closing date of the merger (except to the extent such representations and warranties expressly relate to an earlier date) as though made as of the closing date of the merger:

      - the due incorporation and valid existence of Acquisition Corp. and similar corporate matters;

      - the due authorization, execution and delivery of the merger agreement and the binding effect on each of Acquisition Corp. and Mr. Griffin; and

      - required consents and approvals of governmental entities and absence of conflict with Acquisition Corp.'s governing documents and agreements entered into by each of Acquisition Corp. and Mr. Griffin;

     - Acquisition Corp. and Mr. Griffin having performed in all material respects all covenants and agreements required to be performed by them under the merger agreement at or prior to the closing date of the merger; and

     - RISCORP having paid to the escrow agent the escrow funds, and RISCORP and the escrow agent having executed and delivered the escrow agreement.

     The obligations of Acquisition Corp. to effect the merger are subject to the following additional conditions:

     - the following representations and warranties of RISCORP being true and correct in all material respects (except to the extent they are qualified as to materiality, in which case they must be true and correct in all respects) as of the date of the merger agreement and as of the closing date of the merger

       (except to the extent such representations and warranties expressly relate to an earlier date) as though made as of the closing date of the merger:

      - the due incorporation and valid existence of RISCORP and similar corporate matters;

      - capitalization;

      - the due authorization, execution and delivery of the merger agreement and the binding effect on RISCORP; and

      - required consents and approvals of governmental entities and absence of conflict with RISCORP's governing documents and agreements;

     - RISCORP having performed in all material respects all covenants and agreements required to be performed by it under the merger agreement at or prior to the closing date of the merger;

     - RISCORP having paid to the escrow agent the escrow funds, and RISCORP and the escrow agent having executed and delivered the escrow agreement; and

     - Acquisition Corp. having received letters of resignation effective as of the effective time of the merger from each of the officers and directors of RISCORP.

TERMINATION OF THE MERGER AGREEMENT

     The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after the approval by the shareholders of
RISCORP:

     - by the mutual written consent of Acquisition Corp. and RISCORP;

     - by RISCORP, if the merger is not consummated on or before June 15, 2000 (or such later date as approved by Acquisition Corp. and RISCORP), unless the failure of such occurrence is due to the failure of RISCORP to perform or observe the covenants, agreements and conditions of the merger agreement to be performed or observed by it at or before the effective time;

     - by RISCORP, if events occur which render impossible the satisfaction of one or more its conditions to effect the merger and such conditions are not waived by RISCORP, unless the failure of such occurrence is due to the failure of RISCORP to perform or observe the covenants, agreements and conditions of the merger agreement to be performed or observed by it at or before the effective time;

     - by RISCORP, if it is enjoined or restrained by any governmental authority or other regulatory body (including any court), such injunction or restraining order prevents the performance by RISCORP of its obligations under the merger agreement and such injunction shall not have been withdrawn within 60 days after the date of which such injunction was first issued;

     - by RISCORP, if its shareholders shall have voted on the merger agreement and the merger, and the approval required by the merger agreement is not obtained;

     - by RISCORP, if it enters into an acquisition agreement effecting the sale of RISCORP or substantially all its assets provided RISCORP and its Board of Directors comply with the notice and other provisions of the merger agreement summarized above under the heading "-- Non-Solicitation."

     - by Acquisition Corp., if the merger is not consummated on or before June 15, 2000 (or such later date as approved by RISCORP and Acquisition Corp.), unless the failure of such occurrence is due to the failure of Acquisition Corp. or Mr. Griffin to perform or observe the covenants, agreements and conditions of the merger agreement to be performed or observed by it at or before the effective time;

     - by Acquisition Corp., if events occur which render impossible the satisfaction of one or more of its conditions to effect the merger and such conditions are not waived by Acquisition Corp., unless the failure of such occurrence is due to the failure of Acquisition Corp. or Mr. Griffin to perform or observe the covenants, agreements and conditions of the merger agreement to be performed or observed by them at or before the effective time;

     - by Acquisition Corp., if it is enjoined or restrained by any governmental authority or other regulatory body (including any court), such injunction or restraining order prevents the performance by Acquisition Corp. of its obligations under the merger agreement and such injunction shall not have been withdrawn within 60 days after the date of which such injunction was first issued;

     - by Acquisition Corp., if the shareholders of RISCORP shall have voted on the merger agreement and the merger, and the approval required by the merger agreement is not obtained; or

     - by Acquisition Corp., if it receives written notice from RISCORP's Board of Directors that RISCORP's Board of Directors has received a "superior proposal" (as defined in the merger agreement) or intends to inform the RISCORP shareholders it no longer believes the merger is advisable and no longer recommends approval of the merger as discussed above under the heading "-- Non-Solicitation."

     In the event of the termination of the merger agreement, the merger agreement will become void and have no effect and there will be no liability or obligation on the part of any party to the merger agreement or their respective officers, directors or shareholders except to the extent that such termination results from the willful breach by any party of any material representation, warranty, covenant or agreement under the merger agreement.

WAIVER AND AMENDMENT

     Any term or provision of the merger agreement may be waived in writing at any time by the party which is, or whose shareholders are, entitled to the benefits of such term or provision. Any term or provision of the merger agreement may be amended or supplemented at any time by action of the respective Boards of Directors (or its authorized representative) of Acquisition Corp. or RISCORP, without action of the shareholders, whether before or after the special meeting; provided, however, that after the approval of the merger agreement by the shareholders of RISCORP, no such amendment shall:

     - reduce the amount or change the form of the consideration to be delivered to the shareholders as contemplated by the merger agreement;

     - otherwise materially adversely affect the interests of such shareholders unless such amendment is approved by the shareholders; or

     - except as allowed by Section 607.1002 of the Florida Business Corporation Act, amend the articles of incorporation of either RISCORP or Acquisition Corp.

GUARANTY

     Mr. Griffin is the sole shareholder of Acquisition Corp. and has executed the merger agreement to guarantee the performance of Acquisition Corp.'s obligations under the merger agreement through the effective time. If Acquisition Corp. fails to perform fully and punctually any obligation or undertaking under the merger agreement, Mr. Griffin will, upon written demand from RISCORP, perform or cause to be performed such obligation or undertaking. The obligations of Mr. Griffin to guarantee the performance of Acquisition Corp.'s obligations are not contingent upon any attempt by RISCORP to enforce performance by Acquisition Corp. Mr. Griffin's guaranty terminates upon the closing of the merger.

GENERAL RELEASE

     In connection with the merger agreement, William D. Griffin, each of the holders of shares of Class B Common Stock, RISCORP, the estate of Frederick M. Dawson, the current officers and directors of RISCORP, The Phoenix Management Company, Ltd. and Buttner Hammock & Company executed and delivered a general release. Pursuant to the terms of the general release, with some specific exceptions, each of RISCORP, the estate of Mr. Dawson, the current officers and directors of RISCORP, Phoenix and Buttner
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

Hammock agreed to release, acquit and forever discharge Mr. Griffin and each of the holders of shares of Class B Common Stock of and from any and all claims, demands, claims for relief, actions causes of action, suits, debts, obligations, liabilities, losses, costs, attorneys' fees and expenses of any kind arising out of, or in connection with any claim or fact occurring or arising on or prior to the date of the consummation of the merger. With some specific exceptions, Mr. Griffin and each of the holders of shares of Class B Common Stock similarly agreed to release, acquit and forever discharge RISCORP, the estate of Mr. Dawson, the current officers and directors of RISCORP, Phoenix and Buttner Hammock. Additionally, the parties to the general release agreed not to bring, commence, prosecute, maintain or cause or permit to be brought, commenced, prosecuted or maintained any suit or action regarding any matter or event being released in the general release. The foregoing description of the general release does not purport to be complete and is qualified in its entirety by reference to the general release that is attached as an exhibit to the merger agreement in Appendix A to this Proxy Statement and is incorporated herein by reference. All shareholders are urged to read the general release in its entirety.

DISSENTERS' RIGHTS OF APPRAISAL

     Under Florida law, holders of Class A Common Stock are entitled to appraisal rights in connection with the merger. Any holder of record of Class A Common Stock who objects to the merger may elect to have his, her or its shares of Class A Common Stock appraised under the procedures of the Florida Business Corporation Act and to be paid the appraised value of such shares. The appraised value of the shares will not include any value arising from the merger but may include a fair rate of interest. It is possible that the fair value determined may be more or less than the merger consideration. Holders of Class A Common Stock that exercise and perfect dissenters' rights will not be entitled to receive any merger consideration, including the contingent right to receive a pro rata cash amount if RISCORP recovers any amounts from Zenith or other specified parties.

     Any holder of Class A Common Stock who is considering exercising his, her or its appraisal rights is urged to review carefully the provisions of Sections 607.1301, 607.1302 and 607.1320 of the Florida Business Corporation Act (copies of which are attached as Appendix B), particularly with respect to the procedural steps required to perfect the right of appraisal. The right of appraisal may be lost if the procedural requirements of Section 607.1320 are not followed exactly. The following is a summary of the procedures relating to exercise of the right of appraisal, which should be read in conjunction with the full text of the applicable sections of Section 607.1320.

     RISCORP is required to notify each RISCORP shareholder entitled to appraisal rights, at least 20 days prior to the special meeting, that such appraisal rights are available. The notice should include a copy of the applicable sections of the Florida Business Corporation Act. THIS PROXY STATEMENT CONSTITUTES SUCH NOTICE TO THE RISCORP SHAREHOLDERS.

     Before the vote is taken at the special meeting, a holder of Class A Common Stock who wishes to assert dissenters' rights under Section 607.1320 must deliver to RISCORP a written notice of his, her or its intent to demand appraisal if the merger is consummated. A VOTE AGAINST THE ADOPTION OF THE MERGER AGREEMENT OR AN ABSTENTION BY ITSELF WILL NOT CONSTITUTE A DEMAND FOR APPRAISAL. In addition to not voting for the approval and adoption of the merger agreement and the merger, a holder of Class A Common Stock electing to dissent from the merger and demand appraisal must do so by a separate written demand to RISCORP. Demands should be mailed or delivered to RISCORP, Inc., 2 North Tamiami Trail, Suite 608, Sarasota, Florida 34236-5642, Attention: Walter E. Riehemann, President.

     Within ten calendar days after the effective time of the merger, RISCORP will notify each holder of Class A Common Stock who has made a proper written demand for appraisal and who has not voted for the adoption of the merger agreement that the merger has been completed. A vote "FOR" the adoption of the Merger Agreement will have the effect of waiving all appraisal rights. Within 20 days after the giving of such notice by RISCORP, any holder of Class A Common Stock who elects to dissent must file with RISCORP a notice of such election, stating the shareholder's name and address, the number of shares of Class A

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

Common Stock as to which he, she or it dissents, and a demand for payment of the fair market value thereof. Any holder of Class A Common Stock filing an election to dissent must deposit his, her or its certificates representing shares of Class A Common Stock with surviving corporation simultaneously with the filing of the election.

     Within ten days after the period in which holders of Class A Common Stock may file their notices of election to dissent (or ten days after the effective date, whichever is later, but in no event later than 90 days after the merger agreement is approved), the surviving corporation shall make a written offer to pay each dissenting shareholder an amount the surviving corporation estimates to be the fair market value for such shares.

     If, within 30 days after the making of the surviving corporation's offer, any dissenting shareholder accepts such offer, payment shall be made by the surviving corporation within 90 days of its offer, and thereafter, the dissenting shareholders shall cease to have any interest in such shares.

     If the surviving corporation fails to make such offer within the period specified, or if it makes an offer and any dissenting shareholder fails to accept the same within the prescribed period, then the surviving corporation shall file an action in any court of competent jurisdiction requesting that the fair value of such shares of Class A Common Stock be determined.

     After the court determines which holders of Class A Common Stock are entitled to an appraisal under Section 607.1320, the court will appraise the shares of Class A Common Stock. Following determination by the court of the fair value of the shares, the surviving corporation will pay, within 10 days of the final determination of such court, all dissenting shareholders the appraised value of their shares, together with interest (if so ordered by such court) upon surrender to the surviving corporation of their certificates representing Class A Common Stock. The costs of the appraisal proceeding may be determined by the court and charged to the parties as the court deems equitable under the circumstances.

     If a holder of Class A Common Stock either withdraws his, her or its demand for appraisal or has his, her or its appraisal rights terminated as described above, the holder of Class A Common Stock will only be entitled to receive the merger consideration for his, her or its shares of Class A Common Stock as provided under the terms of the merger agreement.

                                   PROPOSAL 2

            POSSIBLE ADJOURNMENT OR POSTPONEMENT OF SPECIAL MEETING

     In the event RISCORP fails to receive a sufficient number of votes to approve the merger agreement and the transactions contemplated therein, RISCORP proposes to adjourn or postpone the special meeting for a period of not more than 60 days for the purpose of soliciting additional proxies. Proxies initially cast in favor of the merger agreement and the transactions contemplated therein will be voted in favor of the approval of such items at any special meeting subsequently convened within 60 days of the initial date of the special meeting unless such proxies are revoked as described under "The Meeting -- Revocability of Proxies."

     Under RISCORP's Amended and Restated Bylaws, if a quorum is present at the special meeting, approval of a proposal to adjourn or postpone the special meeting for the purpose of soliciting additional proxies requires the affirmative vote of the holders of a majority of all outstanding shares of Class A Common Stock and Class B Common Stock, voting as a single class, entitled to vote thereon. Accordingly, Mr. Griffin controls the votes necessary to unilaterally approve this proposal.

     IF NECESSARY, THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING TO SOLICIT ADDITIONAL PROXIES.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

     The following table sets forth, as of March 31, 2000, the record date for the special meeting, information as to RISCORP's Class A and Class B Common Stock beneficially owned by: (a) each director of RISCORP, (b) each executive officer of RISCORP, (c) all directors and executive officers of RISCORP as a group, and (d) any person who is known by RISCORP to be the beneficial owner of more than 5% of the outstanding shares of Class A Common Stock or Class B Common Stock.

                                                      AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP(1)
                                                     ----------------------------------------------
                                                        CLASS A COMMON           CLASS B COMMON
                                                     ---------------------   ----------------------
NAME OF BENEFICIAL OWNER                               NUMBER     PERCENT      NUMBER      PERCENT
------------------------                             ----------   --------   -----------   --------
William D. Griffin(2)..............................         --        --     22,176,052      91.1%
L. Scott Merritt(3)................................         --        --      2,158,391       8.9
Blavin & Company, Inc. (4).........................  1,982,000      13.9%            --        --
Chap-Cap Partners, L.P.(5).........................  1,026,500       7.2             --        --
Seth W. Hamot(6)...................................    821,300       5.7             --        --
Thomas K. Albrecht(7)..............................    790,336       5.5             --        --
Peter D. Norman(8).................................    790,336       5.5             --        --
Walter E. Riehemann(9).............................  1,725,000      12.1             --        --
Seddon Goode, Jr. .................................         --        --             --        --
George E. Greene III...............................        200         *             --        --
Walter L. Revell...................................         --        --             --        --
Edward Buttner, IV.................................         --        --             --        --
All directors and executive officers as a
  group (5 persons)................................  1,725,200      12.1             --        --

---------------

  * Less than 1%
(1) Beneficial ownership of shares, as determined in accordance with applicable rules promulgated by the Securities and Exchange Commission, includes shares as to which a person has or shares voting power and/or investment power. RISCORP has been informed that all shares shown are held of record with sole voting and investment power, except as otherwise indicated.
(2) Mr. Griffin's business address is P.O. Box 728, Sarasota, Florida 34230. Mr. Griffin's shares of Class B Common Stock are owned of record by The RISCORP Group Holding Company, Limited Partnership (17,268,841 shares) and William
    D. Griffin Family Limited Partnership (4,907,211 shares). The general partners of such limited partnerships are Gryphus Company I and Gryphus Company II, respectively. Mr. Griffin is the president, a director and the controlling shareholder of Gryphus Company I and Gryphus Company II. The business address of Gryphus Company I and Gryphus Company II is Bank of America Center, Suite 850, 101 Convention Center Drive, Las Vegas, Nevada 89109. All of the shares of Class B Common Stock noted may be converted into shares of Class A Common Stock, on a one for one basis. If all of the Class B Common Stock shares noted were so converted into Class A Common Stock, Mr. Griffin would beneficially own 60.9% of the shares of Class A Common Stock. On September 18, 1997, Mr. Griffin resigned as a director of RISCORP and all other positions with RISCORP and its subsidiaries. The information herein regarding the stock ownership of Mr. Griffin, Gryphus Company I and Gryphus Company II was obtained from a Schedule 13G filed by such persons with the Securities and Exchange Commission on February 14, 2000. RISCORP makes no representation as to the accuracy or completeness of the information reported regarding Mr. Griffin, Gryphus Company I and Gryphus Company II.
(3) Mr. Merritt's business address is 4711 Meadowview Circle, Sarasota, Florida 34233. Mr. Merritt has sole voting and investment power with respect to 2,158,391 shares of Class B Common Stock as trustee of certain irrevocable trusts created by Mr. Griffin for the benefit of his children. Mr. Griffin disclaims beneficial ownership of those shares. All of the shares of Class B Common Stock noted may be converted into shares of Class A Common Stock, on a one for one basis. If all of the Class B Common Stock shares noted were so converted into Class A Common Stock, Mr. Merritt would beneficially own 15.5%
    of the shares of Class A Common Stock. The information herein regarding the stock ownership of Mr. Merritt was obtained from a Schedule 13G filed by Mr. Merritt with the Securities and Exchange Commission on February 14, 2000. RISCORP makes no representation as to the accuracy or completeness of the information reported regarding Mr. Merritt.
(4) The business address of Blavin & Company, Inc. is 29621 Northwestern Highway, Southfield, Michigan 48034. The information herein regarding the stock ownership of Blavin & Company, Inc. was obtained from a Schedule 13D filed by Blavin & Company, Inc. on March 27, 1998, and as amended on April 9, 1998, July 29, 1998, April 1, 1999 and May 7, 1999. RISCORP makes no representation as to the accuracy or completeness of the information reported regarding Blavin & Company, Inc.
(5) Chap-Cap Partners, L.P. shares voting, dispositive power and beneficial ownership with respect to 985,000 shares of Class A Common Stock with Chapman Capital L.L.C. and Robert L. Chapman, Jr. The business address of Chap-Cap Partners, L.P., Chapman Capital, L.L.C. and Mr. Chapman is 725 South Figuerosa Street, 23rd Floor, Suite 2369, Los Angeles, California 90017. The information herein regarding the stock ownership of Chap-Cap Partners, L.P. was obtained from a Schedule 13D filed by Chap-Cap Partners, L.P. on March 23, 1999 and as amended on May 11, 1999, July 14, 1999 and October 29, 1999. RISCORP makes no representation as to the accuracy or completeness of the information reported regarding Chap-Cap Partners, L.P., Chapman Capital, L.L.C. and Mr. Chapman.
(6) Mr. Hamot has sole voting and investment power with respect to 811,300 shares of Class A Common Stock and shared voting and investment power with respect to 10,000 shares of Class A Common Stock. Of the 811,300 shares beneficially owned by Mr. Hamot, 766,300 shares are owned of record by Costa Brava Partnership II Limited Partnership and 5,000 shares are owned by Seth
    W. Hamot as custodian for Gideon B. Hamot under the Massachusetts Uniform Transfers to Minors Act. The general partner of Costa Brava Partnership II is Roark, Reardon & Hamot, Inc.. Mr. Hamot is a principal of Roark, Reardon & Hamot. The business address of Mr. Hamot, Costa Brava Partnership II and Roark, Reardon & Hamot is 121-B Tremont Street, Brighton, Massachusetts 02155. The information herein regarding the stock ownership of Mr. Hamot, Gideon B. Hamot, Costa Brava Partnership II and Roark, Reardon & Hamot was obtained from a Schedule 13D filed by such persons with the Securities and Exchange Commission on September 29, 1998, and as amended on April 21, 1999 and June 8, 1999. Such Schedule 13D also disclosed ownership by certain other individuals and entities who jointly filed such Schedule 13D with Mr. Hamot, Gideon B. Hamot, Costa Brava Partnership II and Roark, Reardon & Hamot of an aggregate of 213,000 shares of Class A Common Stock (or approximately 1.5% of the Class A Shares outstanding), which shares are in addition to those disclosed as beneficially owned by Mr. Hamot. RISCORP makes no representation as to the accuracy or completeness of the information reported regarding Mr. Hamot, Gideon B. Hamot, Costa Brava Partnership II, Roark, Reardon & Hamot or the other individuals and entities identified as joint filers in such Schedule 13D.
(7) Mr. Albrecht's business address is 4137 Carmichael Road, Suite 330, Montgomery, Alabama 36106. Represents shares issued to Mr. Albrecht by RISCORP in connection with the settlement of claims made by Mr. Albrecht against RISCORP.
(8) Mr. Norman's business address is 4137 Carmichael Road, Suite 330, Montgomery, Alabama 36106. Represents shares issued to Mr. Norman by RISCORP in connection with the settlement of claims made by Mr. Norman against RISCORP.
(9) Represents a restricted stock award for 1,725,000 shares of Class A Common Stock (subject to certain vesting provisions) granted pursuant to the management agreement dated February 18, 1998 between The Phoenix Management Company, Ltd. and RISCORP and its subsidiaries. Mr. Riehemann controls the operations of Phoenix as the president and sole shareholder of its general partner.

                   MARKET FOR RISCORP'S CLASS A COMMON STOCK
                        AND RELATED SHAREHOLDER MATTERS

     Following RISCORP's initial public offering on February 29, 1996, RISCORP's Class A Common Stock ($.01 par value) was traded on the Nasdaq Stock Market's National Market under the symbol "RISC." There is no public market for RISCORP's Class B Common Stock. Due to RISCORP's inability to timely file its Annual Report on Form 10-K for the year ended December 31, 1996 or its Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, RISCORP's Class A Common Stock was delisted on July 2, 1997. RISCORP's Class A Common Stock is currently traded in the over-the-counter market. RISCORP has no intention to seek readmission for listing on the Nasdaq National Market or any other national securities exchange.

     As of February 28, 2000, the record date for the special meeting, there
were                record holders of Class A Common Stock. The following table sets forth the high and low per share bid prices for RISCORP's Class A Common Stock for each quarterly period, as reported by a national brokerage firm. Such over-the-counter quotations reflect inter-dealer prices, without retail mark-up, or commission, and may not necessarily represent actual transactions.

               PER SHARE BID INFORMATION FOR CLASS A COMMON STOCK

                                               1998                                                    1999
                       -----------------------------------------------------   -----------------------------------------------------
                       1ST QUARTER   2ND QUARTER   3RD QUARTER   4TH QUARTER   1ST QUARTER   2ND QUARTER   3RD QUARTER   4TH QUARTER
                       -----------   -----------   -----------   -----------   -----------   -----------   -----------   -----------
High.................     $2.50         $2.38         $2.13         $1.03         $1.50         $1.66         $1.73         $2.62
Low..................     $2.17         $1.97         $0.88         $0.72         $0.78         $1.31         $1.56         $1.72

     The high and low per share bid prices for RISCORP's Class A Common Stock on November 3, 1999, the date preceding public announcement of the merger agreement, were both $1.81.

     No dividends have been declared or paid since RISCORP's initial public offering and it is not anticipated that dividends will be paid in the foreseeable future.

     In March 1996, RISCORP purchased all of the outstanding stock of CompSource, Inc. and Insura, Inc. in exchange for $12.1 million in cash and 112,582 shares of Class A Common Stock valued at $2.1 million on the date of the acquisition. Pursuant to a stock redemption agreement entered into as a part of the acquisition of CompSource and Insura, the former shareholders of CompSource and Insura elected to have RISCORP repurchase the 112,582 shares at a purchase price of $18.653 per share on March 8, 1997, and RISCORP repurchased all 112,582 shares from the former shareholders for $2.1 million in accordance with the terms of the stock redemption agreement.

             PROPOSALS OF SHAREHOLDERS FOR THE NEXT ANNUAL MEETING

     If the merger is consummated, there will be no public shareholders of RISCORP and no public participation in any future meetings of shareholders of RISCORP. However, if the merger is not consummated, RISCORP's public shareholders will continue to be entitled to attend and participate in RISCORP's meetings of shareholders.

     RISCORP's Amended and Restated Articles of Incorporation require advance notice to RISCORP of any shareholder proposal and of any nominations by shareholders of persons to stand for election as directors at a meeting of shareholders. Notice of shareholder proposals and of director nominations must be timely given in writing to the Secretary of RISCORP prior to the meeting at which the directors are to be elected. To be timely, notice must be received at the principal executive office of RISCORP not less than 60 days prior to the meeting of shareholders; provided, however, that in the event that less than 70 days notice prior to public disclosure of the date of the meeting is given or made to the shareholders, notice by the shareholder, in order to be timely, must be so delivered or received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs.

     In addition to the matters required to be set forth by the rules of the Securities and Exchange Commission, a shareholder's notice with respect to a proposal to be brought before the annual meeting must set forth:

     - a brief description of the proposal and the reasons for conducting such business at the annual meeting;

     - the name and address, as they appear on RISCORP's books, of the shareholder proposing such business and any other shareholders known by such shareholder to be supporting such proposal; and

     - the class and number of shares of RISCORP that are beneficially owned by such shareholder on the date of such shareholder notice and by other shareholders known to such shareholder to be supporting such proposal on the date of such shareholder notice, and (d) any financial interest of the shareholder in such proposal.

     As to each director nominee, a shareholder's notice with respect to a director nomination must set forth:

     - the name, age, business address, and residence address of the person;

     - the principal occupation or employment of the person;

     - the class and number of shares of RISCORP that are beneficially owned by such person; and

     - all information that would be required to be included in the proxy statement soliciting proxies for the election of the nominee director (including such person's written consent to serve as a director if so elected).

     As to each shareholder providing such notice, a shareholder's notice must set forth:

     - the name and address, as they appear on RISCORP's books, of the shareholder; and

     - the class and number of shares of RISCORP that are beneficially owned by such shareholder on the date of such shareholder notice.

     The complete Amended and Restated Articles of Incorporation provisions governing these requirements are available to any shareholder without charge upon request from the Secretary of RISCORP.

                           INCORPORATION BY REFERENCE

     The Securities and Exchange Commission allows RISCORP to "incorporate by reference" information into this Proxy Statement, which means that RISCORP can disclose important information by referring you to another document filed separately with the Securities and Exchange Commission. The following documents previously filed with the Securities and Exchange Commission by RISCORP (File No. 0-27462) pursuant to the Securities Exchange Act of 1934 are incorporated by reference in this Proxy Statement and deemed to be a part hereof:

     - RISCORP's Annual Report on Form 10-K/A for the fiscal year ended December 31, 1999;

     All documents and reports subsequently filed by RISCORP pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this Proxy Statement and prior to the date of the special meeting shall be deemed to be incorporated by reference into this Proxy Statement and to be part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

     RISCORP's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 is enclosed with this Proxy Statement and can be found at Appendix C.

     RISCORP undertakes to provide by first class mail, without charge and within one business day of receipt of any written or oral request, to any person to whom a copy of this Proxy Statement has been delivered, a copy of any or all of the documents referred to above which have been incorporated by reference in this Proxy Statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference therein). Requests for such copies should be directed to Walter E. Riehemann, RISCORP, Inc., 2 North Tamiami Trail, Suite 608, Sarasota, Florida 34236-5642; telephone number: (941) 366-5015.

                                   APPENDIX A

                          PLAN AND AGREEMENT OF MERGER

                          PLAN AND AGREEMENT OF MERGER


                                      AMONG

                           GRIFFIN ACQUISITION CORP.,

                               WILLIAM D. GRIFFIN,

                                       AND

                                  RISCORP, INC.











                                NOVEMBER 3, 1999

                                TABLE OF CONTENTS

1.       MERGER...................................................................................................2
         1.1.     The Merger......................................................................................2
         1.2.     Conversion of Shares............................................................................2
         1.3.     Dissenting Shares...............................................................................4
         1.4.     Payment of Cash for Class A Common Stock........................................................5
         1.5.     Stock Transfers.................................................................................7
2.       CLOSING..................................................................................................7
3.       REPRESENTATIONS AND WARRANTIES OF RISCORP................................................................7
         3.1.     Organization, Good Standing and Power...........................................................7
         3.2.     Capitalization..................................................................................7
         3.3.     RISCORP Subsidiaries............................................................................8
         3.4.     Authority; Enforceability.......................................................................8
         3.5.     No Violation; Consents..........................................................................8
         3.6.     RISCORP Financial Statement; SEC Reports........................................................9
         3.7.     Absence of Certain Changes or Events...........................................................10
         3.8.     Taxes and Tax Returns..........................................................................11
         3.9.     Litigation.....................................................................................13
         3.10.    Contracts and Commitments......................................................................13
         3.11.    Proxy Statement, Etc...........................................................................13
         3.12.    Employee Benefit Plans.........................................................................14
         3.13.    Collective Bargaining; Labor Disputes; Compliance..............................................15
         3.14.    Brokers and Finders............................................................................15
         3.15.    No Violation of Law............................................................................15
         3.16.    Voting Requirements............................................................................16
         3.17.    Properties.....................................................................................16
         3.18.    Amendment to Rights Agreement..................................................................17
         3.19.    Disclosure.....................................................................................17
4.       REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND GUARANTOR................................................17
         4.1.     Organization, Good Standing and Power..........................................................17
         4.2.     Authority; Enforceability......................................................................17
         4.3.     No Violation; Consents.........................................................................18
         4.4.     Proxy..........................................................................................18
         4.5.     Brokers and Finders............................................................................19
         4.6.     Capitalization.................................................................................19
         4.7.     Disclosure.....................................................................................19
         4.8.     Investigation by Acquiror and Guarantor........................................................19
5.       CONDUCT AND TRANSACTIONS PRIOR TO EFFECTIVE TIME; CERTAIN COVENANTS.....................................20
         5.1.     Access and Information.........................................................................20
         5.2.     Conduct of Business Pending Merger.............................................................20
         5.3.     Stockholders' Approval.........................................................................24
         5.4.     Takeover Statutes..............................................................................24

         5.5.     Consents.......................................................................................25
         5.6.     Further Assurances.............................................................................25
         5.7.     Notice; Efforts to Remedy......................................................................25
         5.8.     Proxy Materials and Schedule 13E-3.............................................................26
         5.9.     Press Releases; Filings........................................................................26
         5.10.    Indemnification of Officers and Directors......................................................26
         5.11.    Surrender/Sale of Insurance Licenses...........................................................27
         5.12.    Management of Contingent Claim.................................................................28
6.       CONDITIONS PRECEDENT TO MERGER..........................................................................28
         6.1.     Conditions to Each Party's Obligations.........................................................28
         6.2.     Conditions to Obligations of RISCORP...........................................................28
         6.3.     Conditions to Obligations of Acquiror..........................................................29
7.       TERMINATION OF THE MERGER...............................................................................30
         7.1.     Termination....................................................................................30
         7.2.     Effect of Termination..........................................................................31
8.       MISCELLANEOUS...........................................................................................31
         8.1.     Waiver and Amendment...........................................................................31
         8.2.     Non-Survival of Representations and Warranties.................................................31
         8.3.     Notices........................................................................................32
         8.4.     Descriptive Headings; Interpretation...........................................................33
         8.5.     Counterparts...................................................................................33
         8.6.     Entire Agreement...............................................................................33
         8.7.     Governing Law..................................................................................33
         8.8.     Severability...................................................................................33
         8.9.     Enforcement of Agreement.......................................................................33
         8.10.    Assignment.....................................................................................34
         8.11.    Limited Liability..............................................................................34
         8.12.    Definition of Knowledge........................................................................34
         8.13.    Guarantor......................................................................................34


LIST OF EXHIBITS

Exhibit A         Voting Agreement
Exhibit B         General Release
Exhibit C         Fee Advancement Agreement
Exhibit D         Escrow Agreement
Exhibit E         Form of Section 5.10(d) Compliance Certificate
Exhibit F         Contact Information for Compliance with Section 5.11(d)
Exhibit G         RISCORP's Knowledge

                          PLAN AND AGREEMENT OF MERGER

         PLAN AND AGREEMENT OF MERGER (this "Agreement"), dated as of November 3, 1999, by and among, GRIFFIN ACQUISITION CORP., a Florida corporation ("Acquiror"), WILLIAM D. GRIFFIN, an individual and resident of the state of Florida ("Guarantor") and RISCORP, INC., a Florida corporation ("RISCORP").

         WHEREAS, Guarantor has incorporated Acquiror under the Florida Business Corporation Act (the "FBCA") for the purpose of Acquiror merging with and into RISCORP pursuant to the applicable provisions of the FBCA (the "Merger") so that RISCORP will continue as the surviving corporation of the Merger;

         WHEREAS, Guarantor is the sole stockholder of Acquiror and is executing this Agreement to guarantee the performance of Acquiror's obligations hereunder through the Effective Time (as hereinafter defined);

         WHEREAS, the respective Boards of Directors of RISCORP and Acquiror have approved and declared advisable the Merger, the terms and provisions of this Agreement and the transactions contemplated hereby;

         WHEREAS, the respective Boards of Directors of RISCORP and Acquiror have determined that the Merger is in furtherance of and consistent with their respective long-term business strategies and is fair to and in the best interests of their respective stockholders;

         WHEREAS, the Merger described herein is subject to the approval of the stockholders of RISCORP and the satisfaction of certain other conditions described in this Agreement;

         WHEREAS, in order to induce the parties to enter into this Agreement and to perform their obligations hereunder Guarantor and each holder of Class B Common Stock (as hereinafter defined) have executed and delivered a voting agreement in the form of Exhibit A attached hereto;

         WHEREAS, in order to induce the parties to enter into this Agreement and to perform their obligations hereunder, each of the holders of shares of Class B Common Stock, the officers and directors of RISCORP, Guarantor, and certain other parties have executed and delivered a release substantially in the form of Exhibit B attached hereto to be effective as of the Effective Time (as hereinafter defined) (the "Release"); and

         WHEREAS, in connection with the execution and delivery of this Agreement, Acquiror has executed and delivered a fee advancement agreement in substantially the form of Exhibit C attached hereto to be effective as of the Effective Time (the "Fee Advancement Agreement").

         NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements herein contained, the parties agree as follows:

         1. MERGER

                  1.1.     The Merger

                           (a) Upon the terms and subject to the conditions of this Agreement, at the Effective Time and in accordance with the provisions of this Agreement and the FBCA, Acquiror shall be merged with and into RISCORP, which shall be the surviving corporation (sometimes referred to hereinafter as the "Surviving Corporation") in the Merger, and the separate corporate existence of Acquiror shall cease. Subject to the provisions of this Agreement, articles of merger (the "Articles of Merger") shall be duly prepared, executed and acknowledged by RISCORP, on behalf of the Surviving Corporation, and thereafter delivered to the Secretary of State of the State of Florida for filing on the Closing Date, as required by Section 607.1105 of the FBCA. The Merger shall become effective upon the filing of the Articles of Merger with the Secretary of State of the State of Florida or at such time thereafter as is provided in the Articles of Merger (the "Effective Time").

                           (b) From and after the Effective Time, the Merger shall have all the effects as provided in the applicable provisions of the FBCA. Without limiting the generality of the foregoing, and subject thereto, by virtue of the Merger and in accordance with the FBCA, all of the properties, rights, privileges, powers and franchises of RISCORP and Acquiror shall vest in the Surviving Corporation and all of the debts, liabilities and duties of RISCORP and Acquiror shall become the debts, liabilities and duties of the Surviving Corporation.

                           (c) The Articles of Incorporation of RISCORP in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and the FBCA.

                           (d) The Bylaws of RISCORP in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until altered, amended or repealed as provided in such Bylaws, in the Articles of Incorporation of the Surviving Corporation and in the FBCA.

                           (e) The officers and directors of Acquiror immediately prior to the Effective Time shall be the initial officers and directors of the Surviving Corporation, in each case until their respective successors are duly elected and qualified.

                  1.2. Conversion of Shares. As of the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, RISCORP or any holder of the following securities:

                           (a) Each share of common stock, par value $.01 of Acquiror ("Acquiror Common Stock") that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of Class B Common Stock (as hereinafter defined).

                           (b) Subject to Section 1.3, each share of Class A Common Stock, par value $.01 per share of RISCORP (the "Class A Common Stock") that is issued and outstanding immediately prior to the Effective Time shall be canceled and extinguished and shall be converted automatically into a right to receive an amount in cash equal to the Merger Consideration (as hereinafter defined), without interest, less any required withholding taxes, payable to the holder thereof, as provided in Section 1.4, upon surrender of the certificate formerly representing the Class A Common Stock.

                                    (i)      As used herein:

                                             (1) the term "Merger Consideration"
                           shall equal (A)(I) $2.85 less (II) the excess of the Transactional Expenses over $1,500,000 divided by the Outstanding Class A Shares (as defined in Section 3.2), plus (B) the Contingent Claim Amount divided by the aggregate of the Outstanding Class A Shares and the Outstanding Class B Shares (as defined in Section 3.2); and

                                             (2) the term "Contingent Claim
                           Amount" shall equal the value of any recovery obtained by RISCORP from Zenith Insurance Company, Arthur Andersen LLP or their respective insurers in settlement and final discharge of all alleged errors made in the determination of the Final Business Balance Sheet (as defined in that certain Asset Purchase Agreement by and among RISCORP, its subsidiaries and Zenith Insurance Company dated June 17, 1997) (the "Contingent Claim"); provided that (A) the value of any recovery (to the extent not paid in cash or cash equivalents) shall be determined as of the date of settlement of such Contingent Claim by an independent expert well recognized for having the knowledge and experience necessary to value such consideration (the "Independent Expert") who shall be selected by RISCORP within its reasonable discretion and who shall use such valuation methodologies as are reasonably customary under the circumstances and deemed relevant by the Independent Expert (B) the determination of such Independent Expert shall be final, valid and binding on all parties in interest;
                           (C) to the extent that all or any portion of the recovery received in respect of the Contingent Claim is not reasonably subject to valuation (as determined by the Independent Expert) then all or such portion (as the case may be) of such recovery shall be deemed to equal zero; and (D) the Contingent Claim Amount shall be reduced by the aggregate of all fees, costs and expenses incurred by, paid by, or charged to RISCORP in (I) pursuing, prosecuting, settling, and obtaining recovery for any such Contingent Claim,
                           (II) hiring and engaging the Independent Expert and valuing any recovery of the Contingent Claim; and
                           (III) distributing any Contingent Claim Amount to stockholders of RISCORP.

                                    (ii)     On the Closing Date, RISCORP shall
                  deliver to Acquiror a listing of each holder of Class A Common Stock indicating such holder's name and address (the "Class A Stockholder List"). Not later than forty-five (45) days following the final settlement of the Contingent Claim, RISCORP shall distribute to each holder of Class A Common Stock such holder's pro rata portion of the Contingent Claim Amount to the address shown on the Class A Stockholder List or such other address as any such stockholder may from time to time provide in writing to RISCORP; provided that to the extent that any recovery obtained by RISCORP on any Contingent Claim is other than cash or a cash equivalent, RISCORP, within the exercise of its reasonable discretion, may pay the pro rata portion of the Contingent Claim Amount to the holders of Class A Common Stock in cash or by distribution of any securities or other instruments received by RISCORP in settlement of such Contingent Claim.

                                    (iii)    Not less than two (2) days prior to
                  the Stockholders' Meeting (as hereinafter defined), RISCORP shall cause the Officer's Certificate (as hereinafter defined) to be delivered to Acquiror. For purposes of this Agreement:

                                             (1) "Transactional Expenses" shall
                           mean the amount of Estimated Transactional Expenses (as hereinafter defined) as set forth on the Officer's Certificate;

                                             (2) "Estimated Transactional
                           Expenses" shall mean the sum of the (A) estimated costs, expenses and fees for legal services rendered to RISCORP after the date hereof in connection with the consummation of the transactions contemplated hereby and (B) the estimated fees, costs, and expenses of RISCORP with respect to services provided to RISCORP by KPMG, LLP (or any successor thereto) after the date hereof in connection with the consummation of the transactions contemplated hereby, (excluding any fees, costs and expenses related to the audit of RISCORP's financial statements for the calendar year ending December 31, 1999); and

                                             (3) "Officer's Certificate" shall
                           mean a certificate executed by a duly authorized officer of RISCORP which sets forth the Estimated Transactional Expenses and which shall include reasonable and appropriate supporting invoices and/or other documentation.

                           (c) Each share of Class B Common Stock, par value $.01 per share of RISCORP ("Class B Common Stock") that is issued and outstanding immediately prior to the Effective Time shall remain outstanding.

                  1.3. Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Class A Common Stock issued and outstanding immediately prior to the Effective Time held by a holder who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded in writing appraisal for such shares in accordance with Sections
607.1301 et seq. of the FBCA shall not be converted into a right to receive the Merger Consideration but shall have the rights set forth in Sections 607.1301 et seq. of the FBCA (or any successor provisions), if applicable unless such holder fails to perfect or otherwise loses such holder's right to such payment or appraisal, if any, pursuant to Sections 607.1301 et seq. of the

FBCA. If, after the Effective Time, any holder of Class A Common Stock fails to perfect or loses any such right to appraisal, each such share of such holder shall be treated as a share that had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section
1.2. RISCORP shall give prompt notice to Acquiror of any notices of dissent, demands for payment of fair value or other communications or actions received by RISCORP with respect to shares of Class A Common Stock, and Acquiror shall have the right to participate in and approve all negotiations and proceedings with respect thereto. RISCORP shall not, except with the prior written consent of Acquiror, make any payment with respect to, or settle or offer to settle, any such demands.

                  1.4.     Payment of Cash for Class A Common Stock.

                           (a) At the Effective Time, RISCORP shall irrevocably deposit or cause to be deposited with a bank or trust company to be designated by RISCORP and reasonably satisfactory to Acquiror which is organized and doing business under the laws of the Untied States or any state thereof and has a combined capital and surplus of at least $100,000,000 (the "Disbursing Agent"), as agent for the holders of the shares of the Class A Common Stock, cash in the estimated aggregate amount required to effect conversion of shares of Class A Common Stock into the Merger Consideration at the Effective Time pursuant to Section 1.2 hereof. Pending distribution hereof pursuant to Section 1.4(b) hereof of the cash deposited with the Disbursing Agent, such cash shall be held in trust for the benefit of the holders of the Class A Common Stock and the fund shall not be used for any other purpose and Acquiror and Surviving Corporation may direct the Disbursing Agent to invest such cash, provided that such investments:

                                    (i)      shall be obligations of or
                  guaranteed by the United States of America, commercial paper obligations receiving the highest rating from either Moody's Investors Services, Inc. or Standard & Poors Corporation, or certificates of deposit, bank repurchase agreements or bankers acceptance, of domestic commercial banks with capital exceeding $250,000,000 (collectively, "Permitted Investments") or money market funds which are invested solely in Permitted Investments; and

                                    (ii)     shall have maturities that will not
                  prevent or delay payments to be made pursuant to Section 1.4(b) hereof.

         Each holder of a certificate or certificates representing shares of Class A Common Stock canceled on the Effective Time pursuant to Section
         1.2 hereof may thereafter surrender such certificate to the Disbursing Agent, as agent for such holder of shares of Class A Common Stock, which shall effect the exchange of such certificate or certificates on such holder's behalf for a period ending six months after the Effective Time. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation.

                           (b) After surrender to the Disbursing Agent of any certificate which prior to the Effective Time shall have represented any shares of Class A Common Stock (such shares being the "Surrendered Shares"), the Disbursing Agent shall promptly distribute to the person in whose name such certificate shall have been registered a check in an amount equal to the Merger Consideration multiplied by the number of Surrendered Shares. Until so surrendered and exchanged, each such certificate shall, after the Effective Time, be deemed to represent only the right to receive such cash, and until such surrender and exchange, no cash shall be paid to the holder of such outstanding certificate in respect thereof. No interest or dividends shall be paid or accrued on the Merger Consideration. Not less than ten (10) business days prior to the Closing Date, Acquiror shall submit to RISCORP, letters of transmittal and other documents and materials to be mailed to the holders of Class A Common Stock to facilitate the surrender of such Class A Common Stock. The Surviving Corporation shall immediately following the Effective Time cause to be distributed to such holders such letters of transmittal and other documents and materials approved by RISCORP to facilitate such surrender.

                           (c) If any cash deposited with the Disbursing Agent for purposes of payment in exchange for shares of Class A Common Stock remains unclaimed following the expiration of six (6) months after the Effective Time, such cash shall be delivered to the Surviving Corporation by the Disbursing Agent, and thereafter the Disbursing Agent shall not be liable to any persons claiming any amount of such cash, and the surrender and exchange shall be effected directly with the Surviving Corporation (subject to applicable abandoned property, escheat and similar laws). No interest shall accrue or be payable with respect to any amounts which any such holder shall be so entitled to receive. The Surviving Corporation or the Disbursing Agent shall be authorized to pay the cash attributable to any certificate theretofore issued which has been lost or destroyed, upon receipt of evidence reasonably satisfactory to the Surviving Corporation of ownership of the shares of Class A Common Stock represented thereby and of appropriate indemnification.

                           (d) None of Acquiror, the Surviving Corporation or the Disbursing Agent shall be liable to any person in respect of any shares of retained Class A Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any certificates representing shares of Class A Common Stock shall not have been surrendered prior to three years after the Effective Time, any such cash, dividends or distributions in respect of such certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

                           (e) If payment is to be made to a person other than the person in whose name a surrendered certificate, which prior to the Effective Time shall have represented any shares of Class A Common Stock, is registered, it shall be a condition to such payment that the certificate so surrendered shall be endorsed or shall otherwise be in proper form for transfer, and that the person requesting such payment shall have paid any transfer and other taxes required by reason of such payment in a name other than that of the registered holder of the certificate surrendered or shall have established to the satisfaction of the Surviving Corporation or the Disbursing Agent that such tax either has been paid or is not payable.

                           (f) From and after the Effective Time, the holders of shares of Class A Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Class A Common Stock except as otherwise provided herein or by law.


                  1.5. Stock Transfers. After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any shares of Class A Common Stock which were outstanding immediately prior to the Effective Time.

         2. CLOSING. Unless otherwise mutually agreed upon in writing by Acquiror and RISCORP, the closing of the Merger (the "Closing") will be held at 10:00 a.m., local time, on the second business day following the date that all of the conditions precedent specified in this Agreement have been (or can be at the Closing) satisfied or waived by the party or parties permitted to do so (such date being referred to hereinafter as the "Closing Date"). The place of Closing shall be at the offices of King & Spalding, 191 Peachtree Street, N.E., Atlanta, Georgia 30303, or at such other place as may be agreed between Acquiror and RISCORP.

         3. REPRESENTATIONS AND WARRANTIES OF RISCORP. With such exceptions as are set forth in the appropriate sections of a letter (the "RISCORP Disclosure Letter") delivered by RISCORP to Acquiror on or prior to the date of this Agreement, RISCORP hereby represents and warrants to Acquiror as set forth in this Section 3.

                  3.1. Organization, Good Standing and Power. RISCORP is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. RISCORP is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties make such qualification or licensing necessary, except where the failure to be so qualified or licensed or to be in good standing would not, individually or in the aggregate, have a material adverse effect (net of any insurance proceeds recovered) on (a) the financial condition or net worth of RISCORP and RISCORP Subsidiaries (as hereinafter defined) on a consolidated basis or (b) the ability of RISCORP to consummate the transactions contemplated by this Agreement (collectively, a "Material Adverse Effect on RISCORP"). RISCORP has made available to Acquiror complete and correct copies of its Articles of Incorporation and all amendments thereto and its Bylaws as amended and all similar organizational documents for all RISCORP Subsidiaries.

                  3.2. Capitalization. The authorized capital stock of RISCORP as of the date hereof consists of (a) 100,000,000 shares of Class A Common Stock of which 14,258,671 shares are issued and outstanding (such shares being the "Outstanding Class A Shares"), (b) 100,000,000 shares of Class B Common Stock of which 24,334,443 shares are issued and outstanding (such shares being the "Outstanding Class B Shares"), and (c) 10,000,000 shares of Preferred Stock, par value $.01 per share of RISCORP ("Preferred Stock"), of which no shares are issued and outstanding. All outstanding shares of capital stock of RISCORP have been duly authorized and validly issued and are fully paid and nonassessable and not subject to any preemptive rights. Except as set forth in this Section 3.2, (a) there are no shares of capital stock or other equity securities of RISCORP outstanding, (b) there are no option plans, outstanding options, warrants or rights to purchase or acquire from RISCORP any capital stock of RISCORP, (c) there are no existing registration covenants with RISCORP with respect to outstanding shares of any of the capital stock of RISCORP, and
(d) there are no convertible securities or other contracts, commitments, agreements, understandings, arrangements or restrictions by which RISCORP is bound to issue any additional shares of its capital stock or other securities. Other than as contemplated in this Agreement and in the First Amendment to Directors Agreement, there are no voting trusts or other agreements or understandings with respect to the voting of capital stock of RISCORP or any RISCORP Subsidiary to which RISCORP or any RISCORP Subsidiary is a party.

                  3.3. RISCORP Subsidiaries. Section 3.3 of RISCORP Disclosure Letter sets forth a correct and complete list of each corporation owned directly or indirectly by RISCORP (each a "RISCORP Subsidiary" and collectively the "RISCORP Subsidiaries"). Section 3.3 of the Disclosure Letter also identifies those RISCORP subsidiaries holding insurance licenses or owning any assets (the "Insurance Subsidiaries"). RISCORP owns or controls, directly or indirectly, 100% of the outstanding equity securities of each RISCORP Subsidiary free and clear of all liens, charges, pledges, security interests or other encumbrances. Other than the RISCORP Subsidiaries, RISCORP does not own or control any equity interest in any corporation, partnership, limited liability company, association or other entity. All of the capital stock of each Insurance Subsidiary has been duly authorized and validly issued and is fully paid and nonassessable. There are no outstanding options or rights to subscribe to, or any contracts or commitments to issue or sell, any shares of the common stock, equity interests or other securities (collectively the "Capital Stock") or obligations convertible into or exchangeable for, or giving any person any right to acquire, any shares of the Capital Stock of any Insurance Subsidiary to which RISCORP or any Insurance Subsidiary is a party. Each Insurance Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

                  3.4. Authority; Enforceability. RISCORP has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject to the approval of this Agreement and the Merger by the stockholders of RISCORP in accordance with the FBCA and the Bylaws and Articles of Incorporation of RISCORP. Subject to such approval and compliance, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of RISCORP, and this Agreement has been duly executed and delivered by RISCORP and constitutes the valid and binding obligation of RISCORP, enforceable against it in accordance with its terms, (i) except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and
(ii) subject to general principles of equity.

                  3.5.     No Violation; Consents.

                           (a) Except for compliance with the Securities Exchange Act of 1934 (the "Exchange Act"), neither the execution, delivery and performance by RISCORP of this Agreement, the filing of the Articles of Merger with the Secretary of State for the State of Florida, the consummation by RISCORP of the transactions contemplated hereby, nor compliance by RISCORP with any of the provisions hereof, will:

                                    (i)      violate, conflict with, result in a
                  breach of any provision of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration, or the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of RISCORP, under any of the terms, conditions or provisions of, (x) RISCORP's Articles of Incorporation or Bylaws, (y) the articles of incorporation, certificate of incorporation, bylaws or any similar organizational document of any Insurance Subsidiary, or (z) any note, bond, mortgage, indenture or Material Contract (as hereinafter defined) to which RISCORP or any RISCORP Subsidiary is a party, or by which RISCORP or any RISCORP Subsidiary may be bound, or to which RISCORP or any RISCORP Subsidiary or the properties or assets of any of them may be subject; or

                                    (ii) subject to compliance with the statutes
                  and regulations referred to in Section 3.4(b), violate any valid and enforceable judgment, ruling, order, award, writ, injunction, decree, or any statute, rule or regulation applicable to RISCORP or any RISCORP Subsidiary or any of their respective properties or assets.

                           (b) Except for (i) compliance with the Exchange Act,
         (ii) notices, filings, authorizations, exemptions, consents or approvals, the failure of which to give or obtain would not, individually or in the aggregate, have a Material Adverse Effect on RISCORP, (iii) the filing of the Articles of Merger with the Secretary of State of Florida, and (iv) the filing of the notices with or the consents obtained from the state insurance commissioners of Florida and Missouri or other regulatory authorities set forth in the RISCORP Disclosure Letter and the surrender of certificates of authority or insurance licenses in those states in which such surrender has not been accomplished prior to or at Closing, no notice to, filing with, authorization of, exemption by, or consent or approval of, any governmental authority or other regulatory body is necessary for the consummation by RISCORP of the transactions contemplated by this Agreement.

                  3.6. RISCORP Financial Statement; SEC Reports.

                           (a) Since February 27, 1998 (such date being the date RISCORP filed the amended Annual Report on Form 10-K/A for the calendar year ending December 31, 1996) (the "Filing Date") RISCORP has filed all reports or amended reports (the "RISCORP Reports") required to be filed by it with the Securities and Exchange Commission (the "SEC") and all RISCORP Reports complied as to form in all material respects with the applicable requirements of law. Each report required to be filed by RISCORP with the SEC since the Filing Date did not on the date of filing of such reports and, except to the extent revised or superseded by a subsequent filing with the SEC prior to the date hereof does not, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made not misleading. RISCORP has heretofore made available to Acquiror true and correct copies of all RISCORP Reports, together with all exhibits thereto.

         RISCORP also has made available to Acquiror true and correct copies of the unaudited consolidated balance sheets of RISCORP and the RISCORP Subsidiaries at August 31, 1999 and the related unaudited consolidated statements of income, stockholders' equity and cash flows for the period then ended. The audited consolidated balance sheet of RISCORP and the RISCORP Subsidiaries as of December 31, 1998 as set forth in RISCORP's Annual Report on Form 10-K for the period then ended (the "Form 10-K") is sometimes referred to herein as the "1998 Balance Sheet."


                           (b) All of the financial statements included in the RISCORP Reports (which are collectively referred to herein as the "RISCORP Consolidated Financial Statements") fairly presented in all material respects the consolidated financial position of RISCORP and the RISCORP Subsidiaries as at the dates mentioned and the consolidated results of operations, changes in stockholders' equity and cash flows for the periods then ended in conformity with generally accepted accounting principles ("GAAP") (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereto or in the case of the unaudited statements, as may be permitted by Form 10-Q of the SEC and subject, in the case of unaudited statements, to normal, recurring year end audit adjustments).

                  3.7. Absence of Certain Changes or Events. Since December 31, 1998:

                           (a) there has not been any condition, event or occurrence which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on RISCORP or give rise to a Material Adverse Effect on RISCORP;

                           (b) RISCORP has not changed its accounting principles or methods in any material respect except insofar as may be required by a change in GAAP;

                           (c) there has been no condition, event or occurrence which could reasonably be expected to prevent, materially hinder or materially delay the ability of RISCORP to consummate the Merger or the transactions contemplated by this Agreement;

                           (d) there has not been any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the capital stock of RISCORP or any RISCORP Subsidiary other than dividends paid to RISCORP or a member of the consolidated group of RISCORP;

                           (e) RISCORP has not terminated or accelerated the provisions of any contract or agreement for the provision of professional services; and

                           (f) RISCORP and RISCORP Subsidiaries have not:

                                    (i) increased the compensation or fringe
                  benefits of any present or former director, officer or employee of RISCORP or any RISCORP Subsidiary (except for increases in salary or wages of employees in the ordinary course of business consistent with past practice);

                                    (ii) granted any severance or termination
                  pay to any present or former director, officer or employee of RISCORP or any RISCORP Subsidiary;

                                    (iii) loaned or advanced money or other
                  property by RISCORP or any RISCORP Subsidiary to any of their present or former directors, officers or employees; or

                                    (iv) except as contemplated in Section
                  5.2(c)(xiv), established, adopted, entered into, amended or terminated any RISCORP Employee Plan (as hereinafter defined); or

                           (g) except as contemplated in Section 5.2(c)(xiv), RISCORP has not amended, terminated, modified or accelerated any contract with The Phoenix Management Company, Ltd.

                  3.8.     Taxes and Tax Returns.

                           (a) Since September 17, 1997 and, prior to September 17, 1997, to the actual knowledge of RISCORP, without independent investigation or inquiry, RISCORP and the RISCORP Subsidiaries have (i) duly and timely filed (or there has been filed on their behalf) with appropriate governmental authorities all tax returns required to be filed by them, on or prior to the date hereof, except to the extent that any failure to timely file would not, individually or in the aggregate, have a Material Adverse Effect on RISCORP, and (ii) duly paid in full or made provisions in RISCORP Consolidated Financial Statements in accordance with GAAP (or there has been paid or provision has been made on their behalf) for the payment of all Taxes (as hereinafter defined) for all periods ending on or prior to the date hereof.

                           (b) All such returns are correct and complete in all material respects and there are no deficiencies for Taxes (as hereinafter defined) that have been proposed, asserted or assessed against RISCORP or its Tax Affiliates that remain unpaid.

                           (c) No federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or tax returns of RISCORP or the RISCORP Subsidiaries wherein an adverse determination or ruling in any one such proceeding or in all such proceedings in the aggregate would have a Material Adverse Effect on RISCORP.

                           (d) The RISCORP Disclosure Letter lists all tax returns that have been audited and indicates all tax returns that are currently the subject of audit. Since September 17, 1997 and, prior to September 17, 1997, to the actual knowledge of RISCORP, without independent investigation or inquiry, neither RISCORP nor any Tax Affiliate has granted any extension or waiver of the statute of limitations period on the assessment of any material Taxes which period (after giving effect to such extension or waiver) has not expired. Since September 17, 1997 and, prior to September 17, 1997, to the Knowledge of RISCORP, neither RISCORP nor any Tax Affiliate has granted power of attorney with respect to any matter relating to any material Tax. Since September 17, 1997 and, prior to September 17, 1997, to the actual knowledge of RISCORP, without independent investigation or inquiry, no claim has been made by an authority in a jurisdiction where RISCORP or any Tax Affiliate does not file tax returns that it is or may be subject to Tax in that jurisdiction.

                           (e) Since September 17, 1997 and, prior to September 17, 1997, to the actual knowledge of RISCORP, without independent investigation or inquiry, RISCORP and each Tax Affiliate has withheld and paid all Taxes required to have been paid in connection with amounts paid or owing to any employee, independent contractor, stockholder, partner or third party.

                           (f) Since September 17, 1997 and, prior to September 17, 1997, to the actual knowledge of RISCORP, without independent investigation or inquiry, neither RISCORP nor any Tax Affiliate is a party to any Tax allocation, sharing or similar agreement.

                           (g) Since September 17, 1997 and, prior to September 17, 1997, to the actual knowledge of RISCORP, without independent investigation or inquiry, neither RISCORP nor any Tax Affiliate has been a member of an affiliated group filing or consolidated federal income tax return (other than a group the common parent of which was RISCORP).

                           (h) Since September 17, 1997 and, prior to September 17, 1997, to the actual knowledge of RISCORP, without independent investigation or inquiry, neither RISCORP nor any Tax Affiliate has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") or would constitute compensation in excess of the limitation set forth in
         Section 162(m) of the Code.

                           (i) Since September 17, 1997 and, prior to September 17, 1997, to the actual knowledge of RISCORP, without independent investigation or inquiry, no consent under Section 341(f) of the Code has been filed with respect to RISCORP or any Tax Affiliate.

                           (j) Neither RISCORP nor any Tax Affiliate has been a United States real property holding corporation within the meaning of
         Section 897(c)(2) of the Code during the applicable period specified in
         Section 897(c)(1)(A)(ii) of the Code.

                           (k) Since September 17, 1997 and, prior to September 17, 1997, to the actual knowledge of RISCORP, without independent investigation or inquiry, no claim for unpaid Taxes has become a lien or encumbrance of any kind against the property of RISCORP or any Tax Affiliate.

As used herein (i) the term "Taxes" shall include all Federal, state, local and foreign income, property, premium, sales, excise, employment, payroll, withholding and other taxes and (ii) the term "Tax Affiliate" shall mean any RISCORP Subsidiary and any individual or entity for whose Taxes RISCORP or any RISCORP Subsidiary is or could be held liable whether by reason of being a member of an affiliated, consolidated, combined, unitary or other similar group for tax purposes, by reason of being a successor, member or general partner, by agreement, or otherwise.

         3.9.     Litigation. Except as disclosed in the RISCORP Reports:

                  (a) neither RISCORP nor any RISCORP Subsidiary is a party to any pending or, to the Knowledge of RISCORP (as hereinafter defined), threatened claim, action, suit, investigation or proceeding which, if finally determined adversely, would have, either individually or in the aggregate, a Material Adverse Effect on RISCORP;

                  (b) there is no outstanding order, writ, judgment, stipulation, injunction, decree, determination, award or other decision against RISCORP or any RISCORP Subsidiary which, either individually or in the aggregate, has had or would have a Material Adverse Effect on RISCORP;

                  (c) no officer or director of RISCORP is a party to any pending or, to the knowledge of such officer of director, threatened claim, action, suit, investigation or proceeding or subject to outstanding order, writ, judgment, stipulation, injunction, decree, determination, award or other decision arising out of or related to such officer's or director's actions, inactions, duties, or status as an officer or director of RISCORP.

                  3.10. Contracts and Commitments. Each contract, agreement or other document or instrument ("Material Contract") to which RISCORP or any of its Subsidiaries is a party that was required to be filed as an exhibit to RISCORP's annual report on Form 10-K or 10-K/A for the year ended December 31, 1998 or any quarterly report on form 10-Q filed since December 31, 1998 was so filed. Except for the Shareholder Protection Rights Agreement dated May 13, 1999 by and between RISCORP and First Union National Bank (the "Rights Agreement"), RISCORP is not a party to or subject to any "poison pill", shareholders rights plan, rights agreement or similar agreement, instrument or plan.

                  3.11. Proxy Statement, Etc. The proxy statement (the "Proxy Statement") to be mailed to RISCORP's stockholders in connection with the meeting (the "Stockholders' Meeting") to be called to consider the Merger and any other document filed with the SEC in connection with the Merger, at the date such document is first published, sent or delivered to RISCORP's stockholders and at the Stockholders' Meeting will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they were made not misleading, provided that no representation is made by RISCORP with respect to statements made in such Proxy Statement or other document filed with the SEC in connection with the Merger based on written information supplied by Acquiror or Guarantor specifically for inclusion or incorporation by reference in the Proxy Statement or such other document. All documents that RISCORP is responsible for filing with the SEC and any other regulatory agency in connection with the Merger will comply as to form in all material respects with the provisions of applicable law and any applicable rules or regulations thereunder.

                  3.12. Employee Benefit Plans. Notwithstanding the following representations regarding employee benefit plans, with respect to any representations or warranties concerning any matter relating to or arising out of any transactions occurring before September 17, 1997, between any party in interest (as defined in Section 3(14) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and the RISCORP Management Services, Inc. Employee Stock Ownership Plan (as amended and restated as part of the RISCORP Management Services, Inc. Retirement Plan) in this Section 3.12 or elsewhere in this Agreement, such representation or warranty shall be based on RISCORP's actual knowledge without independent investigation or inquiry.

                           (a) The RISCORP Disclosure Letter contains a list of each employee benefit plan (as defined in Section 3(3) of ERISA) which is maintained by or contributed to by RISCORP or any RISCORP Subsidiary, each stock option, stock purchase or other equity-based compensation plan maintained by or contributed to by RISCORP or any RISCORP Subsidiary, each other plan, program or other arrangement which provides compensation or taxable benefits to officers of RISCORP or any RISCORP Subsidiary, each employment agreement in effect with any officer or employee of RISCORP or any RISCORP Subsidiary and each agreement which provides any benefits upon a change in control of RISCORP or any RISCORP Subsidiary (individually a "RISCORP Employee Plan" and collectively the "RISCORP Employee Plans"). RISCORP has made available to Acquiror the plan documents or other writing constituting each RISCORP Employee Plan and, if applicable, the trust, insurance contract or other arrangement which holds, or which constitutes, an asset of such plan, the ERISA summary plan description for such plan and the most recent Form 5500 for such plan. RISCORP has identified those RISCORP Employee Plans which RISCORP intends to satisfy the requirements of Section 401 of the Code and has made available to Acquiror accurate copies of the most recent favorable determination letters for such plans.

                           (b) No RISCORP Employee Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. To the Knowledge of RISCORP, there does not now exist, nor do any circumstances currently exist, that could result in any liability under the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code other than liabilities under such laws that arise solely out of, or relate solely to, the RISCORP Employee Plans ("RISCORP Controlled Acquiror Liability") that would be a liability of RISCORP or any RISCORP Subsidiary following the Effective Time.

                           (c) Neither RISCORP nor any RISCORP Subsidiary is, or has been, a participant in a multi employer plan (within the meaning of ERISA Section 3(37)). Neither RISCORP nor any RISCORP Subsidiary maintains or has at any time maintained a RISCORP Employee Plan which is subject to Title IV of ERISA. Neither RISCORP nor any RISCORP Subsidiary is obligated to provide medical benefits or any other welfare benefits under any RISCORP Employee Plan which is a welfare plan as defined in Section 3(1) of ERISA to or on behalf of any person who is no longer an employee of RISCORP or any RISCORP Subsidiary, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA.

                           (d) Each RISCORP Employee Plan (i) has at all times been maintained, by its terms and in operation, in accordance with all applicable laws, and (ii) which is intended to be qualified under
         Section 401 of the Code has at all times been maintained, by its terms and in operation, in accordance with Section 401 of the Code, in each case except where a failure to be so maintained would not have a Material Adverse Effect on RISCORP. As of December 31, 1998, neither RISCORP nor any of RISCORP Subsidiaries had any liability under any RISCORP Employee Plan that was not reflected in 1998 Balance Sheet or disclosed in the notes thereto, other than liabilities which individually or in the aggregate would not have a Material Adverse Effect on RISCORP.

                           (e) To the actual knowledge of RISCORP, without independent investigation or inquiry, no prohibited transaction has occurred with respect to any RISCORP Employee Plan maintained by RISCORP or any of the RISCORP Subsidiaries that would result in the imposition of an excise tax or other liability under the Code or ERISA on RISCORP or any RISCORP Subsidiary or in any obligation to reimburse any person for any such tax or other liability.

                           (f) All contributions or premium payments with respect to the RISCORP Employee Plans due for any period ending on or before the Effective Time have been or will be timely paid by RISCORP. The execution of or performance of the transactions contemplated by this Agreement will not create, accelerate or increase any obligations under the RISCORP Employee Plans.

                  3.13. Collective Bargaining; Labor Disputes; Compliance. Neither RISCORP nor any RISCORP Subsidiary (a) is a party to any collective bargaining agreement or (b) has any employees. To the knowledge of RISCORP, since September 17, 1997, RISCORP and each RISCORP Subsidiary have complied with all laws relating to the employment and safety of labor, including provisions relating to wages, hours, benefits, collective bargaining and all applicable occupational safety and health acts, laws and regulations except, in each case, where the failure to be in compliance would not, individually or in the aggregate, have a Material Adverse Effect on RISCORP.

                  3.14. Brokers and Finders. Neither RISCORP nor any RISCORP Subsidiary, nor any of their respective officers, directors or employees, has employed or will employ any broker or finder or incurred or will incur any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, and no broker or finder has acted or will act directly or indirectly for RISCORP or any RISCORP Subsidiary, in connection with this Agreement or any of the transactions contemplated hereby.

                  3.15. No Violation of Law. To the Knowledge of RISCORP, since September 17, 1997, the business and operations of RISCORP and the RISCORP Subsidiaries have been conducted in compliance with all applicable laws, ordinances, regulations and orders of all governmental entities and other regulatory bodies (including, without limitation, laws, ordinances, regulations and orders relating to zoning, environmental matters and the safety and health of employees and to applicable state and federal insurance laws) except where such noncompliance, individually or in the aggregate, would not have a Material Adverse Effect on RISCORP. Since

September 17, 1997, except as disclosed in the RISCORP Reports or the RISCORP Disclosure Letter:

                           (a) neither RISCORP, any RISCORP Subsidiary, nor any officer or director of RISCORP has been charged with or, to the Knowledge of RISCORP, is now under investigation with respect to, a violation of any regulation, ordinance, order or other requirement of a governmental entity or other regulatory body;

                           (b) neither RISCORP, any RISCORP Subsidiary nor any officer or director of RISCORP is a party to or bound by any order, judgment, decree or award of a governmental entity or other regulatory body which has or will have, individually or in the aggregate, a Material Adverse Effect on RISCORP; and

                           (c) RISCORP and the RISCORP Subsidiaries have timely filed all reports required to be filed with any governmental entity or other regulatory body on or before the date hereof as to which the failure to timely file such reports would result, individually or in the aggregate, in a Material Adverse Effect on RISCORP.

RISCORP and the RISCORP Subsidiaries have all permits, certificates, licenses, approvals and other authorizations required in connection with the operation of the business of RISCORP and the RISCORP Subsidiaries, except for permits, certificates, licenses, approvals and other authorizations the failure of which to have would not, individually or in the aggregate, have a Material Adverse Effect on RISCORP. The RISCORP Disclosure Letter sets forth a list of all permits, certificates, licenses, approvals and other authorizations required to be obtained in connection with the consummation of the transactions contemplated hereby the failure of which to obtain would have a Material Adverse Effects on RISCORP.

                  3.16. Voting Requirements. The affirmative vote of (i) the holders of 80% of the issued and outstanding Voting Stock (as defined in RISCORP's Articles of Organization) and (ii) the holders of two-thirds of the shares of Class A Common Stock with respect to this Agreement and the Merger is the only vote of the holders of any class or series of RISCORP's capital stock necessary to approve this Agreement and the transactions contemplated by this Agreement.

                  3.17. Properties.

                           (a) RISCORP does not own any real property and there are no outstanding contracts for the purchase of any real property.

                           (b) RISCORP and RISCORP Subsidiaries hold good and valid leasehold title to leased real property they occupy, free of all liens except for liens that, individually or in the aggregate, would not have a Material Adverse Effect on RISCORP or liens securing indebtedness evidenced by agreements listed on the RISCORP Disclosure Letter or reflected on the RISCORP Consolidated Financial Statement. All Real Property leases are in full force and effect and grant in all respects the leasehold estates or rights of occupancy or use they purpose to grant. There are no existing defaults (either on the part of RISCORP or any RISCORP Subsidiary, or, to the Knowledge of RISCORP, any other party thereto) under any real property lease and no event has occurred which, with notice or the lapse of time, or both, would constitute a default (either on the part of RISCORP or any RISCORP Subsidiary or, to the Knowledge of RISCORP, any other party thereto) under any of the real property leases. The consummation of the merger will not result in the occurrence of a default under any of the real property leases (whether pursuant to a "change of control" provision in the real property lease or otherwise).

                  3.18. Amendment to Rights Agreement. On or prior to the date hereof, the Board of Directors of RISCORP has taken all necessary action with respect to the Rights Agreement so that (i) neither Acquiror nor Guarantor will become an "Acquiring Person" as a result of the consummation of the transactions contemplated by this Agreement, (ii) no "Separation Time" (as such term is defined in the Rights Agreement) will occur as a result of the consummation of the transactions contemplated by this Agreement, and (iii) all Class A Rights and Class B Rights (as such terms are defined in Rights Agreement) issued and outstanding under the Rights Agreement or any other similar rights or options issued pursuant to any contract or agreement will not be exercisable as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated herein.

                  3.19. Disclosure. No representation, warranty or covenant made by RISCORP in this Agreement or the RISCORP Disclosure Letter contains an untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading. The disclosure of any item in the RISCORP Disclosure Letter or in any attachment thereto is disclosure for all purposes for which disclosure is required under this Agreement, to the extent that such information is reasonably apparent on its face as being applicable for all such purposes. The inclusion of any item in the RISCORP Disclosure Letter (i) does not represent a determination by RISCORP that such item is "material" or could have a Material Adverse Effect on RISCORP; (ii) does not represent a determination by RISCORP that such item did not arise in the ordinary course of business; and
(iii) shall not constitute an admission by RISCORP that such disclosure is required to be made pursuant to any of the representations and warranties contained herein.

         4. REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND GUARANTOR. With such exceptions as are set forth in a letter (the "Acquiror Disclosure Letter") delivered by Acquiror to RISCORP prior to the date of this Agreement, each of Acquiror and Guarantor hereby represents and warrants to RISCORP as follows:

                  4.1. Organization, Good Standing and Power. Acquiror is a corporation, duly organized, validly existing and in good standing under the laws of the State of Florida and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

                  4.2. Authority; Enforceability. Each of Acquiror and Guarantor has the power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Acquiror, and this Agreement has been duly executed and delivered by Acquiror and Guarantor and constitutes the valid and binding obligation of each such party, enforceable against it in accordance with its terms, (i) except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors rights generally and (ii) subject to general principles of equity.

                  4.3. No Violation; Consents.

                           (a) Except for compliance with the Exchange Act, neither the execution, delivery and performance by Acquiror or Guarantor of this Agreement, the filing of the Articles of Merger with the Secretary of State for the State of Florida, the consummation by Acquiror or Guarantor of the transactions contemplated hereby, nor compliance by Acquiror or Guarantor with any of the provisions hereof, will:

                                    (i) violate, conflict with, result in a
                  breach of any provision of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration, or the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Acquiror or Guarantor, under any of the terms, conditions or provisions of, (x) Acquiror's Articles of Incorporation or Bylaws, or (y) any note, bond, mortgage, indenture or material contract to which Acquiror or Guarantor is a party, or by which Acquiror or Guarantor may be bound, or to which Acquiror or Guarantor or the properties or assets of any of them may be subject, other than as would, with respect to clause (y) not have, individually or in the aggregate, a material adverse effect (net of any insurance proceeds recovered) on (1) the financial condition or net worth of Acquiror or Guarantor or (2) the ability of Acquiror or Guarantor to consummate the transactions contemplated by this Agreement (a "Material Adverse Effect on Acquiror/Guarantor"); or

                                    (ii) subject to compliance with the statutes
                  and regulations referred to in Section 4.3(b), violate any valid and enforceable judgment, ruling, order, writ, injunction, decree, or any statute, rule or regulation applicable to Acquiror or Guarantor or any of their respective properties or assets where such violation would, individually or in the aggregate, have a Material Adverse Effect on Acquiror/Guarantor.

                           (b) Except for (i) compliance with the Exchange Act,
         (ii) notices, filings, authorizations, exemptions, consents or approvals, the failure of which to give or obtain would not, individually or in the aggregate, have a Material Adverse Effect on Acquiror/Guarantor, and (iii) the filing of the Articles of Merger with the Secretary of State of Florida, no notice to, filing with, authorization of, exemption by, or consent or approval of, any governmental authority or other regulatory body is necessary for the consummation by Acquiror or Guarantor of the transactions contemplated by this Agreement.

                  4.4. Proxy. The written information furnished to RISCORP by Acquiror and Guarantor specifically for inclusion in the Proxy Statement, or any amendment or supplement thereto, or specifically for inclusion in any other documents filed with the SEC by RISCORP in connection with the Merger, shall, (i) with respect to the Proxy Statement at the time the Proxy Statement is mailed and at the time of the Stockholders' Meeting, and, (ii) with respect to the Schedule 13E-3 and such other documents, at the time of filing with the SEC and at the time of such Stockholders' Meeting, not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstance under which they were made, not misleading.

                  4.5. Brokers and Finders. Neither Acquiror nor Guarantor nor any of their respective officers, directors or employees, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, and no broker or finder has acted directly or indirectly for Acquiror or Guarantor, in connection with this Agreement or any of the transactions contemplated hereby.

                  4.6. Capitalization. The authorized capital stock of Acquiror consists of 10,000 shares of common stock, par value $.10 per share of which one
(1) share is issued and outstanding on the date hereof and is owned of record and beneficially by Guarantor. Such issued and outstanding stock has been duly authorized and validly issued and is fully paid and non-assessable and free of pre-emptive rights.

                  4.7. Disclosure. No representation, warranty or covenant made by Acquiror in this Agreement or the Acquiror Disclosure Letter contains an untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading. The disclosure of any item in the Acquiror Disclosure Letter or in any attachment thereto is disclosure for all purposes for which disclosure is required under this Agreement, to the extent that such information is reasonably apparent on its face as being applicable for all such purposes. The inclusion of any item in the Acquiror Disclosure Letter (i) does not represent a determination by Acquiror that such item is "material" or could have a Material Adverse Effect on Acquiror/Guarantor; (ii) does not represent a determination by Acquiror that such item did not arise in the ordinary course of business; and (iii) shall not constitute an admission by Acquiror or Guarantor that such disclosure is required to be made pursuant to any of the representations and warranties contained herein.

                  4.8. Investigation by Acquiror and Guarantor. Acquiror and Guarantor have conducted their own independent review and analysis of the businesses, assets, condition, operations and prospects of RISCORP and the RISCORP Subsidiaries and acknowledge that Acquiror and Guarantor have been provided access to the properties, premises and records of RISCORP and the RISCORP subsidiaries for this purpose. In entering into this Agreement, Acquiror and Guarantor have relied or will rely solely upon their own investigation and analysis and the representations and warranties contained herein, and Acquiror and Guarantor:

                           (a) acknowledge that, except with respect to the RISCORP Reports, none of RISCORP, the RISCORP Subsidiaries or any of their respective directors, officers, employees, affiliates, agents or representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Acquiror and Guarantor or their agents or representatives prior to the execution of this Agreement; and

                           (b) agree, to the fullest extent permitted by law, that none of RISCORP, the RISCORP Subsidiaries or any of their respective directors, officers, employees, affiliates, agents or representatives shall have any liability or responsibility whatsoever to Acquiror or Guarantor on any basis (including, without limitation, in contract or tort or otherwise) based upon any information provided or made available, or statements made, to Acquiror or Guarantor prior to the execution of this Agreement, except that the foregoing shall not apply to the extent RISCORP, the RISCORP Subsidiaries or any of their respective directors, officers, employees, affiliates, agents or representatives commits fraud or engages in intentional deception with respect to the information that it provides or makes available to RISCORP.

         5. CONDUCT AND TRANSACTIONS PRIOR TO EFFECTIVE TIME; CERTAIN COVENANTS

                  5.1. Access and Information. Upon reasonable notice, RISCORP shall afford Acquiror and Guarantor and their respective representatives reasonable access during normal business hours to the properties, books, records and personnel of RISCORP and RISCORP Subsidiaries and such additional information concerning the business and properties of RISCORP and RISCORP Subsidiaries as Acquiror and its representatives may reasonably request.

                  5.2. Conduct of Business Pending Merger.

                           (a) RISCORP agrees that from the date hereof to the Effective Time, except as contemplated by this Agreement or to the extent that Acquiror shall otherwise consent in writing, RISCORP and the RISCORP Subsidiaries will operate their businesses only in the ordinary course, and, consistent with its business practices since April 1, 1998.

                           (b) RISCORP agrees that from the date hereof to the Effective Time, except as otherwise consented to by Acquiror in writing or as permitted, required or contemplated by this Agreement, (i) neither it nor any RISCORP Subsidiary will change any provision of its Certificate of Incorporation or Bylaws or similar governing documents (subject to compliance with Section 5.11 hereto, except such changes as are necessary to effectuate the surrender and/or sale of RISCORP's or RISCORP Subsidiaries' certificate of authority or licenses to transact the business of insurance in the state where such certificates of authority or licenses are currently held); (ii) neither it nor any RISCORP Subsidiary will not make, declare or pay any dividend except for any dividend declared or paid by any RISCORP Subsidiary to RISCORP or any RISCORP Subsidiary; and (iii) neither it nor any RISCORP Subsidiary will make any distribution or directly or indirectly sell, issue, redeem, purchase or otherwise acquire, any shares of its outstanding capital stock, change the number of shares of its authorized or issued capital stock or issue or grant any option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock.

                           (c) RISCORP agrees that, except to the extent (i) consented to by Acquiror in writing or (ii) permitted, required or contemplated by this Agreement, from the date hereof it will not, nor will it permit any RISCORP Subsidiary to:

                                    (i) enter into any agreement representing an
                  obligation for indebtedness for borrowed money or increase the principal amount of indebtedness under any existing agreement or assume, guarantee, endorse or otherwise become responsible for the obligations of any other individual, firm or corporation;

                                    (ii) sell, mortgage, encumber or pledge any
                  of its properties or assets;

                                    (iii) take any action to (A) amend or
                  terminate any RISCORP Employee Plan, (B) increase the compensation of any of its directors, executive officers or employees, (C) adopt any other plan, program, arrangement or practice providing new or increased benefits or compensation to its employees, or (D) modify, accelerate the benefits under, amend or terminate any agreement with any of RISCORP's agents, employees, officers or directors, except as set forth in Section 5.2(c)(xiv);

                                    (iv) enter into any negotiation with respect
                  to or adopt any collective bargaining agreement;

                                    (v) make any significant change in any
                  accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in statutory accounting rules or GAAP;

                                    (vi) pay, loan or advance any amount to, or
                  sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any material agreement or arrangement with, any (A) of its officers or directors, (B) "affiliate" or "associate" of any of its officers or directors (as such terms are defined in Rule 405 promulgated under the Securities Act) or (C) third party;

                                    (vii) make any tax election or settle or
                  compromise tax liability that would reasonably be expected to have a Material Adverse Effect on RISCORP;

                                    (viii) split, combine, or reclassify any
                  capital stock of RISCORP or any RISCORP Subsidiary;

                                    (ix) acquire or agree to acquire by merging
                  or consolidating with or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof;

                                    (x) adopt a plan of complete or partial
                  liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

                                    (xi) invest assets of RISCORP or any RISCORP
                  Subsidiary in any security, instrument, or other investment other than in the ordinary course of business at then prevailing market rates consistent with RISCORP's written investment policy;

                                    (xii) amend, terminate, modify, or
                  accelerate any material contract or agreement to which RISCORP is a party;

                                    (xiii) modify, amend or terminate RISCORP's
                  written investment policy;

                                    (xiv) modify or accelerate the provisions of
                  or terminate or amend any contract with The Phoenix Management Company, Ltd. or Buttner Hammock and Company, P.A., provided that RISCORP shall be authorized to take any action necessary to (A)(1) accelerate, effective as of the Closing, the vesting of the Class A Common Stock issued to The Phoenix Management Company, Ltd. pursuant to that certain Restricted Stock Award Agreement by and between The Phoenix Management Company, Ltd. and RISCORP and (2) amend the provisions of the Management Agreement of RISCORP, Inc. dated February 18, 1998 (the "Management Agreement") to reduce the fees paid to The Phoenix Management Company, Ltd. to such amount RISCORP deems appropriate after notice to Acquiror or (B) terminate the Management Agreement.

                                    (xv) enter into any agreement to take any of
                  the actions described in Section 5.2(b) or elsewhere in this
                  Section 5.2(c).

                           (d) RISCORP shall keep Acquiror and Guarantor informed with respect to the status of any litigation to which RISCORP, any RISCORP Subsidiary, or any officer, director or employee of RISCORP or any RISCORP Subsidiary is a party (whether or not commenced prior to the date of this Agreement) and shall not settle or compromise any such litigation in which RISCORP or any RISCORP Subsidiary is a defendant without the consent of Acquiror; provided that RISCORP may enter into any settlement agreement for any litigation to which any RISCORP Subsidiary is a defendant in which a determination has been made by RISCORP that neither it nor or any RISCORP Subsidiary has any reasonable basis to assert claims for, cross claims for, or similar rights to recovery if the amount paid for such settlement by RISCORP and the RISCORP Subsidiaries does not exceed $100,000 for any such individual litigation claim and does not exceed $250,000 in the aggregate for all such litigation claims. Further, RISCORP covenants and agrees that it will consult with representatives of Acquiror on an on-going basis with respect to the direction and material decisions affecting the disposition of all litigation in which RISCORP or any RISCORP Subsidiary is either a plaintiff or asserting a cross or other similar form of claim and shall not take any action to settle or compromise and/or resolve any such claim without first giving Acquiror's representatives adequate opportunity to consider the merits of any such settlement, compromise or resolution and an opportunity to advise RISCORP of Acquiror's views with respect to the merits of any such proposed settlement, compromise and/or resolution.

                           (e) Except as provided by this Section 5.2(e) RISCORP shall not, nor shall it permit any RISCORP Subsidiary to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative or agent of, RISCORP or any RISCORP Subsidiary to, directly or indirectly, (i) solicit, initiate or encourage the submission of any bona fide proposal with respect to a merger, consolidation, share exchange or similar transaction involving RISCORP or any RISCORP Subsidiary, or any purchase of all or substantially all of the assets of RISCORP other than the transactions contemplated hereby (an "Acquisition Proposal");
         (ii) furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; (iii) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Acquiror, the approval or recommendation of RISCORP's Board of Directors or any committee thereof of the Merger or this Agreement;
         (iv) approve or recommend, or propose publicly to approve or recommend, any transaction involving an Acquisition Proposal from a third party (an "Alternative Transaction"); or (v) cause RISCORP to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Alternative Transaction (each an "Acquisition Agreement"). Notwithstanding the foregoing, nothing herein shall prevent RISCORP's Board of Directors from furnishing non-public information to or entering into discussions or negotiations with any person or entity in connection with an unsolicited bona fide Alternative Transaction or recommending such an unsolicited bona fide Alternative Transaction to the stockholders of RISCORP, if and only to the extent that, RISCORP's Board of Directors determines in good faith (after receiving advice from outside counsel as to its fiduciary duties to RISCORP's stockholders under applicable law) that it has received a Superior Proposal (as hereinafter defined). If, in accordance with the immediately preceding sentence, RISCORP's Board of Directors believes it has received a Superior Proposal, it may inform RISCORP's stockholders that it no longer believes that the Merger is advisable and no longer recommends approval of the Merger (a "Subsequent Determination") and may enter into an Acquisition Agreement with respect to a Superior Proposal, but only at a time that is after the third business day following Acquiror's receipt of written notice advising Acquiror that RISCORP's Board of Directors has received a Superior Proposal. Such written notice shall specify the material terms and conditions of such Superior Proposal, identify the person making such Superior Proposal and state that RISCORP's Board of Directors intends to make a Subsequent Determination. During such three business day period, RISCORP shall provide an opportunity for Acquiror to propose such adjustments to the terms and conditions of this Agreement as would enable RISCORP to proceed with its recommendation to its stockholders without a Subsequent Determination; provided, however, that the acceptance of any such proposed adjustment shall be at the sole discretion of RISCORP's Board of Directors, exercised in good faith, and this Agreement shall be amended to reflect any such accepted adjustments; provided, further, however, that any such proposed adjustment, the sole effect of which is to (i) increase the amount of the

         Merger Consideration, (ii) waive one or more conditions to the obligations of Acquiror to effect the Merger or (iii) modify the terms and conditions of this Agreement to reflect identical terms and conditions contained in such Superior Proposal, shall be automatically accepted by RISCORP, and this Agreement shall be amended to reflect any such automatically accepted adjustments. For purposes of this Agreement, a "Superior Proposal" means any proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Alternative Transaction which RISCORP's Board of Directors determines in its good faith judgment to be more favorable to RISCORP's stockholders than the Merger, taking into account all relevant factors (including whether, in the good faith judgment of RISCORP's Board of Directors, the third party is reasonably able to finance the transaction, and any proposed changes to this Agreement that may be proposed by Acquiror in response to such Alternative Transaction). Nothing contained in this Section 5.2(e) or any other provision hereof shall prohibit RISCORP or RISCORP Board of Directors from making such disclosure to RISCORP's stockholders as, in the good faith judgment of RISCORP's Board of Directors after receiving advice from outside counsel, is consistent with its obligations hereunder and is required by applicable law; provided, that RISCORP may not, except as expressly provided by this Section 5.2(e), withdraw, qualify or modify, in a manner adverse to Acquiror, the approval or recommendation of RISCORP's Board of Directors of the Merger or this Agreement.

                  5.3. Stockholders' Approval.

                           (a) RISCORP shall take all actions reasonably necessary in accordance with applicable law and its articles of incorporation and bylaws to convene the Stockholders' Meeting as soon as reasonably practicable. Except as set forth in Section 5.2(e) in connection with the Stockholders' Meeting, the Board of Directors of RISCORP shall recommend that the stockholders of RISCORP vote to approve this Agreement.

                           (b) RISCORP shall use all commercially reasonable efforts to solicit from holders of shares of Class A Common Stock, proxies in favor of the Merger and shall take all other action necessary or, in the reasonable opinion of the Board of Directors of RISCORP, advisable to secure any vote or consent of the holders of Class A Common Stock required by the FBCA and this Agreement.

                  5.4. Takeover Statutes. If any "fair price," "moratorium," "control share acquisition," "business combination," "stockholder protection" or similar antitakeover statute or regulation enacted under state or Federal law shall become applicable to the Merger or any of the other transactions contemplated hereby, each of RISCORP and Acquiror and the Board of Directors of RISCORP and partners of Acquiror shall grant such approvals and take such commercially reasonable actions as are within its authority and consistent with its fiduciary obligations to its stockholders as determined in good faith by such Board so that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise use commercially reasonable efforts, subject to such fiduciary duties, to eliminate or minimize the effects of such statute or regulation on the Merger and the other transactions contemplated hereby.

                  5.5.     Consents.

                           (a) RISCORP and Acquiror, individually or collectively, will use commercially reasonable efforts to take, or cause to be taken all action and to do, or cause to be done all things necessary, proper, or advisable to obtain the written consent or approval of the governmental authorities, regulatory bodies, and other persons or entities identified on Schedule 5.6 in connection with the consummation of the transactions contemplated by this Agreement, except where the failure to obtain any required written consent or approval thereunder would not individually or in the aggregate result in a Material Adverse Effect on RISCORP; provided, however, the costs, expenses and fees incurred by RISCORP in connection with obtaining any consents or approvals from any state department of insurance shall not be included in the Estimated Transactional Expenses.

                           (b) Subject to the terms and conditions herein provided, each of the parties hereto will promptly file and prosecute diligently the applications and related documents required to be filed by such party with the applicable regulatory authorities in order to effect the transactions contemplated hereby. Each party hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

                  5.6. Further Assurances. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to obtain the written consent or approval of the governmental authorities, regulatory bodies and other persons or entities identified on Schedule 5.6, the proper officers and directors of each corporation which is a party to this Agreement shall take all such necessary action. Each of the parties hereto agrees to defend vigorously against any actions, suits or proceedings in which such party is named as defendant which seeks to enjoin, restrain or prohibit the transactions contemplated hereby or seeks damages with respect to such transactions.

                  5.7. Notice; Efforts to Remedy.

                           (a) Each party hereto shall promptly give written notice to the other parties hereto upon becoming aware of the impending occurrence of any event which would cause or constitute a breach of any of the representations, warranties or covenants of such party contained in this Agreement and shall use all commercially reasonable efforts to prevent or promptly remedy the same. During the period from the date of this Agreement to the Effective Time, RISCORP and Acquiror each shall cause one or more of its representatives to confer on a regular and frequent basis with representatives of the other and to report on the general status of its ongoing operations. RISCORP shall promptly notify Acquiror of any material change in each case on a consolidated basis in the normal course of RISCORP's or the RISCORP Subsidiaries' businesses or in the operation of its or their properties and of the receipt by RISCORP or the RISCORP Subsidiaries of notice of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) or the receipt by RISCORP or the RISCORP Subsidiaries of a notice of the institution or the threat of litigation involving RISCORP or any of the RISCORP Subsidiaries, and will keep Acquiror fully informed with respect to such events.

                  5.8. Proxy Materials and Schedule 13E-3.

                           (a) In connection with the Stockholders' Meeting, RISCORP shall prepare and file the Proxy Statement with the SEC and shall use its commercially reasonable efforts to respond to the comments of the SEC and to cause a Proxy Statement to be mailed to RISCORP's shareholders all as soon as reasonably practicable; provided, that prior to filing the Proxy Statement, RISCORP shall consult with Acquiror with respect to such filings and shall afford Acquiror reasonable opportunity to comment thereon. Acquiror shall provide RISCORP with any information for inclusion in the Proxy Statement which may be required under applicable law and which is reasonably requested by RISCORP.

                           (b) RISCORP and any person that may be deemed to be an affiliate of RISCORP shall prepare and file concurrently with the filing of the Proxy Statement a statement on Schedule 13E-3 with the SEC. If at any time prior to the Stockholders' Meeting any event should occur which is required by applicable law to be set forth in an amendment of, or supplement to, the Schedule 13E-3, RISCORP and such person shall file such amendments or supplements.

                  5.9. Press Releases; Filings. Without the consent of the other parties, none of the parties shall issue any press release or make any public announcement with regard to this Agreement or the Merger or any of the transactions contemplated hereby or thereby; provided, however, that nothing in this Section 5.9 shall be deemed to prohibit any party hereto from making any disclosure which its counsel deems necessary or advisable in order to fulfill such party's disclosure obligations imposed by law or the rules of any national securities exchange or automated quotation system. Each of RISCORP and Acquiror shall promptly notify the other of each report, schedule and other document filed by it or any of its respective Subsidiaries with the SEC and of any other document pertaining to the transactions contemplated hereby filed with any other governmental authorities.

                  5.10. Indemnification of Officers and Directors.

                           (a) Immediately following the Effective Time, Acquiror shall cause to be in effect the current policies of directors' and officers' liability insurance maintained by RISCORP or any RISCORP Subsidiary (the "D&O Policies") with respect to claims arising from facts or events which occurred at or before the Effective Time, and Acquiror shall maintain such coverage until such policies expire by their own terms or are cancelled by the insurer. On the Closing Date, RISCORP shall transfer to First Union National Bank ("Escrow Agent") an amount equal to $2,500,000 to be held by Escrow Agent for a period not to exceed four and one half years and in accordance with the Escrow Agreement attached hereto as Exhibit D (the "Escrow Agreement").

                           (b) Until expiration of the applicable statute of limitations period, the Surviving Corporation shall provide with respect to each present or former director or officer of RISCORP and its subsidiaries (both present and past) (the "Indemnified Parties"), the indemnification rights (including any rights to advancement of expenses) which such Indemnified Parties had, whether from RISCORP or such subsidiary, immediately prior to the Merger, whether under the FBCA, the Indemnity Agreements to which each present RISCORP director is a party or the articles of incorporation or the bylaws of RISCORP or such subsidiary or otherwise.

                           (c) This Section 5.10 shall survive the Closing and is intended to benefit RISCORP, the Surviving Corporation and each of the Indemnified Parties and his or her heirs and representatives (each of whom shall be entitled to enforce this Section 5.10 against Acquiror or the Surviving Corporation, as the case may be) and shall be binding on all successors and assigns of Acquiror and the Surviving Corporation.

                           (d) For a period of four and one half years (the "Covenant Period") following the Closing Date, RISCORP shall, as of the end each fiscal quarter during the Covenant Period, maintain a Net Book Value (as hereinafter defined) of not less than the amount set forth in the Acquiror Disclosure Letter, of which an amount set forth in the Acquiror Disclosure Letter shall be comprised of cash and cash equivalents (as determined on a consolidated basis and in accordance with GAAP). As used herein the term "Net Book Value" shall equal (A) the sum of all of RISCORP's assets as of the end of any such fiscal quarter determined on a consolidated basis and in accordance with GAAP less (B) the sum of all of RISCORP's liabilities as of the end of any such fiscal quarter determined on a consolidated basis and in accordance with GAAP. Not more than thirty (30) days following the end of each fiscal quarter during the Covenant Period, a duly authorized officer of RISCORP shall deliver a certificate in the form attached hereto as Exhibit E to each of the persons set forth on Exhibit F certifying RISCORP's compliance with the covenants set forth in this
         Section 5.10(d).

                  5.11. Surrender/Sale of Insurance Licenses. RISCORP and Acquiror, individually or collectively shall use commercially reasonable efforts to (i) surrender or cause to be surrendered or sell or cause to be sold at or prior to Closing all certificates of authority or insurance licenses held by RISCORP or by any RISCORP Subsidiary, and (ii) receive or have released by any state insurance commissioner or any other appropriate state authority any and all restricted funds, minimum capital requirements or deposits or any other funds shown as "Cash and Cash Equivalents - Restricted" on the 1998 Balance Sheet; provided, however, the costs, expenses and fees incurred by RISCORP in connection with the performance of its obligations under this Section 5.11 shall not be included in the Estimated Transactional Expenses. Notwithstanding RISCORP's efforts to date to surrender or cause to be surrendered all certificates of authority or insurance licenses held by RISCORP or by any RISCORP Subsidiary, RISCORP agrees that it shall cooperate with Acquiror in its efforts to determine whether such certificates of authority or insurance licenses could be sold to a third party immediately prior to the consummation of the Merger without delaying the consummation of the transactions contemplated herein. The parties agree that any such sale of the certificates of authority or insurance licenses would be on terms mutually acceptable to RISCORP and Acquiror and would be subject to, among other things, RISCORP's ability to withdraw its pending requests for the surrender of such certificates of authority or insurance licenses.

                  5.12. Management of Contingent Claim. Notwithstanding any provisions in this Agreement to the contrary, the parties hereto acknowledge and agree that, following Closing, RISCORP shall have all right and authority to manage, pursue and prosecute the Contingent Claim in such manner as RISCORP deems necessary or appropriate within the exercise of RISCORP's sole, absolute and unfettered discretion, including, without limitation, the right (i) to elect not to pursue such Contingent Claim; (ii) to settle, compromise or dismiss such Contingent Claim for such amount and/or for such consideration as RISCORP shall determine in its sole, absolute and unfettered discretion; and (iii) to select and appoint counsel and to determine the means used to prosecute or pursue or settle, resolve or dismiss such Contingent Claim.

         6. CONDITIONS PRECEDENT TO MERGER

                  6.1. Conditions to Each Party's Obligations. The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

                           (a) This Agreement and the Merger shall have been approved and adopted by the affirmative vote or consent of the holders of at least (i) 80% of the Voting Stock (as defined in RISCORP's Articles of Incorporation) and (ii) two-thirds of the outstanding shares of Class A Common Stock.

                           (b) All consents, authorizations, orders and approvals identified on Schedule 5.6 required in connection with the execution, delivery and performance of this Agreement, the failure to obtain which would prevent the consummation of the Merger or have a Material Adverse Effect on RISCORP or a Material Adverse Effect on Acquiror/Guarantor, shall have been obtained without the imposition of any condition having a Material Adverse Effect on RISCORP or a Material Adverse Effect on Acquiror/Guarantor.

                           (c) No governmental authority or other regulatory body (including any court of competent jurisdiction) shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making illegal or in any way preventing or prohibiting the Merger or the transactions contemplated by this Agreement.

                           (d) At the mailing date of the Proxy Statement and the date of the Stockholders' Meeting, the Proxy Statement shall not contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements therein not misleading.

                  6.2. Conditions to Obligations of RISCORP. The obligations of RISCORP to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date (except as set forth herein) of each of the following conditions unless waived by RISCORP:

                           (a) The representations and warranties of Acquiror and Guarantor set forth in Sections 4.1, 4.2, and 4.3 of this Agreement that are qualified as to materiality shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date) as though made at and as of the Closing Date. The representations and warranties of Acquiror and Guarantor set forth in Sections 4.1, 4.2, and 4.3 of this Agreement that are not qualified as to materiality shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date) as though made at and as of the Closing Date.

                           (b) Acquiror and Guarantor each shall have performed in all material respects all covenants and agreements required to be performed by them under this Agreement at or prior to the Closing Date.

                           (c) Acquiror shall furnish RISCORP with a certificate of its appropriate officers as to compliance with the conditions set forth in Sections 6.2(a) and 6.2(b).

                           (d) RISCORP shall have paid to Escrow Agent the Escrow Amount and the Escrow Agent and RISCORP shall have executed and delivered the Escrow Agreement.

                  6.3. Conditions to Obligations of Acquiror. The obligations of Acquiror and Guarantor to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions unless waived by Acquiror and Guarantor:

                           (a) The representations and warranties of RISCORP set forth in Sections 3.1, 3.2, 3.4 and 3.5 of this Agreement that are qualified as to materiality shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date) as though made at and as of the Closing Date. The representations and warranties of RISCORP set forth in Sections 3.1, 3.2, 3.4 and 3.5 of this Agreement that are not qualified as to materiality shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date) as though made at and as of the Closing Date.

                           (b) RISCORP shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date.

                           (c) RISCORP shall furnish Acquiror with a certificate of its appropriate officers as to compliance with the conditions set forth in Sections 6.3(a) and 6.3(b).

                           (d) RISCORP shall have paid to Escrow Agent the Escrow Amount and the Escrow Agent and RISCORP shall have executed and delivered the Escrow Agreement.

                           (e) Acquiror shall have received letters of resignation effective as of the Effective Time from each of the officers and directors of RISCORP.

         7. TERMINATION OF THE MERGER

                  7.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the approval by the stockholders of RISCORP:

                           (a) by the mutual written consent of Acquiror and
                  RISCORP;

                           (b) by RISCORP :

                                    (i) if the Merger is not consummated on or
                  before April 30, 2000 (or such later date as shall have been approved by Acquiror and RISCORP), unless the failure of such occurrence shall be due to the failure of RISCORP to perform or observe the covenants, agreements and conditions hereof to be performed or observed by it at or before the Effective Time;

                                    (ii) if events occur which render impossible
                  the satisfaction of one or more of the conditions set forth in Sections 6.1 and 6.2 and such conditions are not waived by RISCORP, unless the failure of such occurrence shall be due to the failure of RISCORP to perform or observe the covenants, agreements and conditions hereof to be performed or observed by it at or before the Effective Time;

                                    (iii) if RISCORP is enjoined or restrained
                  by any governmental authority or other regulatory body (including any court), such injunction or restraining order prevents the performance by RISCORP of its obligations hereunder and such injunction shall not have been withdrawn within 60 days after the date on which such injunction was first issued;

                                    (iv) the stockholders of RISCORP shall have
                  voted on this Agreement and the Merger and the votes shall not have been sufficient to satisfy the condition set forth in
                  Section 6.1(a); or

                                    (v) in connection with entering into a
                  definitive agreement as permitted by Section 5.2(e) related to a Superior Proposal, provided that Company has complied with all provisions of Section 5.2(e) including, without limitation, the notice provisions thereof.

                           (c) by Acquiror if:

                                    (i) the Merger is not consummated on or
                  before April 30, 2000 (or such later date as shall have been approved by RISCORP and Acquiror), unless the failure of such occurrence shall be due to the failure of Acquiror or Guarantor to perform or observe the covenants, agreements and conditions hereof to be performed or observed by them at or before the Effective Time;

                                    (ii) events occur which render impossible
                  the satisfaction of one or more of the conditions set forth in Sections 6.1 and 6.3 and such conditions are not waived by Acquiror, unless the failure of such occurrence shall be due to the failure of Acquiror or Guarantor to perform or observe the covenants, agreements and conditions hereof to be performed or observed by them at or before the Effective Time;

                                    (iii) Acquiror is enjoined or restrained by
                  any governmental authority or other regulatory body (including any court), such injunction or restraining order prevents the performance by Acquiror of its obligations hereunder and such injunction shall not have been withdrawn within 60 days after the date on which such injunction was first issued;

                                    (iv) the stockholders of RISCORP shall have
                  voted on this Agreement and the Merger and the votes shall not have been sufficient to satisfy the condition set forth in
                  Section 6.1(a); or

                                    (v) Acquiror receives a written notice from
                  RISCORP's Board of Directors in accordance with Section 5.2(e) that RISCORP's Board of Directors has received a Superior Proposal or intends to make a Subsequent Determination.

                  7.2. Effect of Termination. In the event of the termination and abandonment of this Agreement under Section 7.1, this Agreement shall become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders except (i) as provided in Section 5.9 and
(ii) to the extent that such termination results from the willful breach by any party hereto of any material representation, warranty, covenant, or agreement hereunder.

         8. MISCELLANEOUS

                  8.1. Waiver and Amendment. Any term or provision of this Agreement may be waived in writing at any time by the party which is, or whose stockholders are, entitled to the benefits thereof, and any term or provision of this Agreement may be amended or supplemented at any time by action of the respective Boards of Directors (or its authorized representative) of Acquiror or RISCORP without action of the stockholders, whether before or after the Stockholders' Meeting; provided, however, that after approval of the stockholders of RISCORP no such amendment shall (i) reduce the amount or change the form of the consideration to be delivered to RISCORP's stockholders as contemplated by this Agreement; (ii) otherwise materially adversely affect the interests of such stockholders unless such amendment is approved by RISCORP's stockholders; or (ii) except as allowed by Section 607.1002 of the FBCA, amend the articles of incorporation of either RISCORP or Acquiror. No amendment to this Agreement shall be effective unless it has been executed by RISCORP, Acquiror and Guarantor.

                  8.2. Non-Survival of Representations and Warranties. None of the representations and warranties of RISCORP set forth in Section 3 to this Agreement or of Acquiror or Guarantor set forth in Section 4 to this Agreement, or in any instrument or certificate delivered pursuant to this Agreement, shall survive the Merger nor shall their respective stockholders, directors or officers have any liability to the other after the Effective Time on account of any breach of warranty or failure or the incorrectness of any of the representations or warranties contained herein or in any certificate or other instrument delivered pursuant to this Agreement. All covenants and agreements set forth in this Agreement shall survive until satisfied or waived by the appropriate party. Except as set forth in the immediately preceding sentence, the sole right and remedy arising from a breach of a representation or warranty, from the failure of any of the conditions of the Merger to be met, or from the failure to perform (other than a willful failure to perform) any promise or discharge any obligation in this Agreement shall be termination of this Agreement by the aggrieved party and the remedies provided in Section 7.2 or Section 8.9 hereof.

                  8.3. Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, telecopied (if confirmed) or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

                                    If to RISCORP:

                                       One Sarasota Tower, Suite 608
                                       Two North Tamiami Trail
                                       Sarasota, Florida  34236
                                       Attention:  Walter E. Riehemann
                                       Telecopy No.:  941-366-0993

                                    With a copy to:

                                       Alston & Bird LLP
                                       One Atlantic Center
                                       1201 West Peachtree Street
                                       Atlanta, Georgia  30309-3424
                                       Attention:  J. Vaughan Curtis
                                       Telecopy No.:  404-881-4777

                                    If to Acquiror or Guarantor:

                                       1830 S. Osprey Avenue
                                       Suite 100-A
                                       Sarasota, Florida 34239
                                       Attention:  William D. Griffin
                                       Telecopy No.:  941-316-6813

                                    With a copy to:

                                       King & Spalding
                                       191 Peachtree Street, N.E.
                                       Atlanta, Georgia 30303
                                       Attention:  Mr. Edward J. Hawie, Esq.
                                       Telecopy No.:  (404) 572-5100

                  8.4. Descriptive Headings; Interpretation. The descriptive headings are for convenience of reference only and shall not control or affect the meaning or construction of any provision of this Agreement. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

                  8.5. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. This Agreement shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that the parties need not sign the same counterpart.

                  8.6. Entire Agreement. This Agreement contains the entire agreement between Acquiror and RISCORP with respect to the Merger, and supersede all prior arrangements or understandings with respect to the subject matter hereof. Except as otherwise contemplated in the covenants listed in Section 7.2 (which covenants shall be enforceable by the person or persons affected thereby following the Effective Time), this Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder; provided that each current director and officer of RISCORP shall be deemed a third party beneficiary of this Agreement and shall be entitled to enforce the covenants of Acquiror contained in Section 5.10 hereof as if they were a party hereto.

                  8.7. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA (WITHOUT REGARD TO ANY APPLICABLE CONFLICTS OF LAW PROVISIONS THEREOF).

                  8.8. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions be consummated as originally contemplated to the fullest extent possible.

                  8.9. Enforcement of Agreement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

                  8.10. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

                  8.11. Limited Liability. Notwithstanding any other provision of this Agreement, no stockholder, director, officer, affiliate or representative of RISCORP or Acquiror shall have any personal liability in respect of or relating a breach of the representations or warranties of such party under this Agreement, except to the extent that such person or entity has engaged in fraud with respect to such matters or has engaged in intentional deception with respect to such matters. Except as set forth in the preceding sentence, to the fullest extent legally permissible, each of RISCORP and Acquiror, for itself and its stockholders, directors, officers and affiliates, waives and agrees not to seek to assert or enforce any such liability for a breach of representations and warranties contained herein that any such person otherwise might have pursuant to applicable law.

                  8.12. Definition of Knowledge. The words "to the Knowledge of RISCORP" or "to RISCORP's knowledge" and words of similar import shall mean the knowledge of any one of the persons listed on Exhibit G. Knowledge shall include actual knowledge as well as the knowledge a reasonable business person would have obtained after making reasonable inquiry and after exercising reasonable diligence with respect thereto.

                  8.13. Guarantor.

                           (a) Guarantor hereby unconditionally and irrevocably guarantees, to RISCORP the due and punctual performance of each of the obligations and the undertakings of Acquiror under this Agreement when and to the extent the same are required to be performed and subject to all of the terms and conditions hereof. If Acquiror shall fail to perform fully and punctually any obligation or undertaking of Acquiror under this Agreement when and to the extent the same is required to be performed, Guarantor will upon written demand from RISCORP forthwith perform or cause to be performed such obligation or undertaking, as the case may be. The obligations of Guarantor under this guaranty shall constitute an absolute and unconditional present and continuing guarantee of performance to the extent provided herein, and shall not be contingent upon any attempt by RISCORP to enforce performance by Acquiror.

                           (b) Subject to 8.13(a), the obligations of Guarantor under this guaranty are absolute and unconditional, are not subject to any counterclaim, set off, deduction, abatement or defense based upon any claim Guarantor may have against RISCORP (except for any defense Acquiror may have against RISCORP under the terms of this Agreement), and shall remain in full force and effect without regard to (i) any agreement or modification to any of the terms of this Agreement or any other agreement which may hereafter be made relating thereto; (ii) any exercise, nonexercise, or waiver by RISCORP of any right, power, privilege or remedy under or in respect of this Agreement; (iii) any insolvency, bankruptcy, dissolution, liquidation, reorganization or the like of Acquiror at or prior to the Closing; (iv) absence of any notice to, or knowledge by, Guarantor of the existence or occurrence of any of the matters or events set forth in the forgoing causes (i) through (iii); or (v) any other circumstance, whether similar or dissimilar to the foregoing.

                           (c) Guarantor unconditionally waives (i) any and all notice of default, non-performance or non-payment by Acquiror under this Agreement, (ii) all notices which may be required by statute, rule of law or otherwise to preserve intact any rights of RISCORP against Guarantor, including, without limitation, any demand, presentment or protest, or proof of notice of non-payment under this Agreement, and
         (iii) any right to the enforcement, assertion or exercise by RISCORP of any right, power, privilege or remedy conferred in this Agreement or otherwise.

                           (d) Notwithstanding anything in this Section 8.13 to the contrary, the guaranty set forth in this Section 8.13 shall terminate and shall be of no further force or effect upon the Closing.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered by its respective duly authorized officers, all as of the date first above written.


                                   GRIFFIN ACQUISITION CORP.



                                   By:    /s/ William D. Griffin
                                       -----------------------------------
                                   Name:  William D. Griffin
                                   Title: President




                                   /s/ William D. Griffin
                                   ---------------------------------------
                                   William D. Griffin




                                  RISCORP, INC.



                                  By:    /s/ Walter E. Riehemann
                                     -------------------------------------
                                  Name:  Walter E. Riehemann
                                  Title: President

                                                                      EXHIBIT A


                                VOTING AGREEMENT

         THIS VOTING AGREEMENT (this "Agreement"), dated as of November 3, 1999, is entered into by and among RISCORP, INC., a Florida corporation ("RISCORP"), and William D. Griffin, an individual resident of the State of Florida ("Griffin"), The RISCORP Group Holding Company Limited Partnership, a Nevada limited partnership ("RGHC"), William D. Griffin Family Limited Partnership, a Nevada limited partnership ("WDG Family Partnership"), Charlotte
K. Griffin Trust Number 3, a Florida trust ("CKG Trust"), Anna F. Griffin Trust Number 3, a Florida trust ("AFG Trust"), and John Ford Griffin Trust Number 3, a Florida trust ("JFG Trust"; and, together with RGHC, WDG Family Partnership, CKT Trust, and AFG Trust, the "Shareholders" and each a "Shareholder") of RISCORP.

                             W I T N E S S E T H:

         WHEREAS, the Shareholders own (both beneficially and of record) in the aggregate 24,334,443 shares of Series B Common Stock, par value $.01, of RISCORP ("Class B Common Stock");

         WHEREAS, RISCORP, Acquiror and Griffin are parties to that certain Plan and Agreement of Merger, dated November 3, 1999 (the "Merger Agreement"), pursuant to which Acquiror will be merged with and into RISCORP (the "Merger");

         WHEREAS, as a condition to the willingness of RISCORP to enter into the Merger Agreement, RISCORP has requested that each Shareholder agree, and in order to induce RISCORP to enter into the Merger Agreement, each Shareholder has agreed, among other things, (i) with respect to certain questions put to shareholders of RISCORP for a vote, to vote the Shares (as hereinafter defined), in each case, in accordance with the terms and conditions of this Agreement, (ii) in the event a Shareholder should fail to vote its Shares in accordance with the terms of this Agreement, to appoint RISCORP as such Shareholder's proxy to vote all the shares of Class B Common Stock now owned or which may hereafter be acquired by such Shareholder (such Shareholder's "Shares"), and (iii) to the other provisions of this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the adequacy of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

         1. Representations and Warranties of Shareholders. Each Shareholder hereby represents and warrants to RISCORP as follows:

               1.1. Title to the Shares. Such Shareholder is the owner (both beneficially and of record) of the number of shares of Class B Common Stock set forth opposite its name on the signature pages of this Agreement (which as of the date hereof constitutes each such Shareholder's Shares) and has exclusive power to vote such shares on all matters submitted to holders of shares of Class B Common Stock. Other than the right to convert the shares of Class B Common Stock into shares of Class A Common Stock, such Shareholder does not have any rights of any nature to acquire any additional shares of Common Stock. To the knowledge of each Shareholder, the Shareholders' Shares, in the aggregate, constitute all of the outstanding shares of Class B Common Stock. Except pursuant to (i) the Directors Agreement dated May 19, 1997, among RISCORP, William Griffin, Frederick M. Dawson, Walter L. Revell, Seddon Goode, Jr. and George E. Greene III, as amended (the "Directors Agreement"), and (ii) a Stock Pledge and Security between The RISCORP Group Holding Company Limited Partnership and SouthTrust Bank of Alabama, N.A., dated as of March 28, 1996, as amended (the "Pledge and Security Agreement"), such Shareholder owns all of such Shareholder's Shares free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on such Shareholder's voting rights, charges and other encumbrances of any nature whatsoever, and, except as provided or described in this Agreement, such Shareholder has not appointed or granted any proxy, which appointment or grant is still effective, with respect to any of such Shareholder's Shares.

               1.2. Authority Relative to this Agreement. Such Shareholder has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by such Shareholder and the consummation by such Shareholder of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of such Shareholder. This Agreement has been duly and validly executed and delivered by such Shareholder and, assuming the due authorization, execution and delivery by RISCORP, constitutes a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, (i) except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally, and (ii) subject to general principles of equity.

               1.3. No Conflict. The execution and delivery of this Agreement by such Shareholder does not, and the performance of this Agreement by such Shareholder will not, (a) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign by such Shareholder, or (b) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to such Shareholder.

         2. Covenants of Shareholders. Each Shareholder hereby covenants and agrees that, during the time this Agreement is in effect, except as otherwise specifically contemplated by (i) this Agreement, (ii) the Directors Agreement, or (iii) the Pledge and Security Agreement, such Shareholder shall not, and shall not offer or agree to, sell, transfer, tender, assign, hypothecate or otherwise dispose of, or create or permit to exist any security interest, lien, claim, pledge, option, right of first refusal, agreement, limitation on such Shareholder's voting rights, charge or other encumbrance of any nature whatsoever with respect to the Shares now owned or that may hereafter be acquired by such Shareholder.

         3.    Voting Agreement; Proxy of Shareholders.

               3.1. Voting Agreement. Each Shareholder hereby agrees that, during the time this Agreement is in effect, at any meeting of the shareholders of RISCORP, however called, and in any action by written consent of the shareholders of RISCORP, such Shareholder shall: (a) vote such Shareholder's Shares in favor of the Merger Agreement (as amended from time to time) and any of the transactions contemplated by the Merger Agreement; and (b) vote the Shares against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of RISCORP under the Merger Agreement or which is reasonably likely to result in any conditions to RISCORP's obligations under the Merger Agreement not being fulfilled. Each of the Shareholders shall vote on all issues other than those specified in this Section 3.1 that may come before a meeting of the Shareholders of RISCORP in such Shareholder's sole discretion, provided that such vote is not inconsistent with the purposes of this Agreement.

               3.2. Irrevocable Proxy. Each Shareholder agrees that, in the event such Shareholder shall fail to comply with the provisions of Section
3.1 hereof as determined by RISCORP in its reasonable discretion, such failure shall result, without any further action by such Shareholder, in the irrevocable appointment of RISCORP as the attorney-in-fact and proxy of such Shareholder pursuant to the provisions of Florida law, with full power of substitution, to vote, and otherwise act (by written consent or otherwise) with respect to, the Shares that such Shareholder is entitled to vote at any meeting of shareholders of RISCORP (whether annual or special and whether or not an adjourned or postponed meeting) or consent in lieu of any such meeting or otherwise, solely on the matters and in the manner specified in Section 3.1 hereof. THIS PROXY AND POWER OF ATTORNEY IS IRREVOCABLE AND COUPLED WITH AN INTEREST. Such Shareholder hereby revokes, effective upon the execution and delivery of the Merger Agreement by the parties thereto, all other proxies and powers of attorney with respect to such Shareholder's Shares that such Shareholder may have heretofore appointed or granted (other than as set forth in the Pledge and Security Agreement), and no subsequent proxy or power of attorney (except in furtherance of such Shareholder's obligations under Section
3.1 hereof) shall be given or written consent executed (and if given or executed, shall not be effective) by such Shareholder with respect thereto so long as this Agreement remains in effect.

         4. Termination. This Agreement shall terminate on the date (the "Termination Date") that is the earlier of (a) the Closing Date and (b) the date on which the Merger Agreement is terminated in accordance with its terms.

         5.    Miscellaneous.

               5.1. Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

               5.2. Further Assurances. Each Shareholder and RISCORP will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

               5.3. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

               5.4. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among such parties with respect to the subject matter hereof.

               5.5. Assignment. This Agreement shall not be assigned by operation of law or otherwise.

               5.6. Parties in Interest. This Agreement shall be binding upon, inure solely to the benefit of, and be enforceable by, the parties hereto and their successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

               5.7. Amendment. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

               5.8. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

               5.9. Notices. Except as otherwise provided herein, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, facsimile transmission, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 5.9):

         if to RISCORP:

               2 North Tamiami Trail
               One Sarasota Tower
               Suite 608
               Sarasota, Florida  34236
               Attention: Walter E. Riehemann
               Facsimile: (941) 366-0993
               Telephone: (941) 366-5015

         with a copy to:

               Alston & Bird LLP
               1201 West Peachtree Street
               Atlanta, Georgia  30309
               Attention: J. Vaughan Curtis, Esq.
               Facsimile: (404) 881-7777
               Telephone: (404) 881-7000
         if to the Shareholders:

               c/o William D. Griffin
               One Sarasota Tower
               Suite 410
               Sarasota, Florida 34236
               Facsimile: (941)316-6813
               Telephone: (941)316-6800

         with a copy to:

               King & Spalding
               191 Peachtree Street
               Atlanta, Georgia 30303
               Attention: Edward J. Hawie, Esq.
               Facsimile: (404) 572-5100
               Telephone: (404) 572-4600

               5.10 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida applicable to contracts executed in and to be performed in Florida without regard to any principles of choice of law or conflicts of law of such state.

               5.11. Definitions. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Merger Agreement.

               5.12. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

               5.13. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered as of the date first written above.

                                       RISCORP, INC.



                                       By:    /s/ Walter E. Riehemann
                                           --------------------------------
                                       Walter E. Riehemann
                                       President



                                       /s/ William D. Griffin
                                       ---------------------------------------
                                       WILLIAM D. GRIFFIN


17,268,841                             THE RISCORP GROUP HOLDING COMPANY
----------                             LIMITED PARTNERSHIP
shares
                                       By: Gryphus Company I, General Partner



                                       By     /s/ William D. Griffin
                                          -------------------------------------
                                       WILLIAM D. GRIFFIN, President

 4,907 211                             WILLIAM D. GRIFFIN FAMILY LIMITED
----------                             PARTNERSHIP
shares
                                       By:  Gryphus Company I, General Partner



                                       By:    /s/ William D. Griffin
                                          -------------------------------------
                                       WILLIAM D. GRIFFIN, President

   719,464                             CHARLOTTE K. GRIFFIN TRUST NUMBER 3
----------
shares


                                       By:    /s/ L. Scott Merritt
                                          -------------------------------------
                                           L. Scott Merritt, Trustee

   719,464                                ANNA F. GRIFFIN TRUST NUMBER 3
----------
shares


                                       By:    /s/ L. Scott Merritt
                                          -------------------------------------
                                           L. Scott Merritt, Trustee

   719,463                            JOHN FORD GRIFFIN TRUST NUMBER 3
----------
shares


                                      By:   /s/ L. Scott Merritt
                                         --------------------------------------
                                          L. Scott Merritt, Trustee

                                                                      EXHIBIT B


                                GENERAL RELEASE

         THIS GENERAL RELEASE (the "Agreement") is entered into as of this 3rd day of November, 1999 by and among (i) RISCORP Group Holding Company, L.P., a Nevada limited partnership ("Holding"), (ii) William D. Griffin Family Partnership, a Nevada limited partnership ("Family"), (iii) L. Scott Merritt, as trustee of Charlotte K. Griffin Trust Number 3, Anna F. Griffin Trust Number 3, and John F. Griffin Trust Number 3 (the "Trusts"), (iv) William D. Griffin, an individual and resident of the State of Florida, ("WDG" and together with Holding, Family and the Trusts, the "Griffin Group"), (v) RISCORP, Inc, ("RISCORP") (vi) the estate of Frederick M. Dawson, represented herein by Karen Dawson, its executrix, (vii) Seddon Goode, Jr., (viii) George E. Greene III,
(ix) Walter L. Revell, (x) Walter E. Riehemann; (xi) Edward W. Buttner, IV,
(xii) The Phoenix Management Company, Ltd. ("PMC"), and (xiii) Buttner Hammock & Company ("BH&C") ((vi) through (xi) being the "RISCORP Directors and Officers" and together with PMC and BH&C the "RISCORP Group") to be effective as of the consummation of the transactions contemplated in the Merger Agreement (as hereinafter defined).

         WHEREAS, RISCORP, Griffin Acquisition Corp., a Florida corporation ("Acquiror") and WDG are parties to that certain Plan and Agreement of Merger dated as of November 3, 1999 (the "Merger Agreement") pursuant to which Griffin Acquisition Corp, a Florida corporation will be merged with and into RISCORP (the "Merger"); and

         WHEREAS, the parties hereto, as a condition to and in contemplation of the Merger, desire to execute and deliver this Agreement to release each other party hereto from any and all claims such party may have, with such release to be effective upon consummation of the Merger.

         NOW, THEREFORE, in consideration of (i) the performance of each of RISCORP's, Acquiror's, WDG's and RISCORP Directors and Officers' respective obligations under and pursuant to the Merger Agreement and (ii) the payment, mutual promises, agreements and covenants set forth herein, and the performance thereof, the parties hereto agree as follows:

         1. RELEASE OF GRIFFIN GROUP. Except with respect to any rights or obligations set forth on Schedule 1 attached hereto, effective upon consummation of the Merger, each of RISCORP and the RISCORP Group on behalf of themselves and their respective shareholders, officers, directors, employees, agents, representatives, attorneys, accountants, parents, subsidiaries, affiliates, predecessors, successors and assigns hereby release, acquit and forever discharge RISCORP, each member of the Griffin Group and their respective current and former officers, directors and employees of and from any and all claims, demands, claims for relief, actions, causes of action, suits, debts, obligations, liabilities, damages, losses, costs, attorneys' fees, and expenses of any kind, character or nature whatsoever, whether known or unknown, suspected or unsuspected, fixed or contingent, now existing or in the future arising, based on, arising out of, or in connection with any claim or fact occurring or arising on or prior to the date of the consummation of the Merger.

         2. RELEASE OF RISCORP GROUP. Except with respect to any rights or obligations set forth on Schedule 2 attached hereto, effective upon consummation of the Merger, each of RISCORP and each member of the Griffin Group hereby on behalf of themselves and their respective shareholders, officers, directors, employees, agents, representatives, attorneys, parents, subsidiaries, affiliates, predecessors, successors and assigns release, acquit and forever discharge the RISCORP Group and their respective current and former officers, directors and employees of and from any and all claims, demands, claims for relief, actions, causes of actions, suits, debts, obligations, liabilities, damages, losses, costs, attorneys' fees and expenses of any kind, character, or nature whatsoever, whether known or unknown, suspected or unsuspected, fixed or contingent, now existing or in the future arising, based on, arising out of, or in connection with any claim or fact occurring or arising on or prior to the date of the consummation of the Merger.

         3. COVENANT NOT TO SUE. The parties hereto further covenant and agree not to bring, commence, prosecute, maintain or cause or permit to be brought, commenced, prosecuted or maintained any suit or action, either at law or in equity, in any court or before any other administrative or judicial authority regarding any matter or event being released herein. This covenant not to sue may be pleaded as an affirmative defense to any action or other proceeding which may be brought, instituted or taken by any party or its predecessors, successors or assigns and all past and present shareholders, directors, officers, employees, agents, affiliates, heirs, and personal representatives, in breach of this covenant.

         4.    MISCELLANEOUS

               4.1 Descriptive Headings; Interpretation. The descriptive headings are for convenience of reference only and shall not control or affect the meaning or construction of any provision of this Agreement.

               4.2 Attorneys' Fees and Costs. In the event any party is required to engage the services of legal counsel to enforce its rights under this Agreement against any other party, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs from the non-prevailing party, which, in the event of litigation, shall include fees and costs incurred at trial and on appeal.

               4.3 Severability. If any provision of this Agreement shall be held to be invalid, illegal, or unenforceable for any reason (i) the validity, legality, and enforceability of the remaining provisions of this Agreement (including, without limitation, all parts of any section of this Agreement containing any such provision held to be invalid, illegal, or unenforceable, that are not themselves invalid, illegal, or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Agreement (including, without limitation, all parts of any section of this Agreement containing any such provision held to be invalid, illegal, or unenforceable, that are not themselves invalid, illegal, or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal, or unenforceable.

               4.4 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. This Agreement shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that the parties need not sign the same counterpart.

               4.5 Entire Agreement. This Agreement contains the entire agreement among the parties with respect to the subject matter hereof, and supersede all prior arrangements or understandings with respect to the subject matter hereof.

               4.6 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA (WITHOUT REGARD TO ANY APPLICABLE CONFLICTS OF LAW PROVISIONS THEREOF).

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered by its respective duly authorized officers, all as of the date first above written.


                                   RISCORP GROUP HOLDING
                                   COMPANY, L.P.



                                   /s/ William D. Griffin
                                   --------------------------------------------
                                   By: Gryphus Company I, General Partner
                                   By: William D. Griffin
                                   Title: President


                                   WILLIAM D. GRIFFIN FAMILY
                                   PARTNERSHIP



                                   /s/ William D. Griffin
                                   --------------------------------------------
                                   By: Gryphus Company II, General Partner
                                   By: William D. Griffin
                                   Title: President


                                   /s/ L. Scott Merritt
                                   --------------------------------------------
                                      as trustee of Charlotte K. Griffin Trust
                                      Number 3, Anna F. Griffin Trust Number
                                      3, and John Ford Griffin Trust Number 3


                                   /s/ William D. Griffin
                                   --------------------------------------------
                                   William D. Griffin


                                   RISCORP, INC.



                                   /s/ Walter E. Riehemann
                                   --------------------------------------------
                                   Name: Walter E. Riehemann
                                   Title: President

                                   THE PHOENIX MANAGEMENT
                                   COMPANY, LTD.



                                   /s/ Walter E. Riehemann
                                   --------------------------------------------
                                   By: Dawson Managers, Inc., General Partner
                                   By: Walter E. Riehemann
                                   Title: President


                                   DIRECTORS AND OFFICERS



                                   /s/ Karen A. Dawson
                                   --------------------------------------------
                                   Estate of Frederick M. Dawson
                                   By: Karen Dawson
                                   Its Executrix



                                   /s/ Walter L. Revell
                                   --------------------------------------------
                                   Walter L. Revell



                                   /s/ Seddon Goode, Jr.
                                   --------------------------------------------
                                   Seddon Goode, Jr.



                                   /s/ George E. Greene III
                                   --------------------------------------------
                                   George E. Greene III



                                   /s/ Walter E. Riehemann
                                   --------------------------------------------
                                   Walter E. Riehemann



                                   /s/ Edward W. Buttner, IV
                                   --------------------------------------------
                                   Edward W. Buttner, IV

                                   BUTTNER HAMMOCK & COMPANY,
                                   P.A.



                                   /s/ Edward W. Buttner, IV
                                   --------------------------------------------
                                   Name: Edward W. Buttner, IV
                                   Title: President

                                                                      EXHIBIT C


                           FEE ADVANCEMENT AGREEMENT

         THIS FEE ADVANCEMENT AGREEMENT (this "Agreement") is made and entered into this 3rd day of November, 1999, by and among Griffin Acquisition Corp., ("Acquiror") and RISCORP, Inc. ("RISCORP") and each of the estate of Frederick
M. Dawson, Seddon Goode, Jr., George E. Greene III, Walter L. Revell, Walter E. Riehemann, Edward W. Buttner, IV and Stephen C. Rece (each a "Participant" and collectively the "Participants"). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Merger Agreement (as hereinafter defined).

         WHEREAS, RISCORP, Acquiror, and William D. Griffin are parties to that certain Plan and Agreement of Merger, dated November 3, 1999 (the "Merger Agreement"), pursuant to which Acquiror will be merged with and into RISCORP (the "Merger");

         WHEREAS, as a condition to and in contemplation of the Merger the parties have agreed to enter into this Agreement for the advancement of certain fees and expenses incurred by the former officers or directors of RISCORP in connection with any suit or proceeding initiated by RISCORP, William D. Griffin or any of their respective affiliates following the consummation of the Merger.

         NOW, THEREFORE, in consideration of the promises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and pursuant to the material covenants and agreements contained herein, the parties agree as follows:

         1. Advancement of Fees and Expenses. If, following the consummation of the Merger, RISCORP, William D. Griffin, The RISCORP Group Holding Company Limited Partnership, a Nevada limited partnership, William D. Griffin Family Limited Partnership, a Nevada limited partnership, Charlotte K. Griffin Trust Number 3, a Florida trust, Anna F. Griffin Trust Number 3, a Florida trust, John Ford Griffin Trust Number 3, a Florida trust, any person or entity Controlled (as hereinafter defined) by RISCORP or William D. Griffin, or any of their respective officers, directors, trustees, beneficiaries, employees, agents, representatives, heirs, successors or assigns (the "Initiating Parties") initiate or cause to be initiated any suit or proceeding (a "Proceeding") which directly or indirectly results in the participation of any Participant as a witness, RISCORP agrees to advance or reimburse, as the case may be, all reasonable fees and expenses including, without limitation, all reasonable attorneys' fees, costs, travel expenses, and such other fees and expenses incurred by such Participant in connection with his or her participation in such Proceeding (collectively, the "Fees"). As used herein, the term "Controlled" shall mean the power to direct or cause the direction of the management or policies of such person or entity, whether through the ownership of voting securities, by contract or otherwise.

         2. Submission of Invoices to RISCORP. If a Proceeding is initiated which entitles a Participant to the advancement or reimbursement of Fees pursuant to the terms of this Agreement, Participant shall deliver to RISCORP an itemized statement of the Fees incurred by Participant in connection with such Proceeding. If RISCORP disputes the reasonableness of the Fees for which Participant seeks payment, RISCORP and Participant shall work together in good faith to resolve such dispute. In the event the parties are unable to reach mutual agreement with respect to the reasonableness of such Fees, either party may submit the matter to binding arbitration in accordance with Section 3 hereof. Absent a dispute as to the reasonableness of such Fees, RISCORP shall remit payment to Participant within thirty days of the date of receipt of an itemized statement of such fees.

         3. Arbitration. Any claim or controversy arising under this Agreement shall be resolved by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"). The arbitration shall be held in Atlanta, Georgia in front of a single arbitrator appointed by AAA. The parties agree that the arbitration hearing shall take place as soon as reasonably possible after demand for arbitration is made, but no later than 60 days after a demand is made. The party who prevails in the arbitration shall be entitled to recover reasonable attorneys' fees and the costs of arbitration incurred as a result of prosecution of or defense of the demand for arbitration.

         4.    Miscellaneous.

                  4.1 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, telecopied (if confirmed) or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

         If to the estate of Frederick M. Dawson:      If to Walter L. Revell:

         12900 Lakeview Point Court                    H.J. Ross Associates, Inc.
         Windermere, Florida 34786                     3770 SW 8th Street
         Telecopy No.: 407-876-0374                    Suite 200
         Attn:  Karen Dawson                           Coral Gables, Florida 33134
                                                       Telecopy No.: 305-567-1771

         If to Seddon Goode, Jr.:                      If to Walter E. Riehemann:

         University Research Park, Inc.                6321 Manatee Avenue West
         301 South Tryon Street                        Bradenton, Florida 34209
         Two First Union Center                        Telecopy No.: 941-761-9186
         Suite 1980
         Charlotte, North Carolina 28202-1910
         Telecopy No.: 704-338-9539

         If to George E. Greene III:                   If to Edward W. Buttner, IV:

         1222 Brightwaters Boulevard, NE               Buttner, Hammock & Company, P.A
         St. Petersburg, Florida 33704                 7800 Belfort Parkway
         Telecopy No.: 727-898-7202                    Suite 165
                                                       Jacksonville, Florida 32256
                                                       Telecopy No.: 904-281-0518

         If to Stephen C. Rece:

         PIA-Alternative CompSolutions
         2230 Towne Lake Parkway
         Bldg. 1300, Suite 130
         Woodstock, Georgia 30189
         Telecopy: 678-445-7179

         With a copy to:

         Alston & Bird LLP
         One Atlantic Center
         1201 West Peachtree Street
         Atlanta, Georgia  30309
         Attention: J. Vaughan Curtis, Esq.
         Telecopy No.: (404) 881-4777

         If to RISCORP:

         One Sarasota Tower, Suite 410
         2 North Tamiami Trail
         Sarasota, Florida  34236
         Attention: William D. Griffin
         Telecopy No.: (941) 316-6813

         With a copy to:

         King & Spalding
         191 Peachtree Street, N.E.
         Atlanta, Georgia 30303
         Attention: Mr. Edward J. Hawie, Esq.
         Telecopy No.: (404) 572-5100

                  4.2 Descriptive Headings; Interpretation. The descriptive headings are for convenience of reference only and shall not control or affect the meaning or construction of any provision of this Agreement. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated.

                  4.3 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. This Agreement shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that the parties need not sign the same counterpart.

                  4.4 Entire Agreement. This Agreement contains the entire agreement among the parties and supersedes all prior arrangements or understandings with respect to the subject matter hereof.

                  4.5 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA (WITHOUT REGARD TO ANY APPLICABLE CONFLICTS OF LAW PROVISIONS THEREOF).

                  4.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party.

                  4.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

                  4.8 Cooperation. If any Participant seeks recovery for Fees in any Proceeding, such Participant agrees to make himself reasonably available to the Initiating Parties in connection with such Proceeding.

                  4.9 Selection of Counsel. Notwithstanding any provision in this Agreement to the contrary, none of the Participants shall be entitled to retain separate counsel to represent such Participant in any such Proceeding; provided, however, that a Participant shall be entitled to retain separate counsel in any Proceeding in which (A) counsel representing the Initiating Party is unable or unwilling to represent such Participant in connection with such Proceeding; or (B) counsel to such Participant has advised the Initiating Party and such Participant that (i) there are one or more defenses available to such Participant that are different from or additional to those available to the Initiating Party; or (ii) based on the nature of the Proceeding and Participant's involvement therein, separate counsel for Participant is advisable.

         IN WITNESS WHEREOF, the parties have executed this Agreement this 3rd day of November, 1999.

                                            Griffin Acquisition Corp.



                                            By: /s/ William D. Griffin
                                                -------------------------------
                                            Its:
                                                -------------------------------

                                            RISCORP, Inc.



                                            By: /s/ Walter E. Riehemann
                                                -------------------------------
                                            Its: President
                                                 ------------------------------

                                            Participants:

                                            Estate of Frederick M. Dawson



                                            /s/ Karen A. Dawson
                                            -----------------------------------
                                            By:    Karen Dawson
                                            Title: Executrix



                                            /s/ Seddon Goode, Jr.
                                            -----------------------------------
                                            Seddon Goode, Jr.



                                            /s/ Walter L. Revell
                                            -----------------------------------
                                            Walter L. Revell



                                            /s/ George E. Greene III
                                            -----------------------------------
                                            George E. Greene III



                                            /s/ Walter E. Riehemann
                                            -----------------------------------
                                            Walter E. Riehemann



                                            /s/ Edward W. Buttner, IV
                                            -----------------------------------
                                            Edward W. Buttner, IV



                                            /s/ Stephen C. Rece
                                            -----------------------------------
                                            Stephen C. Rece

                                                                      EXHIBIT D


                                ESCROW AGREEMENT

         THIS AGREEMENT (the "Agreement"), dated as of the ____ day of ______, 1999, by and among Griffin Acquisition Corp, Inc. ("Acquiror"), RISCORP, Inc., ("RISCORP"); First Union National Bank, a national banking corporation, as escrow agent (the "Escrow Agent"); and the estate of Frederick M. Dawson, represented herein by Karen Dawson, its executrix, Seddon Goode, Jr., George E. Greene III, Walter L. Revell, Walter E. Riehemann, Edward W. Buttner, IV and Stephen C. Rece (individually, the "Director or Officer");

                                    RECITALS

         WHEREAS, RISCORP, Acquiror, and William D. Griffin, an individual and resident of the State of Florida are parties to that certain Plan and Agreement of Merger, dated October 20, 1999 (the "Merger Agreement") pursuant to which Acquiror will be merged with and into RISCORP (the "Merger");

         WHEREAS, as a condition to and in contemplation of the Merger the parties hereto have agreed to enter into this Agreement and create the escrow contemplated herein in order to secure RISCORP's indemnification obligations pursuant to Section 5.10 of the Merger Agreement.

         WHEREAS, the Escrow Agent is willing to act as escrow agent under this Agreement.

                                   AGREEMENT

         In consideration of the premises and the mutual promises and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

         1.    DEFINITIONS.

               Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Merger Agreement.

         2. THE ESCROW AGENT APPOINTMENT. The parties hereby appoint and designate First Union National Bank, as the Escrow Agent to receive, hold and distribute the Escrow Amount (as defined herein) in accordance with the terms of this Agreement. The Escrow Agent hereby accepts its appointment as the escrow agent and agrees to hold, administer, invest and disburse the Escrow Amount and any income, interest or other amounts received thereon in accordance with the terms thereof. The Escrow Agent shall have no obligation or responsibilities in connection with the Merger Agreement or any other agreement between any of the parties to the Merger Agreement, other than this Agreement.

         3.    ESCROW AMOUNT.

                  3.1 Escrow Amount. Simultaneously with the execution of this Agreement, RISCORP has delivered to the Escrow Agent $2,500,000 (the "Escrow Amount") in accordance with Section 5.10(a) of the Merger Agreement by wire transfer of immediately available funds.

                  3.2    Investment of Escrow Amount.

                         (i) The Escrow Agent shall invest the Escrow Amount as instructed by RISCORP, in writing from time to time, only in
         (A) United States Treasury bills, notes, or bonds with maturities of not more than one year; (B) United States government bonds rated AAA with maturities of not more than one year; (C) corporate bonds rated AAA or better with maturities of not more than one year; or (E) the Escrow Agent's Money Market Fund (as long as such money market fund is rated AAA or better by a nationally recognized credit rating agency).

                         (ii) The parties agree that income from such invested cash shall be held by the Escrow Agent as part of the Escrow Amount and shall be recognized as income by RISCORP for federal, state and local tax purposes.

                  3.3 Disbursement of the Escrow Amount. The Escrow Amount shall secure RISCORP's obligations with respect to Section 5.10(b) of the Merger Agreement ("Indemnification"). The Escrow Agent shall disburse the Escrow Amount as follows:

                  (i) with respect to any claim from a Director or Officer seeking Indemnification (an "Indemnity Claim"), Escrow Agent shall disburse to such Director or Officer an amount equal to the Indemnity Claim promptly following receipt by Escrow Agent of (A) an affidavit from such Director or Officer (1) specifying the amount thereof and the basis upon which such Director or Officer is seeking Indemnification; (2) certifying that the Director or Officer is entitled to Indemnification pursuant to the RISCORP Articles of Incorporation, bylaws, Indemnity Agreement to which such Director is a party or the applicable provisions of the FBCA; and (3) that such Director or Officer has sent notice to RISCORP in writing of the amount and basis of such claim prior to or contemporaneously with the affidavit being delivered to Escrow Agent and (B) (1) if such Indemnity Claim is for fees, costs and/or expenses incurred in advance of a final resolution of the matter that forms the basis of such Indemnity Claim, an undertaking (an "Undertaking"), by the Director or Officer, in accordance with Section 607.0850(6) of the FBCA, to repay to the Escrow Agent, or, if such repayment is after termination of this Agreement, RISCORP such amount if it has been determined by Independent Legal Counsel (as hereinafter defined) that such Director or Officer is not entitled to Indemnification pursuant to the requirements of Section 607.0850 of the FBCA, the indemnity agreement to which each present director of RISCORP is a party or the articles of incorporation or bylaws of RISCORP (an "Adverse Determination"); or
         (2) if such Indemnity Claim is for fees, costs and/or expenses incurred in connection with a matter that has been resolved and is no longer the subject of dispute, a written opinion of Independent Legal Counsel confirming that such Director or Officer has satisfied the applicable standards of Section 607.0850 of the FBCA (a "Counsel's Opinion") or a written consent from RISCORP confirming RISCORP's concurrence that such standards have been met with respect to such Indemnity Claim (a "RISCORP Consent"), provided that with respect to this clause (B)(2), any such Director or Officer seeking an Indemnity Claim shall first seek to obtain a RISCORP consent and, if such RISCORP Consent is not provided to such Director or Officer within ten
         (10) days of its request, such Director or Officer may seek to obtain a Counsel's opinion which shall be at RISCORP's expense if such Counsel's Opinion confirms that such Director or Officer has satisfied the applicable standards of Section 607.0850; and

                  (ii) if on the second anniversary of the date of this Agreement (A) no Indemnity Claim has been submitted to Escrow Agent pursuant to the terms of this Agreement, and (B) Escrow Agent has not received a certificate, in form attached hereto as Schedule I, from any Director or Officer certifying that such Director or Officer is subject to a pending or threatened claim for which such Officer or Director may make an Indemnity Claim, the Escrow Agent shall disburse to RISCORP an amount equal to one-half (1/2) of the Escrow Amount then held by the Escrow Agent not later than the fifth business day following such Second Anniversary.

As used herein, the term "Independent Legal Counsel" shall mean Eugene E. Stearns, Esq., or, if he is unwilling or unable to serve, a partner with the law firm of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A., or, of no partner at such firm is mutually acceptable to the parties or willing or able to serve, a partner with a law firm, which partner and firm shall be mutually acceptable to RISCORP and such Director or Officer which, notwithstanding the provisions of Section 607.0850(4) or any agreement between RISCORP and any Director or Officer, shall determine whether a Director or Officer making an Indemnity Claim has met the applicable standards of Section
607.0850 of the FBCA. Any determination by such Independent Legal Counsel shall be final and binding on RISCORP and such Director or Officer. Any Director or Officer that has or intends to make an Indemnity Claim shall obtain, as soon as reasonably practicable, following the final determination of the claim giving rise to the Indemnity Claim, a Counsel's Opinion or a RISCORP Consent.

Notwithstanding anything in this Section 3.3 to the contrary, Escrow Agent shall not pay any Indemnity Claim or advance any portion of the Escrow Amount to any Director or Officer if RISCORP provides Escrow Agent with (i) a copy of a written Adverse Determination (if any) and (ii) reasonable evidence for such Director's or Officer's failure to comply with or default under any Undertaking for forty-five days following RISCORP's notice to such Director or Officer of such failure or default.

         4. TERMINATION OF AGREEMENT. The escrow provided for hereunder shall terminate upon the earlier of (i) disbursement of the Escrow Amount pursuant to Section 3.3, or (ii) the day that is four and one-half (4 1/2) years following the Effective Date (the "Termination Date") provided that, no such distribution shall be made (i) if Escrow Agent has received, prior to such Termination Date, a certificate in the form attached hereto on Schedule I from any Director or Officer certifying that such Director or Officer is subject to a pending or threatened claim for which such Director or Officer may make an Indemnity Claim which has not been paid prior to the Termination Date and (ii) until ten (10) business days following the final determination and payment of all Indemnity Claims outstanding on the Termination Date. Following termination of this Agreement, any portion of the Escrow Amount not paid pursuant to
Section 3.3 shall be paid to RISCORP in accordance with this Section 4.

         5.    ESCROW AGENT.

                  5.1 Duties. In performing its duties under this Agreement or upon the claimed failure to perform its duties hereunder, the Escrow Agent shall have no liability except for the Escrow Agent's willful misconduct or gross negligence. The Escrow Agent's sole responsibility shall be for the safekeeping and disbursement of the Escrow Amount in accordance with the terms of this Agreement. The Escrow Agent shall have no implied duties or obligations and shall not be charged with knowledge or notice of any fact or circumstance not specifically set forth herein. The Escrow Agent shall be entitled to rely upon and shall be protected in acting upon any request, instructions, statement or other instrument, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein, which the Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by the person or parties purporting to sign the same and to conform to the provisions of this Agreement. In no event shall the Escrow Agent be liable for incidental, indirect, special, consequential or punitive damages. The Escrow Agent shall not be obligated to take any legal action or to commence any proceeding in connection with the Escrow Amount, any account in which the Escrow Amount is deposited or this Agreement, or to appear in, prosecute or defend any such legal action or proceedings. The Escrow Agent may consult legal counsel selected by it in the event of any dispute or question as to the construction of any of the provisions hereof or of any other agreement or of its duties hereunder, and shall incur no liability and shall be fully protected from any liability whatsoever in acting in accordance with the opinion or instruction of such counsel. RISCORP shall promptly pay, upon demand, the reasonable fees and expenses of any such counsel. The Escrow Agent shall have no obligations or responsibilities in connection with the Merger Agreement or any other agreement between any other parties to the Merger Agreement, other than this Agreement.

         6.    INDEMNIFICATION.

                  6.1 Generally. From and at all times after the date of this Escrow Agreement, RISCORP shall, to the fullest extent permitted by law and to the extent provided herein, indemnify and hold harmless the Escrow Agent and each director, officer, employee, attorney, agent and affiliate of the Escrow Agent (collectively, the "Indemnified Parties") against any and all actions, claims (whether or not valid), losses, damages, liabilities, costs and expenses of any kind or nature whatsoever (including, without limitation, reasonable attorneys' fees, costs and expenses) incurred by or asserted against any of the Indemnified Parties from and after the date hereof, whether direct, indirect or consequential, as a result of or arising from or in any way relating to any claim, demand, suit, action or proceeding (including any inquiry or investigation) by any person, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any person under any statute or regulation, including, but not limited to, any federal or state securities laws, or under any common law or equitable cause or otherwise, arising out of or related to this Agreement, the services of the Escrow Agent hereunder, the monies or other property held by it hereunder or any income earned from investment of such monies, other than any expense or loss which arises out of or relates to the Escrow Agent's gross negligence or willful misconduct.

                  6.2 Disputes. If, at any time, there shall exist any dispute between the Directors, Officers or RISCORP with respect to the holding or disposition of any portion of the Escrow Amount or any other obligations of the Escrow Agent hereunder, or if at any time the Escrow Agent is unable to determine, to the Escrow Agent's sole satisfaction, the proper disposition of any portion of the Escrow Amount or the Escrow Agent's proper actions with respect to its obligations hereunder, or if the Directors, Officers and RISCORP have not, within 30 days of the furnishing by the Escrow Agent of a notice of resignation pursuant to Section 6.3 below, appointed a successor escrow agent to act hereunder, then the Escrow Agent may, in its sole discretion, take either or both of the following actions:

                         (i) suspend the performance of any of its obligations under this Agreement until such dispute or uncertainty shall be resolved to the sole satisfaction of the Escrow Agent or until a successor escrow agent shall have been appointed (as the case may be); and

                         (ii) petition (by means of an interpleader action or any other appropriate method) any court of competent jurisdiction for instructions with respect to such dispute or uncertainty, and pay into or deposit with such court all disputed Escrow Amounts held by Escrow Agent for holding and disposition in accordance with the instructions of such court.

                  The Escrow Agent shall have no liability to the Directors, Officers or RISCORP or any other person with respect to any such suspension of performance or disbursement into court, specifically including any liability that may arise, or be alleged to have arisen, out of or as a result of any delay in the disbursement of funds held in the Escrow Amount or any delay in or with respect to any other action required or requested of the Escrow Agent.

                  6.3 Resignation of Escrow Agent. The Escrow Agent may resign from the performance of its duties hereunder at any time by giving ten days' prior written notice to Directors and RISCORP or may be removed, with or without cause, by Directors, Officers and RISCORP, acting jointly, at any time by the giving of ten days' prior written notice to the Escrow Agent. Such resignation or removal shall take effect upon the appointment of a successor escrow agent as provided herein. Upon any such notice of resignation or removal, Directors, Officers and RISCORP, acting jointly, shall appoint a successor escrow agent hereunder, which shall be a commercial bank, trust company or other financial institution with a combined capital and surplus in excess of $100,000,000, unless otherwise agreed by Directors, Officers and RISCORP. Upon the acceptance in writing of any appointment as Escrow Agent hereunder by a successor escrow agent, such successor escrow agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Escrow Agent, and the retiring Escrow Agent shall be discharged from its duties and obligations under this Escrow Agreement, but shall not be discharged from any liability for actions taken as Escrow Agent hereunder prior to such succession. After any retiring Escrow Agent's resignation or removal, the provisions of this Escrow Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Escrow Agent under this Escrow Agreement.

                  6.4 Receipt. By its execution and delivery of this Agreement, the Escrow Agent acknowledges receipt of the Escrow Amount.

                  6.5 Fees. RISCORP shall compensate the Escrow Agent for its services hereunder in accordance with Schedule II attached hereto and, in addition, shall reimburse the Escrow Agent for all of its reasonable out-of-pocket expenses, including attorneys' fees, travel expenses, telephone and facsimile transmission costs, postage (including express mail and overnight delivery charges), copying charges and the like. All of the compensation and reimbursement obligations set forth in this Section 6.5 shall be payable upon demand by the Escrow Agent. The obligations of RISCORP under this

Section 6.5 shall survive any termination of this Agreement and the resignation or removal of the Escrow Agent.

         7.    MISCELLANEOUS

                  7.1 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, telecopied (if confirmed) or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

         The estate of Frederick M. Dawson:          Walter L. Revell:

         12900 Lakeview Point Court                  H.J. Ross Associates, Inc.
         Windermere, Florida                         3770 SW 8th Street
         Telecopy No.: 407-876-0374                  Coral Gables, Florida 33134
                                                     Telecopy No.: 305-567-1771

         Seddon Goode, Jr.:                          Walter E. Riehemann:

         University Research Park, Inc.              6321 Manatee Avenue West
         301 South Tryon Street                      Bradenton, Florida 34209
         Two First Union Center                      Telecopy No.: 941-761-9186
         Suite 1980
         Charlotte, North Carolina 28202-1910
         Telecopy No.: 704-338-9539

         George E. Greene:                           Edward W. Buttner, IV:

         1222 Brightwaters Boulevard, NE             Buttner, Hammock & Company, P.A
         St. Petersburg, Florida 33704               7800 Belfort Parkway
         Telecopy No.: 727-898-7202                  Jacksonville, Florida 32256
                                                     Telecopy No.: 904-281-0518

         Stephen C. Rece

         PLA-Alternative CompSolutions
         2230 Towne Lake Parkway
         Bldg. 1300, Suite 130
         Woodstock, Georgia 30189
         Telecopy No.: 678-445-7179

         With a copy to:

         Alston & Bird LLP
         One Atlantic Center
         1201 West Peachtree Street
         Atlanta, Georgia 30309
         Attention:  J. Vaughan Curtis, Esq.
         Telecopy No.: (404) 881-4777

         If to RISCORP:

         2 North Tamiami Trail
         1 Sarasota Tower, Suite 410
         Attention: William D. Griffin
         Telecopy No.: 941-316-6813

         With a copy to:

         King & Spalding
         191 Peachtree Street, N.E.
         Atlanta, Georgia 30303
         Attention: Mr. Edward J. Hawie, Esq.
         Telecopy No.: (404) 572-5100

                  7.2 Descriptive Headings; Interpretation. The descriptive headings are for convenience of reference only and shall not control or affect the meaning or construction of any provision of this Agreement. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated.

                  7.3 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. This Agreement shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that the parties need not sign the same counterpart.

                  7.4 Entire Agreement. This Agreement contains the entire agreement among the parties and supersedes all prior arrangements or understandings with respect to the subject matter hereof.

                  7.5 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF

FLORIDA (WITHOUT REGARD TO ANY APPLICABLE CONFLICTS OF LAW PROVISIONS THEREOF).

                  7.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party.

                  7.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

                  IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered by its respective duly authorized officers, all as of the date first above written.

                                        GRIFFIN ACQUISITION CORP



                                        By:
                                           ------------------------------------
                                        Name:
                                        Title:

                                        RISCORP, INC.



                                        By:
                                           ------------------------------------
                                        Name:
                                        Title:

                                        FIRST UNION NATIONAL BANK



                                        By:
                                           ------------------------------------
                                        Name:
                                        Title:

                                        DIRECTORS OR OFFICERS



                                        ---------------------------------------
                                        Estate of Frederick M. Dawson
                                        By:
                                           ------------------------------------
                                        Its Executor



                                        ---------------------------------------
                                        Walter L. Revell



                                        ---------------------------------------
                                        Seddon Goode, Jr.

                                        ---------------------------------------
                                        George E. Greene III



                                        ---------------------------------------
                                        Walter E. Riehemann



                                        ---------------------------------------
                                        Edward W. Buttner, IV



                                        ---------------------------------------
                                        Stephen C. Rece

                                   APPENDIX B


                     FIRST AMENDMENT TO PLAN AND AGREEMENT
                                   OF MERGER

                              FIRST AMENDMENT TO
                          PLAN AND AGREEMENT OF MERGER


         THIS FIRST AMENDMENT TO PLAN AND AGREEMENT OF MERGER (this "Amendment") is entered into this 20th day of April, 2000 among GRIFFIN ACQUISITION CORP., a Florida corporation (the "Acquiror"), WILLIAM D. GRIFFIN, an individual resident of the State of Florida the ("Guarantor") and RISCORP, INC., a Florida corporation ("RISCORP").

                                 WITNESSETH:

         WHEREAS, on November 3, 1999, the parties entered into a Plan and Agreement of Merger (the "Agreement") which contemplates the merger of Acquiror with and into RISCORP pursuant to the applicable provisions of the Florida Business Corporation Act, with RISCORP surviving the merger;

         WHEREAS, the parties now desire to amend the Agreement as hereinafter set forth.

         NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Section 7.1(b)(i). Section 7.1(b)(i) of the Agreement is hereby amended by deleting the date "April 30, 2000" contained therein and substituting in its place the date "June 15, 2000."

         2. Section 7.1(c)(i). Section 7.1(c)(i) of the Agreement is hereby amended by deleting the date "April 30, 2000" contained therein and substituting in its place the date "June 15, 2000."

         3. Other Terms and Conditions Ratified and Confirmed. All other terms and conditions of the Agreement are hereby ratified and confirmed by the parties and shall remain in full force and effect.

         4. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the undersigned parties have executed this Amendment as of the day and year set forth above.


                           GRIFFIN ACQUISITION CORP.


                           By:   /s/ William D. Griffin
                              ----------------------------
                              William D. Griffin
                              President


                                 /s/ William D. Griffin
                           -------------------------------
                           William D. Griffin


                           RISCORP, INC.


                           BY:   /s/ Walter E. Riehemann
                              -----------------------------
                              Walter E. Riehemann
                              President

                                   APPENDIX C


                          FLORIDA STATUTES DESCRIBING
                          SHAREHOLDER APPRAISAL RIGHTS

FLA. STAT. ANN SS. 1301

607.1301 DISSENTERS' RIGHTS; DEFINITIONS.

         The following definitions apply to ss. 607.1302 and 607.1320:

         (1) "Corporation" means the issuer of the shares held by a dissenting shareholder before the corporate action or the surviving or acquiring corporation by merger or share exchange of that issuer.

         (2) "Fair value," with respect to a dissenter's shares, means the value of the shares as of the close of business on the day prior to the shareholders' authorization date, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

         (3) "Shareholders' authorization date" means the date on which the shareholders' vote authorizing the proposed action was taken, the date on which the corporation received written consents without a meeting from the requisite number of shareholders in order to authorize the action, or, in the case of a merger pursuant to s. 607.1104, the day prior to the date on which a copy of the plan of merger was mailed to each shareholder of record of the subsidiary corporation.

FLA. STAT. ANN SS. 1302

607.1302 RIGHT OF SHAREHOLDERS TO DISSENT.

         (1) Any shareholder of a corporation has the right to dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

               (a) Consummation of a plan of merger to which the corporation is a party:

                         1.   If the shareholder is entitled to vote on the
merger, or

                         2.   If the corporation is a subsidiary that is merged
with its parent under s. 607.1104, and the shareholders would have been entitled to vote on action taken, except for the applicability of s. 607.1104;

               (b) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation, other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange pursuant to s. 607.1202, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

               (c) As provided in s. 607.0902(11), the approval of a control-share acquisition;

               (d) Consummation of a plan of share exchange to which the corporation is a party as the corporation the shares of which will be acquired, if the shareholder is entitled to vote on the plan;

               (e) Any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

                         1.   Altering or abolishing any preemptive rights
attached to any of his or her shares;

                         2.   Altering or abolishing the voting rights
pertaining to any of his or her shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

                         3.   Effecting an exchange, cancellation, or
reclassification of any of his or her shares, when such exchange, cancellation, or reclassification would alter or abolish the shareholder's voting rights or alter his or her percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

                         4.   Reducing the stated redemption price of any of
the shareholder's redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his or her shares, or making any of his or her shares subject to redemption when they are not otherwise redeemable;

                         5.   Making noncumulative, in whole or in part,
dividends of any of the shareholder's preferred shares which had theretofore been cumulative;

                         6.   Reducing the stated dividend preference of any of
the shareholder's preferred shares; or

                         7.   Reducing any stated preferential amount payable
on any of the shareholder's preferred shares upon voluntary or involuntary liquidation; or

               (f) Any corporate action taken, to the extent the articles of incorporation provide that a voting or nonvoting shareholder is entitled to dissent and obtain payment for his or her shares.

         (2) A shareholder dissenting from any amendment specified in paragraph (1)(e) has the right to dissent only as to those of his or her shares which are adversely affected by the amendment.

         (3) A shareholder may dissent as to less than all the shares registered in his or her name. In that event, the shareholder's rights shall be determined as if the shares as to which he or she has dissented and his or her other shares were registered in the names of different shareholders.

         (4) Unless the articles of incorporation otherwise provide, this section does not apply with respect to a plan of merger or share exchange or a proposed sale or exchange of property, to the holders of shares of any class or series which, on the record date fixed to determine the shareholders entitled to vote at the meeting of shareholders at which such action is to be acted upon or to consent to any such action without a meeting, were either registered on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held of record by not fewer than 2,000 shareholders.

         (5) A shareholder entitled to dissent and obtain payment for his or her shares under this section may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

FLA. STAT. ANN. SS.1320

607.1320  PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS.

         (1)   (a)       If a proposed corporate action creating dissenters'
rights under s. 607.1302 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights and be accompanied by a copy of ss. 607.1301, 607.1302, and
607.1320. A shareholder who wishes to assert dissenters' rights shall:

                         1.   Deliver to the corporation before the vote is
taken written notice of the shareholder's intent to demand payment for his or her shares if the proposed action is effectuated, and

                         2.   Not vote his or her shares in favor of the
proposed action. A proxy or vote against the proposed action does not constitute such a notice of intent to demand payment.

               (b) If proposed corporate action creating dissenters' rights under s. 607.1302 is effectuated by written consent without a meeting, the corporation shall deliver a copy of ss. 607.1301, 607.1302, and 607.1320 to each shareholder simultaneously with any request for the shareholder's written consent or, if such a request is not made, within 10 days after the date the corporation received written consents without a meeting from the requisite number of shareholders necessary to authorize the action.

         (2) Within 10 days after the shareholders' authorization date, the corporation shall give written notice of such authorization or consent or adoption of the plan of merger, as the case may be, to each shareholder who filed a notice of intent to demand payment for his or her shares pursuant to paragraph (1)(a) or, in the case of action authorized by written consent, to each shareholder, excepting any who voted for, or consented in writing to, the proposed action.

         (3) Within 20 days after the giving of notice to him or her, any shareholder who elects to dissent shall file with the corporation a notice of such election, stating the shareholder's name and address, the number, classes and series of shares as to which he or she dissents, and a demand for payment of the fair value of his or her shares. Any shareholder failing to file such election to dissent within the period set forth shall be bound by the terms of the proposed corporate action. Any shareholder filing an election to dissent shall deposit his or her certificates for certificated shares with the corporation simultaneously with the filing of the election to dissent. The corporation may restrict the transfer of uncertificated shares from the date the shareholder's election to dissent is filed with the corporation.

         (4) Upon filing a notice of election to dissent, the shareholder shall thereafter be entitled only to payment as a provided in this section and shall not be entitled to vote or to exercise any other rights of a shareholder. A notice of election may be withdrawn in writing by the shareholder at any time before an offer is made by the corporation, as provided in subsection (5), to pay for his or her shares. After such offer, no such notice of election may be withdrawn unless the corporation consents thereto. However, the right of such shareholder to be paid the fair value of his or her shares shall cease, and the shareholder shall be reinstated to have all his or her rights as a shareholder as of the filing of his or her notice of election, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim, if:

               (a)       Such demand is withdrawn as provided in this section;

               (b) The proposed corporate action is abandoned or rescinded or the shareholders revoke the authority to effect such action;

               (c) No demand or petition for the determination of fair value by a court has been made or filed within the time provided in this section; or

               (d) A court of competent jurisdiction determines that such shareholder is not entitled to the relief provided by this section.

         (5) Within 10 days after the expiration of the period in which shareholders may file their notices of election to dissent, or within 10 days after such corporate action is effected, whichever is later (but in no case later than 90 days from the shareholders' authorization date), the corporation shall make a written offer to each dissenting shareholder who has made demand as provided in this section to pay an amount the corporation estimates to be the fair value for such shares. If the corporate action has not been consummated before the expiration of the 90-day period after the shareholders' authorization date, the offer may be made conditional upon the consummation of such action. Such notice and offer shall be accompanied by:

               (a) A balance sheet of the corporation, the shares of which the dissenting shareholder holds, as of the latest available date and not more than 12 months prior to the making of such offer; and

               (b) A profit and loss statement of such corporation for the 12-month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such 12-month period, for the portion thereof during which it was in existence.

         (6) If within 30 days after the making of such offer any shareholder accepts the same, payment for his or her shares shall be made within 90 days after the making of such offer or the consummation of the proposed action, whichever is later. Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in such shares.

         (7) If the corporation fails to make such offer within the period specified therefore in subsection (5) or if it makes the offer and any dissenting shareholder or shareholders fail to accept the same within the period of 30 days thereafter, then the corporation, within 30 days after receipt of written demand from any dissenting shareholder given within 60 days after the date on which such corporate action was effected, shall, or at its election at any time within such period of 60 days may, file an action in any court of competent jurisdiction in the county in this state where the registered office of the corporation is located requesting that the fair value of such shares be determined. The court shall also determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his or her shares. If the corporation fails to institute the proceeding as herein provided, any dissenting shareholder may do so in the name of the corporation. All dissenting shareholders (whether or not residents of this state), other than shareholders who have agreed with the corporation as to the value of their shares, shall be made parties to the proceeding as an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident dissenting shareholder either by registered or certified mail and publication or in such other manner as is permitted by law. The jurisdiction of the court is plenary and exclusive. All shareholders who are proper parties to the proceeding are entitled to judgment against the corporation for the amount of the fair value of their shares. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as is specified in the order of their appointment or an amendment thereof. The corporation shall pay each dissenting shareholder the amount found to be due him or her within 10 days after final determination of the proceedings. Upon payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares.

         (8) The judgment may, at the discretion of the court, include a fair rate of interest, to be determined by the court.

         (9) The costs and expenses of any such proceeding shall be determined by the court and shall be assessed against the corporation, but all or any part of such costs and expenses may be apportioned and assessed as the court deems equitable against any or all of the dissenting shareholders who are parties to the proceeding, to whom the corporation has made an offer to pay for the shares, if the court finds that the action of such shareholders in failing to accept such offer was arbitrary, vexatious, or not in good faith. Such expenses shall include reasonable compensation for, and reasonable expenses of, the appraisers, but shall exclude the fees and expenses of counsel for, and experts employed by, any party. If the fair value of the shares, as determined, materially exceeds the amount which the corporation offered to pay therefor or if no offer was made, the court in its discretion may award to any shareholder who is a party to the proceeding such sum as the court determines to be reasonable compensation to any attorney or expert employed by the shareholder in the proceeding.

         (10) Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this section, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger, they may be held and disposed of as the plan of merger otherwise provides. The shares of the surviving corporation into which the shares of such dissenting shareholders would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.

                                   APPENDIX D


                                ANNUAL REPORT ON
                         FORM 10-K/A FOR THE YEAR ENDED
                               DECEMBER 31, 1999

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                                   FORM 10-K/A

         (Mark One)

(X) ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                   For the fiscal year ended December 31, 1999

                                       or

(  )     TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
         EXCHANGE ACT OF 1934

                  For the transition period from ____________ to ____________

                  Commission File Number 0-27462

                                  RISCORP, Inc.
             (Exact name of registrant as specified in its charter)

                       Florida                          65-0335150
            (State or other jurisdiction of         (I.R.S. Employer
               incorporation or organization)      Identification Number)


    2 North Tamiami Trail, Suite 608, Sarasota, Florida           34236 -5642
    ---------------------------------------------------           ------------
           (Address of principal executive offices)                (Zip Code)

       Registrant's telephone number, including area code: (941) 366-5015

           Securities registered pursuant to Section 12(b) of the Act:

                                                      Name of Each Exchange
         Title of Each Class                           on which Registered

                None                                          None
       -----------------------                          ----------------
           Securities registered pursuant to Section 12(g) of the Act:

                      Class A Common Stock, $.01 par value
                                (Title of Class)

Indicate by check mark whether registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                                                   Yes X No __

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. (x)

The aggregate market value of shares of the registrant's Class A Common Stock held by non-affiliates of the registrant as of March 31, 2000 was $34,755,511.

The number of shares of the registrant's Common Stock issued and outstanding as of March 31, 2000 was 38,593,114 consisting of 14,258,671 shares of Class A Common Stock and 24,334,443 shares of Class B Common Stock.

Documents Incorporated by Reference:  None

                                  RISCORP, Inc.
                           Annual Report on Form 10-K
                      for the year ended December 31, 1999

                                Table of Contents

                            Description                                                         Page

                                                      PART I

Item 1.                    Business                                                               1

Item 2.                    Properties                                                             13

Item 3.                    Legal Proceedings                                                      13

Item 4.                    Submission of Matters to a Vote
                           of Security Holders                                                    16

                                                      PART II

Item 5.                    Market for Registrant's Common
                           Equity and Related Stockholder Matters                                 17

Item 6.                    Selected Financial Data                                                17

Item 7.                    Management's Discussion and Analysis
                           of Financial Condition and Results
                           of Operations                                                          18

Item 8.                    Financial Statements and Supplementary Data                            27

Item 9.                    Changes in and Disagreements with
                           Accountants on Accounting and
                           Financial Disclosure                                                   27

                                                     PART III

Item 10.                   Directors and Executive Officers
                           of the Registrant                                                      28

Item 11.                   Executive Compensation                                                 29

Item 12.                   Security Ownership of Certain
                           Beneficial Owners and Management                                       30

Item 13.                   Certain Relationships and Related Transactions                         33

                                                      PART IV

Item 14.                   Exhibits, Financial Statement
                           Schedules, and Reports on Form 8-K                                     36

                           Signatures                                                             44

                                     PART I

Item 1.        Business

Forward-Looking Statements

         This Annual Report on Form 10-K/A contains forward-looking statements, particularly with respect to Risk Factors, Legal Proceedings, and the Liquidity and Capital Resources section of Management's Discussion and Analysis of Financial Condition and Results of Operations. Additional written or oral forward-looking statements may be made by RISCORP, Inc. ("RISCORP") and its subsidiaries (collectively, the "Company") from time to time in filings with the Securities and Exchange Commission or otherwise. Such forward-looking statements are within the meaning of that term in Sections 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such statements may include, without limitation, projections of revenues, income, losses, cash flows, plans for future operations, financing needs, estimates concerning the effects of litigation or other disputes, as well as assumptions regarding any of the foregoing.

         Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted. Future events and actual results could differ materially from those set forth in or underlying the forward-looking statements. Many factors could contribute to such differences and include, among others, the actual outcome of pending litigation both on behalf of and against the Company, the Company's ability to gain approval and receive payment from the Florida Department of Labor for certain refund applications, the Company's ability to receive payment for the alleged errors and understatement of the Final Business Balance Sheet by the neutral auditors, the Company's need for additional capital to meet operating requirements, and other factors mentioned elsewhere in this report.

Overview

         General

         RISCORP and certain of its subsidiaries sold substantially all of their assets and transferred certain liabilities to Zenith on April 1, 1998. In connection with the sale to Zenith, the Company ceased substantially all of its former business operations, including its insurance operations, effective April 1, 1998. Accordingly, after such date, the Company's operations have consisted primarily of the administration of the day-to-day activities of the surviving corporate entities, compliance with the provisions of the Asset Purchase Agreement, and the investment, protection, and maximization of the remaining assets of the Company. At the present time, RISCORP has no plans to resume any operating activities. The sale to Zenith is more fully described in Note 1(c) of the accompanying consolidated financial statements.

        Since April 1, 1998, the Company has had no employees or insurance operations, and has provided no services to self-insurance funds or other insurance related entities.

Execution of Merger Agreement with William D. Griffin

        On November 3, 1999, RISCORP entered into a definitive agreement (the "Merger Agreement") to merge with Griffin Acquisition Corp. ("Acquiror"), a company controlled by Mr. William D. Griffin, the majority shareholder of RISCORP. Pursuant to the terms of the Merger Agreement, each issued and outstanding share of Class A Common Stock will receive $2.85 in cash, plus a contingent right to receive an additional pro rata cash amount if RISCORP recovers any additional amounts from Zenith Insurance Company. Under the terms of the Merger Agreement, Acquiror will assume all of the liabilities of RISCORP, including its pending litigation. The transaction is subject to customary closing conditions, including shareholder approval, and is expected to close in the second quarter of 2000. This transaction, if consummated, will constitute a going private transaction.

Sale to Zenith Insurance Company

        As previously disclosed, on April 1, 1998, RISCORP and certain of its subsidiaries sold substantially all of their assets and transferred certain liabilities to Zenith Insurance Company ("Zenith"). In connection with the sale to Zenith, the Company ceased substantially all of its former business operations, including its insurance operations.

         On July 7, 1999, the Company and Zenith settled, with certain limited exceptions, the claims arising out of the sale. The Asset Purchase Agreement contemplated a post-closing purchase price adjustment based on the difference between the book value of the assets purchased and the book value of the liabilities assumed as of the closing date. In connection with the determination of the final purchase price, a dispute arose between the parties regarding, among other things, the book value of the assets and liabilities of the business, Zenith's assumption of certain operating liabilities of the business, and each party's indemnification obligations under the Asset Purchase Agreement. The terms of the settlement included, among other things, RISCORP's right to seek correction of alleged errors made by the neutral auditors in connection with its determination of certain reinsurance recoverable adjustments contained in the Final Business Balance Sheet. On October 7, 1999, the neutral auditors denied RISCORP's request for correction of these errors. On January 5, 2000, RISCORP filed a lawsuit against Zenith and the neutral auditors seeking correction of these alleged errors.

         In connection with the sale of RISCORP's insurance operations to Zenith on April 1, 1998, RISCORP voluntarily consented to the Florida Insurance
Department's request that the Company discontinue writing any new or renewal insurance business for an indefinite period of time.

      (d) Business

         Prior to April 1, 1998, RISCORP, through its wholly-owned insurance subsidiaries, was principally engaged in providing workers' compensation insurance under a managed care philosophy. RISCORP provided managed care workers' compensation products and services to clients throughout the Southeast and other select markets. In addition, RISCORP, through its wholly-owned non-insurance subsidiaries, provided reinsurance, risk management advisory services, and insurance managerial services.

         As more fully described in Note 1(c), RISCORP and certain of its subsidiaries sold substantially all of their assets and transferred certain liabilities to Zenith in exchange for cash. The Company's computer systems and proprietary computer software, including the policy issue, management system, and claims systems, were included in the assets sold to Zenith.

Basis of Presentation

        As previously disclosed, due to the sale to Zenith, the Company ceased substantially all of its business operations as of April 1, 1998. However, given the operations of the Company prior to April 1, 1998, a description of the Company's former business operations and the workers' compensation industry are included in this report to comply with the requirements of the Exchange Act and the rules and regulations of the Securities and Exchange Commission.

Industry

        Workers' compensation benefits are mandated and regulated by individual states, and most states require employers to provide medical benefits and wage replacement to individuals injured at work, regardless of fault. Virtually all employers in the United States are required either to purchase workers' compensation insurance from a private insurance carrier, a state-sponsored assigned risk pool, a self-insurance fund (an entity that allows employers to pool their liabilities for obtaining workers' compensation coverage), or, if permitted by their state, to be self-insured. Workers' compensation laws generally require two kinds of benefits for injured employees: (i) medical benefits that include expenses related to diagnosis and treatment of the injury, as well as rehabilitation, if necessary, and (ii) payments that consist of temporary wage replacement or permanent disability payments.

Programs and Products

Workers' Compensation Products

        Prior to the sale to Zenith, the Company operated in a single industry segment. The Company's products and rating plans encompassed a variety of options designed to fit the needs of a wide selection of employers. The most basic product was a guaranteed cost contract, where the premium was set in advance and changes were made only when changes occurred in policyholder operations or payrolls. The premium for these policies was based on state approved rates, which varied depending on the type of work performed by each employee and the general business of the insured. The Company also offered several loss sensitive plans (retrospective rating, dividend, and large deductible plans) that determined the final premium to be paid based largely on the insured's losses during the policy period. Employers large enough to qualify had their premiums based on their loss experience over a three-year period. This loss experience was adjusted by the type of business and associated risks. In

Florida, policyholders could also qualify for one or more premium credits (5 percent and 2 percent) by agreeing to comply with drug-free workplace and/or safe workplace policies, respectively. Policyholders that elected to assume a certain amount of financial risk could elect a deductible that made them responsible for the first portion of any claim. In exchange for the deductible election, the employer received a premium reduction. As a result of the sale to Zenith, the Company no longer offers any programs or products.

Workers' Compensation Management Services

        Prior to the sale to Zenith, the Company provided fee-based workers' compensation insurance management services to self-insurance funds and governmental risk-sharing pools, and performed all the services of an insurance carrier except assumption of the underwriting risk. The Company generally required that it be given complete managerial control over the fund's or pool's operations, and that it be entitled to share in cost savings it generated in addition to its base fees. Prior to the sale to Zenith, the Company provided these services to four entities (representing approximately 3,000 employers) with standard premiums in force under management of approximately $80 million. The largest contracts were with Governmental Risk Insurance Trust, North Carolina Commerce Fund, and Third Coast Insurance Company. Effective January 1, 1998, the Company entered into an agreement for the sale of the Company's 50 percent interest in Third Coast Holding Company ("Third Coast"). Third Coast owned a 100 percent interest in Third Coast Insurance Company.

Workers' Compensation Managed Care Arrangements  ("WCMCAs")

        Effective January 1, 1997, Florida law mandated that workers' compensation insurers provide all medical care through WCMCAs. Under those arrangements, the Company was allowed to direct injured employees to a provider network in which employees were required to participate or face possible denial of medical cost coverage.

        The Company developed a provider network that covered the entire state of Florida and included approximately 5,000 physicians and 650 hospital and ancillary facilities as of March 31, 1998. The Company believed that its ability to obtain discounted medical fees, manage utilization, and track medical outcomes for providers that participated in its network enhanced its ability to manage claims. This provider network was assumed by Zenith on April 1, 1998.

Sales

        Prior to the sale to Zenith, the Company's workers' compensation products and services were sold by independent insurance agencies. As of March 31, 1998, the Company had appointed approximately 800 agencies in the four states where its products were sold, of which approximately 400 were in Florida. These independent agencies were viewed by the Company as important to its success. As a result of the sale to Zenith, the Company no longer maintains relationships with any agencies.

Customers

        The Company insured over 18,000 policyholders as of March 31, 1998. The Company generally requested that its agencies target customers that complied with a return-to-work program, maintained a drug-free workplace, were proactive in seeking to minimize injuries in the workplace, and were financially sound or, for certain types of policies, were willing to provide adequate security. The Company did not target any particular industry and believes that its policies were issued to a diversified mix of employers. However, the Company generally did not insure certain employers that it considered to be high risk, including nuclear facilities operators, asbestos removers, and certain other high-risk employers. The Company no longer has any customers.

Employees

        Since April 1, 1998, the Company has had no employees or insurance operations and has provided no services to self insurance funds or other insurance related entities. Those services normally provided by employees are currently being outsourced.

Reinsurance

        In connection with the sale to Zenith, the Company entered into an assumption and indemnity reinsurance agreement with Zenith effective April 1, 1998. Under the terms of that agreement, the Company ceded to Zenith 100 percent of its outstanding loss reserves (including incurred but not reported losses) and 100 percent of its unearned premiums as of April 1, 1998. Zenith was responsible for issuing assumption certificates to all the Company's former policyholders.

        Pursuant to the terms of the Asset Purchase Agreement, Zenith agreed to assume all of the Company's obligations under its then current and prior insurance and reinsurance contracts. The terms of the Asset Purchase Agreement, including the assumption and indemnity reinsurance agreement, were approved by the Florida and Missouri Insurance Departments on March 31, 1998 and April 1, 1998, respectively.

        The Company transferred its reinsurance assets and liabilities in their entirety to Zenith on April 1, 1998. Prior to the sale to Zenith, the Company shared the risks and benefits of the workers' compensation insurance that it wrote with other insurance and reinsurance companies through various reinsurance agreements.

        The Company is contingently liable to the extent that the reinsurers, including Zenith, are unable to meet their contractual obligations for any losses and loss adjustment expenses ceded.

A.M. Best Ratings of Insurance Subsidiaries

        Due to the discontinuation of the Company's insurance operations, RISCORP's insurance subsidiaries are no longer rated by A.M. Best, an insurance rating organization, or any other rating organization.

        Prior to the sale to Zenith, the Company's limited operating history, pending litigation, and other factors affected the ability of RISCORP's insurance subsidiaries to obtain favorable A.M. Best and comparable ratings. A.M. Best ratings are based on, among other things, a comparative analysis of the financial condition and operating performance of insurance companies as determined by their publicly available reports and meetings with the entities' officers. A.M. Best ratings are weighted towards factors of concern to policyholders and are not weighted toward the protection of investors. In assigning ratings, companies may fall within one of three A.M. Best rating groupings: Best's Ratings, Best's Financial Performance Ratings, or Not Rated ("NR"). The NR category identifies the primary reason a rating opinion was not assigned.

        At December 31, 1998, RISCORP's three insurance subsidiaries, RISCORP Insurance Company ("RIC"), RISCORP Property & Casualty Insurance Company ("RPC"), and RISCORP National Insurance Company ("RNIC"), were each assigned a Best's classification of NR-3 (Rating Procedure Inapplicable). An NR-3 classification is assigned to companies that are not rated by A.M. Best because the A.M. Best normal rating procedures do not apply due to a company's unique or unusual business features.

Competition

        Since April 1, 1998, the Company has not provided any insurance products or services. However, prior to ceasing its insurance operations, the Company competed in a highly competitive market. The Company's competitors included, among others, insurance companies, specialized provider groups, in-house benefits administrators, state insurance pools, and other significant providers of health care and insurance services. A number of the Company's former competitors were significantly larger, had greater financial and operating resources than the Company, and could offer their services nationwide. After a period of absence from the market, traditional national insurance companies re-entered the Florida workers' compensation insurance market, which re-entry increased competition in the Company's principal market segment. In addition, the Company faced significant competition in its newer markets, particularly North Carolina and Alabama. The Company did not offer the full line of insurance products that were offered by some of its competitors.

Regulation

General

        The Company's business was subject to state-by-state regulation of workers' compensation insurance (which in some instances included rate regulation and mandatory fee schedules) and workers' compensation insurance management services. Those regulations are primarily intended to protect covered employees and policyholders, not the insurance companies nor their shareholders. Under the workers' compensation system, employer insurance or self-funded coverage is governed by individual laws in each of the 50 states and by certain federal laws. In addition, many states limit the maximum amount of dividends, distributions, and loans that may be made in any year by insurance companies. RISCORP did not make any shareholder dividends or distributions during 1999, 1998, or 1997.

         The Company may from time to time need additional surplus to meet certain state regulatory requirements. There can be no assurance that capital will continue to be available when needed or, if available, will be on terms acceptable to the Company.

         In accordance with the terms of the Asset Purchase Agreement, RISCORP entered into a non-compete agreement with Zenith and, pursuant thereto, its insurance subsidiaries cannot re-enter the insurance business for a period of three years from April 1, 1998. In addition, in connection with the approval of the sale to Zenith, RISCORP voluntarily consented to a request from the Florida Insurance Department to discontinue writing any new or renewal insurance business for an indefinite period of time.

        Based  on the  inability  of the  Company  to write  any new or  renewal insurance business for an indefinite period of time, the impact of the non-compete on the marketability of RISCORP's insurance subsidiaries, and the future need for operating capital, RISCORP is presently considering the surrender of the Certificates of Authority ("COAs") of its insurance subsidiaries. If RISCORP surrenders the COAs of its insurance subsidiaries, it would be able to dividend funds from the insurance subsidiaries to RISCORP without regulatory approval.

Premium Rate Restrictions

        State regulations governing the workers' compensation system and insurance business in general imposed restrictions and limitations on the Company's business operations. Among other matters, state laws regulate not only the kind of workers' compensation benefits that must be paid to injured workers, but also the premium rates that may be charged to insure employers for those liabilities. As a consequence, the Company's ability to pay insured workers' compensation claims out of the premium revenue generated from the sale of such insurance was dependent on the level of premium rates permitted by state laws. In this regard, it is significant that, in certain instances applicable to the Company, the state regulatory agency that regulated workers' compensation benefits was not the same agency that regulated workers' compensation insurance premium rates and, in certain circumstances, such agencies' regulations were incompatible.

Financial and Investment Restrictions

        Insurance company operations are subject to financial restrictions that are not imposed on most other businesses. State laws require insurance companies to maintain minimum capital and surplus levels and place limits on the amount of insurance premiums a company may write based on the amount of the company's surplus. These limitations restricted the rate at which the Company's insurance operations could grow. The Company's 1999 statutory filings indicate that, as of December 31, 1999, RISCORP's insurance subsidiaries met applicable state minimum capital and surplus requirements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

        State laws also require insurance companies to establish reserves for the payment of policyholder liabilities and impose restrictions on the type of assets in which insurance companies may invest. Those restrictions may require the Company to invest its insurance subsidiaries' assets more conservatively than if those companies were not subject to the state law restrictions which may prevent the Company from obtaining as high a return on these assets than it might otherwise be able to realize.

Participation in State Guaranty Funds

        Every state in which the Company operated has established one or more insurance guaranty funds or associations that are charged by state law to pay claims of policyholders insured by companies that become insolvent. All insurance companies must participate in the guaranty associations in the states where they do business and are assessable for the associations' operating costs, including the cost of paying policyholder claims of insolvent insurers. This type of guaranty fund is separate from the Florida Special Disability Trust Fund ("SDTF") which is designed to pay insurers for certain benefits paid to previously injured Florida workers. Pursuant to the terms of the Asset Purchase Agreement, Zenith assumed all liabilities and obligations with respect to guaranty fund assessments and similar charges attributable to the Company's former insurance operations.

Statutory Accounting and Solvency Regulation

        State regulation of insurance company financial transactions and financial condition are based on statutory accounting practices ("SAP"). SAP differs in a number of ways from generally accepted accounting principles ("GAAP") which govern the financial reporting of most other businesses. In general, SAP-basis financial statements are more conservative than GAAP-basis financial statements, often resulting in lower asset values and higher liability values.

        State insurance regulators closely monitor the SAP-basis financial condition of insurance companies and can impose financial and operating restrictions on an insurance company, including the 1) transfer or disposition of assets, 2) withdrawal of funds from bank accounts, 3) extension of credit or making loans, and 4) investment of funds.

        At December 31, 1999 and 1998, each of RISCORP's insurance subsidiaries maintained statutory capital and surplus that met the minimum capital and surplus requirements in each state in which the individual company was licensed.

        The National Association of Insurance Commissioners has adopted risk-based capital standards to determine the capital requirements of an insurance carrier based on the risks inherent in its operations. The standards, which have not yet been adopted in Florida, require the computation of a risk-based capital amount that is then compared to a carrier's actual total adjusted capital. The computation involves applying factors to various financial data to address four primary risks: asset risk, insurance underwriting risk, credit risk, and off-balance sheet risk. These standards provide for regulatory intervention when the percentage of total adjusted capital to authorized control level risk-based capital is below certain levels. At December 31, 1999 and 1998, RISCORP's insurance subsidiaries' statutory surplus was in excess of any risk-based capital action level requirements.

Losses and Loss Adjustment Expenses

        On April 1, 1998, the Company's net liabilities for losses and loss adjustment expense were transferred to Zenith; accordingly, at December 31, 1999 and 1998, no liability for losses and loss adjustment expenses was necessary.

        Prior to the sale to Zenith, the Company established its estimated liability for losses and loss adjustment expenses based on facts then known, estimates of future claims trends, experience with similar cases, and historical Company and industry trends. These trends included loss payment and reporting patterns, claim closures, and product mix.

        The following table presents an analysis of losses and loss adjustment expenses and provides a reconciliation of beginning and ending reserves for 1998 and 1997.

                                                                       1998             1997
                                                                       ----             ----
                                                                          (in thousands)
Gross reserves for losses and loss adjustment
    expenses, beginning of year                                       $437,038        $458,239
Less reinsurance recoverables                                          184,251         180,698
Less SDTF recoverable                                                   45,211          49,505
Less prepaid managed care fees                                           8,420          31,958
                                                                   -----------      ----------
Net balance at January 1                                               199,156         196,078
                                                                   -----------      ----------

Incurred losses and loss adjustment expenses related to:
  Current year                                                          14,860         125,764
  Prior years                                                           11,717          (2,401)
                                                                   -----------      ----------
       Total incurred losses and loss adjustment expenses               26,577         123,363
                                                                   -----------      ----------

Losses and loss adjustment expenses paid related to:
  Current year                                                           1,717          45,646
  Prior years                                                           26,760          74,639
                                                                   -----------      ----------
        Total losses and loss adjustment expenses paid                  28,477         120,285
                                                                   -----------      ----------
Net balance at December 31                                             197,256         199,156

Plus reinsurance recoverables                                          214,302         184,251
Plus SDTF recoverables                                                  44,552          45,211
Plus prepaid managed care fees                                           6,182           8,420
                                                                   -----------      ----------
                                                                       462,292         437,038

Less reserves for losses and loss adjustment
   expenses transferred to Zenith                                      462,292               -
                                                                   -----------      ----------
Gross reserves for losses and loss adjustment
  expenses at December 31                                           $        -        $437,038
                                                                   ===========      ==========

        The following table shows the development of losses and loss adjustment expenses for 1988 through 1997. The development data for 1998 and 1999 is not available due to the transfer of the liabilities for losses and loss adjustment expenses to Zenith on April 1, 1998. The top line of the table indicates the estimated liabilities for unpaid losses and loss adjustment expenses as reported at the end of the stated year. Each calendar year-end reserve includes estimated unpaid liabilities for the current accident year and all prior accident years. The cumulative amount paid portion of the table presents the amounts paid as of subsequent years on those claims for which liabilities were carried as of each specific year. The section captioned "Liability Re-estimated as of" shows the original recorded liabilities as adjusted at the end of each subsequent year to give effect to the cumulative amounts paid and all other facts and information discovered during each year. For example, an adjustment made in 1996 for 1992 loss reserves will be reflected in the re-estimated ultimate liability for each of the years 1992 through 1995. The cumulative redundancy (deficiency) line represents the cumulative change in estimates since the initial liabilities were established. It is equal to the difference between the initial reserve and the latest liability re-estimated amount.

        The following table represents combined development for RIC, RPC, and their predecessors, as well as RNIC for 1996 and 1997. Calendar year 1996 estimates of ultimate liabilities include reserves assumed with the purchase of RNIC and the subsequent loss portfolio transfers of five self-insurance funds. Effective in 1996, the Company has separately reported unallocated loss adjustment expenses previously included in general and administrative expenses. The cumulative paid and re-estimated liability data in the following table have been restated for all years to reflect this change. The table presents development data by calendar year and does not relate the data to the year in which the accident occurred.

                                        As of December 31
                                        (In thousands)
                        1988     1989       1990      1991      1992      1993      1994     1995      1996        1997
                        ----     ----       ----      ----      ----      ----      ----     ----      ----        ----
Loss and loss adjustment
  expense reserves, net $  954   $11,273  $ 36,323  $ 68,674  $ 96,755  $152,406 $ 128,453   $92,820   $196,078   $199,156

Cumulative Amount Paid:

  One Year Later           355     8,927    19,335    32,241    47,572   122,603    95,229    55,875    74,639
  Two Years Later          902    14,922    34,010    55,794   116,193   164,840   127,395    77,823
  Three Years Later      1,185    19,675    44,551    91,441   134,193   172,699   141,803
  Four Years Later       1,595    22,587    59,651   100,307   137,782   177,603
  Five Years Later       1,665    26,943    62,775   102,468   140,671
  Six Years Later        1,801    27,870    63,620   103,936
  Seven Years Later      1,821    28,141    64,129
  Eight Years Later      1,662    28,563
  Nine Years Later       1,862

Liability Re-estimated as of:
  One Year Later         1,016    18,508    44,192    71,145   115,116   156,866   133,651    95,843   193,677
  Two Years Later        1,219    20,541    49,429    83,918   123,472   156,303   139,992    96,189
  Three Years Later      1,462    24,514    55,485    91,477   123,298   162,811   144,138
  Four Years Later       1,890    27,108    58,588    91,821   125,751   167,907
  Five Years Later       1,977    26,670    57,867    92,878   131,074
  Six Years Later        1,785    26,023    57,981    96,905
  Seven Years Later      1,734    26,067    59,986
  Eight Years Later      1,567    26,814
  Nine Years Later       1,763

Cumulative Redundancy
 (Deficiency)             (809)  (15,541)  (23,663)  (28,231)  (34,319)  (15,501)  (15,685)   (3,369)    2,401

        As the foregoing table indicates, the Company's reserving results in its early years were adversely impacted by its short operating history and the relative age of the accounts it insured. Additionally, the inclusion of unallocated loss adjustment expenses in the table increased the cumulative deficiency for all years. From 1992 through March 31, 1998, the Company believes its reserving methodologies became more reliable. Key factors for this improvement were 1) the ability to identify trends and reduce volatility based on a larger claims database, 2) the maturation of the Company's managed care approach to claims, and 3) industry reforms.

Risk Factors

         In evaluating the Company, prospective investors should carefully consider the following risk factors, in addition to the other information contained in this Annual Report.

Cessation of Business Operations

         On April 1, 1998, RISCORP and certain of its subsidiaries sold substantially all of their assets and transferred certain liabilities to Zenith. In connection with the Asset Sale, RISCORP ceased substantially all of its former business operations, including its insurance operations, effective April 1, 1998. Accordingly, since such date, the operations of the Company have consisted, and will continue to consist, primarily of the administration of the day-to-day activities of the surviving corporate entities, and the investment, protection, and maximization of the remaining assets of the Company. At the present time, the Company has no plans to resume any operating activities.

Control by a Single Shareholder

         The Company's equity consists of RISCORP's Class A and Class B Common Stock, which vote together as a single class on all issues, except as otherwise required by law. Mr. William D. Griffin owns beneficially 22,176,052 shares of RISCORP's Class B Common Stock, each share of which has ten times the voting power of a share of Class A Common Stock. As a result, Mr. Griffin controls approximately 86 percent of the combined voting power of the Class A and Class B Common Stock and controls the outcome of substantially all shareholder votes.

Uncertainties Relating to the Availability of Cash Proceeds for Distribution to
 Shareholders

         As previously disclosed, RISCORP entered into a definitive Merger Agreement to merge with Griffin Acquisition Corp., a company controlled by Mr. William D. Griffin, the majority shareholder of RISCORP. Pursuant to the terms of the Merger Agreement, each issued and outstanding share of Class A Common Stock will receive $2.85 in cash, plus a contingent right to receive an additional pro rata cash amount if RISCORP recovers any additional amounts from Zenith Insurance Company. Under the terms of the Merger Agreement, Acquiror will assume all of the liabilities of RISCORP, including its pending litigation. The transaction is subject to customary closing conditions, including shareholder approval, and is expected to close in the second quarter of 2000. This transaction, if consummated, will constitute a going private transaction.

         In  the  event  that  the  Merger  Agreement  is  not  approved  by the shareholders or regulators, the Company believes that certain assets will ultimately be available for distribution to shareholders after satisfaction of all claims and contingencies pending against the Company and its subsidiaries and after funding all expenses associated therewith. Such claims and contingencies include all litigation pending as herewith instituted against RISCORP, its subsidiaries, and their respective officers, directors, and agents. The Company is unable to predict the amount or timing of any future distribution to those shareholders of record on a record date to be established by RISCORP's Board of Directors.

         Pursuant to the terms of RISCORP's Amended and Restated Articles of Incorporation, the holders of Class A Common Stock and Class B Common Stock are entitled to participate in any dividends declared or paid by RISCORP or distributions to the holders of common stock in connection with any liquidation, dissolution, or winding up of the Company ratably on a per share basis.

         Any future distribution of closing proceeds will be at the discretion of the Board of Directors and available only to RISCORP shareholders on a record date to be established at a later time in connection with any such future distribution. Shareholders who currently are record holders of Class A Common Stock or Class B Common Stock who are not record holders at the time a record date is established in connection with a future distribution will not be entitled to participate in any such distribution of closing proceeds. The Board of Directors intends to solicit additional shareholder approval prior to a final distribution of closing proceeds. Although interim distributions or dividends to shareholders do not require shareholder approval, a final distribution of closing proceeds will require additional shareholder approval.

Personal Holding Company Income

         Following the consummation of the Asset Sale, the Company ceased substantially all of its former business operations and invested a substantial portion of its remaining assets in interest-bearing obligations pending the resolution of various outstanding claims and other contingencies. Under the Internal Revenue Code of 1986, as amended (the "Code"), corporations that have 60 percent or more of their income from various passive sources, including dividends and interest, and that have 50 percent or more of their outstanding stock held by five or fewer individuals, are subject to a tax of 39.6 percent on their undistributed personal holding company income, as defined in the Code, in addition to their regular income tax. Because the Company has ceased to have active business income, but will not be able to liquidate or make other distributions promptly, it is anticipated that in one or more post-1998 tax years the Company may be considered to be a personal holding company and will either be subject to the personal holding company tax in addition to the regular income tax or will be required to distribute an amount equal to the taxable income earned by the Company, net of certain expenses and with certain other adjustments, as regular dividends taxable as ordinary income to shareholders to avoid the imposition of such a tax. In an effort to avoid unfavorable tax treatment, the Company, pending resolution of claims or contingencies, may invest in obligations the interest of which is excluded from gross income for federal income tax purposes. The Company's failure to make such investments or in the alternative to make distributions of net investment income, if any, could have a material adverse effect on the amount distributable to shareholders.

Investment Company Act Considerations

         While the Company does not intend to conduct its affairs in a manner that would require registration as an investment company under the Investment Company Act of 1940, as amended (the "Investment Company Act"), a determination that it is an investment company subject to registration could materially increase its administrative costs and regulatory requirements. The Investment Company Act places restrictions on the capital structure, business activities, and corporate transactions of companies registered thereunder. Registration by the Company under the Investment Company Act would require the Company to comply with various reporting and other requirements under the Investment Company Act, would subject the Company to certain additional expense, and could limit the Company's options for future operations. Generally, a company is deemed to be an investment company subject to registration if its holdings of "investment securities" (generally, securities other than securities issued by majority controlled, non-investment company subsidiaries, and government securities) exceed 40 percent of the value of its total assets exclusive of government securities and cash items on an unconsolidated basis. Pursuant to a rule of the Securities and Exchange Commission (the "Commission") under the Investment
Company Act, a company that otherwise would be deemed to be an investment company may be excluded from such status for a one-year period provided that such company has a bona fide intent to be engaged primarily, as soon as reasonably possible (and in any event within that one-year period), in a business other than that of investing, reinvesting, owning, holding, or trading in securities.

         If the Company would otherwise be deemed to be an investment company under the Investment Company Act, the Company intends to rely on the one year exemption described above and does not intend to register as an investment company under the Investment Company Act.

Item 2.          Properties

        On April 1, 1998, the Company sold its principal executive office in Sarasota, Florida to Zenith in accordance with the terms of the Asset Purchase Agreement. The building contained 112,000 square feet of space, as well as an adjacent parking facility. The Company currently leases office space at three locations in two states, including Florida, under terms expiring through January 2001. The Company incurred rent expense of $0.1 million for 1999. The Company has aggregate continuing lease commitments through April 2000 of $10,000 related to one location in which offices were closed during 1997 and have been subleased on a month-to-month basis.

Item 3.            Legal Proceedings

         In August 1997, the Occupational Safety Association of Alabama Workers' Compensation Fund (the "Fund"), an Alabama self-insured workers' compensation fund, filed a breach of contract and fraud action against the Company and others. The Fund entered into a Loss Portfolio Transfer and Assumption Reinsurance Agreement dated August 26, 1996 and effective September 1, 1996 with RNIC. Under the terms of the agreement, RNIC assumed 100 percent of the outstanding loss reserves (including incurred but not reported losses) as of September 1, 1996. Co-defendant Peter D. Norman ("Norman") was a principal and officer of Independent Association Administrators, Inc. ("IAA") prior to its acquisition by RISCORP in September 1996. The complaint alleges that Norman and IAA breached certain fiduciary duties owed to the Fund in connection with the subject agreement and transfer. The complaint alleges that RISCORP has breached certain provisions of the agreement and owes the Fund monies under the terms of the agreement. The Fund claims, per a Loss Portfolio Evaluation dated February 26, 1998, that the Fund overpaid RNIC by $6 million in the subject transaction. The court has granted RNIC's Motion to Compel Arbitration per the terms and provisions of the agreement. In December 1998, the trial court issued an order prohibiting the American Arbitration Association from administering the arbitration between RNIC and the Fund, and RNIC has appealed the trial court's ruling. The Alabama Supreme Court has stayed the current arbitration. Despite the Alabama Supreme Court's stay, the dispute between the Fund and RNIC is expected to be resolved through arbitration. The other defendants, including IAA, have appealed to the Supreme Court of Alabama the trial court's denial of their motions to compel arbitration. RNIC intends to vigorously defend the Fund's claim.

         In March 1998, RIC and RPC were added as defendants in a purported class action lawsuit filed in the United States District Court for the Southern District of Florida, styled Bristol Hotel Management Corporation, et. al., v. Aetna Casualty & Surety Company, a/k/a Aetna Group, et. al. Case No. 97-2240-CIV-MORENO. The plaintiffs purport to bring this action on behalf of themselves and a class consisting of all employers in the State of Florida who purchased or renewed retrospectively rated or adjusted workers' compensation policies in the voluntary market since 1985. The suit was originally filed on July 17, 1997 against approximately 174 workers' compensation insurers as defendants. The complaint was subsequently amended to add the RISCORP defendants. The amended complaint named a total of approximately 161 insurer defendants. The suit claims that the defendant insurance companies violated the Sherman Antitrust Act, the Racketeer Influenced and Corrupt Organizations Act ("RICO"), and the Florida Antitrust Act, committed breach of contract and civil conspiracy, and were unjustly enriched by unlawfully adding improper and illegal charges and fees onto retrospectively rated premiums and otherwise charging more for those policies than allowed by law. The suit seeks compensatory and punitive damages, treble damages under the Antitrust and RICO claims, and equitable relief. RIC and RPC moved to dismiss the amended complaint and have also filed certain motions to dismiss the amended complaint filed by various other defendants.

         In August 1998, the district court issued an order dismissing the entire suit against all defendants on one of the grounds identified in the various motions to dismiss filed by the defendants. The district court indicated that all other grounds and motions to dismiss that were pending at that time were mooted by the dismissal. In September 1998, the plaintiffs filed a Notice of Appeal. In February 1999, the district court issued, sua sponte, an Order of Reconsideration in which the court indicated its desire to vacate the dismissal of the RICO claims and pendant state claims based on a recent decision of the United States Supreme Court. In June 1999, the Eleventh Circuit remanded the case to the district court, and the district court has assigned the case to a magistrate for handling pre-trial matters. At a status conference held in October 1999, the magistrate established deadlines for the filing of a motion for leave to amend the complaint, for supplemental briefing on pending motions, and set a hearing for March 7, 2000. Plaintiffs' counsel subsequently agreed to dismiss all claims against the Company without prejudice and filed a Second Amended Complaint that did not state claims against the Company. On February 25, 2000, the magistrate granted a consent motion with respect to the RISCORP defendants and ordered the dismissal of RIC and RPC without prejudice.

         In July 1999, a shareholder class action lawsuit was filed against RISCORP, two of its executive officers, and two former executive officers in the United States District Court for the Middle District of Florida styled Chap-Cap Partners, L.P. v. RISCORP, Inc., William D. Griffin, Frederick M. Dawson, Walter
E. Riehemann and Stephen C. Rece, Case No. 99-1585CIV-T-26. The plaintiff in this action purports to represent the class of shareholders who purchased shares of RISCORP's Class A Common Stock between November 19, 1997 and July 20, 1998. The complaint alleges, among other things, that the financial statements included in the periodic reports filed by RISCORP with the Securities and
Exchange Commission during the class period contain false and misleading statements of material fact and omissions, in violation of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended, and Rule 10b-5 promulgated thereunder. These allegations principally relate to the difference between the net book value of RISCORP as reflected on its published financial statements during the class period and the net book value of the assets transferred to Zenith as determined by the neutral auditors pursuant to the terms of the Asset Purchase Agreement. The complaint seeks certification of a class and award of unspecified compensatory damages. Defendants Dawson, Riehemann and Rece sought indemnification from RISCORP. On or about February 9, 2000, the plaintiff filed an amended complaint that purported to drop William D. Griffin as a party and substitute the Estate of Frederick M. Dawson for Frederick M. Dawson (deceased) as a party defendant. On March 31, 2000, the defendants filed a motion to dismiss the amended complaint. After service of the complaint, RISCORP promptly notified its D&O insurance carrier. The insurance carrier subsequently sent a letter to RISCORP denying coverage of this claim. RISCORP has disputed the insurance company's position, and has insisted on coverage. RISCORP and the indemnified defendants deny liability to the Plaintiff or to the putative class, and intend to defend this action vigorously.

         On or about February 15, 2000, an alleged shareholder of RISCORP filed a putative class action suit against the Company, its Directors, and its majority shareholder in the Circuit Court of the 12th Judicial Circuit, Sarasota County, Florida, styled Harris Blackman v. William D. Griffin, Seddon Goode, Jr., George E. Greene III, Walter L. Revell, and RISCORP, Inc., Case No. 20002103 CA DIV-A. The suit contends that the pending transaction with Griffin Acquisition Corp. pursuant to which William D. Griffin, the majority shareholder of RISCORP, proposes to purchase the Class A shares of RISCORP held by the public shareholders is inadequately priced. The suit alleges that the defendants are liable for breach of fiduciary duty, and seeks to enjoin the transaction. RISCORP has filed a motion to dismiss, and has received no notice of any hearing on the plaintiff's claim for equitable relief. RISCORP denies the plaintiff's allegations and intends to defend the suit vigorously.

         On February 25, 2000, the State of Alabama, on behalf of D. David Parsons (as Acting Commissioner of Insurance of the State of Alabama), filed a lawsuit against RNIC styled State of Alabama v. RISCORP National Insurance Company, Civil Action No. CV-2000-569PR, Circuit Court of Montgomery County, Alabama. The complaint alleges that RNIC owes an additional $2.5 million in premium taxes for the 1996 tax year. RNIC entered into a Loss Portfolio Transfer Agreement dated August 26, 1996 and effective September 1, 1996 with the Occupational Safety Association of Alabama Workmen's Compensation Fund (the "Fund"). According to the complaint, pursuant to the terms of the agreement, RNIC assumed the workers' compensation risks that were in the Fund and became the insurer of those risks. The State claims that premium tax is due on the consideration received by RNIC for insuring those risks. The complaint seeks compensatory damages. RNIC intends to vigorously defend this suit.

         In April 1999, RISCORP received an invoice from Salomon Smith Barney seeking approximately $2 million for financial advisory services rendered in connection with the sale to Zenith. RISCORP disputes any liability for the payment of such fees and intends to vigorously defend any cause of action instituted by Salomon Smith Barney seeking payment.

         The Company, in the ordinary course of business, is party to various lawsuits. Based on information presently available, and in the light of legal and other defenses available to the Company, contingent liabilities arising from such threatened and pending litigation in the ordinary course of business are not presently considered by management to be material.

         Other than as noted herein, no provision had been made in the accompanying consolidated financial statements for the foregoing matters. Certain of the related legal expenses may be covered under directors and officers' insurance coverage maintained by the Company.

Item 4.          Submission of Matters to a Vote of Security Holders

                 None.

                                     PART II

Item 5.    Market for Registrant's Common Equity and Related Stockholder Matters

         Following RISCORP's initial public offering in February 1996, RISCORP Class A Common Stock ($.01 par value) was traded on the NASDAQ Stock Market's National Market under the symbol "RISC." There is no public market for RISCORP's Class B Common Stock. Due to RISCORP's inability to timely file its Annual Report on Form 10-K for the year ended December 31, 1996 or its Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, RISCORP's Class A Common Stock was delisted in July 1997. Despite RISCORP's timely filing of all periodic reports for all periods subsequent to the third quarter of 1997, RISCORP's Class A Common Stock has remained delisted, and RISCORP has no intention to seek readmission for listing on NASDAQ or any other national securities exchange. Accordingly, since July 2, 1997, there has been no public market for RISCORP's Class A Common Stock.

         As of December 31, 1999, there were 370 record holders of Class A Common Stock. The following table sets forth the high and low per share bid prices for RISCORP's Class A Common Stock for each quarterly period, as reported to RISCORP by a national brokerage firm. Such over-the-counter quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission, and may not necessarily represent actual transactions.

                                 Per Share Bid Information for Class A Common Stock
---------------------------------------------------------------------------------------------------------------------
                              1999                                                       1998
         --------- ------------- ----------- ------------          ------------ ------------ ----------- ------------
         1st           2nd          3rd          4th                   1st          2nd         3rd          4th
         Quarter     Quarter      Quarter      Quarter               Quarter      Quarter     Quarter      Quarter
-------- --------- ------------- ----------- ------------ -------- ------------ ------------ ----------- ------------
High      1 1/2      1 21/32      1 47/64      2 5/8                  2 1/2      2 3/8        2 1/8       1 1/32
Low       25/32      1 5/16       1 9/16       1 23/32                25/32      1 31/32        7/8        23/32

     No dividends have been declared or paid since RISCORP's initial public offering and it is not anticipated that dividends will be paid in the foreseeable future.

Item 6.          Selected Financial Data

                                                                     Year Ended December 31

                                         1999 Restated       1998             1997             1996           1995
                                         -------------       ----             ----             ----           ----
                                                             (in thousands, except for per share data)
Income Statement Data:
Revenues:
   Premiums earned                       $        -        $25,819         $179,729         $173,557       $ 135,887
   Fees and other income                        778          5,906           20,369           31,733          22,397
   Net realized gains                           150          4,280            1,546              105           1,016
   Net investment income                      5,473          7,103           16,447           12,194           6,708
                                         ----------      ---------         --------         --------       ---------
           Total revenues                     6,401         43,108          218,091          217,589         166,008
                                         ----------      ---------         --------         --------       ---------
Expenses:
   Losses and loss
     adjustment expenses                          -         24,016          104,052          114,093          82,532
   Unallocated loss
     adjustment expenses                          -          2,561           19,311           12,916          10,133
   Commissions and general and
     administrative expenses                 11,083         34,191           70,800           65,685          48,244
   Interest                                   1,349            676            1,919            2,795           4,634
   Depreciation and amortization                142          2,736            7,423           11,500           1,683
                                         ----------      ---------         --------         --------       ---------
           Total expenses                    12,574         64,180          203,505          206,989         147,226
                                         ----------      ---------         --------         --------       ---------


                                                                 Year Ended December 31

                                          1999 Restated      1998             1997            1996            1995
                                          -------------      ----             ----            ----            ----

Income (loss) from operations                (6,173)       (21,072)          14,586           10,600          18,782
Loss on sale of net assets to Zenith         (5,170)       (47,747)               -                -               -
                                          ---------      ---------        ---------        ---------       ---------
Income (loss) before income taxes           (11,343)       (68,819)          14,586           10,600          18,782
Income taxes (1)                             (2,417)         2,056            7,300            8,202           5,099
                                          ---------      ---------        ---------        ---------       ---------
           Net income (loss)              $  (8,926)      $(70,875)       $   7,286        $   2,398       $  13,683
                                          =========      =========        =========        =========       =========
Net income (loss) per share (4)           $   (0.24)      $  (1.91)       $    0.20        $    0.07       $    0.49
                                          =========      =========        =========        =========       =========
Net income (loss) per share assuming
   dilution (4)                           $  (0.24)      $   (1.91)       $    0.20        $    0.07       $    0.45
                                          =========      =========        =========        =========       =========

Weighted average common
  shares outstanding                         37,563         37,012           36,892           34,648          28,100
                                          =========      =========        =========        =========       =========
Weighted average common
  shares and common share
  equivalents outstanding (2) (3)            37,563         37,012           37,116           36,406          30,093
                                          =========      =========        =========        =========       =========


Balance Sheet Data (at end of year):
Cash and investments                      $  85,574      $  37,686        $ 253,634        $281,963        $  92,713
Total assets                                 95,076        123,393          749,650         828,442          443,242
Long-term debt                                    -              -           15,609          16,303           46,417
Shareholders' equity                         88,420         95,566          163,533         157,308           16,157


(1) Certain subsidiaries of RISCORP were S Corporations prior to the reorganization, as referred to in Note 1(a) to the Company's consolidated financial statements, and were not subject to corporate income taxes.

(2) The 1995 shares exclude 2,556,557 shares of Class A Common Stock reserved for issuance pursuant to the exercise of stock options outstanding as of December 31, 1995, having a weighted average exercise price of $3.96 per share.

(3) The 1997 and 1996 shares include 790,336 and 225,503 shares, respectively, of Class A Common Stock pursuant to the contingency clauses in the acquisition agreement with IAA. See Note 4 to the Company's consolidated financial statements.

(4) The Company has adopted Statement of Financial Accounting Standards No. 128, "Earnings Per Share". As required by that pronouncement, these amounts have, for all years presented, been recalculated in accordance with its provisions.


Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations

General

         As discussed more fully in Note 1(c) of the accompanying consolidated financial statements, RISCORP and certain of its subsidiaries sold substantially all of their assets and transferred certain liabilities to Zenith on April 1, 1998. In connection with that sale, RISCORP ceased substantially all of its former business operations, including its insurance operations, effective April 1, 1998. Accordingly, after such date, the operations of the Company consisted primarily of the administration of the day-to-day activities of the surviving corporate entities, compliance with the provisions of the Asset Purchase Agreement, and the investment, protection, and maximization of the remaining assets of the Company.

         Since April 1, 1998, the Company has had no employees or insurance operations, and has provided no services to self-insurance funds or other insurance related entities. Because of the significant changes in the operating activities of the Company after April 1, 1998, a comparison of the results of operations for 1999 to 1998 and 1997 is meaningless. Therefore, the results of operations for the year ended December 31, 1999 and for the nine months ended December 31, 1998 are explained separately with no comparison to the comparable prior periods. The results of operations of the Company prior to the April 1, 1998 sale to Zenith, compared to the comparable period in 1997 are included to comply with the requirements of the Exchange Act and the rules and regulations of the Securities and Exchange Commission; however, those results of operations are not indicative of the operations of the Company since April 1, 1998 and are not indicative of any future operations by the Company since no future operations are anticipated. A discussion of the balance sheets at December 31, 1999 and 1998 is included in the discussion that follows.

Results of Operations

April 1, 1998 to December 31, 1999

         During the year ended December 31, 1999 and the nine months ended December 31, 1998, the Company's operating activities consisted primarily of the administration of the day-to-day activities of the surviving corporate entities, compliance with the provisions of the Asset Purchase Agreement, and the investment, protection, and maximization of the remaining assets of the Company.

        An analysis of certain balances contained in the December 31, 1999 and 1998 consolidated balance sheets is as follows:

             At  December  31,   1999,   the  $1.9  million  of  cash  and  cash
            equivalents-restricted consisted of amounts on deposit with various governmental agencies. The $12.9 million decrease in restricted cash and cash equivalents from December 31, 1998 to December 31, 1999 is the result of the release of the funds held in the Zenith escrow account.

             The $63 million  increase in investments  from December 31, 1998 to
            December 31, 1999 resulted from the collection and subsequent investment of the proceeds from the sale to Zenith and of certain tax refunds, the release of the cash previously held in escrow, and the investment of funds previously held in bank accounts.

             The  elimination  of the  receivable  from Zenith from December 31,
            1998 to December 31, 1999 resulted from the collection in March 1999 of the remaining receivable from the sale to Zenith.

             The  $17.3  million  decrease  in  income  taxes  recoverable  from
            December 31, 1998 to December 31, 1999 is the result of the collection of taxes due from tax agencies.

             The $1.6 million decrease in other assets from December 31, 1998 to
            December 31, 1999 resulted from the collection of interest in March 1999 from the sale to Zenith.

             The $5.8  million and $7.3  million of other assets at December 31,
            1999 and 1998, respectively, consisted of $4.6 million and $5.2 million of prepaid expenses and $1.2 million and $2.1 million of accrued investment income, respectively.

             The $2.1 million  decrease in deferred  income taxes from  December
            31, 1998 to December 31, 1999 is due to the collection of taxes in March and October 1999.

             The  $5.1  million  decrease  in  accounts   receivable-other  from
            December 31, 1998 to December 31, 1999 is primarily due to the collection of $4.8 million of certain insurance proceeds.

             A summary of the accrued expenses and other liabilities at December
            31, 1999 and 1998 is as follows (in thousands):


                                                                    1999 Restated         1998
                                                                    --------------    ------------

                      Income taxes payable                           $  2,539          $   1,001
                      Accrued professional services                     1,819              2,518
                      Trade accounts payable                              205              1,309
                      Other accruals and payables                         215                778
                      Accrued legal settlement                              -             20,500
                      Payable to Zenith                                 1,878              1,721
                                                                     --------           --------

                      Total                                          $  6,656           $ 27,827
                                                                     ========           ========


           The $20.5 million decrease in the accrued legal settlement is due to the payment of this liability in April 1999.


         The Company's operating results for the year ended December 31, 1999 resulted in a net loss of $8.9 million. The following comments pertain to the Company's revenues and expenses for the year ended December 31, 1999:


             The $5.5 million of net investment income consisted of $1.3 million of interest income on the receivable from Zenith, $0.3 million of interest income on the $12.8 million balance previously held in escrow, and $3.9 million of investment portfolio income.

             Operating  expenses  totaled  $12.6  million and  consisted  of the following:

                     The  $11.1  million  of  commissions,   underwriting,   and
                    administrative expenses consisted of $1.2 million of management expenses, $1.7 million of accounting and auditing expenses, $2.9 million of legal expenses, $2.3 million of recurring operating expenses such as rent, telephone, insurance, and similar costs, $2 million of amortization of unearned compensation relating to The Phoenix Management Company, Ltd. restricted stock award, and $1 million of other expenses.

                     The $1.4 million of interest expense consisted primarily of the interest paid in March 1999 on the settlement of a class action lawsuit.

                     Depreciation and amortization expense was $0.1 million. The
                    Company transferred all assets subject to amortization to Zenith in connection with the sale and retained $0.4 million of fixed assets (consisting principally of computer equipment) that are being depreciated over three years.


              The Company recorded a loss on sale of net assets to Zenith of $5.2 million pursuant to the terms of the Settlement Agreement, dated July 1999.


         The weighted average common and common share equivalents outstanding for the year ended December 31, 1999 was 37,562,906 as compared to 37,011,864 for the year ended December 31, 1998. These amounts include, for each period presented, the vested portion only, as of the end of such period, of shares issued in April 1998 under a Restricted Stock Award Agreement between RISCORP and The Phoenix Management Company, Ltd.

         As previously discussed, on April 1, 1998, RISCORP and certain of its subsidiaries sold substantially all of their assets and transferred certain liabilities to Zenith, and the Company's operations have been limited after that date. The Company's operating results for the nine months ended December 31, 1998 resulted in a net loss of $61.6 million. The following comments pertain to the Company's revenues and expenses for the nine months ended December 31, 1998:

             The$47.7  million  loss  on  the  sale  to  Zenith  represents  the adjustment to the purchase price as determined by the neutral auditors.

             Net  realized  gains  were $2.8  million.  The net  realized  gains consisted primarily of gains on the sale of securities transferred to Zenith in connection with the Asset Purchase Agreement. For 1998, the net realized gains were $4.3 million, of which $1.3 million was the gain on the sale of Third Coast Holding Company recognized in the first quarter of 1998, as more fully discussed in Note 4 of the accompanying consolidated financial statements.

             Net  investment  income was $3.8  million.  Net  investment  income consisted of $1.8 million of interest income on the $49.9 million receivable from Zenith, interest income of $0.4 million on the $10 million balance in escrow, and $1.6 million of investment portfolio income.

             Operating  expenses  totaled $18.6  million.  This amount  included three significant non-recurring expenses that relate to the sale to Zenith. The first non-recurring expense totaled $3.4 million and consisted of severance payments to certain of the Company's former executives and employees. The second expense totaled $4.1 million and consisted of the issuance of RISCORP stock to The Phoenix Management Company, Ltd. ("Phoenix") in accordance with a Restricted Stock Award Agreement. The third expense totaled $2.8 million and represented a payment for a tax gross up related to the issuance of the restricted stock award to Phoenix. The remaining $8.3 million of operating expenses consisted of $2.8 million of accounting and auditing expenses, $1.7 million of recurring operating expenses such as rent, telephone, insurance, and similar costs, $1 million of adjustments to the Proposed Business Balance Sheet, $0.9 million of management expenses, $0.3 million of transition expenses incurred as a result of the sale to Zenith, and $1.6 million of other expenses.

             In September  1998, the Company  received a  reimbursement  of $1.2 million of legal fees incurred in 1997 and 1998 in connection with payments made on behalf of certain former officers and directors of the Company. This reimbursement was included as a reduction in commissions and underwriting and administrative expenses in the accompanying 1998 consolidated statement of operations.

             Depreciation and amortization expense was $0.3 million. The Company transferred all assets subject to depreciation and amortization to Zenith in connection with the sale except for $0.4 million of fixed assets (consisting primarily of computer equipment) that are being depreciated over three years.

             Interest expense was $0.7 million.

             Net investment  income for 1998 was $7.1 million  compared to $16.4 million in 1997, a net decrease of $9.3 million. The decline in investment income was due to a decline in invested assets (including the receivable from Zenith) of $157.6 million for 1998 compared to 1997. The decrease in invested assets was primarily due to the sale to Zenith and the decline in written premiums as discussed elsewhere herein.

Prior to April 1, 1998

        The discussion that follows relates to the operations and operating philosophy of the Company's activities that existed prior to April 1, 1998 and includes the results for the year ended December 31, 1998 compared to 1997.

        Prior to 1996, the Company's at-risk operations were focused in Florida. During 1996, RISCORP acquired RNIC and its 19 licenses and assumed business from several self insurance funds outside of Florida which allowed RISCORP to diversify its at-risk operations. A comparison of the Company's direct written premiums for 1998 and 1997 (prior to reinsurance cessions or assumptions) by state is presented below (in millions):

                                  Direct Premiums Written
                                  1998 (a)           1997
                                ----------       -----------
Florida                           $  29.2          $ 180.8
Alabama                               4.1             39.1
North Carolina                        4.4             32.2
Other                                 1.0             28.4
                                  -------          -------
Total                             $  38.7          $ 280.5
                                  =======          =======


                           (a) 1st quarter 1998, prior to the sale to Zenith.

         Direct written premiums were reduced by the 65 percent quota-share reinsurance agreement (effective October 1996), with another reinsurer for certain non-Florida business. The 65 percent quota-share reinsurance agreement was reduced to 60 percent effective January 1, 1997 and was cancelled on a run-off basis on December 31, 1997.

         The majority of the Company's premiums were written in Florida, a regulated pricing state where premiums for guaranteed cost products were based on state-approved rates. However, prior to the sale to Zenith, the Company also offered policies that were subject to premium reductions as high deductible plans, participating dividend plans, or other loss sensitive plans. Pricing for those plans tended to be more competitively based, and the Company experienced increased competition during 1997 and 1998 in pricing those plans. In addition, in October 1996, the Florida Insurance Commissioner ordered workers' compensation providers to reduce rates by an average of 11.2 percent for new and renewal policies written after 1996. Concurrently, with the premium reduction effective January 1, 1997, the 10 percent managed care credit was phased out. This credit had been offered since 1994 to employers who met certain criteria for participating in a qualified workers' compensation managed care arrangement. In October 1997, Florida further reduced premium rates by 1.7 percent for new and renewal policies written after 1997. North Carolina approved a 13.7 percent decrease in loss costs, effective April 1, 1997, that the Company adopted in October 1997, which resulted in an overall effective rate reduction of 8.4 percent.

         The Company experienced increased pricing pressures during 1997. During 1997, the Company made the strategic decision to discontinue writing business owners' protection, commercial multiple peril, and auto, and to focus on its core workers' compensation business. Net written premiums on those discontinued lines of business were less than $1 million during 1997.

         In June 1997, the Company implemented a strategic plan to consolidate several of its field offices and announced its intention to close all field offices, except Charlotte, North Carolina, and Birmingham, Alabama, by the end of 1997, and to cease writing new business in certain states, including Oklahoma, Virginia, Missouri, Mississippi, Louisiana, and Kansas. The estimated impact of the decision to discontinue writing business in those states was a reduction of $16 million in direct premiums written.

         The Company attempted to lower claim costs by applying managed care techniques and programs to workers' compensation claims, particularly by providing prompt medical intervention, integrating claims management and customer service, directing care of injured employees through a managed care provider network, and availing itself of potential recoveries under subrogation and other programs.

         Part of the Company's claims management philosophy was to seek recoveries for claims that were reinsured or that could be subrogated or submitted for reimbursement under various state recovery programs. As a result, the Company's losses and loss adjustment expenses were offset by estimated recoveries from reinsurers under specific excess-of-loss and quota-share reinsurance agreements, subrogation from third parties, and state "second disability" funds, including the Florida Special Disability Trust Fund ("SDTF").

        The following table shows direct, assumed, ceded, and net earned premiums for 1998 and 1997 (in millions):

                                        Year Ended December 31
                                        1998 (a)         1997
                                        -------         ------
Direct premiums earned                    $ 48.4        $328.2
Assumed premiums earned                      0.1          18.8
Premiums ceded to reinsurers               (22.7)       (167.3)
                                          ------        ------
Net premiums earned                       $ 25.8        $179.7
                                          ======        ======


                  (a) 1st quarter 1998, prior to the sale to Zenith.

        The Company experienced a decrease in direct earned premiums in the last six months of 1997 and the first quarter of 1998 primarily due to the decrease in new and renewal premiums experienced by the Company in the second, third, and fourth quarters of 1997. These premium declines resulted from, among other things, the adverse publicity pertaining to the A.M. Best ratings of RISCORP's insurance subsidiaries, RISCORP's inability to file its 1996 Form 10-K, 1997 Form 10-Qs, and 1996 audited statutory financial statements in a timely manner, the delisting of RISCORP's stock by NASDAQ, and the failure by Zenith to provide a cut-through endorsement for the non-Florida business, as requested by the Company.

        In September 1995, the Company entered into a fronting agreement with another insurer that enabled the Company to begin expansion into states where the RISCORP insurance companies were not licensed. The fronting agreement was cancelled effective December 31, 1997. The cancellation of the fronting agreement and the sale to Zenith were the primary reasons that the assumed premiums decreased to $0.1 million in 1998 from $18.8 million in 1997. The assumed premiums from the fronting agreement were $7.1 million for 1997. Although the Company assumed premiums from several insurers, the fronting agreement generated the majority of the assumed premiums.

        For 1997, the Company ceded 50 percent of its Florida premiums under a quota-share reinsurance agreement and 60 percent of the business written by RNIC under a separate quota-share agreement with Chartwell Reinsurance Company ("Chartwell"). The Company terminated the agreement with Chartwell at December 31, 1997; however, the reinsurer continues to receive premiums and to be responsible for its portion of all losses incurred on policies effective before the termination date. The decrease in ceded premiums to $22.7 million in 1998 from $167.3 million in 1997 was due primarily to the sale to Zenith and to the decrease in direct premiums earned discussed above.

        Fee income for 1998 was $5.7 million compared to $20.4 million for 1997. The decrease in fee income was primarily due to sale of the insurance operations to Zenith.

        Net investment income for 1998 and 1997 was $7.1 million and $16.4 million, respectively. Net investment income consists entirely of earnings from the investment portfolio, excluding realized gains and losses in 1997.

        The loss ratios for 1998 and 1997 were 93 percent and 58 percent, respectively. The 35 percent increase in the 1998 loss ratio was due primarily to $10.3 million of adverse gross loss development during the first quarter of 1998 in the 1997 and prior accident years from certain business written in Florida, $2.6 million of gross favorable loss development in Alabama and North Carolina, and $0.3 million of gross adverse loss development in business written by RNIC and RPC in several smaller states.

        Unallocated loss adjustment expenses for 1997 were $19.3 million. The unallocated loss adjustment expense ratio for 1998 and 1997 was 10 percent and 11 percent, respectively.

        Commissions and general expenses for 1998 and 1997 were $34.2 million and $70.8 million, respectively. The 1997 expenses were high due to severance payments incurred in connection with the June 1997 workforce reduction, increased accounting, auditing, consulting, and legal expenses primarily resulting from the Company's inability to file its 1996 financial statements in a timely manner, a $13 million expense recognized in the fourth quarter of 1997 in connection with the proposed settlement of a securities class action lawsuit, and increases in other operating expenses. The Company had no employees at the end of 1998 and approximately 580 at December 31, 1997.

        Interest expense for 1997 was $1.9 million.

        Depreciation and amortization expense for 1997 was $7.4 million.

Liquidity and Capital Resources

        RISCORP and certain of its subsidiaries sold substantially all of their assets and transferred certain liabilities to Zenith on April 1, 1998. In connection with that sale to Zenith, the Company ceased substantially all of its former business operations and, accordingly, after April 1, 1998, the Company's primary source of cash flows has been generated from investment income. The Company's future cash requirements are expected to be satisfied through investment income and the liquidation of investments. Prior to the sale to Zenith, the Company historically met its cash requirements and financed its growth through cash flows generated from operations and borrowings. The Company's primary sources of cash flow from operations were premiums and investment income, and its cash requirements consisted principally of payment of losses and loss adjustment expenses, support of its operating activities, including various reinsurance agreements and managed care programs and services, capital surplus needs for the insurance subsidiaries, and other general and administrative expenses.

       Cash flows from operations for the year ended December 31, 1999 and 1998 was $1.6 million and $(37.6) million, respectively. The change from 1998 to 1999 was due primarily to the sale to Zenith and the cessation of substantially all the Company's former business operations.

       The Company has projected cash flows through December 2000 and believes it has sufficient liquidity and capital resources to support its operations.

       As of December 31, 1999 and 1998, RISCORP's insurance subsidiaries had combined statutory capital and surplus of $12 million and $156.5 million, respectively. The decline in combined statutory surplus from 1998 to 1999 is primarily the result of 1) the determination of the final purchase price to be paid by Zenith resulted in a $34.3 million loss on the sale being recorded by RISCORP's insurance subsidiaries, and 2) RISCORP's receiving and retaining of the proceeds from the sale to Zenith. Consequently, RISCORP's insurance subsidiaries recorded $94 million of receivables from RISCORP for their portion of those proceeds. Those receivable balances are classified as a non-admitted asset at December 31, 1999 because those receivables are more than 90 days past due. The individual capital and surplus of each of RISCORP's insurance subsidiaries exceeded the minimum statutory capital and surplus required by their respective state of domicile.

       The  National   Association  of  Insurance   Commissioners   has  adopted
risk-based capital standards to determine the capital requirements of an insurance carrier based on the risks inherent in its operations. The standards, which have not yet been adopted in Florida, require the computation of a risk-based capital amount that is then compared to a carrier's actual total adjusted capital. The computation involves applying factors to various financial data to address four primary risks: asset risk, insurance underwriting risk, credit risk, and off-balance sheet risk. Those standards provide for regulatory intervention when the percentage of total adjusted capital to authorized control level risk-based capital is below certain levels. At December 31, 1999 and 1998, RISCORP's insurance subsidiaries' statutory surplus was in excess of any risk-based capital action level requirements.

Market Risks of Investment Securities

       RISCORP's investment securities are exposed primarily to interest rate risk. The interest rate exposure is a result of the effect of changes in interest rates on the fair market value of the Company's investments. The Company used a sensitivity analysis prepared by the Company's investment advisor to estimate the amount of sensitivity to interest rate changes. For example, given the duration of a security, the market value of that security will increase if market interest rates decrease. Likewise, the value of the security will decrease if market interest rates increase.

       The estimated effect of potential increases in interest rates on the fair values of our investment securities follows (in thousands):

                                                  1999                                1998
                                     -------------------------------      ----------------------------
                                     Market Value        +100             Market Value       +100
                                                     Basis Points                        Basis Points
                                     -------------- ----------------      ------------- --------------

Fixed-maturity securities                $ 78,981       $ 78,783              $ 15,980      $ 15,940
                                         ========       ========              ========      ========


       Should  significant   amounts  of  unrealized  losses  occur  because  of
increases in market yields, the Company would not expect to realize significant losses because the Company has the ability to hold such securities to maturity.

Year 2000

       The term "Year 2000 issue" is a general term used to describe various problems that may result from the improper processing of date and date-sensitive calculations by computers and other machinery as the Year 2000 was approached and reached. Those types of problems could have resulted from hardware and software being unable to distinguish dates in the "2000's" from dates in the "1900's" and from other sources, such as the use of special codes and conventions that make use of a date field.

       Effective April 1, 1998, RISCORP ceased substantially all of its former business operations, including its core insurance and managerial services operations. RISCORP's computer systems and proprietary computer software, including the policy issue and management system and the claims systems, were included in the assets sold to Zenith pursuant to the Asset Purchase Agreement.

       Effective April 1, 1998, the Company entered into a computer outsourcing agreement. Under the terms of that agreement, the vendor is to provide the Company with computer configuration, software installation, network configuration and maintenance, telecommunication coordination, computer maintenance, and other computer-related services. The agreement is for a period of 36 months.

       Neither the Company, its suppliers, nor the financial institutions with which the Company maintains banking or investment accounts, experienced any known Year 2000 computer problems.

Item 8.           Financial Statements and Supplementary Data

         The   Company's   consolidated   financial   statements,   notes,   and
supplementary schedules are set forth on pages F-3 to F-42 hereof.

Item 9. Changes In and Disagreements with Accountants on Accounting and Financial Disclosure

        There were no changes in, or disagreements with, accountants on accounting or financial disclosure for the two years ended December 31, 1999.

                                                     PART III


Item 10.          Directors and Executive Officers of the Registrant


Directors and Executive Officers

       Set forth below is certain information as of December 31, 1999, concerning the Company's executive officers, continuing directors, and nominees for director.

                                                                            Age             Year First
      Name                           Position(s)                                         Became a Director

      ------------------------------ ----------------------------------- ----------- --------------------------


      Walter E. Riehemann            President                               33

      Edward Buttner, IV             Chief Accounting Officer                46

      Seddon Goode, Jr.              Director                                67                1996

      George E. Greene III           Director                                64                1995

      Walter L. Revell               Director                                64                1995


       Walter E. Riehemann has served as the Company's President since November 3, 1999, and as its Senior Vice President, General Counsel and Secretary since October 1997. Mr. Riehemann joined the Company as Associate General Counsel in August 1995 and was promoted to Vice President, General Counsel and Secretary in June 1997. Prior to joining the Company, Mr. Riehemann had been associated with the law firm of Powell, Goldstein, Frazer & Murphy, Atlanta, Georgia since 1993.

       Edward W. Buttner, IV has served as the Company's Chief Accounting Officer since April 1, 1998. Since 1976, Mr. Buttner has practiced as a certified public accountant in Jacksonville, Florida, where he is currently a principal of Buttner Hammock & Company, a public accounting firm. Prior to founding Buttner Hammock, Mr. Buttner was employed in various capacities with Ernst & Young LLP from June 1, 1976, including as a partner from October 1, 1988 to April 3, 1992.

        Seddon Goode, Jr. has served as a director of the Company since November 9, 1996. Mr. Goode has served as President and as a director of University
Research Park, Inc. since 1981. Mr. Goode is also a director and chairman of Canal Industries, Inc.

        George E. Greene III has served as a director of the Company since 1995. Mr. Greene has been a private consultant since 1994. Mr. Greene served in various management positions with Florida Power Corporation and other subsidiaries of Florida Progress Corporation from 1962 to 1993. Mr. Greene retired from Florida Power Corporation as a Senior Vice President on January 1, 1994.

        Walter L. Revell has served as a director of the Company since 1995. Mr. Revell has been Chairman and Chief Executive Officer of H.J. Ross Associates, Inc., a consulting engineering, architectural and planning firm, since 1991 and Chairman and Chief Executive Officer of Revell Investments International, Inc. since 1984. Mr. Revell is also a director of The St. Joe Company, Dycom Industries, Inc. and NCL Cruises, Ltd.

Compliance with Section 16(a) of the Securities Exchange Act

       Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than ten percent of the Common Stock of the Company, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors, and ten percent shareholders are required by the SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. Based solely on its review of the copies of such reports received by it, its officers, directors and ten percent beneficial owners timely complied with all applicable filing requirements.


Item 11.  Compensation of Executive Officers

       Summary Compensation Table. The following table provides certain summary information concerning compensation paid by the Company to the Company's chief executive officers during 1999. The Company has had no employees since the consummation of the asset sale to Zenith on April 1, 1998 and, accordingly, none of the Company's executive officers earned any salary or bonus during 1999.

                                                                         LONG-TERM
                                                                        COMPENSATION
                                               ANNUAL COMPENSATION    ----------------
                                              ---------------------   RESTRICTED STOCK      ALL OTHER
NAME AND PRINCIPAL POSITION            YEAR   SALARY($)    BONUS($)     AWARD(S)($)      COMPENSATION($)
---------------------------            ----   ---------    --------   ----------------   ---------------

Frederick M. Dawson...............    1999(1)     --            --             --                 --
  Chief Executive Officer             1998   $112,500(2)        --      1,725,000(3)      $1,050,000(4)
                                      1997    279,808     $525,000             --              8,334(5)

Walter E. Riehemann                   1999(6)     --          --            --
 President

---------------

(1) Mr. Dawson served as Chief Executive Officer from May 1997 until his death in October, 1999. As of the consummation of the asset sale to Zenith, Mr. Dawson's employment agreement was terminated and Mr. Dawson received a severance payment which constituted all amounts remaining to be paid to Mr. Dawson under his employment agreement. After April 1, 1998, Mr. Dawson rendered services to the Company through The Phoenix

        Management Company, Ltd. ("Phoenix") pursuant to a management agreement dated February 18, 1998 between the Company and Phoenix (the "Management Agreement"). See "Certain Relationships and Related Transactions."
(2) Represents payments made to Mr. Dawson from January 1, 1998 to April 1, 1998 pursuant to the terms of his employment agreement.
(3) Represents a restricted stock award for 1,725,000 of Class A Common Stock (subject to certain vesting provisions) granted pursuant to the Management Agreement. At that time, Mr. Dawson owned a majority interest in Phoenix and controlled its operations as President of its general partner.
(4) Represents a severance payment paid to Mr. Dawson on April 2, 1998, which constituted all amounts remaining to be paid to Mr. Dawson under his employment agreement. In connection with this lump sum payment, Mr. Dawson's employment agreement was terminated.
(5) Represents $7,397 for temporary housing and $937 in group term life insurance premiums.
(6) Mr. Riehemann has served as President of the Company since November 3, 1999. Mr. Riehemann is not an employee of the Company. He currently renders services to the Company through Dawson Managers, Inc. ("Dawson Managers") as a result of an assignment of the Management Agreement. See "Certain Relationships and Related Transactions."

Item 12.  Security Ownership of Certain Beneficial Owners and Management

       The following table sets forth, as of March 31, 2000, information as to the Company's Class A and Class B Common Stock beneficially owned by: (a) each director of the Company, (b) each executive officer of the Company, (c) all directors and executive officers of the Company as a group, and (d) any person who is known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Class A Common Stock or Class B Common Stock.


                                                      AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP(1)
                                                     ----------------------------------------------
                                                        CLASS A COMMON           CLASS B COMMON
                                                     ---------------------   ----------------------
NAME OF BENEFICIAL OWNER                               NUMBER     PERCENT      NUMBER      PERCENT
------------------------                             ----------   --------   -----------   --------

William D. Griffin(2)..............................         --        --     22,176,052      91.1%
L. Scott Merritt(3)................................         --        --      2,158,391       8.9
Blavin & Company, Inc. (4).........................  1,982,000      13.9%            --        --
Chap-Cap Partners, L.P.(5).........................  1,026,500       7.2             --        --
Seth W. Hamot(6)...................................    821,300       5.7             --        --
Thomas K. Albrecht(7)..............................    790,336       5.5             --        --
Peter D. Norman(8).................................    790,336       5.5             --        --
Walter E. Riehemann(9).............................  1,725,000      12.1             --        --
Seddon Goode, Jr. .................................         --        --             --        --
George E. Greene III...............................        200         *             --        --
Walter L. Revell...................................         --        --             --        --
Edward Buttner, IV.................................         --        --             --        --
All directors and executive officers as a
  group (5 persons)................................  1,725,200      12.1             --        --


---------------
  * Less than 1%

(1) Beneficial ownership of shares, as determined in accordance with applicable rules promulgated by the Securities and Exchange Commission, includes shares as to which a person has or shares voting power and/or investment power. The Company has been informed that all shares shown are held of record with sole voting and investment power, except as otherwise indicated.
(2) Mr. Griffin's business address is P.O. Box 728, Sarasota, Florida 34230. Mr. Griffin's shares of Class B Common Stock are owned of record by The RISCORP Group Holding Company, Limited Partnership (17,268,841 shares) and William D. Griffin Family Limited Partnership (4,907,211 shares). The general partners of such limited partnerships are Gryphus Company I and Gryphus Company II, respectively. Mr. Griffin is the president, a director and the controlling shareholder of Gryphus Company I and Gryphus Company II. The business address of Gryphus Company I and Gryphus Company II is Bank of America Center, Suite 850, 101 Convention Center Drive, Las Vegas, Nevada 89109. All of the shares of Class B Common Stock noted may be converted into shares of Class A Common Stock, on a one for one basis. If all of the Class B Common Stock shares noted were so converted into Class A Common Stock, Mr. Griffin would beneficially own 60.9% of the shares of Class A Common Stock. On September 18, 1997, Mr. Griffin resigned as a director of the Company and all other positions with the Company and its subsidiaries. The information herein regarding the stock ownership of Mr. Griffin, Gryphus Company I and Gryphus Company II was obtained from a Schedule 13G filed by such persons with the Securities and Exchange Commission on February 14, 2000. The Company makes no representation as to the accuracy or completeness of the information reported regarding Mr. Griffin, Gryphus Company I and Gryphus Company II.
(3) Mr. Merritt's business address is 4711 Meadowview Circle, Sarasota, Florida 34233. Mr. Merritt has sole voting and investment power with respect to 2,158,391 shares of Class B Common Stock as trustee of certain irrevocable trusts created by Mr. Griffin for the benefit of his children. Mr. Griffin disclaims beneficial ownership of those shares. All of the shares of Class B Common Stock noted may be converted into shares of Class A Common Stock, on a one for one basis. If all of the Class B Common Stock shares noted were so converted into Class A Common Stock, Mr. Merritt would beneficially own 15.5% of the shares of Class A Common Stock. The information herein regarding the stock ownership of Mr. Merritt was obtained from a Schedule 13G filed by Mr. Merritt with the Securities and Exchange Commission on February 14, 2000. The Company makes no representation as to the accuracy or completeness of the information reported regarding Mr. Merritt.
(4) The business address of Blavin & Company, Inc. is 29621 Northwestern Highway, Southfield, Michigan 48034. The information herein regarding the stock ownership of Blavin & Company, Inc. was obtained from a

        Schedule 13D filed by Blavin & Company, Inc. on March 27, 1998, and as amended on April 9, 1998, July 29, 1998, April 1, 1999 and May 7, 1999. The Company makes no representation as to the accuracy or completeness of the information reported regarding Blavin & Company, Inc.
(5) Chap-Cap Partners, L.P. shares voting, dispositive power and beneficial ownership with respect to 985,000 shares of Class A Common Stock with Chapman Capital L.L.C. and Robert L. Chapman, Jr. The business address of Chap-Cap Partners, L.P., Chapman Capital, L.L.C. and Mr. Chapman is 725 South Figuerosa Street, 23rd Floor, Suite 2369, Los Angeles, California 90017. The information herein regarding the stock ownership of Chap-Cap Partners, L.P. was obtained from a Schedule 13D filed by Chap-Cap Partners, L.P. on March 23, 1999 and as amended on May 11, 1999, July 14, 1999 and October 29, 1999. The Company makes no representation as to the accuracy or completeness of the information reported regarding Chap-Cap Partners, L.P., Chapman Capital, L.L.C. and Mr. Chapman.
(6) Mr. Hamot has sole voting and investment power with respect to 811,300 shares of Class A Common Stock and shared voting and investment power with respect to 10,000 shares of Class A Common Stock. Of the 811,300 shares beneficially owned by Mr. Hamot, 766,300 shares are owned of record by Costa Brava Partnership II Limited Partnership and 5,000 shares are owned by Seth W. Hamot as custodian for Gideon B. Hamot under the Massachusetts Uniform Transfers to Minors Act. The general partner of Costa Brava Partnership II is Roark, Reardon & Hamot, Inc.. Mr. Hamot is a principal of Roark, Reardon & Hamot. The business address of Mr. Hamot, Costa Brava Partnership II and Roark, Reardon & Hamot is 121-B Tremont Street, Brighton, Massachusetts 02155. The information herein regarding the stock ownership of Mr. Hamot, Gideon B. Hamot, Costa Brava Partnership II and Roark, Reardon & Hamot was obtained from a Schedule 13D filed by such persons with the Securities and Exchange Commission on September 29, 1998, and as amended on April 21, 1999 and June 8, 1999. Such Schedule 13D also disclosed ownership by certain other individuals and entities who jointly filed such Schedule 13D with Mr. Hamot, Gideon
        B. Hamot, Costa Brava Partnership II and Roark, Reardon & Hamot of an aggregate of 213,000 shares of Class A Common Stock (or approximately 1.5% of the Class A Shares outstanding), which shares are in addition to those disclosed as beneficially owned by Mr. Hamot. The Company makes no representation as to the accuracy or completeness of the information reported regarding Mr. Hamot, Gideon B. Hamot, Costa Brava Partnership II, Roark, Reardon & Hamot or the other individuals and entities identified as joint filers in such Schedule 13D.
(7) Mr. Albrecht's business address is 4137 Carmichael Road, Suite 330, Montgomery, Alabama 36106. Represents shares issued to Mr. Albrecht by the Company in connection with the settlement of claims made by Mr. Albrecht against the Company.
(8) Mr. Norman's business address is 4137 Carmichael Road, Suite 330, Montgomery, Alabama 36106. Represents shares issued to Mr. Norman by the Company in connection with the settlement of claims made by Mr. Norman against the Company.
(9) Represents a restricted stock award for 1,725,000 shares of Class A Common Stock (subject to certain vesting provisions) granted pursuant to the Management Agreement. Mr. Riehemann controls the operations of Phoenix as the president and sole shareholder of its general partner.

Possible Change in Control

       On November 3, 1999, the Company entered into a definitive agreement (the "Merger Agreement") to merge with Griffin Acquisition Corp. ("Acquiror"), a company controlled by Mr. William D. Griffin, the majority shareholder of the Company. Pursuant to the terms of the Merger Agreement, each issued and outstanding share of Class A Common Stock will receive $2.85 in cash, plus a contingent right to receive an additional pro rata cash amount if the Company recovers any additional amounts from Zenith Insurance Company. Under the terms of the Merger Agreement, Acquiror will assume all of the liabilities of the Company, including its pending litigation. The transaction is subject to customary closing conditions, including shareholder approval, and is expected to close in the second quarter of 2000. This transaction, if consummated, will result in a change in control of the Company in that each of the current directors will resign and Mr. Griffin will directly or indirectly own a majority of the Company's voting securities and will have the ability to elect the members of the Company's Board of Directors to fill such vacancies.

Item 13.  Certain Relationships and Related Transactions

        Prior to the asset sale to Zenith, the Board of Directors decided that it would be in the best interests of the Company to outsource its day-to-day management functions following the consummation of the sale. The Board of Directors also decided that in order to retain qualified management and to more closely align the interests of management with the shareholders of the Company, it would be in the best interests of the Company to grant management an equity interest in the Company. Accordingly, the Company entered into the Management Agreement, pursuant to which Phoenix was granted a restricted stock award for 1,725,000 shares of Class A Common Stock which vests 1/36 per month commencing May 1, 1998 over the three year term of the management agreement. Walter E Riehemann, the President of the Company, beneficially owns a majority interest in Phoenix, a Florida limited partnership, and controls its operations as president and the sole shareholder of its general partner, Dawson Managers. As of April 1, 2000, approximately 1,150,000 shares had vested under the terms of the restricted stock award to Phoenix.

       Effective December 1, 1999, the Phoenix management agreement was amended and assigned to Dawson Managers. The amendment to the management agreement reduced the management fee from $100,000 to $70,000 per month and reduced the termination fee payable to Dawson Managers. At the request of the general partner, the agreement was assigned to Dawson Managers following Mr. Dawson's death since all of the expenses incurred in connection with providing the services to the Company were being paid by the general partner. Under the original management agreement, a termination fee was payable to Phoenix in an amount equal to the unpaid management fees, calculated at $100,000 per month, that would have been payable to Phoenix during the initial three year term of the agreement upon either (i) the complete liquidation, dissolution and winding up of all of the business and affairs of the Company including, without limitation, the final distribution to all shareholders of the Company; or (ii) the final distribution to the holders of the Class A Common Stock. The amendment to the Management Agreement reduced the termination fee payable to Dawson Managers to reflect the reduction in the management fee from $100,000 to $70,000 per month.

       Pursuant to the terms of the Management Agreement, Dawson Managers provides, among other things, the following services to the Company: (i) management of the day-to-day operations of the Company and its subsidiaries,
(ii) assistance in the overall planning and coordination of the business of the Company, (iii) assistance in the resolution of all claims and contingencies pending or subsequently asserted against the Company, (iv) coordination of the finance, accounting, and tax requirements of the Company with the specific duties to be delegated, at the expense of the Company, to competent professionals approved by the Board of Directors of the Company, (v) preparation of the investment policy for the Company and coordination of the investment transactions through one or more investment advisors, and (vi) performance of such other duties as may from time to time be requested by the Board of Directors of the Company not inconsistent with the terms of the Management Agreement.

       Effective April 1, 1998, the Company entered into an accounting outsourcing agreement with Buttner Hammock & Company, P.A. ("BHC"). Under the terms of the agreement, BHC is to provide monthly accounting, financial reporting, tax return preparation, and certain financial and tax consulting services. Under that agreement, Mr. Buttner has been designated as the chief accounting officer for the Company and each of its subsidiaries. The agreement with BHC is for a period of 36 months. In consideration for the services provided by BHC, the Company is to pay BHC a monthly fee of approximately $100,000 during 1998, 1999, and 2000, plus reasonable out-of-pocket costs. In addition, as defined in the agreement, BHC may also provide certain services to the Company that are to be billed on an hourly rate basis.

       In 1997 and 1998, the Company advanced pre-indictment legal expenses to five former officers in connection with criminal charges instituted against them by the federal government. The advancement of these expenses was subject to an undertaking that each such officer would reimburse the Company in the event it was subsequently determined that he was not entitled to be indemnified by the Company for such expenses. Following the conviction of each former officer, the Company sought repayment of the advanced legal fees. Mr. Griffin promptly reimbursed the Company for the expenses advanced on his behalf. When three of these former officers refused to reimburse the Company, the Company filed suit against each. In December 1998, the Company reached an agreement with Mr. Griffin whereby each of these suits was dismissed without prejudice in exchange for Mr. Griffin's agreement to reimburse the Company for the pre-indictment legal expenses advanced to them. This obligation is evidenced by a promissory note in the amount of $245,000. The promissory note is payable to the Company on the earlier of January 1, 2001 or the date on which the Company makes a substantial distribution to the holders of Class A Common Stock. In the event that the promissory note is not paid in accordance with its terms, the Company is entitled to re-file and prosecute any or all of the three actions that it dismissed against these former officers.

       Pursuant to the terms of the Merger Agreement with Griffin Acquisition Corp., Acquiror has agreed to maintain the current policies of directors' and officers' liability insurance maintained by the Company with respect to claims arising from facts or events which occurred prior to the effective time of the merger until such policies either expire by their own terms or are canceled by the insurer. Additionally, the Company has agreed to indemnify each present or former director or officer of the Company and its subsidiaries to the same extent such person was indemnified immediately prior to the merger. In order to secure this latter indemnification obligation, the Company will enter into an escrow agreement at the closing of the merger with First Union National Bank, as escrow agent, pursuant to which the Company will transfer $2,500,000 to First Union. Also, the Company has agreed to maintain a minimum net book value for four and one-half years following the closing to secure these indemnification obligations.

       Pursuant to the terms of the Merger Agreement with Griffin Acquisition Corp., Acquiror has agreed that if, following the consummation of the merger, the Company or any of the holders of Class B Common Stock initiates or causes to be initiated any suit or proceeding which directly or indirectly results in the participation of the estate of Frederick M. Dawson, Seddon Goode, Jr., George E. Greene III, Walter L. Revell, Walter E. Riehemann, or Edward W. Buttner, IV as a witness, the Company will advance funds or reimburse such witness for all reasonable fees and expenses incurred in connection with the participation in such suit or proceeding.

                                     PART IV


Item 14.      Exhibits, Financial Statement Schedules, and Reports on Form 8 - K


(a) List the following documents filed as part of this report:

    1.   Financial Statements.

               Independent Auditors' Report...............................................................F-1
               Consolidated Balance Sheets at December 31, 1999 (as restated) and 1998....................F-3
               Consolidated Statements of Operations for the Years Ended December 31, 1999 (as restated),
                  1998, and 1997..........................................................................F-4
               Consolidated Statements of Changes in Shareholders' Equity for the Years Ended
                  December 31, 1999 (as restated), 1998, and 1997.........................................F-5
               Consolidated Statements of Cash Flows for the Years Ended December 31, 1999 (as restated),
                  1998, and 1997..........................................................................F-6
               Consolidated Statements of Comprehensive Income (Loss) for the Years Ended
                  December 31, 1999 (as restated), 1998, and 1997.........................................F-8
               Notes to Consolidated Financial Statements.................................................F-9

    2.   Financial Statement Schedules

               I  - Summary of investments - other than investments in related parties....................F-38
               II - Condensed financial information of registrant (as restated)...........................F-39
               IV - Reinsurance...........................................................................F-43
               VI - Supplemental information concerning property-casualty insurance operations............F-44

         All other schedules are omitted because of the absence of conditions under which they are required or because the necessary information is provided in the consolidated financial statements or notes thereto.

    3.   Exhibits

        Set forth in paragraph (c) below.

(b) Reports on Form 8-K

        - RISCORP filed a current report on Form 8-K on October 28, 1999, disclosing the death of Mr. Frederick M. Dawson, former president and CEO of RISCORP.

        - RISCORP  filed a  current  report  on Form  8-K on  November  4,  1999 disclosing that RISCORP had signed a definitive agreement to merge with Griffin Acquisition Corp., a company controlled by Mr. William D. Griffin, the majority shareholder of RISCORP.

(c) Exhibits

        The following are filed as exhibits to this report:

EXHIBIT #                DESCRIPTION
---------------                --------------------


        10.1 First Amendment to Management Agreement by and between RISCORP, Inc., its subsidiaries, the estate of Frederick
                      M. Dawson, and Walter E. Riehemann, dated as of December 22, 1999.

        11            Statement Re Computation of Per Share Net Loss

        21            Subsidiaries of the Registrant

        27            Financial Data Schedule

                                  EXHIBIT 10.1

                                FIRST AMENDMENT
                                       TO
                              MANAGEMENT AGREEMENT


         THIS FIRST AMENDMENT TO MANAGEMENT AGREEMENT (this "Amendment") is made and entered into as of the 22nd day of December, 1999, by and among The Phoenix Management Company, Ltd., a Florida limited partnership (the "Management
Company"), RISCORP, Inc., a Florida corporation ("RI"), RISCORP Management Services, Inc., a Florida corporation ("RMS"), 1390 Main Street Services, Inc., a Florida corporation ("1390"), RISCORP of Illinois, Inc., an Illinois corporation ("ROI"), Independent Association Administrators, Incorporated, an
Alabama corporation ("IAA"), RISCORP Insurance Services, Inc., a Florida corporation ("RIS"), RISCORP Managed Care Services, Inc., a Florida corporation ("RMCS"), CompSource, Inc., a North Carolina corporation ("CompSource"), RISCORP Real Estate Holdings, Inc., a Florida corporation ("RREH"), RISCORP West, Inc., an Oklahoma corporation ("RWl"), RISCORP of Florida, Inc., a Florida corporation ("ROF"), RISCORP Insurance Company, a Florida corporation ("RIC"), RISCORP
Property & Casualty Insurance Company, a Florida corporation ("RPC"), RISCORP National Insurance Company, a Missouri corporation ("RNIC"), RISCORP Services, Inc., a Florida corporation ("RSI"), RISCORP Staffing Solutions Holding, Inc., a Florida corporation ("RSSH"), RISCORP Staffing Solutions, Inc. I, a Florida corporation ("RSSI"), and RISCORP Staffing Solutions, Inc. II, a Florida corporation ("RSSII") (RI, RMS, 1390, ROI, IAA, RIS, RMCS, CompSource, RREH, RWI, ROF, RIC, RPC, RNIC, RSI, RSSH, RSSI and RSSII are hereinafter collectively or, if the context otherwise requires, individually referred to as "RISCORP"), the estate of Frederick M. Dawson, and Walter E. Riehemann, an individual resident of the State of Florida ("Mr. Riehemann").

         WHEREAS, on February 18, 1998, RISCORP entered into a management agreement (the "Agreement") with the Management Company to provide all management services required in connection with the ongoing operations of RISCORP following the sale of substantially all of its assets to Zenith Insurance Company;

         WHEREAS, at the time RISCORP entered into the Agreement, Dawson Managers, Inc., the general partner of the Management Company, was owned and controlled by Mr. Frederick M. Dawson, the former president and chief executive officer of RISCORP;

         WHEREAS, on October 24, 1999, Mr. Dawson died of complications from colon cancer;

         WHEREAS, prior to Mr. Dawson's death, Mr. Walter E. Riehemann, former senior vice president and general counsel of RISCORP, assumed an integral role in the activities and operations of the Management Company and had principal operational responsibility for the resolution of the claims and contingencies pending against RISCORP or that have been or might be asserted by RISCORP;

         WHEREAS, on November 12, 1999, Mr. Riehemann exercised an option to purchase all of the outstanding shares of Dawson Managers, Inc. from the estate of Mr. Dawson and, as such, will control the activities and operations of the Management Company;

         WHEREAS,  given the  proposed  privatization  of RISCORP  and the other significant contingencies that are pending, the Board of Directors has determined that it is in the best interest of RI and its shareholders to amend the Management Agreement on the terms and conditions set forth herein;

         WHEREAS,   in  connection  with  entering  into  this  Amendment,   the
Management Company desires to assign the Agreement to Dawson Managers, Inc. with such assignment to be effective as of December 1, 1999.

         NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         1. Section 3.1. Section 3.1 of the Agreement is hereby amended by deleting the words "Mr. Dawson" in the second sentence thereof and inserting the words "Mr. Riehemann" in its place.

         2. Section 4.1. Section 4.1 of the Agreement is hereby amended by deleting "$100,000" in the first sentence thereof and inserting "$70,000" in its place.

         3. Section 7.4. Section 7.4 of the Agreement is hereby amended by deleting "(i) Mr. Dawson" and inserting "(i) Mr. Riehemann" in its place.

         4. Section 7.5. Section 7.5(B) of the Agreement is hereby deleted in its entirety and, in lieu thereof, the following new paragraph 7.5(B) is hereby inserted:

                  B.       Upon the  termination of this  Agreement  pursuant to
                           Section 7.4(viii) or (ix), the Management Company shall be entitled to retain the $600,000 prepayment described in Section 4.1 hereof and RISCORP shall pay the Management Company an additional amount equal to the difference between (1) $520,000 and (2) the aggregate amount of the monthly management fees paid to the Management Company pursuant to Section 4.1 hereof on or after December 1, 1999 and prior to the effective date of such termination.

         5. Article VIII. Article VIII of the Agreement is hereby amended by deleting the second sentence thereof in its entirety and, in lieu thereof, inserting the following new sentence:

                  "Notwithstanding the foregoing, the parties hereto agree that RISCORP is entering into this Agreement with the Management

                  Company to, among other things, obtain the personal services of Mr. Riehemann in connection with the performance of the Services hereunder and, accordingly, the Management Company shall have no authority to delegate those duties typically performed by a chief executive officer of a corporation to any person other than Mr. Riehemann without the prior approval of the Board of Directors."

         6. Effective Time. The parties agree that this Amendment shall be effective as of December 1, 1999.

         7. Consent to Assignment. RISCORP hereby consents to the assignment of the Management Agreement, as amended, from the Management Company to Dawson Managers, Inc. and ratifies and confirms that all references in the Agreement to the Management Company shall be references to Dawson Managers, Inc. after the effective date hereof.

         8. Other Terms and Conditions Ratified and Confirmed. All of the terms and conditions of the Agreement are hereby ratified and confirmed by the parties and shall remain in full force and effect.

         9. Counterparts. This amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one in the same instrument.





                            [Signatures on Next Page]

         IN  WITNESS  WHEREOF,   the  undersigned  parties  have  executed  this
Amendment to be effective as of December 1, 1999.

                  RISCORP, Inc., individually and on behalf of each of its subsidiaries identified as parties to this Agreement


                                               /S/               .
                                          Seddon Goode, Jr.
                                          Director


                                               /S/
                                          George E. Greene III
                                          Director


                                               /S/
                                          Walter L. Revell
                                          Director


                  THE PHOENIX MANAGEMENT
                  COMPANY, LTD.

                               By:  Dawson Managers, Inc., its General Partner


                                               /S/
                                          Walter E. Riehemann
                                          President

                                               /S/
                                          Walter E. Riehemann

                   ESTATE OF FREDERICK M. DAWSON


                                               /S/
                                          Karen Dawson
                                          Executrix




                                                    EXHIBIT 11

                                  STATEMENT RE COMPUTATION OF EARNINGS PER SHARE
                                          RISCORP, INC. AND SUBSIDIARIES

                                                                     Year Ended December 31
                                                         ------------------------------------------------
                                                                1999               1998          1997
                                                                ----               ----          ----


Net income (loss)                                       $  (8,926,000)     $(70,875,000)     $7,286,000
                                                        =============      ============      ==========


Average outstanding shares used for
  calculating basic earnings or loss per share (1)         37,562,906        37,011,864      36,891,864
Additional common shares issuable under
  employee stock options using the treasury stock
  method (2)                                                        -                 -         223,808
                                                        -------------      ------------      ----------
Average outstanding shares used for
  calculating diluted earnings or loss per share           37,562,906        37,011,864      37,115,672
                                                        =============      ============      ==========
Net income (loss) per share                             $       (0.24)     $      (1.91)     $     0.20
                                                        =============      ============      ==========
Net income (loss) per share - assuming dilution         $       (0.24)     $      (1.91)     $     0.20
                                                        =============      ============      ==========



(1) The 1997 shares include 790,336 shares of Class A Common Stock pursuant to the contingency clause in the acquisition agreement with Independent Association Administrators, Inc.
(2) Based on the average quarterly market price.

                                   EXHIBIT 21

                         RISCORP, INC. AND SUBSIDIARIES
                         SUBSIDIARIES OF THE REGISTRANT
                                DECEMBER 31, 1999



Subsidiaries of the Registrant*                          State of Incorporation

RISCORP, Inc. (Registrant)                                       Florida
      RISCORP Acquisition, Inc.                                  Florida
         RISCORP West, Inc.                                      Oklahoma
      RISCORP of Florida, Inc.                                   Florida
         RISCORP Insurance Company                               Florida
         RISCORP Property & Casualty Insurance Company           Florida
         RISCORP National Insurance Company                      Missouri
         1390 Main Street Services, Inc.                         Florida
      RISCORP Services, Inc.                                     Florida
      RISCORP Management Services, Inc.                          Florida
         RISCORP Insurance Services, Inc.                        Florida
         RISCORP Managed Care Services, Inc.                     Florida
         RISCORP of Illinois, Inc.                               Florida
         CompSource, Inc.                                        North Carolina
         Independent Association of Administrators Incorporated  Alabama
      RISCORP Real Estate Holdings, Inc.                         Florida
      RISCORP Staffing Solutions Holding, Inc.                   Florida
         RISCORP Staffing Solutions, I, Inc.                     Florida
         RISCORP Staffing Solutions II, Inc.                     Florida


*All subsidiaries identified herein are owned, directly or indirectly, 100 percent by the Registrant.

SIGNATURES


         Pursuant to the requirement of the Securities Act of 1933, the Registrant has duly caused this Form 10-K/A to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sarasota, State of Florida, on the 20th day of April, 2000.


                                                     RISCORP, INC.

                                          By:      /s/ Walter E. Riehemann
                                                   Walter E. Riehemann
                                                   President and General Counsel


         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS FORM 10-K/A REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

SIGNATURE                   TITLE                                  DATE


/s/ Walter E. Riehemann

Walter E. Riehemann         President and General Counsel       April 20, 2000
                            (principal executive officer)



/s/ Edward W. Buttner IV

Edward W. Buttner IV        Chief Accounting Officer            April 20, 2000




/s/ Seddon Goode, Jr.

Seddon Goode      , Jr.     Director                            April 20, 2000




/s/ George E. Greene III

George E. Greene III        Director                            April 20, 2000



/s/ Walter L. Revell        Director                            April 20, 2000

Walter L. Revell

                          Independent Auditors' Report



The Board of Directors and Shareholders
RISCORP, Inc.:


We have audited the consolidated financial statements of RISCORP, Inc. and subsidiaries ("the Company") as listed in the accompanying index. In connection with our audits of the consolidated financial statements, we have also audited the related financial statement schedules listed in the accompanying index. These consolidated financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 19 to the accompanying consolidated financial statements, the Company, its subsidiaries, and certain of its current and former officers and directors, have been named as defendants in various litigation matters which, if the plaintiffs prevail, could have a material adverse effect on the accompanying financial statements. Management's plans with respect to these matters are also discussed in Note 19. The accompanying financial statements do not include any adjustments that might result from the outcome of the aforementioned litigation.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of RISCORP, Inc. and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999 in conformity with generally accepted accounting principles. Also in our opinion, the related financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.


/s/ KPMG LLP

Atlanta, Georgia
March 6, 2000, except as to Notes 19
  and 20, which are as of April 17, 2000

                         RISCORP, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                 (in thousands, except share and per share data)


                                                                                                    December 31
                                                                                          1999 Restated         1998
---------------------------------------------------------------------------------------  ----------------   ----------------
                                         ASSETS
Investments:
   Fixed maturities available for sale, at fair value (amortized cost
      $76,058 in 1999 and $6,666 in 1998)                                                $      75,959      $       6,716
   Fixed maturities available for sale, at fair value (amortized cost $2,995
      in 1999 and $9,047 in 1998)--restricted                                                    3,022              9,264
                                                                                         -------------      -------------
      Total investments                                                                         78,981             15,980

Cash and cash equivalents                                                                        4,668              6,864
Cash and cash equivalents--restricted                                                            1,925             14,842
Receivable from Zenith                                                                               -             49,933
Accounts receivable--other                                                                       2,545              7,674
Income taxes recoverable                                                                             -             17,277
Deferred income taxes                                                                            1,010              3,141
Property and equipment, net                                                                        196                337
Other assets                                                                                     5,751              7,345
                                                                                         -------------      -------------
   Total assets                                                                          $      95,076      $     123,393
                                                                                         =============      =============
                     LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities - accrued expenses and other liabilities                                     $       6,656      $      27,827
                                                                                         -------------      -------------
Shareholders' equity:
   Class A Common Stock, $.01 par value, 100,000,000 shares authorized;
       14,258,671 shares issued                                                                   143                 143
   Class B Common Stock, $.01 par value, 100,000,000 shares authorized;
       24,334,443 shares issued and outstanding                                                   243                 243
   Preferred Stock, $.01 par value, 10,000,000 shares authorized; none issued or
       outstanding                                                                                  -                   -
   Additional paid-in capital                                                                 142,688             142,688
   Retained deficit                                                                           (54,606)            (45,680)
   Unearned compensation--restricted stock                                                          -              (2,000)
   Treasury Class A Common Stock--at cost, 112,582 shares                                          (1)                 (1)
   Accumulated Other Comprehensive Income (Loss):
      Net unrealized gains (losses) on investments                                                (47)                173
                                                                                         -------------      -------------
         Total shareholders' equity                                                            88,420              95,566
                                                                                         -------------      -------------
         Total liabilities and shareholders' equity                                      $     95,076       $     123,393
                                                                                         =============      =============


See accompanying notes to consolidated financial statements.

                         RISCORP, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 (in thousands, except share and per share data)


                                                                                      Year Ended December 31
                                                                       ----------------------------------------------------
                                                                        1999 Restated          1998              1997
                                                                       ---------------     --------------    --------------
Revenues:
    Fees and other income                                              $         778       $       5,906      $     20,369
    Net realized gains                                                           150               4,280             1,546
    Net investment income                                                      5,473               7,103            16,447
     Premiums earned                                                                              25,819           179,729
                                                                       -------------       -------------      ------------
        Total revenues                                                         6,401              43,108           218,091
                                                                       -------------       -------------      ------------
Expenses:
    Commissions and general and administrative expenses                       11,083              34,191            70,800
    Interest                                                                   1,349                 676             1,919
    Depreciation and amortization                                                142               2,736             7,423
    Losses and loss adjustment expenses                                            -              24,016           104,052
    Unallocated loss adjustment expenses                                           -               2,561            19,311
                                                                       -------------       -------------      ------------
        Total expenses                                                        12,574              64,180           203,505
                                                                       -------------       -------------      ------------

Income (loss) from operations                                                 (6,173)            (21,072)           14,586
Loss on sale of net assets to Zenith                                          (5,170)            (47,747)                -
                                                                       -------------       -------------      ------------

Income (loss) before income taxes                                            (11,343)            (68,819)           14,586
Income tax expense (benefit)                                                  (2,417)              2,056             7,300
                                                                       -------------       -------------      ------------
        Net income (loss)                                              $      (8,926)        $   (70,875)    $       7,286
                                                                       =============       =============      ============
Per share data:
    Net income (loss) per common share-basic                           $       (0.24)      $       (1.91)    $       0.20
                                                                       =============       =============      ============

    Net income (loss) per common share-diluted                         $       (0.24)      $       (1.91)    $       0.20
                                                                       =============       =============      ============

Weighted average common shares outstanding                                37,562,906          37,011,864        36,891,864
                                                                       =============       =============      ============
Weighted average common shares and common share equivalents
    outstanding                                                           37,562,906          37,011,864        37,115,672
                                                                       =============       =============      ============





See accompanying notes to consolidated financial statements.

                         RISCORP, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                  Years Ended December 31, 1997, 1998, and 1999
                                 (in thousands)


                                                                         Net
                                                                     Unrealized                Retained                 Total
                                     Class A    Class B  Additional     Gains                  Earnings               Shareholders'
                                     Common     Common     Paid-in    (Losses) on    Unearned  (Deficit)   Treasury       Equity
                                      Stock      Stock     Capital    Investments Compensation  Restated    Stock        Restated
                                    -------     -----     -------     ---------   ------------  --------    ------    -----------


Balance, January 1, 1997             $ 120      $ 243   $ 137,813     $ 1,769      $ (546)     $ 17,909    $   -      $ 157,308

Net income                               -          -           -           -           -         7,286        -          7,286

Purchase of treasury stock               -          -           1           -           -             -       (1)             -

Change in unearned compensation          -          -      (1,840)          -         546             -        -         (1,294)

Increase in net unrealized gains on
   investments                           -          -           -         233            -            -        -            233
                                    ------     ------   ---------     --------     -------     --------   ------      ---------

Balance, December 31, 1997             120        243     135,974       2,002           -        25,195       (1)       163,533

Net loss                                 -          -           -           -           -       (70,875)       -        (70,875)

Issuance of common and
     restricted stock                   26          -       6,714           -      (2,000)            -        -          4,740

Decrease in net unrealized gains
     on investments                      -          -           -       (1,829)          -            -        -         (1,829)

Other adjustments                       (3)         -           -            -           -            -        -             (3)
                                    ------     ------   ---------     --------     -------     --------   ------      ---------

Balance, December 31, 1998             143        243     142,688         173       (2,000)     (45,680)      (1)        95,566

Net loss                                 -          -           -           -            -       (8,926)       -         (8,926)

Amortization of unearned compensation    -          -           -           -        2,000            -        -          2,000

Change in net unrealized gains
   on investments                        -          -           -         (220)          -            -        -           (220)
                                    ------     ------   ---------     --------     -------     --------   ------      ---------

Balance, December 31, 1999           $ 143      $ 243   $ 142,688     $    (47)    $     -     $(54,606)  $   (1)     $  88,420
                                    ------     ------   ---------     --------     -------     --------   ------      ---------















See accompanying notes to consolidated financial statements.

                         RISCORP, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)



                                                                                       Year Ended December 31
                                                                           ------------------------------------------------
                                                                            1999 Restated          1998            1997
                                                                           ---------------     -------------    -----------
Cash flows from operating activities:
   Net income (loss)                                                      $      (8,926)      $   (70,875)    $    7,286
   Adjustments to reconcile net income (loss) to net cash from operating activities:
      Depreciation and amortization                                                 142             2,736          7,423
      Amortization of unearned compensation                                       2,000                 -              -
      Loss on sale of net assets to Zenith                                        5,170            47,747              -
      Loss (gain) on disposal of property and equipment                               -               (99)           291
      Net realized gain on sale of investments                                     (150)           (4,280)        (1,545)
      Gain on sale of personal residence                                              -                (1)             -
      Net amortization of discounts on investments                                  (73)              166             14
      Issuance of RISCORP, Inc. stock                                                 -             4,740              -
      Other                                                                          15             1,181              -
      Change in:
         Premiums receivable, net                                                     -            16,627         22,026
         Accounts receivable--other                                               5,129            (1,558)        (5,104)
         Recoverable from Florida State Disability Trust Fund, net                    -               659          4,295
         Reinsurance recoverables                                                     -           (30,051)        (3,553)
         Prepaid reinsurance premiums                                                 -             8,301         19,807
         Prepaid managed care fees                                                    -             2,238         23,537
         Accrued reinsurance commissions                                              -            (1,481)       (16,770)
         Income taxes recoverable                                                17,277           (17,277)             -
         Deferred tax assets                                                      2,250            20,181            431
         Other assets                                                             1,594               495         (3,249)
         Loss and loss adjustment expense reserves                                    -            25,253        (21,502)
         Unearned premiums                                                            -           (13,147)       (46,280)
         Accounts payable--related party                                              -                 -         (1,171)
         Accrued expenses and other liabilities                                 (22,832)          (29,140)        (8,880)
                                                                           ------------      ------------    -----------
             Net cash provided by (used in) operating activities                  1,596           (37,585)       (22,944)
                                                                           ------------      ------------    -----------

Cash flows from investing activities:
   Proceeds from:
      Sales and maturities of fixed maturities--available for sale              357,510            86,533        130,542
      Maturities of fixed maturities--held to maturity                                -             6,000          1,885
      Sale of equity securities                                                     150             1,324          4,284
      Sale of equipment                                                               -               255            158
      Sale of personal residence                                                      -               436              -
   Purchase of:
      Fixed maturities--available for sale                                     (420,800)          (69,215)      (100,499)
      Fixed maturities--held to maturity                                              -            (5,874)        (1,237)
      Equity securities                                                               -                 -           (637)
      Property and equipment                                                          -              (971)        (4,477)
      Personal residence                                                              -              (435)             -

                                                                                                (continued)


                         RISCORP, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)
                                 (in thousands)


                                                                                        Year Ended December 31
                                                                           -------------------------------------------------
                                                                            1999 Restated        1998             1997
                                                                           ---------------   -------------    ------------
Cash flows from investing activities (continued):
      Net cash received from Zenith for sale of net assets                       46,431            35,000              -
   Purchase (net of cash acquired) of:
      Cash and investments not yet transferred to Zenith                              -             7,404              -
      Maryland NARM Fund                                                              -                 -            134
                                                                           ------------      ------------    -----------
         Net cash provided by (used in) investing activities                    (16,709)           60,457         30,153
                                                                           ------------      ------------    -----------

Cash flows from financing activities:
   Transfer of cash and cash equivalents from (to) restricted balances           12,917           (30,856)       (13,295)
   Increase (decrease) in deposit balances payable                                    -            (1,598)           725
   Decrease in unearned compensation                                                  -                 -            546
   Purchase of treasury stock subject to put options                                  -                 -         (2,100)
   Principal repayments of notes payable                                              -              (412)          (694)
   Other, net                                                                         -                 -         (1,840)
                                                                           ------------      ------------    -----------
         Net cash provided by (used in) financing activities                     12,917           (32,866)       (16,658)
                                                                           ------------      ------------    -----------

Net decrease in cash and cash equivalents                                        (2,196)           (9,994)        (9,449)
Cash and cash equivalents, beginning of year                                      6,864            16,858         26,307
                                                                           ------------      ------------    -----------
Cash and cash equivalents, end of year                                     $      4,668      $      6,864    $    16,858
                                                                           ============      ============    ===========

Supplemental disclosures of cash flow information:

   Cash paid during the year for:
      Interest                                                             $      1,154      $        493    $     1,928
                                                                           ============      ============    ===========
      Income taxes                                                         $        247      $      2,341    $     6,566
                                                                           ============      ============    ===========

Supplemental schedule of noncash investing and financing activities:

     As of April 1, 1998, the Company sold substantially all of its insurance assets and transferred certain liabilities to Zenith. In conjunction with the sale and transfer, a $49,933 receivable from Zenith was recorded as of December 31, 1998 [see Notes 1(c) and 20].














See accompanying notes to consolidated financial statements.

                         RISCORP, INC. AND SUBSIDIARIES

             CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
                                 (in thousands)


                                                                                        Year Ended December 31
                                                                           -------------------------------------------------
                                                                            1999 Restated          1998            1997
                                                                           ---------------     -------------    ------------

Net income (loss)                                                          $     (8,926)       $  (70,875)       $   7,286
                                                                           ------------        ----------        ---------

Other comprehensive income (loss), before income taxes:
    Unrealized gains (losses) on securities available for sale:
    Unrealized holding gains (losses) arising during year                          (339)              194           (2,392)
    Income tax expense (benefit) related to items of other
       comprehensive income (loss)                                                 (119)               68             (837)
                                                                           ------------        ----------        ---------
Other comprehensive income (loss), net of income taxes                             (220)              126           (1,555)
                                                                           ------------        ----------        ---------

Total comprehensive income (loss)                                          $     (9,146)       $  (70,749)       $   5,731
                                                                           ============        ==========        =========





























See accompanying notes to consolidated financial statements.

                         RISCORP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




(1)   Background and Sale to Zenith Insurance Company

      (a) Background

          RISCORP, Inc. ("RISCORP") was formed in February 1996 through the reorganization and consolidation of several affiliated companies (collectively, the "Company") that were under the common control of a majority shareholder, who, at that time, was the Chairman of the Board and Chief Executive Officer of RISCORP. The reorganization and consolidation qualified as a tax-free reorganization of commonly controlled entities and was accounted for in a manner similar to a "pooling of interests."

          In November 1996, at a special meeting of the Board of Directors of RISCORP, the Board voted to establish a Strategic Alternatives Committee to evaluate alternatives to maximize shareholder value, including, without limitation, potential acquisitions, joint ventures, mergers, strategic alliances, and the sale of all or part of RISCORP and its subsidiaries. The actions of the Strategic Alternatives Committee during the period from November 1996 through June 1997 culminated in the execution of the Asset Purchase Agreement on June 17, 1997 [as more fully described in Note 1(c)] for the sale and transfer of certain of RISCORP's and its subsidiaries' assets and liabilities to another insurer for cash. In addition, the Florida Insurance Department requested the purchaser to provide an interim reinsurance agreement and cut-through endorsement on all inforce business as of June 17, 1997 and all new and renewed business written after June 17, 1997. This reinsurance agreement only provided coverage for Florida workers' compensation policyholders and was approved by the Florida Insurance Department.

          Following RISCORP's inability to timely file its Annual Report on Form 10-K for the year ended December 31, 1996 or its Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, RISCORP's Class A Common Stock was delisted in July 1997 by the NASDAQ Stock Market's National Market, on which its stock was traded. RISCORP filed its 1996 Form 10-K/A on October 28, 1997 and amended that filing on February 27, 1998 in response to comments received from the Securities and Exchange Commission ("SEC") in connection with the preparation of RISCORP's special meeting proxy statement that was mailed to shareholders on March 3, 1998. Despite RISCORP's timely filing of all periodic reports for all periods subsequent to the third quarter of 1997, RISCORP's Class A Common Stock has remained delisted, and RISCORP has no intention to seek readmission for listing on NASDAQ or any national securities exchange.

      (b)   Execution of Merger Agreement with William D. Griffin

          In November 1999, RISCORP entered into a definitive agreement (the "Merger Agreement") to merge with Griffin Acquisition Corp. ("Acquiror"), a company controlled by Mr. William D. Griffin, the majority shareholder of RISCORP. Pursuant to the terms of the Merger Agreement, each issued and outstanding share of Class A Common Stock will receive $2.85 in cash, plus a contingent right to receive an additional pro rata cash amount if RISCORP recovers any additional amounts from Zenith Insurance Company. Under the terms of the Merger Agreement, Acquiror will assume all of the liabilities of RISCORP, including its pending litigation. The transaction is subject to customary closing conditions, including shareholder approval, and is expected to close in the second quarter of 2000. This transaction, if consummated, will constitute a going private transaction.

       (c) Sale to Zenith Insurance Company

          As of April 1, 1998, RISCORP and certain of its subsidiaries sold substantially all of their assets and transferred certain liabilities to Zenith Insurance Company ("Zenith"). In connection with the sale to Zenith, the Company ceased substantially all of its former business operations, including its insurance operations. Accordingly, after such date, the Company's operations consisted principally of the administration of the day-to-day activities of the surviving corporate entities, compliance with the provisions of the Asset Purchase Agreement, and the investment, protection, and maximization of the remaining assets of the Company. At the present time, RISCORP has no plans to resume any operating activities.

          On July 7, 1999, the Company and Zenith settled, with certain limited exceptions, the claims arising out of the sale. The Asset Purchase Agreement contemplated a post-closing purchase price adjustment based on the difference between the book value of the assets purchased and the book value of the liabilities assumed as of the closing date. In connection with the determination of the final purchase price, a dispute arose between the parties regarding, among other things, the book value of the assets and liabilities of the business, Zenith's assumption of certain operating liabilities of the business, and each party's indemnification obligations under the Asset Purchase Agreement. The terms of the settlement included, among other things, RISCORP's right to seek correction of alleged errors made by the neutral auditors in connection with its determination of certain reinsurance recoverable adjustments contained in the Final Business Balance Sheet. On October 7, 1999, the neutral auditors denied RISCORP's request for correction of these errors. On January 5, 2000, RISCORP filed a lawsuit against Zenith and the neutral auditors in the Superior Court of Fulton County, Georgia, seeking correction of these alleged errors.

          In connection with the sale of RISCORP's insurance operations to Zenith on April 1, 1998, RISCORP voluntarily consented to the Florida Insurance Department's request that RISCORP discontinue writing any new or renewal insurance business for an indefinite period of time.

      (d) Business

          Prior to April 1, 1998, RISCORP, through its wholly-owned insurance subsidiaries, was principally engaged in providing workers' compensation insurance under a managed care philosophy. RISCORP provided managed care workers' compensation products and services to clients throughout the Southeast and other select markets. In addition, RISCORP, through its wholly-owned non-insurance subsidiaries, provided reinsurance, risk management advisory services, and insurance managerial services.

          As more fully described in Note 1(c), RISCORP and certain of its subsidiaries entered into an Asset Purchase Agreement with Zenith for the sale of substantially all of their assets and the transfer of certain liabilities in exchange for cash. The Company's computer systems and proprietary computer software, including the policy issue, management system, and claims systems, were included in the assets sold to Zenith.

(2)   Summary of Significant Accounting Policies

      (a) Basis of Presentation

          The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP"). All significant intercompany accounts and transactions have been eliminated in consolidation. The preparation of financial statements in conformity with GAAP requires the use of assumptions and estimates in reporting certain assets and liabilities and related disclosures. Actual results could differ from those estimates.

      (b) Recognition of Revenues

          Workers' compensation and employer liability insurance premiums consisted of deposit premiums and installment premiums billed under the terms of the policy, and estimates of retrospectively-rated premiums based on experience incurred under those contracts. Unbilled installment premiums and audit premiums were recognized as revenue on the accrual basis. Premiums were primarily recognized as revenue over the period to which the premiums related using the daily pro rata basis with a liability for unearned premiums recorded for the excess of premiums billed over the premiums earned.

          Service fee revenue was recorded as a percentage of standard earned premiums of the underlying insurance policies of the facilities managed, in accordance with the specific contractual provisions.

          Reinsurance premiums were recognized as revenue on a pro rata basis over the contract terms with a liability for unearned premiums established for the unexpired portion of the contracts.

          As more fully described in Note 1(c), the Company transferred the unearned premium reserve to Zenith on April 1, 1998, in accordance with the terms of the Asset Purchase Agreement.

      (c) Florida Special Disability Trust Fund

          The State of Florida operates a Special Disability Trust Fund ("SDTF") for the purpose of providing benefits to workers who have a pre-existing condition and incur a second or subsequent injury.

          The SDTF is financed through annual assessments imposed on workers' compensation insurers, which assessments are based on a percentage of net workers' compensation premiums written. The Company submitted claims to the SDTF for recovery of applicable claims paid on behalf of the Company's insureds. The Company estimated such recoveries based on industry statistics applied to ultimate projected claims.

          As more fully described in Note 1(c), the Company transferred the SDTF recoverable to Zenith on April 1, 1998, in accordance with the terms of the Asset Purchase Agreement.

      (d) Investments

          Fixed maturity investments are securities that mature at a specified future date more than one year after being acquired. Fixed maturity securities that may be sold prior to maturity due to changes in interest rates, prepayment risks, liquidity needs, tax-planning purposes, or other similar factors, are classified as "available for sale" and are carried at fair value as determined using values from independent pricing services.

          When owned, equity securities (common and nonredeemable preferred stocks) were carried at fair value. If the current market value of equity securities was higher than the original cost, the excess was an unrealized gain, and if lower than the original cost, the difference was an unrealized loss. The net unrealized gains or losses on equity securities, net of the related deferred income taxes, were reported as a separate component of shareholders' equity, along with the net unrealized gains or losses on fixed maturity securities available for sale.

          Realized gains and losses on sales of investments are recognized as income or loss on the specific identification basis, as of the trade date. Impairment losses, if any, resulting from other-than-temporary declines in fair value are included in net investment income.

          As more fully described in Note 1(c), the Company transferred the major portion of its investment portfolio, including restricted investments, to Zenith on April 1, 1998, in accordance with the terms of the Asset Purchase Agreement.

      (e) Losses and Loss Adjustment Expenses

          The liabilities for losses and loss adjustment expenses were based on an actuarial determination and represented management's best estimate of the ultimate cost of losses and loss adjustment expenses that were unpaid at the balance sheet date, including incurred but not reported claims. Although the liabilities were supported by actuarial projections and other data, such liabilities were ultimately based on management's reasoned expectations of future events. The liabilities for losses and loss adjustment expenses were continually reviewed and, as adjustments became necessary, such adjustments were included in current operations.

          The Company recognized reinsurance recoveries, estimated recoveries from the SDTF, and subrogation from third parties as reductions to losses incurred.

          As more fully described in Note 1(c), the Company transferred the liabilities for losses and loss adjustment expenses to Zenith on April 1, 1998, in accordance with the terms of the Asset Purchase Agreement.

      (f) Reinsurance

          Premiums and losses and loss adjustment expenses ceded by the Company under reinsurance contracts in which the Company was provided indemnification against loss or liability relating to specified insurance risks were reported as reductions to premiums earned and losses and loss adjustment expenses, respectively. Amounts recoverable for ceded losses and loss adjustment expenses and ceded unearned premiums under reinsurance agreements were reported as assets. Reinsurance contracts that did not transfer risk were accounted for as deposits.

          As more fully described in Note 1(c), the Company transferred the reinsurance assets and liabilities to Zenith on April 1, 1998, in accordance with the terms of the Asset Purchase Agreement.

      (g) Income Taxes

          The Company accounts for income taxes in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). Under SFAS 109, deferred tax assets and deferred tax liabilities are established for temporary differences between the financial reporting basis and tax basis of the Company's assets and liabilities at enacted tax rates expected to be in effect when such amounts are recovered or settled. Such temporary differences were principally related to the deferral of policy acquisition costs, tax-basis discount on reserves for unpaid losses and loss adjustment expenses, the deductibility of unearned premiums, the allowance for uncollectible premiums receivable, and the amortization of goodwill. A valuation allowance has been established to reduce the net deferred tax asset to an amount that, in the opinion of management, is more likely than not to be realized.

      (h) Policy Acquisition Costs

          The costs of acquiring and renewing business, principally commissions, premium taxes, and other underwriting expenses, were deferred to the extent recoverable and amortized over the terms of the related policies. Anticipated investment income was considered in the determination of recoverability. Unearned ceding commissions were reported as a reduction to deferred policy acquisition costs. The policy acquisition costs deferred in 1998 and 1997 totaled $8.9 million and $41 million, respectively. The 1998 and 1997 policy acquisition costs amortized totaled $11.4 million and $49.2 million, respectively. The amortization of policy acquisition costs was included in commissions and general and administrative expenses in the accompanying consolidated statements of operations for 1998 and 1997.

          As more fully described in Note 1(c), the Company transferred the deferred policy acquisition cost asset to Zenith on April 1, 1998, in accordance with the terms of the Asset Purchase Agreement.

      (i) Goodwill

          The costs in excess of net assets acquired, or goodwill, represent the unamortized excess of the cost over the underlying net assets of companies acquired. The goodwill has been amortized on a straight-line basis over periods ranging from five to 15 years. The amortization expense for 1998 and 1997 totaled $0.9 million and $3.3 million, respectively, and accumulated amortization as of December 31, 1997 was $11.3 million. The net assets acquired in excess of cost, or "negative" goodwill, have been amortized on a straight-line basis over 10 years. The income from amortization of negative goodwill totaled $0.2 million and $0.8 million for 1998 and 1997, respectively. As more fully described in Note 1(c), the Company transferred the goodwill, including "negative" goodwill, to Zenith on April 1, 1998, in accordance with the terms of the Asset Purchase Agreement.

          The Company periodically reviewed its assets subject to Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" and, when events or changes in circumstances indicated that the carrying amount of an asset may no longer be fully recoverable, the Company reviewed the recoverability of the asset principally by estimating the future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) was less than the carrying value of the asset, the Company recognized an impairment loss. The measurement of an impairment loss was based on the carrying amount and estimated fair value of the asset.

      (j) Property and Equipment

          Property and equipment have been recorded at cost less accumulated depreciation. Depreciation was computed using the straight-line method over the useful lives of the related assets. Property and equipment recorded under capital lease arrangements was being amortized over the shorter of the asset's useful life or the lease term.

          The Company capitalized incremental internal and external costs directly related to internally developed software to meet the Company's needs. Those software development projects represented major system enhancements or replacements of existing operating management information systems. Capitalization commenced when management had committed to funding the software project and it was probable that upon completion the software would perform its intended function. The capitalized costs were recorded as property and equipment and amortized using the straight-line method over three years. In 1998, the Company capitalized costs of $0.3 million and recorded amortization expense for internally developed software costs of $0, $0.1 million, and $0.3 million for 1999, 1998, and 1997, respectively.

          As more fully described in Note 1(c), the Company transferred the major portion of the property and equipment, including the internally developed software, to Zenith on April 1, 1998, in accordance with the terms of the Asset Purchase Agreement.

       (k) Investment in Joint Venture

          The Company accounted for its 50 percent investment in a joint venture arrangement on the equity basis of accounting whereby the Company's recorded investment was adjusted for its proportionate share of earnings or losses of the joint venture.

      (l) Cash and Cash Equivalents

          The Company considered all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

         The Company had restricted cash at December 31, 1999 of $1.9 million, consisting of deposits with various governmental agencies.

      (m) Premiums Receivable, Net

          As more fully described in Note 1(c), the Company transferred the premiums receivable balance and related allowance for uncollectible amounts to Zenith on April 1, 1998, in accordance with the terms of the Asset Purchase Agreement.

      (n) Earnings Per Share

          In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"). SFAS 128 requires the presentation of two earnings per share ("EPS") calculations, basic EPS and diluted EPS, in the consolidated statements of operations. Basic EPS is computed by dividing net income or loss by the weighted average number of shares outstanding for the period. Diluted EPS is computed by dividing net income by the weighted average number of shares outstanding for the period plus the shares for the dilutive effect of stock options, contingent shares, and other common stock equivalents.

          The components of the weighted average shares used in the EPS calculations are summarized as follows:

                                                                1999           1998            1997
       Average outstanding shares used for
           calculating basic EPS                               37,562,906     37,011,864      36,891,864
       Effect of stock options                                         --             --         223,808
                                                               ----------     ----------      ----------
       Average outstanding shares used for
           calculating diluted EPS                             37,562,906     37,011,864      37,115,672
                                                               ==========     ==========      ==========




      (o) Stock-Based Compensation

          In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). SFAS 123 established a method of accounting for stock-based compensation that is based on the fair value of stock options and similar instruments and encourages, but does not require, adoption of that method. RISCORP has elected to continue following Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," for measuring compensation cost. However, as required by SFAS 123, RISCORP has disclosed pro forma net income or loss per share for 1999, 1998, and 1997, as if the provisions of SFAS 123 had been adopted (see Note 12).

      (p) Year 2000

          Neither the Company, its suppliers, nor the financial institutions with which the Company maintains banking or investment accounts, experienced any known Year 2000 computer problems.

      (q) Concentrations of Risk

          A description of significant risks that faced RISCORP and its property and casualty insurance subsidiaries and how those risks were minimized is as follows:

               Legal/Regulatory Risk is the risk that changes in the legal or regulatory environment in which an insurer operates that can create additional loss costs or expenses not anticipated by the insurer in pricing its products. That is, regulatory initiatives designed to reduce insurer profits or new legal theories may create costs for the insurer beyond those currently reported in the financial statements. The Company minimized this risk by reviewing legislative and other regulatory changes and adjusting rates whenever possible. All of the Company's premiums were derived from products offered to customers located in the United States. Accordingly, an insurer could be adversely affected by economic downturns, significant unemployment, and other conditions that may occur from time to time.

               Credit Risk is the risk that issuers of securities owned by the Company will default, or other parties, including reinsurers, the SDTF, agents, and insureds that may owe the Company money, will not pay. The Company minimized this risk by, among other means, adhering to a conservative investment strategy, by placing reinsurance with highly rated reinsurers, and by actively monitoring collections of the SDTF recoverable and premiums receivable.

               Interest Rate Risk is the risk that interest rates will change and cause a decrease in the value of the Company's investments. The Company mitigated this risk by attempting to match the maturity schedule of its assets with the expected payout of its liabilities. To the extent that liabilities come due more quickly than assets mature, an insurer would have to sell assets prior to maturity and recognize potential gains or losses.

               Liquidity Risk is the risk that the liquidity of the Company could have been materially adversely affected if Zenith had prevailed in the dispute resolution process with respect to the determination of the final purchase price or if there had been a material delay in the Company's receipt of the final payment determined to be payable by Zenith. See Note 1(c) for further discussion of this issue.

      (r)Restructuring Charges

          In June 1997, the Company implemented a workforce reduction and a consolidation of the Company's management team, field offices, and products. The reduction in the work force resulted in the termination of 128 employees. The Company also announced in June 1997 its intention to focus solely on its core workers' compensation insurance business and to close all field offices, except Charlotte and Birmingham, by the end of 1997. The Company recorded $5.8 million in non-recurring expenses during the second quarter of 1997 in connection with the workforce reduction and consolidation of the field offices and products. Those non-recurring expenses consisted principally of severance expenses of $5.1 million and occupancy costs of $0.7 million, of which $0.1 million and $7,000, respectively, were unpaid as of December 31, 1999 and $0.4 million and $0.2 million were unpaid as of December 31, 1998. Those non-recurring expenses were included in commissions and underwriting and administrative expenses in the accompanying 1997 consolidated statement of operations.

      (s) Participating Insurance Policies

          The Company offered participating insurance policies in connection with custom plans, flexible retention plans, and preferred account dividend plans. Policyholder dividends were approved quarterly by the Board of Directors and were based on the actual loss experience of each of the policies. Participating policies represented 20 percent and 16 percent of written premiums as of March 31, 1998 (just prior to the sale to Zenith) and December 31, 1997, respectively. The Company paid dividends to participating policyholders of $8.5 million during 1997. No policyholder dividends were paid in 1998; however, the policyholder dividends expected to be paid after 1997 were reduced by $0.5 million during the quarter ended March 31, 1998 due to loss experience.

          As more fully described in Note 1(c), the Company transferred the liability for policyholder dividends to Zenith on April 1, 1998, in accordance with the terms of the Asset Purchase Agreement.

      (t) Determination of Fair Values of Financial Instruments

          In the accompanying financial statements, cash and cash equivalents, fixed maturity securities, receivables, and other liabilities have been identified as financial instruments. The fair values of fixed maturities and equity securities are presented in Note 5. For the remaining financial instruments, management believes the carrying values approximate fair value due to the short maturity, terms, and fluctuations in market conditions of those instruments. The estimated fair value amounts have been determined by the Company, using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates reported herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies could have a material effect on the estimated fair value amounts.

      (u) Comprehensive Income

          As of January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 established new rules for the reporting and display of comprehensive income and its components; however, the adoption of this standard had no impact on the Company's net income or shareholders' equity. In addition to certain other adjustments, SFAS 130 requires unrealized gains or losses on the Company's available for sale securities, which prior to adoption were reported separately in shareholders' equity, to be included in other comprehensive income.

      (v) Reclassifications

         For comparative purposes, certain amounts in the accompanying 1998 and 1997 financial statements have been reclassified from amounts previously reported. Those reclassifications had no effect on previously reported shareholders' equity or net income (loss).


(3)    Management and Outsourcing Agreements

      Following the consummation of the sale to Zenith on April 1, 1998, the Company has had no employees. Therefore, as more fully described below, the Company entered into a management agreement and certain outsourcing service agreements to provide the Company with the necessary resources to conduct its day-to-day activities.

      In February 1998, the Company entered into a Management Agreement (the "Management Agreement") with The Phoenix Management Company, Ltd. ("Phoenix") for the provision of various management services to the Company immediately following the consummation of the transactions contemplated by the Asset Purchase Agreement with Zenith. Mr. Frederick M. Dawson owned a majority interest in Phoenix, a Florida limited partnership, and controlled its operations as President of the General Partner until his death in October 1999. Mr. Walter E. Riehemann owned a minority interest in Phoenix and serves as Vice

President and Secretary of the General Partner. Although neither Mr. Dawson nor Mr. Riehemann have been employees of the Company since the consummation of the transactions contemplated by the Asset Purchase Agreement with Zenith, the Management Agreement specifically provided that Mr. Dawson was to hold the titles of President and Chief Executive Officer of the Company and Mr. Riehemann was to hold the titles of Chief Investment Officer, Treasurer, and Secretary of the Company. Following Mr. Dawson's death, the Board of Directors named Mr. Riehemann to also fill the position of President of RISCORP.

      Pursuant to the terms of the Management Agreement, the Company was to pay Phoenix $100,000 per month, plus expenses, and granted Phoenix a restricted stock award for 1,725,000 shares of RISCORP's Class A Common Stock (subject to certain vesting provisions) in consideration for its management services. Following Mr. Dawson's death, the amount paid to Phoenix by the Company was reduced to $70,000 per month effective on December 1, 1999. The Management Agreement has an initial term of three years which commenced immediately following the consummation of the transactions contemplated by the Asset Purchase Agreement with Zenith, and the Company has the right to extend the term for an additional year. The Company paid Phoenix a retainer of $0.6 million, which retainer is to be applied by Phoenix against the fees payable by the Company during the final six months of the initial term. That retainer is included in other assets in the accompanying December 31, 1999 and 1998 consolidated balance sheets. The restricted stock grant vests monthly over the initial term of the Management Agreement, and Phoenix is entitled to all rights applicable to holders of shares of RISCORP's Class A Common Stock with respect to all such shares from the date of grant, including, without limitation, the right to receive any dividends or distributions payable on the restricted stock. Pursuant to the terms of the restricted stock award agreement, Phoenix may not dispose of or otherwise transfer the restricted stock until vested. For the grant of restricted stock, unearned compensation equivalent to the fair market value of the shares at the date of the grant was recorded as a separate component of shareholders' equity and subsequently amortized to expense over the vesting period. The Company recognized amortization of $2 million and $4.1 million to consulting expense for the years ended December 31, 1999 and 1998, respectively. Pursuant to the terms of the Management Agreement, the Company paid Phoenix $2.8 million to reimburse the partners of the Management Company, on an after-tax basis, for all taxes (exclusive of state taxes) incurred in connection with the Section 83(b) election filed with respect to the restricted stock grant. In the event that the Management Agreement is terminated by the Company prior to the expiration of its initial term due to (i) the complete liquidation, dissolution, and winding up of all of the business and affairs of the Company, including, without limitation, the final distribution to all RISCORP shareholders or (ii) the final distribution to the holders of RISCORP's Series A Common Stock, the vesting under the restricted stock grant will accelerate immediately prior to such event and the Company will make a lump sum payment to Phoenix equal to the unpaid balance of the amount that Phoenix would have received in monthly management fees during the initial term of the Management Agreement.

      Pursuant to the terms of the Management Agreement, Phoenix provides, among other things, the following services to the Company: (i) management of the day-to-day operations of RISCORP and its subsidiaries, (ii) management of the preparation, negotiation, and defense of the Final Business Balance Sheet (as defined in the Asset Purchase Agreement), (iii) assistance in the overall planning and coordination of the business of the Company, (iv) assistance in the resolution of all claims and contingencies pending or subsequently asserted against the Company, (v) coordination of the finance, accounting, and tax requirements of the Company with the specific duties to be delegated, at the expense of the Company, to competent professionals approved by the Board of

Directors of the Company, (vi) preparation of the investment policy for the Company and coordination of the investment transactions through one or more investment advisors, and (vii) performance of such other duties as may from time to time be requested by the Board of Directors of the Company not inconsistent with the terms of the Management Agreement.

      In May 1997, subject to shareholder approval, RISCORP granted to Mr. Frederick M. Dawson non-qualified options to purchase 2,533,326 shares of RISCORP's Class A Common Stock. Pursuant to the terms of the Management Agreement, immediately following the consummation of the transactions contemplated by the Asset Purchase Agreement with Zenith and the receipt of the applicable cash payments under his employment agreement, RISCORP and Mr. Dawson entered into a Termination Agreement evidencing the termination of each party's rights, duties, and obligations under Mr. Dawson's employment agreement, including the termination of the stock option grants and Mr.
Dawson's right to receive any of the shares thereunder.

      Effective April 1, 1998, the Company entered into an accounting outsourcing agreement with Buttner Hammock & Company, P.A. ("BHC"). Under the terms of the agreement, BHC is to provide monthly accounting, financial reporting, tax return preparation, and certain financial and tax consulting services. Under that agreement, Mr. Buttner has been designated as the chief accounting officer for RISCORP and each of its subsidiaries. The agreement with BHC is for a period of 36 months. In consideration for the services provided by BHC, the Company is to pay BHC a monthly fee of approximately $0.1 million during 1998, 1999, and 2000, plus reasonable out-of-pocket costs. In addition, as defined in the agreement, BHC may also provide certain services to the Company that are to be billed on an hourly rate basis. The Company paid BHC a retainer of $0.5 million against the fees due for the final six months of the initial term of the agreement. That retainer is included in other assets in the accompanying December 31, 1999 and 1998 consolidated balance sheets.

      Effective April 1, 1998, the Company entered into a computer outsourcing agreement. Under the terms of that agreement, the vendor is to provide the Company with computer configuration, software installation, network configuration and maintenance, telecommunication coordination, computer maintenance, and other computer-related services. The agreement is for a period of 36 months. In consideration of the services provided, the Company is to pay a fee of $100 per hour plus reasonable out-of-pocket costs with a minimum commitment of 1,020 hours for year one of the contract and a minimum commitment of 900 hours for years two and three of the contract.

      During 1999 and 1998, the Company expensed $3.0 million and $3.4 million in fees, respectively, excluding restricted stock grants, and tax payments previously discussed, in connection with the services provided under the foregoing management and outsourcing agreements. Those expenses are included in commissions and general and administrative expenses in the accompanying 1999 and 1998 consolidated statement of operations, respectively.

(4)   Acquisitions and Joint Venture

Acquisition of CompSource

      In March 1996, RISCORP purchased all of the outstanding stock of CompSource, Inc. and Insura, Inc. (collectively, "CompSource") in exchange for $12.1 million in cash and 112,582 shares of RISCORP's Class A Common Stock valued at $2.1 million on the date of acquisition. On the acquisition date, the excess of the purchase price over the fair value of the net assets acquired was $12.6 million and was recorded as goodwill. CompSource is a workers'
compensation management services company offering its services in North Carolina. Pursuant to a stock redemption agreement entered into as part of this transaction, the former shareholders of CompSource elected to have RISCORP repurchase the 112,582 shares in March 1997, and RISCORP repurchased those shares from the former shareholders for $2.1 million in accordance with the terms of the redemption agreement.

Acquisition of Independent Association Administrators, Inc. ("IAA") and Risk Inspection Services and Consulting, Inc. ("RISC")

      In September 1996, RISCORP purchased all of the outstanding stock of IAA and RISC in exchange for $11.5 million, consisting principally of 790,336 shares of RISCORP's Class A Common Stock valued at $10.9 million on the date of acquisition. IAA and RISC are workers' compensation management services companies offering services in Alabama. On the acquisition date, the excess of the purchase price over the fair value of the net assets acquired was $11.4 million and was recorded as goodwill.

      The remaining unamortized goodwill relating to those acquisitions was $7.8 million at March 31, 1998 (just prior to the transfer of the goodwill to Zenith on April 1, 1998).

      Due to a decrease in the market value of RISCORP's Class A Common Stock, 790,336 additional shares of RISCORP's Class A Common Stock valued at $0.6 million were issued in January 1998 to the former shareholders of IAA.

Joint Venture Arrangement

      In January 1996, RISCORP, through one of its wholly-owned subsidiaries, entered into a joint venture arrangement with Health Care Service Corporation ("HCSC"), a subsidiary of Blue Cross and Blue Shield of Illinois, to underwrite and sell managed care workers' compensation insurance in Illinois. RISCORP and HCSC each held 50 percent ownership in the joint venture known as Third Coast Holding Company ("Third Coast"). RISCORP contributed the use of its expertise, insurance systems, and intellectual property, while HCSC contributed cash of $10 million. RISCORP's contributed property in Third Coast was valued at $10 million; however, RISCORP's cost basis in the contributed property was $0 and, as of December 31, 1996, RISCORP recorded its initial investment in Third Coast at $0. The carrying value of RISCORP's investment in Third Coast at December 31, 1997 was $0.

      Initially, RISCORP accounted for its 50 percent investment in Third Coast on the equity basis of accounting, whereby RISCORP's recorded investment was adjusted for its proportionate share of earnings or losses of Third Coast. RISCORP discontinued the use of the equity method of accounting for Third Coast in the first quarter of 1997 when the cumulative losses reduced RISCORP's investment in Third Coast to $0. RISCORP has not made any financial guarantees relating to Third Coast and has not made any financial commitments to provide any future funding to Third Coast.

      Effective January 1, 1998, RISCORP entered into an agreement with HCSC to sell RISCORP's 50 percent interest in Third Coast for $1.3 million. The $1.3 million gain on the sale of Third Coast was included in the 1998 net realized gains. RISCORP received the funds due in connection with this transaction in April 1998.

      As more fully described in Note 1(c), the Company transferred the unamortized balance of goodwill to Zenith on April 1, 1998, in accordance with the terms of the Asset Purchase Agreement.


(5)   Investments

      Investments   (including   restricted   investments)   included   in   the
accompanying consolidated balance sheets as of December 31, 1999 and 1998 are summarized as follows (in thousands):

                                                          Cost or        Gross            Gross
                                                         Amortized     Unrealized       Unrealized    Estimated
                                                           Cost          Gains            Losses      Fair Value
                                                         ---------     ----------       ----------    ----------
December 31, 1999:
   Available for sale:
      Fixed maturity securities:
         U.S. government obligations                     $  20,181     $         32    $       (50)       $  20,163
         Corporate obligations                              58,872                1            (55)          58,818
                                                         ---------     ------------    -----------        ---------
               Total investments                         $  79,053     $         33    $      (105)       $  78,981
                                                         =========     ============    ===========        =========

   Available for sale:
      Unrestricted                                       $  76,058     $          6     $     (105)       $  75,959
      Restricted                                             2,995               27              -            3,022
                                                         ---------     ------------     ----------        ---------
               Total                                     $  79,053     $         33     $     (105)       $  78,981
                                                         =========     ============     ==========        =========

December 31, 1998:
   Available for sale:
      Fixed maturity securities:
         U.S. government obligations                     $  13,681     $        219     $        -        $  13,900
         Corporate obligations                               2,032               48              -            2,080
                                                         ---------     ------------     ----------        ---------
               Total investments                         $  15,713     $        267     $        -        $  15,980
                                                         =========     ============     ==========        =========

   Available for sale:
      Unrestricted                                       $   6,666     $         50     $        -        $   6,716
      Restricted                                             9,047              217              -            9,264
                                                         ---------     ------------     ----------        ---------
               Total                                     $  15,713     $        267     $        -        $  15,980
                                                         =========     ============     ==========        =========


         The fair values of investments (including restricted investments) at December 31, 1999 and 1998 were determined using independent pricing services.

      The amortized cost and estimated fair value of fixed maturities (including restricted investments) by contractual maturity, as of December 31, 1999, are summarized as follows (in thousands):

                                                 Available for Sale
                                               ------------------------
                                               Amortized     Estimated
                                                 Cost        Fair Value
                                               ---------     ----------

             Due in 2000                       $  66,667      $  66,613
             Due in 2001 to 2004                  11,987         11,964
             Due in 2005 to 2009                     399            404
                                               ---------      ---------
             Total                             $  79,053      $  78,981
                                               =========      =========

      The actual maturities may differ from the contractual maturities because certain borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

      During 1999, 1998, and 1997, proceeds from sales and maturities of fixed maturities available for sale totaled $357.5 million, $86.5 million, and $130.5 million, respectively.

      Gross realized gains and gross realized losses from the sale of investments for 1999, 1998, and 1997 are summarized in the following table and were reported in net investment income in the accompanying consolidated statements of operations (in thousands):

                                          1999           1998            1997
                                        --------       --------        --------
             Gross realized gains        $   150       $  4,348        $  1,770
             Gross realized losses             -            (68)           (224)
                                         -------       --------        --------
             Net realized gains          $   150       $  4,280        $  1,546
                                         =======       ========        ========

      A gross realized gain of $2.9 million and a gross realized loss of $0.1 million relating to securities that were transferred to Zenith in connection with the Asset Purchase Agreement were included in the foregoing 1998 net realized gains.

      The following table summarizes the components of net investment income for 1999, 1998, and 1997 (in thousands):

                                          1999           1998            1997
                                        --------       --------        --------
             Fixed maturities            $  3,258     $  3,733         $ 13,815
             Equity securities                  -           (166)           469
             Cash and cash equivalents        491          1,633          2,516
             Zenith receivable and
               other accounts receivable    1,831          2,080              -
                                         --------      ---------       --------
                                            5,580          7,280         16,800
             Investment expenses             (107)          (177)          (353)
                                         --------      ---------       --------
             Net investment income       $  5,473       $  7,103       $ 16,447
                                         ========       ========       ========

      Although the Company has credit risk in the investment portfolio, no fixed maturity security had a Standard & Poor's rating of less than A at December 31, 1999. The carrying value of securities on deposit with various governmental agencies was $3.0 million and $11.6 million at December 31, 1999 and 1998, respectively. In addition, the carrying value of securities held in trust in connection with a fronting agreement between Virginia Surety Company, Inc. and RISCORP Management Services, Inc. was $1.6 million at December 31, 1998; such securities were included in fixed maturities available for sale-restricted classification at December 31, 1998 in the accompanying consolidated balance sheets.

      Excluding investments issued or guaranteed by the United States, the Company had no investments in any insurer in excess of 10 percent of RISCORP's shareholders' equity at December 31, 1999 or 1998.

(6)   Liabilities for Losses and Loss Adjustment Expenses

      As more fully described in Note 1(c), the Company transferred the liabilities for losses and loss adjustment expenses to Zenith on April 1, 1998, in accordance with the terms of the Asset Purchase Agreement.

      Prior to the sale to Zenith, the Company established an estimated liability for losses and loss adjustment expenses with respect to reported claims and claims incurred but not yet reported as of the end of each accounting period. The Company established that liability based on facts then known, estimates of future claims trends, and other factors, including the Company's experience with similar cases and historical Company and industry trends, such as reserving patterns, loss payment patterns, claim closure and reporting patterns, and product mix.

         The activity in the liability for losses and loss adjustment expenses for 1998 and 1997 is summarized as follows (in thousands):

                                                                                     1998          1997
                                                                                   --------      --------

      Gross liability for losses and loss adjustment expenses,
        at January 1                                                               $ 437,038    $ 458,239
      Reinsurance recoverables                                                      (184,251)    (180,698)
      SDTF recoverables                                                              (45,211)     (49,505)
      Prepaid managed care fees                                                       (8,420)     (31,958)
                                                                                   ---------    ---------
      Net balance at January 1                                                       199,156      196,078
                                                                                   ---------    ---------

      Incurred losses and loss adjustment expenses related to:
        Current year                                                                  14,860      125,764
        Prior years                                                                   11,717       (2,401)
                                                                                   ---------    ---------
        Total incurred losses and loss adjustment expenses                            26,577      123,363
                                                                                   ---------    ---------
      Paid related to:
        Current year                                                                   1,717       45,646
        Prior years                                                                   26,760       74,639
                                                                                   ---------    ---------
        Total paid                                                                    28,477      120,285
                                                                                   ---------    ---------
      Net balance at December 31                                                     197,256      199,156

      Plus reinsurance recoverables                                                  214,302      184,251
      Plus SDTF recoverables                                                          44,552       45,211
      Plus prepaid managed care fees                                                   6,182        8,420
                                                                                   ---------    ---------
      Gross liability at December 31                                                 462,292      437,038

      Gross liability for losses and loss adjustment expenses
        transferred to Zenith [see Note 1(c)]                                       (462,292)           -
                                                                                   ---------    ---------
      Gross liability for losses and loss adjustment expenses,
        at December 31                                                             $       -    $ 437,038
                                                                                   =========    =========


      The 1998 adverse loss development was primarily related to increases in the actuarial estimates of remaining loss liabilities pertaining to the Florida business offset somewhat by decreases in the actuarial estimates of remaining loss liabilities pertaining to the Alabama and North Carolina business.

      The Company recognized recoveries from the SDTF and subrogation from third parties as a reduction of incurred losses. In determining the best estimate of the effect of these recoveries on the ultimate cost of all unpaid losses and loss adjustment expenses, the Company utilized historical and industry statistics. The estimated amount of recoveries from the SDTF included as a reduction to the liability for losses and loss adjustment expenses was $45.2 million at December 31, 1998.


(7)   Florida Special Disability Trust Fund ("SDTF")

      Florida operates the SDTF that reimburses insurance carriers, self-insurance funds, and self-insured employers in Florida for certain workers' compensation benefits paid to injured employees. The SDTF reimburses claim payments made to a claimant whose injury merges with, aggravates, or accelerates a pre-existing permanent physical impairment. The SDTF is managed by the State of Florida and is funded through assessments against insurers and self-insurers providing workers' compensation coverage in Florida. The Company's pro-rata amount of the SDTF assessment is based on their written premiums compared to the total workers' compensation premiums written by all Florida insurers and self-insurance funds. Should a carrier stop writing business, it has no obligation for future assessments. The SDTF's assessment formula has historically yielded sufficient revenues for annual reimbursement payments and for costs associated with administering the SDTF. The SDTF has not prefunded its claims liability and no reserves currently exist. The Company has been informed that, as of September 30, 1996, the SDTF had an actuarially projected undiscounted liability of $4 billion based on a study performed for the SDTF by independent actuarial consultants. The SDTF actuarial study also indicated that, at the current assessment rates, the payment of the existing liability would take numerous years.

      Under Florida's sunset laws applicable to some state-sponsored funds, the SDTF would have expired in November 1996 unless affirmative action was taken by the legislature to continue the SDTF. By action of the legislature, the SDTF was continued and not scheduled for further review under Florida sunset laws until the year 2000. However, in early 1997, the Florida legislature passed a bill substantially changing the SDTF. Under that 1997 bill, the SDTF is not to accept claims with accident dates after December 31, 1997; as such, certain SDTF claims may have to be refiled for reimbursement and any such filing may require a refiling fee. Additionally, companies accruing SDTF recoveries may be statutorily limited in the level of recoverables they may be allowed to carry. The bill provides for a funding mechanism through which companies writing workers' compensation insurance in Florida will be assessed an annual charge to cover payments made by the SDTF. The Company believes that, even in the event of default by the SDTF, the existing reimbursements of the SDTF would become general obligations of the State of Florida.

      For 1998 and 1997, the Company's cash recoveries from the SDTF were $1.8 million and $5.9 million, respectively. The Company's SDTF assessments were $2 million and $6.8 million for 1998 and 1997, respectively.

      As more fully described in Note 1(c), the Company transferred the recoverable from the SDTF to Zenith on April 1, 1998, in accordance with the terms of the Asset Purchase Agreement.

(8)   Reinsurance

      All of the reinsurance contracts described in this note and in force on April 1, 1998 were assumed by Zenith on April 1, 1998, in accordance with the terms of the Asset Purchase Agreement.

      The Company was involved in the cession of insurance to certain unaffiliated insurance and reinsurance companies under specific excess-of-loss and quota-share reinsurance contracts. The amounts by which certain financial statement balances have been reduced as a result of these reinsurance contracts as of and for the quarter and year ended March 31, 1998 and December 31, 1997, respectively, are as follows (in thousands):

                                                                                   1998(a)        1997
                                                                                  ---------     ----------

      Premiums written                                                           $  16,785      $ 143,983
      Premiums earned                                                               24,420        167,274
      Ceded losses and loss adjustment expenses                                     47,667         73,868
      Liabilities for losses and loss adjustment expenses                          645,892        183,150
      Unearned premiums                                                             61,384         25,842

      (a)  1st quarter 1998, prior to the sale to Zenith


      Effective April 1, 1998, the Company entered into an assumption and indemnity reinsurance agreement with Zenith in connection with the sale to Zenith [see Note 1(c)]. Under the terms of the assumption and indemnity reinsurance agreement, the Company ceded to Zenith 100 percent of the outstanding liabilities for losses and loss adjustment expenses (including incurred but not reported losses) and 100 percent of the unearned premiums as of April 1, 1998. Zenith was responsible for issuing assumption certificates to all the Company's former policyholders. The liabilities for losses and loss adjustment expenses and unearned premiums that were transferred to Zenith on April 1, 1998 were $462.3 million and $43.2 million, respectively. In accordance with the terms of the Asset Purchase Agreement, Zenith assumed all of the Company's obligations under its then current and prior insurance and reinsurance contracts. The terms of the Asset Purchase Agreement, including the assumption and indemnity reinsurance agreement, was approved by the Florida and Missouri Insurance Departments on March 31, 1998 and April 1, 1998, respectively.

      Effective January 1, 1995, RISCORP Insurance Company ("RIC") and RISCORP Property & Casualty Insurance Company ("RPC") entered into quota-share reinsurance agreements with American Re-Insurance Company ("AmRe"), whereby RIC and RPC ceded 50 percent of new and renewal premiums written and losses incurred. These agreements provided for the payment of a ceding commission at rates that varied from 27.5 percent to 60 percent based on the loss ratio of the business ceded, excluding unallocated loss adjustment expenses. The provisional ceding commission provided for in the agreements was 33 percent. The agreements were to remain in force for an unlimited period of time, but could be terminated by either party at any December 31. RISCORP and AmRe were parties to a senior subordinated note agreement in the principal amount of $15 million due 2002. Under the terms of the note agreement, the Company was to maintain the quota-share treaty or other comparable reinsurance agreements with AmRe for a minimum period of five years beginning January 1, 1995. Ceding commissions earned under the AmRe reinsurance agreements were $7.7 million and $50 million during 1998 and 1997, respectively.

      Effective September 1, 1996, RIC entered into a retrocessional reinsurance agreement with Chartwell Reinsurance Company ("Chartwell"), whereby Chartwell was to retrocede to the Company 50 percent of workers' compensation business written by RISCORP Management Services, Inc. (an affiliate of the Company) as underwriting manager for Virginia Surety Company, Inc. The agreement provided for a profit commission in addition to the 30 percent ceding commission based on the loss ratio and other expenses incurred under the contract. The initial profit commission calculation was scheduled to occur as of September 1, 2000. This agreement was terminated on December 31, 1997.

      On April 18, 1997, RIC entered into a trust agreement with Chartwell whereby RIC agreed to maintain in trust for the benefit of Chartwell 102 percent of RIC's portion of the outstanding loss liabilities and unearned premiums. The balance in this trust account was generally adjusted on a monthly basis, one month in arrears.

      Effective January 1, 1996, RPC entered into a quota-share reinsurance agreement with Allstate Insurance Company ("Allstate"), Chartwell, Signet Star Reinsurance Company ("Signet"), and San Francisco Reinsurance Company ("San Fran Re"), whereby RPC ceded 90 percent of its inforce, and its new or renewal 1996 gross written premiums, for commercial umbrella coverage. The maximum limit under this agreement was $5 million per insured, per occurrence. The agreement provided for the payment of a ceding commission of 30 percent of the ceded premiums. This agreement was to remain in force for an unlimited period of time, but could be terminated by either party at any December 31. During 1997, Allstate and San Fran Re were replaced on this agreement by Scor Reinsurance Company ("Scor") and Hartford Fire Insurance Company ("Hartford"), respectively. All other terms and conditions of the agreement were unchanged. This agreement was terminated as of December 31, 1997; however, the reinsurers continue to be responsible for their portion of all losses incurred on policies effective before the termination date.

      Effective January 1, 1996, RPC entered into a quota-share reinsurance agreement with Allstate, Chartwell, Signet, San Fran Re, and Great Lakes American Reinsurance Company, whereby RPC ceded 90 percent of its inforce, and its 1996 new or renewal gross written premiums, for commercial property coverage. The limit of coverage under this agreement was 90 percent of $2.5 million per risk, subject to an occurrence limitation of not less than $10 million nor greater than $15 million. The agreement provided for the payment of a ceding commission of 30 percent of ceded premiums. This agreement was to remain in force for an unlimited period of time, but could be terminated by either party at any December 31. During 1997, Allstate and San Fran Re were replaced on this agreement by Scor and Hartford, respectively. All other terms and conditions of the agreement were unchanged. This agreement was terminated as of December 31, 1997; however, the reinsurers continue to be responsible for their portion of all losses incurred on policies effective before the termination date.

      Effective January 1, 1996, RPC entered into a commercial casualty excess-of-loss reinsurance agreement with Allstate, Chartwell, Signet, and San Fran Re, whereby RPC ceded 100 percent of all losses incurred on business inforce, written or renewed during the term of this agreement, per occurrence, in excess of $0.25 million to $1 million. RPC was required to pay 11.5 percent of earned premiums, subject to a minimum premium of $0.5 million under the agreement. This agreement was to remain in force for an unlimited period of time, but could be terminated by either party at any December 31. During 1997, Allstate and San Fran Re were replaced on this agreement by Scor and Hartford, respectively. All other terms and conditions of the agreement were unchanged.

This agreement was terminated as of December 31, 1997; however, the reinsurers continue to be responsible for their portion of all losses incurred on policies effective before the termination date.

      Effective September 1, 1995, RPC entered into a medical excess-of-loss reinsurance agreement with Cologne Life Reinsurance Company, whereby RPC ceded 100 percent of all losses incurred per insured, per agreement year, in excess of $0.15 million up to $1 million. RPC paid $6.79 per certificate of insurance per month for this coverage. The agreement was to be continuous, but could be canceled by either party at any September 1. The agreement was transferred to Zenith on April 1, 1998, in accordance with the terms of the Asset Purchase Agreement.

      Effective January 1, 1997, RIC, RNIC, and RPC ceded losses in excess of $0.5 million to Continental Casualty Company ("CNA") under an excess-of-loss reinsurance treaty. This treaty contained a corridor deductible of $1.25 million which is applicable in the aggregate to claims in the $0.5 million excess of $0.5 million corridor for the Company. RIC and RPC had a similar contract with CNA effective January 1, 1996 with a corridor deductible of $1 million. Although the contract contained provisions for minimum and deposit premiums, the premiums for 1997, based on earned premiums, exceeded the minimum premium provisions specified under the contract.

      Effective October 1, 1996, RNIC entered into a quota-share reinsurance agreement with Chartwell, Swiss Reinsurance America Corporation, and Trenwick America Reinsurance Corporation (collectively the "Reinsurers"), whereby RNIC ceded 65 percent of its net unearned premiums as of October 1, 1996 and 65 percent of net written workers' compensation and employers liability premiums, new or renewal, for the last four months of 1996. Effective January 1, 1997, RNIC reduced the ceded quota-share amount to 60 percent. The agreement provided for the payment of a ceding commission at rates which varied from 27 percent to 49 percent based on the loss ratio of the business ceded. The provisional ceding commission contained in the agreement was 33 percent. This agreement was terminated as of December 31, 1997; however, the reinsurers continue to be responsible for their portion of all losses incurred on policies effective before the termination date.

      Effective January 1, 1997, RNIC entered into an agreement with the Insurance Company of New York ("INSCORP") and Chartwell to issue assumption-of-liability endorsements ("ALE") to certain policyholders of RNIC. This agreement expired on December 31, 1997 and was not renewed. In connection with this agreement, RNIC was required to provide INSCORP and Chartwell with letters of credit in amounts equal to 29.2 percent of the gross written premiums on all ALE policies plus $1.25 million in fixed maturities. The agreement also required RNIC to pay a fee of .5 percent of gross premiums subject to a minimum fee of $50 and a maximum fee of $1,000 per ALE. As of December 31, 1998 and 1997, based on the gross premiums subject to ALE's, RNIC provided letters of credit of $0 and $3.7 million, respectively, under this agreement. RNIC incurred fees of $39,000 during 1997 and $0 in 1998 prior to the transfer to Zenith.

      RNIC also maintained specific excess-of-loss coverage with Allstate on the run-off of the book of business acquired by RNIC in March 1996.

      In connection with the sale to Zenith [as more fully described in Note 1(c)], RIC and RPC entered into an interim reinsurance agreement and cut-through endorsement with Zenith covering all inforce business as of June 17, 1997 and all new and renewal business written after June 17, 1997 on Florida workers' compensation policies. In connection with this agreement, Zenith required that 33 percent of the direct written premiums and 33 percent of the initial unearned premiums subject to this agreement were to be deposited into a trust account for the benefit of Zenith. In addition, the agreement required the Company to pay a fee to Zenith of one percent of the subject premiums. The agreement with Zenith was terminated on April 1, 1998. As of December 31, 1998 and 1997, the market value of the securities in the trust account was $0 and $52.4 million, respectively, and the required trust account balance was $0 and $51.6 million, respectively, based on the direct written premiums for the period June 18, 1997 through March 31, 1998 and the unearned premiums at June 17, 1997. The balance in the trust account was to be adjusted on a monthly basis, one month in arrears. The Company incurred fees to Zenith of $0.1 million and $1.4 million during 1998 and 1997, respectively, under this agreement.

      The Company had no reinsurance recoverables or ceded unearned premiums as of December 31, 1999 and 1998.

      The Company is contingently liable to the extent that the reinsurers, including Zenith, are unable to meet their contractual obligations for any losses and loss adjustment expenses ceded.


(9)   Managed Care Agreements

      RIC and RPC were parties to arrangements with both Humana Medical Plans, Inc. ("Humana"), an unaffiliated health maintenance organization ("HMO"), and RISCORP Health Plans, Inc. ("RHP"), an affiliated HMO, whereby, upon policyholder election to participate, RIC's and RPC's medical claim costs were capped for the first three years of each claim. In May 1996, RIC and RPC terminated those arrangements with RHP; however, injured individuals were covered for three years following any accident that occurred during policy periods in effect prior to termination. The Humana arrangement, which commenced July 1, 1995, was renewed for one additional year at the anniversary date. Under the Humana arrangement, injured individuals were covered for three years following any accident occurring within the policy periods. In October 1997, RIC and RPC entered into loss portfolio transfer agreements under which RHP transferred its liability to RIC and RPC under the managed care agreements; at that date, RHP's remaining liability under the managed care agreement was determined by an independent consulting actuarial firm to be $8 million and, in November 1997, RHP transferred that amount to RIC and RPC in full satisfaction of RHP's liability. Included in losses and loss adjustment expenses were $0.3 million and $6.1 million of managed care fees for 1998 and 1997, respectively.

      RIC is no longer contingently liable for any unpaid losses and loss adjustment expenses based on the terms of the July 7, 1999 settlement agreement between Zenith and the Company, to the extent that Humana was unable to meet its contractual obligations under its agreement with RIC

      As described in Note 1(c), RISCORP transferred the Humana and RHP contractual obligations to Zenith on April 1, 1998, in accordance with the terms of the Asset Purchase Agreement.

(10)  Income Taxes

      The components of income taxes for 1999, 1998, and 1997 are summarized as follows (in thousands):

                                                                     1999           1998          1997
                                                                   --------       --------      --------
          Current:
               Federal                                            $  (4,768)     $(19,165)     $   6,197
               State                                                    320         1,040            798
                                                                  ---------      --------      ---------
                   Total - current                                   (4,448)      (18,125)         6,995
          Deferred - Federal                                          2,031        20,181            305
                                                                  ---------      --------      ---------
             Total income tax expense (benefit)                   $  (2,417)     $   2,056     $   7,300
                                                                  =========      =========     =========

      The differences between taxes computed at the statutory rates and recorded income tax expense for 1999, 1998, and 1997 are summarized as follows (in thousands):

                                                                     1999           1998          1997
                                                                   --------       --------      --------


          Computed "expected" tax expense (benefit)               $  (3,970)     $(24,087)     $   5,105
          State taxes in excess of federal benefit                      320           807            519
          Non-taxable income                                              -          (231)        (1,188)
          Goodwill and other amortization                                 -         3,339            801
          Valuation allowance                                         3,501        21,168            412
          Fines and penalties                                             -             6             64
          Benefits not previously recorded                           (2,268)            -              -
          Other                                                           -         1,054          1,587
                                                                  ---------      --------      ---------

             Income tax expense (benefit)                         $  (2,417)    $   2,056      $   7,300
                                                                  =========     =========      =========

         The tax effects of temporary differences that gave rise to the deferred tax assets at December 31, 1999 and 1998 are summarized as follows (in thousands):

                                                                                        December 31
                                                                                    -------------------
                                                                                    1999           1998
                                                                                  --------       --------
        Deferred tax assets:
          Net operating losses                                                   $  23,429       $ 17,479
          Accrued litigation settlement costs                                           70          5,415
          Accrued employee benefits                                                      4            224
          Tax credit carryforwards                                                     985              -
          State refunds                                                              1,603          1,603
                                                                                 ---------       --------
             Gross deferred tax assets                                              26,091         24,721
        Valuation allowance                                                        (25,081)       (21,580)
                                                                                 ---------       --------
        Net deferred tax asset                                                   $   1,010       $  3,141
                                                                                 =========       ========


      The Company estimated that $1 million of its December 31, 1999 net deferred tax asset could be realized through the generation of future taxable income, and it is more likely than not that the tax benefits of the deferred tax assets will be realized. Accordingly, a valuation allowance of $25 million relating to the December 31, 1999 deferred tax asset balance has been established.

      The Company has $43.4 million of net operating loss carryforwards that expire in 2018 and $23.5 million that expire in 2019. The Company has approximately $1 million of alternative minimum tax credit carryforwards that are available indefinitely.

      The Company received $22.8 million in federal income tax refunds during 1999. The filed federal income tax refund claim relating to the 1998 loss is currently under examination. Although the ultimate results of that examination cannot be predicted with certainty, the Company's management believes that the examination will not have a material adverse effect on its consolidated financial condition or results of operations.


(11)  Shareholders' Equity

      RISCORP has 100 million shares of $.01 par value Class A Common Stock authorized and 14,258,671 issued shares at December 31, 1999 and 1998. RISCORP's Class B Common Stock, par value $.01, consists of 100 million shares authorized and 24,334,443 shares issued and outstanding at December 31, 1999 and 1998. Ten million shares of preferred stock are authorized, but no shares are issued or outstanding. The characteristics of the Class B Common Stock are identical to those of the Class A Common Stock, except that each holder of the Class B Common Stock is entitled to 10 votes for each share held. The Class B Common Stock may be converted into Class A Common Stock at any time at the election of the holders on a one-for-one basis. RISCORP did not declare any shareholder dividends during 1999, 1998, or 1997. At December 31, 1999 and 1998, there were 112,582 shares of RISCORP's Class A Common Stock in treasury.

      RISCORP's insurance subsidiaries are limited by statute in their ability to distribute unassigned surplus without the approval of their respective domiciliary insurance department. Dividends or distributions to shareholders that are made under these statutes and that do not require the prior approval of the Florida or the Missouri Insurance Departments are determined based on a consideration of an insurer's net income, realized and unrealized capital gains, percentages of dividends and distributions of surplus, and the relationship of surplus after any such dividend or distribution is made to the minimum required statutory surplus. During 2000, RISCORP's insurance subsidiary, RNIC, has the ability to dividend $0.4 million to RISCORP without the prior approval of the Missouri Insurance Department.

      The combined statutory surplus as of December 31, 1999, 1998, and 1997, and the combined statutory net income for the years then ended for RISCORP's insurance subsidiaries, were as follows (in thousands):

                                          1999            1998           1997
                                      -----------     -----------    -----------

              Surplus                  $ 12,004       $ 156,480       $ 96,280
              Net income                    305          14,672         11,042

      The decline in combined statutory surplus from 1998 to 1999 is primarily the result of 1) the determination of the final purchase price to be paid by Zenith resulted in a $34.3 million loss on the sale being recorded by RISCORP's insurance subsidiaries, and 2) RISCORP's receiving and retaining of the proceeds from the sale to Zenith. Consequently, RISCORP's insurance subsidiaries recorded $94 million of receivables from RISCORP for their portion of those proceeds. Those receivable balances are classified as a non-admitted asset at December 31, 1999 because those receivables are more than 90 days past due. The individual capital and surplus of each of RISCORP's insurance subsidiaries exceeded the minimum statutory capital and surplus required by their respective state of domicile.

      To facilitate the regulators' responsibility to monitor insurer solvency, the National Association of Insurance Commissioners issued a model law in January 1995 to implement risk-based capital ("RBC") reporting requirements for property and casualty insurance companies. The model law is designed to assess capital adequacy and the level of protection that statutory surplus provides for policyholder obligations. The RBC formula for property and casualty insurance companies measures four major areas of risk facing property and casualty insurers: (i) underwriting, which encompasses the risk of adverse loss development and inadequate pricing; (ii) credit risk, which evaluates the declines in asset values; (iii) investment risk, which evaluates declines in asset values; and (iv) off balance sheet risk. Pursuant to the model law, insurers having less statutory surplus than required by the RBC calculation are subject to varying degrees of regulatory action, depending on the level of capital inadequacy. RPC and RIC are domiciled in the State of Florida, which has yet to adopt the provisions of the RBC model law; however, these insurance companies monitor their RBC results in anticipation of future filings. The other RISCORP insurance subsidiary, RNIC, is domiciled in Missouri and RBC information is filed with state regulators. RBC is calculated on an annual basis. At December 31, 1999 and 1998, RISCORP's insurance subsidiaries had statutory surplus in excess of any action level requirements.


(12)   Stock Options

      In conjunction with the reorganization discussed in Note 1(a), stock options of RISCORP were substituted for options previously granted to certain officers and employees of RISCORP's affiliates. The options granted in 1997 were exercisable for 10 years after the date and the options vested over periods ranging from immediately to two years. The options granted in 1996 were exercisable over a 12 year period after the date of the grant and the options vested over periods ranging from two to nine years.

      At December 31, 1999 and 1998, RISCORP had no stock options outstanding. A summary of the status of RISCORP's stock option plan as of and for the years ended December 31, 1999, 1998, and 1997 is as follows:

                                              1999                      1998                         1997
                                      ----------------------     ---------------------      ------------------------
                                                Weighted                  Weighted                      Weighted
                                                 Average                   Average                       Average
         Options                     Shares  Exercise Price   Shares    Exercise Price    Shares      Exercise Price
         -------                     ------  --------------   ------    --------------    ------      --------------

    Outstanding, beginning of year      -        $     -      2,533,326     $   4.43       3,078,779     $   3.67
    Granted                             -              -              -            -       2,533,326         4.43
    Canceled                            -              -     (2,533,326)        4.43      (3,078,779)        3.67
                                     ----        -------     ----------     --------      ----------     --------
    Outstanding, end of year            -        $     -              -     $      -       2,533,326     $   4.43
                                     ====        =======     ==========     ========      ==========     ========
    Options exercisable at end of year  -        $     -              -     $      -       1,085,711     $   6.67
                                     ====        =======     ==========     ========      ==========     ========
    Weighted average fair value of
        options granted during
        the year                                 $     -                    $      -                     $   1.92
                                                 =======                    ========                     ========

      The fair value of each option was estimated on the date that the option was granted. The exercise prices of options granted were determined to be not less than the fair market value of RISCORP's Class A Common Stock. Compensation expense recognized for options with exercise prices below fair market value totaled $0 for 1999, 1998, and 1997.

      In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). SFAS 123 established a method of accounting for stock-based compensation that is based on the fair value of stock options and similar instruments. The adoption of SFAS 123 is not required and the Company has elected to continue following Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," for measuring compensation cost. Had the Company adopted SFAS 123, the pro forma net income or loss per share for 1999, 1998, and 1997, would have been as follows (in thousands, except per share data):

                                                                     1999          1998              1997
                                                                  ------------  ------------     ------------

           Net income (loss)             - as reported             $  (8,926)   $ (70,875)       $ 7,286
                                         - pro forma                  (8,926)     (70,875)         5,286
           Net income (loss) per
              common share-diluted       - as reported                 (0.24)       (1.91)          0.20
                                         - pro forma                   (0.24)       (1.91)          0.14


(13)  Property and Equipment

         The components of the property and equipment at December 31, 1999 and 1998 are summarized as follows (in thousands):

                                                                Estimated              December 31
                                                               Useful Life         1999           1998
                                                               -----------       --------       --------

           Furniture and equipment                               3-7 years     $      358      $      358
           Leasehold improvements                               5-10 years              9               9
           Software                                                3 years             81              81
                                                                               ----------      ----------
                                                                                      448             448
           Less accumulated depreciation and
              amortization                                                            252             111
                                                                               ----------      ----------

           Net carrying amount                                                 $      196      $      337
                                                                               ==========      ==========

      Depreciation and amortization expense related to property and equipment totaled $0.1 million, $1.8 million, and $4.9 million, for 1999, 1998, and 1997, respectively. Included in those amounts is amortization expense of $29,000, $0.4 million, and $1.4 million, for 1999, 1998, and 1997, respectively, related to both purchased and capitalized internally developed software costs. As more fully described in Note 1(c), the major portion of the Company's property and equipment, including computer software, was transferred to Zenith on April 1, 1998, in accordance with the terms of the Asset Purchase Agreement.


(14)  Leases

      The Company leases space for some of its office facilities under non-cancelable operating leases expiring through 2001, with renewal options available for certain leases. Total rental expense for 1999, 1998, and 1997 was $0.1 million, $0.2 million, and $1.7 million, respectively. At December 31, 1999, the Company was obligated under aggregate minimum annual rentals as follows (in thousands):

                  Year                                   Annual Rental
                  ----                                   -------------
                  2000                                      $  103
                  2001                                           8
                                                            ------
                  Total                                     $  111
                                                            ======


 (15) Employee Health Benefits

      The Company self-insured its employees' health benefits and purchased excess insurance that limits its exposure to $1.1 million in the aggregate and $50,000 per occurrence. The Company estimated its liability for unpaid claims based on aggregate limits for health insurance payments less actual payments made. Those estimates were continually reviewed and adjustments, if any, were reported in current operations. Included in accrued expenses at December 31, 1999 and 1998 is a liability for self-insured health benefits of $10,000 and $0.6 million, respectively. The Company realized $0.6 million of income in 1999 due to the reduction of the self insured health benefits payable and incurred expenses of $0.6 million and $3.3 million for 1998 and 1997, respectively.


(16)  Related Party Transactions

      The Company had accounts receivable of $0.2 million and $0.5 million from companies owned by RISCORP's majority shareholder ("affiliates or affiliated entity") that are included in accounts receivable-other in the accompanying consolidated balance sheets at December 31, 1999 and 1998, respectively.

      The Company contracted with affiliated entities for transportation, facilities management, and custodial and maintenance services. The Company also leased parking facilities from affiliated entities. The expense for those services amounted to $0.1 million for 1997 and is included in commissions and general and administrative expenses in the accompanying consolidated statements of operations.

      In 1997 and the first quarter of 1998, the Company provided administrative and support services to three affiliated entities. Under those arrangements, the Company received $0.2 million and $0.6 million during 1998 and 1997, respectively.

      As described in Note 9, RIC was party to a managed care arrangement with RHP, an affiliated HMO. Fees paid by RIC to RHP during 1997 totaled $3.7 million and no fees were paid in 1998 or 1999. The managed care arrangement with RHP was terminated in October 1997 following the sale of RHP to an unaffiliated entity. RIC assumed the outstanding liability for unpaid losses and loss adjustment expenses that totaled $8 million in November 1997.

      During 1998, all of the foregoing contracts with the related parties were cancelled and the Company has no further obligations under any of the contracts as of December 31, 1998. See Note 3 for a discussion of the agreements between the Company and Phoenix and BHC.


(17)  Bad Debt Allowance

      As more fully described in Note 1(c), the Company transferred the outstanding premiums receivable balance, net of the allowance for bad debts, to Zenith on April 1, 1998, in accordance with the terms of the Asset Purchase Agreement. The Company did not record any bad debt allowance at December 31, 1999.

      The following table summarizes activity in the bad debt allowance account for premiums receivable for 1998 and 1997 (in thousands):

                                                            1998          1997
                                                          --------      --------

      Balance at beginning of year                        $  7,000     $ 17,000
      Addition (reduction) to allowance                     (1,100)       4,374
      Recoveries (write-offs) against allowance                100      (14,374)
      Balance transferred to Zenith [see Note 1(c)]         (6,000)           -
                                                         ---------     ---------
      Balance at end of year                              $      -     $  7,000
                                                         =========     =========

(18)  Concentration in a Single State

      Although the Company had expanded its operations into additional states, 75 percent and 70 percent of its premium revenues for 1998 and 1997, respectively, were derived from products and services offered to customers located in Florida. Accordingly, the Company previously could have been adversely affected by economic downturns, significant unemployment, and other conditions that could have occurred from time to time in Florida, which conditions may not have significantly affected its more geographically diversified competitors.


(19)  Commitments and Contingencies

      In August 1997, the Occupational Safety Association of Alabama Workers' Compensation Fund (the "Fund"), an Alabama self-insured workers' compensation fund, filed a breach of contract and fraud action against the Company and others. The Fund entered into a Loss Portfolio Transfer and Assumption Reinsurance Agreement effective September 1, 1996 with RNIC. Under the terms of the agreement, RNIC assumed 100 percent of the outstanding loss reserves (including incurred but not reported losses) as of September 1, 1996. Co-defendant Peter D. Norman ("Norman") was a principal and officer of IAA prior to its acquisition by RISCORP in September 1996. The complaint alleges that Norman and IAA breached certain fiduciary duties owed to the Fund in connection with the subject agreement and transfer. The complaint alleges that RISCORP has breached certain provisions of the agreement and owes the Fund monies under the terms of the agreement. The Fund claims, per a Loss Portfolio Evaluation dated February 26, 1998, that the Fund overpaid RNIC by $6 million in the subject transaction. The court has granted RNIC's Motion to Compel Arbitration per the terms and provisions of the agreement. On December 1, 1998, the trial court issued an order prohibiting the American Arbitration Association from administering the arbitration between RNIC and the Fund, and RNIC has appealed the trial court's ruling. The Alabama Supreme Court has stayed the current arbitration. Despite the Alabama Supreme Court's stay, the dispute between the Fund and RNIC is expected to be resolved through arbitration. The other defendants, including IAA, have appealed to the Supreme Court of Alabama the trial court's denial of their motions to compel arbitration. RNIC intends to vigorously defend the Fund's claim.

      In March 1998, RIC and RPC were added as defendants in a purported class action lawsuit filed in the United States District Court for the Southern District of Florida, styled Bristol Hotel Management Corporation, et. al., v. Aetna Casualty & Surety Company, a/k/a Aetna Group, et. al. Case No. 97-2240-CIV-MORENO. The plaintiffs purport to bring this action on behalf of themselves and a class consisting of all employers in the State of Florida who purchased or renewed retrospectively rated or adjusted workers' compensation policies in the voluntary market since 1985. The suit was originally filed on July 17, 1997 against approximately 174 workers' compensation insurers as defendants. The complaint was subsequently amended to add the RISCORP defendants. The amended complaint named a total of approximately 161 insurer defendants. The suit claims that the defendant insurance companies violated the Sherman Antitrust Act, the Racketeer Influenced and Corrupt Organizations Act ("RICO"), and the Florida Antitrust Act, committed breach of contract and civil conspiracy, and were unjustly enriched by unlawfully adding improper and illegal charges and fees onto retrospectively rated premiums and otherwise charging more for those policies than allowed by law. The suit seeks compensatory and punitive damages, treble damages under the Antitrust and RICO claims, and equitable relief. RIC and RPC moved to dismiss the amended complaint and have also filed certain motions to dismiss the amended complaint filed by various other defendants.

      In August 1998, the district court issued an order dismissing the entire suit against all defendants on one of the grounds identified in the various motions to dismiss filed by the defendants. The district court indicated that all other grounds and motions to dismiss that were pending at that time were mooted by the dismissal. In September 1998, the plaintiffs filed a Notice of Appeal. On February 9, 1999, the district court issued, sua sponte, an Order of Reconsideration in which the court indicated its desire to vacate the dismissal of the RICO claims and pendant state claims based on a recent decision of the United States Supreme Court. In June 1999, the Eleventh Circuit remanded the case to the district court, and the district court has assigned the case to a magistrate for handling pre-trial matters. At a status conference held in October 1999, the magistrate established deadlines for the filing of a motion for leave to amend the complaint, for supplemental briefing on pending motions, and set a hearing for March 7, 2000. Plaintiffs' counsel subsequently agreed to dismiss all claims against the Company without prejudice and filed a Second Amended Complaint that did not state claims against the Company. On February 25, 2000, the magistrate granted a consent motion with respect to the RISCORP defendants and ordered the dismissal of RIC and RPC without prejudice.

      In July 1999, a shareholder class action lawsuit was filed against RISCORP, two of its executive officers, and two former executive officers in the United States District Court for the Middle District of Florida styled Chap-Cap Partners, L.P. v. RISCORP, Inc., William D. Griffin, Frederick M. Dawson, Walter
E. Riehemann and Stephen C. Rece, Case No. 99-1585CIV-T-26. The plaintiff in this action purports to represent the class of shareholders who purchased shares of RISCORP's Class A Common Stock between November 19, 1997 and July 20, 1998. The complaint alleges, among other things, that the financial statements included in the periodic reports filed by RISCORP with the Securities and
Exchange Commission during the class period contain false and misleading statements of material fact and omissions, in violation of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended, and Rule 10b-5 promulgated thereunder. These allegations principally relate to the difference between the net book value of RISCORP as reflected on its published financial statements during the class period and the net book value of the assets transferred to Zenith as determined by the neutral auditors pursuant to the terms of the Asset Purchase Agreement. The complaint seeks certification of a class and award of unspecified compensatory damages. Defendants Dawson, Riehemann and Rece sought indemnification from RISCORP. On or about February 9, 2000, the plaintiff filed an amended complaint that purported to drop William D. Griffin as a party and substitute the Estate of Frederick M. Dawson for Frederick M. Dawson (deceased) as a party defendant. On March 31, 2000, the defendants filed a motion to dismiss the amended complaint. After service of the complaint, RISCORP promptly notified its D&O insurance carrier. The insurance carrier subsequently sent a letter to RISCORP denying coverage of this claim. RISCORP has disputed the insurance company's position, and has insisted on coverage. RISCORP and the indemnified defendants deny liability to the Plaintiff or to the putative class, and intend to defend this action vigorously.

      On or about February 15, 2000, an alleged shareholder of RISCORP filed a putative class action suit against the Company, its Directors, and its majority shareholder in the Circuit Court of the 12th Judicial Circuit, Sarasota County, Florida, styled Harris Blackman v. William D. Griffin, Seddon Goode, Jr., George
E. Greene III, Walter L. Revell, and RISCORP, Inc., Case No. 20002103 CA DIV-A. The suit contends that the pending transaction with Griffin Acquisition Corp. pursuant to which William D. Griffin, the majority shareholder of RISCORP, proposes to purchase the Class A shares of RISCORP held by the public shareholders is inadequately priced. The suit alleges that the defendants are liable for breach of fiduciary duty, and seeks to enjoin the transaction. RISCORP has filed a motion to dismiss, and has received no notice of any hearing on the plaintiff's claim for equitable relief. RISCORP denies the plaintiff's allegations and intends to defend the suit vigorously.

      On February 25, 2000, the State of Alabama, on behalf of D. David Parsons (as Acting Commissioner of Insurance of the State of Alabama), filed a lawsuit against RNIC styled State of Alabama v. RISCORP National Insurance Company, Civil Action No. CV-2000-569PR, Circuit Court of Montgomery County, Alabama. The complaint alleges that RNIC owes an additional $2.5 million in premium taxes for the 1996 tax year. RNIC entered into a Loss Portfolio Transfer Agreement dated August 26, 1996 and effective September 1, 1996 with the Occupational Safety Association of Alabama Workmen's Compensation Fund (the "Fund"). According to the complaint, pursuant to the terms of the agreement, RNIC assumed the workers' compensation risks that were in the Fund and became the insurer of those risks. The State claims that premium tax is due on the consideration received by RNIC for insuring those risks. The complaint seeks compensatory damages. RNIC intends to vigorously defend this suit.

      In April 1999, RISCORP received an invoice from Salomon Smith Barney seeking approximately $2 million for financial advisory services rendered in connection with the sale to Zenith. RISCORP disputes any liability for the payment of such fees and intends to vigorously defend any cause of action instituted by Salomon Smith Barney seeking payment.

      The Company, in the ordinary course of business, is party to various lawsuits. Based on information presently available, and in the light of legal and other defenses available to the Company, contingent liabilities arising from such threatened and pending litigation in the ordinary course of business are not presently considered by management to be material.

      Other than as noted herein, no provision had been made in the accompanying consolidated financial statements for the foregoing matters. Certain of the related legal expenses may be covered under directors and officers' insurance coverage maintained by the Company.


(20)  Restatement

       In April 2000, following a review of the contractual terms of the sale of business referred to in Note 1(c), the Company determined that the "loss on sale of net assets to Zenith" recorded in the second quarter of 1999 should be increased from $3,292,000 to $5,170,000. The increase in loss is attributable to the resolution of disputed ownership rights concerning certain securities held in trust at July 7, 1999. Consequently, all of the information presented in this consolidated financial statement and related notes has been restated to give effect to that determination.

       The effects of the restatement on the December 31, 1999 consolidated balance sheet and the 1999 consolidated statement of operations are as follows (in thousands, except per share data):


                                            Reported           As Restated
                                         ---------------     ---------------
Balance Sheet:
    Liabilities                            $     4,778         $      6,656
    Shareholders' equity                        90,298               88,420

Statement of Operations:
    Loss on sale of net assets to               (3,292)              (5,170)
Zenith
    Net loss                                    (7,048)              (8,296)

Basic loss - per share                    $      (0.19)        $      (0.24)
Diluted loss - per share                         (0.19)               (0.24)

                      SCHEDULE I - SUMMARY OF INVESTMENTS -
                    OTHER THAN INVESTMENTS IN RELATED PARTIES

                         RISCORP, INC. AND SUBSIDIARIES

                                DECEMBER 31, 1999
                                 (in thousands)




Type of Investment                                    Cost       Market Value


Available for sale:
     Fixed maturity securities:
        U.S. government obligations                  $  20,181       $  20,163
        Corporate obligations                           58,872          58,818
                                                     ---------       ---------
           Total available for sale                  $  79,053       $  78,981
                                                     =========       =========

Available for sale:
     Unrestricted                                    $  76,058       $  75,959
     Restricted                                          2,995           3,022
                                                     ----------      ---------
           Total                                     $  79,053       $  78,981
                                                     =========       =========




































See accompanying Auditors' Report.

           SCHEDULE II - CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                                 BALANCE SHEETS

                       RISCORP, INC. (Parent Company Only)
                                 (in thousands)


                                                                                               December 31
                                                                                    ------------------------------
                                                                                    1999 Restated        1998
                                                                                    -------------     -----------
                                     ASSETS

Investments at fair value (cost $65,355 and $4,635)                                 $    65,291       $    4,636
Cash and cash equivalents                                                                 3,800            1,140
Cash and cash equivalents - restricted                                                        -           10,000
Investment in wholly-owned subsidiaries                                                 142,405          148,357
Surplus note receivable from subsidiary                                                  13,000           13,000
Other assets                                                                              8,100           18,840
                                                                                    -----------       ----------

     Total assets                                                                   $   232,596       $  195,973
                                                                                    ===========       ==========

                      LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
  Accrued expenses and other liabilities                                            $    24,256       $   38,572
  Payable to affiliates                                                                 119,920           61,835
                                                                                    -----------       ----------
    Total liabilities                                                                   144,176          100,407
                                                                                    -----------       ----------

Shareholders' equity:
  Common stock                                                                              386              386
  Additional paid-in capital                                                            142,688          142,688
  Retained deficit                                                                      (54,606)         (45,680)
  Unearned compensation                                                                       -           (2,000)
  Treasury stock at cost                                                                     (1)              (1)
  Net unrealized gains (losses) on investments                                              (47)             173
                                                                                    -----------       ----------
   Total shareholders' equity                                                            88,420           95,566
                                                                                    -----------       ----------

      Total liabilities and shareholders' equity                                    $   232,596       $  195,973
                                                                                    ===========       ==========









See accompanying Auditors' Report.

           SCHEDULE II - CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                            STATEMENTS OF OPERATIONS

                       RISCORP, INC. (Parent Company Only)
                                 (in thousands)


                                                                                    Year Ended December 31
                                                                       -----------------------------------------------
                                                                          1999 Restated       1998            1997
                                                                         --------------    ----------      ----------
Revenues:
      Net investment income                                               $   4,483        $   2,681       $     517
      Dividend income                                                             -                -           3,446
      Other income                                                               27              146               -
                                                                          ---------        ---------       ---------
          Total revenue                                                       4,510           2,827            3,963
                                                                          ---------        ---------       ---------

Expenses:
      General and administrative expenses                                     5,030          10,871           16,421
      Interest expense                                                        1,316             641            1,800
      Depreciation and amortization                                             142             359              857
                                                                          ---------        ---------       ---------
          Total expenses                                                      6,488          11,871           19,078
                                                                          ---------        ---------       ---------

Income (loss) from operations                                                (1,978)         (9,044)         (15,115)

Loss on sale of net assets to Zenith                                         (5,170)        (47,747)               -
                                                                          ---------        ---------       ---------

Loss before equity in income or loss
  of subsidiaries and income taxes                                           (7,148)        (56,791)         (15,115)

Equity in income (loss) of subsidiaries                                      (4,195)        (20,322)          20,935
                                                                          ---------        ---------       ---------

Income (loss) before income taxes                                           (11,343)        (77,113)           5,820
Income tax benefit                                                           (2,417)         (6,238)          (1,466)
                                                                          ---------        ---------       ---------

      Net income (loss)                                                   $  (8,926)       $(70,875)       $   7,286
                                                                          =========        ========        =========


















See accompanying Auditors' Report.

           SCHEDULE II - CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                             STATEMENTS OF CASH FLOW

                       RISCORP, INC. (Parent Company Only)
                                 (in thousands)

                                                                                        Year Ended December 31
                                                                           -------------------------------------------------
                                                                             1999 Restated         1998            1997
                                                                           ---------------     -------------    ------------
Cash flows from operating activities:
   Net income (loss)                                                        $    (8,926)        $ (70,875)      $   7,286
   Adjustments to reconcile net income (loss) to net cash provided by operating activities:
      Equity in net loss (income) of subsidiaries                                 4,195            20,322         (18,344)
      Amortization of unearned compensation                                       2,000                 -               -
      Depreciation and amortization                                                 142               359             857
      Net amortization of discounts on investments                                   23                 -               -
      Net realized loss (gain) on sale of investments                                 -                 -              35
      Loss on sale of net assets to Zenith                                        5,170            47,747               -
      Issuance of RISCORP, Inc. stock                                                 -             4,740               -
      Decrease (increase) in other assets                                        10,716             4,166         (20,555)
      Increase (decrease) in total liabilities                                   (2,640)            3,751          26,934
      Other, net                                                                  1,468                 -               -
                                                                            -----------         ---------       ---------
          Net cash provided by (used in) operating activities                    12,148            10,210          (3,787)
                                                                            -----------         ---------       ---------

Cash flows from investing activities:
      Proceeds from sales and maturities of investments                         350,541            69,617           5,206
      Proceeds from the sale of equity securities                                     -                 -           1,548
      Net cash received from Zenith for sale of net assets                       46,431             9,345               -
      Cash due to Zenith                                                              -               388               -
      Purchase of fixed maturities--available for sale                         (416,460)          (73,252)              -
      Capital contributions to subsidiaries                                           -            (1,000)         (1,000)
      Purchase of property and equipment                                              -              (448)              -
                                                                            -----------         ---------       ---------
          Net cash provided by (used in) investing activities                    (19,488)            4,650           5,754
                                                                            -----------         ---------       ---------

Cash flows from financing activities:
      Purchase of treasury stock subject to put option                                -                 -          (2,100)
      Transfer of cash and cash equivalents to restricted balances               10,000           (12,568)              -
      Other, net                                                                      -                 -          (1,293)
                                                                            -----------         ---------       ---------
          Net cash provided by (used in) financing activities                    10,000           (12,568)         (3,393)
                                                                            -----------         ---------       ---------

Net increase (decrease) in cash and cash equivalents                              2,660             2,292          (1,426)
Cash and cash equivalents, beginning of year                                      1,140            (1,152)            274
                                                                             ==========         =========       =========
Cash and cash equivalents, end of year                                       $    3,800         $   1,140       $  (1,152)
                                                                             ==========         =========       =========

Supplemental  disclosures  of cash flow  information:
     Cash paid during the year for:
        Interest                                                             $    1,120         $     450       $   1,800
                                                                             ==========         =========       =========
      Income taxes                                                           $      173         $       -       $   6,556
                                                                             ==========         =========       =========



See accompanying Auditors' Report.

           SCHEDULE II - CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                    STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

                       RISCORP, INC. (Parent Company Only)
                                 (in thousands)


                                                                                        Year Ended December 31
                                                                           -------------------------------------------------
                                                                            1999 Restated          1998            1997
                                                                           ---------------     -------------    ------------

Net income (loss)                                                          $     (8,926)       $  (70,875)       $   7,286
                                                                           ------------        ----------        ---------

Other comprehensive income (loss), before income taxes:
    Unrealized gains (losses) on securities available for sale:
    Unrealized holding gains (losses) arising during year                          (339)              194           (2,392)
    Income tax expense (benefit) related to items of other
       comprehensive income (loss)                                                 (119)               68             (837)
                                                                           ------------        ----------        ---------
Other comprehensive income (loss), net of income taxes                             (220)              126           (1,555)
                                                                           ------------        ----------        ---------

Total comprehensive income (loss)                                          $     (9,146)       $  (70,749)       $   5,731
                                                                           ============        ==========        =========




























See accompanying Auditors' Report.

                            SCHEDULE IV - REINSURANCE

                         RISCORP, INC. AND SUBSIDIARIES
                                 (in thousands)



                                                                   Premiums Earned
                             --------------------------------------------------------------------------------------------

                                                    Ceded to           Assumed                           Percentage
Year Ended                         Gross              Other          from Other             Net           of Amount
December 31                       Amount            Companies         Companies           Amount       Assumed to Net
------------                      ------            ---------         -----------         ------       --------------


1999                           $        -          $        -     $         -          $        -                 -
                               ==========          ==========     ===========          ==========            ======


1998                           $   48,416*         $   22,676*    $        79*         $   25,819*                -*
                               ==========          ==========     ===========          ==========            ======


1997                           $ 328,191           $ 167,274      $    18,812          $  179,729              10%
                               ==========          ==========     ===========          ==========            ======





* These amounts represent the first three months of 1998.




































See accompanying Auditors' Report.

                     SCHEDULE VI - SUPPLEMENTAL INFORMATION

                         RISCORP, INC. AND SUBSIDIARIES
                                 (in thousands)

                                 December 31
------------------------------------------------------------------------------
                                 Reserves for      Discount,
                  Deferred       Unpaid Losses      if any,
                   Policy          and Loss         deducted
                Acquisition       Adjustment      in Previous      Unearned
    Year           Costs           Expenses          Column        Premiums

--------------  -------------   ----------------  -------------  -------------

    1999         $      -          $       -          $ -         $      -

    1998         $      -          $       -          $ -         $      -

    1997         $ (2,053)         $ 437,038          $ -         $  56,324


                SCHEDULE VI - SUPPLEMENTAL INFORMATION, CONTINUED

                         RISCORP, INC. AND SUBSIDIARIES
                                 (in thousands)

                             Year Ended December 31
--------------------------------------------------------------------------------------------------------------
                                                   Losses and Loss            Amortization          Net
                                                 Adjustment Expenses          of Deferred       Paid Losses
                     Net            Net           Incurred Related to:           Policy          and Loss            Net
                   Earned        Investment     Current            Prior       Acquisition       Adjustment        Premiums
    Year          Premiums         Income          Year            Years          Costs           Expenses          Written
 ---------       ---------       ----------     -------------------------      ------------     ------------       ---------

    1999         $       -       $   5,473     $       -       $       -        $      -        $       -         $       -

    1998         $  25,819*      $   7,103     $  14,860*      $  11,717*       $  3,681*       $  28,501*        $  20,209*

    1997         $ 179,729       $  16,447     $ 125,764       $  (2,401)       $ 49,221        $ 120,285         $ 157,495


* These amounts represent the first three months of 1998.
















See accompanying Auditors' Report.